As filed with the Securities and Exchange Commission on December 23, 2003.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Zimmer Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3842	13-4151777
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

345 East Main Street Warsaw, Indiana 46580 (574) 267-6131 (Address and telephone number of Registrant’s principal executive offices)	DAVID C. DVORAK Zimmer Holdings, Inc. 345 East Main Street Warsaw, Indiana 46580 (574) 267-6131 (Name, address and telephone number of agent for service)

Copies to:

DAVID C. WORRELL Baker & Daniels 300 North Meridian Street, Suite 2700 Indianapolis, Indiana 46204 (317) 237-1110	JOHN KANDRAVY Drinker Biddle & Reath LLP 500 Campus Drive Florham Park, New Jersey 07932 (973) 549-7150

     Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described in the enclosed prospectus.

     If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box:    ☑

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered(1)	Per Share	Offering Price(2)	Fee(2)

Common Stock, par value $.01 per share, including related rights to purchase Series A junior participating preferred stock	3,300,000	N/A	$4,938,000	$400.00

(1)	Represents the maximum number of shares of common stock of Zimmer Holdings, Inc. estimated to be issuable (a) in exchange for shares of stock of Implex Corp. in connection with the merger of a Zimmer subsidiary with and into Implex and (b) pursuant to possible contingent payments to be made by Zimmer based on the performance of Implex following the merger. This amount also includes additional shares of Zimmer common stock that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction involving the Zimmer or Implex common stock under Rule 416 of the Securities Act.

(2)	Calculated pursuant to Rule 457(f)(2) of the Securities Act based on the book value of the Implex stock as of September 30, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

FORWARD-LOOKING INFORMATION
QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION
SUMMARY
The Companies (page )
The Merger (page )
The Merger Consideration (page )
Earn-Out Payments (page )
Treatment of Options and Warrants to Purchase Implex Stock (page )
Stockholder Rights (page )
The Special Meeting (page )
The Record Date (page )
Required Vote for the Merger (page )
Required Vote for Proposal to Elect Merger Consideration (page )
The Implex Board Unanimously Recommends That You Approve the Merger, the Merger Agreement, and the Other Related Matters Contemplated in Connection with the Merger (page )
Conditions to the Merger (page )
Indemnification of Zimmer (page )
Escrow Account (page )
Expenses Related to the Merger (page )
Termination of the Merger Agreement (page )
Termination Fee; Restructuring (page )
Zimmer Common Stock Is Freely Transferable by Non-Affiliates (page )
Material Federal Income Tax Consequences (page )
Dissenters’ Rights (page )
Implex’s Reasons for the Merger (page )
Opinion of Implex Financial Advisor (page )
Zimmer’s Reasons for the Merger (page )
The Support Agreements (page )
Accounting Treatment (page )
Regulatory Approvals (page )
Interests of Certain Persons in the Merger (page )
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZIMMER
SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
MARKET PRICE AND DIVIDEND INFORMATION
COMPARATIVE PER SHARE DATA
RISK FACTORS
THE IMPLEX SPECIAL MEETING AND PROXY SOLICITATION
Date, Time and Place
Matters to be Considered at the Special Meeting
Board of Directors Recommendation
Record Date
Quorum
Shareholders Entitled to Vote
Vote Required
Support Agreements
Proxies; Voting
Revocability of Proxies
Solicitation of Proxies and Expenses
Dissenters’ Rights
THE MERGER
Background of the Merger
Implex Reasons for the Merger; Recommendation of the Implex Board of Directors
Opinion of Implex Financial Advisor
Zimmer’s Reasons for the Merger
Interests of Certain Persons in the Merger
Management After the Merger
Material Federal Income Tax Consequences
Accounting Treatment
Regulatory Approvals
Certain Securities Laws Considerations
Relationships Between Zimmer and Implex
Stock Ownership Following the Merger
TERMS OF THE MERGER AGREEMENT
General
The Completion of the Merger
Manner and Basis of Converting Shares in the Merger
Cash Value and Exchange Ratio
Earn-Out Payments
Controlling Shareholders
Treatment of Options and Warrants
Representations and Warranties
Special Meeting
Additional Covenants of the Parties
Acquisition Proposals
Conditions to the Merger
Indemnification
Termination
Effect of Termination
Amendment and Waiver
Fees and Expenses
PROPOSAL TO ELECT MERGER CONSIDERATION
General
Rights of Holders of Series A Preferred Stock
Rights of Holders of Series B Preferred Stock
OTHER AGREEMENTS
Support Agreements
Escrow Agreement
Transfer Agent and Registrar
THE COMPANIES
Zimmer Holdings, Inc.
Implex Corp.
Bedrock Merger Corp.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
COMPARISON OF ZIMMER STOCKHOLDER AND IMPLEX SHAREHOLDER RIGHTS
Size of Board of Directors
Classification of the Board of Directors
Nomination of Directors
General Voting Rights
Cumulative Voting
Removal of Directors
Vacancies on the Board of Directors
Interested Director Transactions
Indemnification of Officers and Directors
Limitation of Liability of Directors
Right to Call Special Meetings
Action by Consent of Shareholders
Amendments to Charter Documents
Amendments to Bylaws
Mergers, Acquisitions and Certain Other Transactions
Statutory Protection Against Takeovers
Dissenters’ Rights
Dividends
Preemptive Rights
Rights Plans
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
SIGNATURES
EXHIBIT INDEX
Consent of PricewaterhouseCoopers LLP
Consent of PricewaterhouseCoopers AG
Consent of Morgan Stanley & Co. Incorporated
Form of Proxy

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2003

PROSPECTUS OF ZIMMER HOLDINGS, INC.	PROXY STATEMENT OF IMPLEX CORP.

Dear Shareholders:

      We are pleased to report that the boards of directors of Implex Corp. and Zimmer Holdings, Inc. have unanimously approved a merger agreement which provides for the merger of a Zimmer subsidiary into Implex. As a result of the proposed merger, Implex will become a wholly-owned subsidiary of Zimmer. If we complete the proposed merger, you will become a stockholder of Zimmer and your shares of Implex stock will be converted into the right to receive shares of Zimmer common stock and the other consideration provided for in the merger agreement.

      After careful consideration, the Implex board of directors unanimously approved and adopted the merger agreement, the merger and the other related matters contemplated in connection with the merger. The Implex board of directors determined that the merger is in the best interests of Implex shareholders and unanimously recommends that you vote “FOR” the merger, the merger agreement and the other related matters.

      The proposed merger is more fully described in the accompanying prospectus/proxy statement. If the merger were completed on                     , 2004, and based on certain assumptions and estimates, Implex shareholders would own approximately      % of Zimmer’s outstanding common stock immediately after the proposed merger. Zimmer’s common stock is listed on the New York Stock Exchange under the trading symbol ZMH. On                     , 2004, the last sale price of shares of Zimmer’s common stock on the New York Stock Exchange was $           per share.

      We are asking Implex shareholders to approve the merger, the merger agreement and the other related matters contemplated in connection with the merger at a special meeting to be held on                     , 2004, at Implex’s headquarters, located at 80 Commerce Drive, Allendale, New Jersey 07041. You may vote on the proposal at the special meeting either in person or by using the enclosed proxy card. Your vote is very important. We cannot complete the proposed transaction unless holders of greater than fifty percent (50%) of the outstanding shares of (1) Implex common stock, Series A preferred stock and Series B preferred stock, voting together as one class, and (2) the Series B preferred stock, voting separately, vote to approve the merger, the merger agreement and the other related matters contemplated in connection with the merger. We are also asking the holders of Implex Series A preferred stock and Series B preferred stock to elect to receive in the merger the same form of merger consideration as the holders of common stock. It is a condition to the obligations of Zimmer to complete the merger that holders of at least 80% of the Series A preferred stock outstanding and the holders of 100% of the Series B preferred stock outstanding, each voting separately as a class, elect to receive the merger consideration. We appreciate your consideration of these matters.

       We encourage you to read this prospectus/proxy statement carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page 19 before completing your proxy card.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Zimmer securities to be issued in the merger or passed upon the adequacy or accuracy of this prospectus/proxy statement. Any representation to the contrary is a criminal offense.

      Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at the special meeting. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible and, in any event, no later than                     , 2004 in the enclosed postage-prepaid envelope.

Sincerely,

ALEX KHOWAYLO
President of Implex Corp.

This prospectus/proxy statement is dated                     , 2004, and

is first being mailed on or about                     , 2004.

IMPLEX CORP.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

       The special meeting of shareholders of Implex Corp. will be held at Implex’s headquarters, located at 80 Commerce Drive, Allendale, New Jersey 07041, on                     , 2004, at                      a.m., local time, for the following purposes:

1. To consider, vote upon and approve the Agreement and Plan of Merger by and among Zimmer Holdings, Inc., a Delaware corporation, Bedrock Merger Corp., a New Jersey corporation and a wholly-owned subsidiary of Zimmer, and Implex Corp., a New Jersey corporation, dated as of November 21, 2003, and the other related matters contemplated in connection with the merger pursuant to which Implex will become a wholly-owned subsidiary of Zimmer;

2. For the holders of Series A preferred stock and Series B preferred stock to consider, vote upon and approve a proposal to elect to receive in the merger the same form of merger consideration as the holders of common stock; and

3. To transact such other business, vote upon and approve such other matters which may properly come before the special meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the prospectus/proxy statement that accompanies this notice.

      Implex’s board of directors has fixed the close of business on                     , 2004 as the record date for the determination of shareholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof.

      All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. Even if you have returned your proxy, you may still vote in person if you attend the meeting.

      Only shareholders of record as of the close of business on                     , 2004 will be entitled to vote at the special meeting and any adjournment thereof. As of that time, there were                      shares of Implex’s common stock,                      shares of Series A preferred stock and                      shares of Series B preferred stock, outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the special meeting. Each shareholder of record as of that date is entitled to one vote for each share of stock held by such shareholder. Implex’s bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against and abstentions will each be counted as present for purposes of determining the presence of a quorum.

By Order of the Board of Directors
of Implex Corp.

ALEX KHOWAYLO
President

Allendale, New Jersey

                    , 2004

HOW TO OBTAIN ADDITIONAL INFORMATION

      This prospectus/proxy statement incorporates important business and financial information about Zimmer from other documents filed with the Securities and Exchange Commission, referred to as the SEC, that are not included in or delivered with this prospectus/proxy statement. For a list of the documents that Zimmer has filed with the SEC and that have been incorporated into this prospectus/proxy statement, please see the section captioned “WHERE YOU CAN FIND MORE INFORMATION.” These documents are available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this prospectus/proxy statement by requesting them in writing or by telephone at the address and telephone below:

Investor Relations

Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
Telephone: (574) 372-4790
Facsimile: (574) 372-4988

      To obtain documents in time for the special meeting, your request must be received by                     , 2004.

IMPORTANT NOTE

      In deciding how to vote on the matters described in this prospectus/proxy statement, you should rely only on the information contained or incorporated by reference in this prospectus/proxy statement. Neither Zimmer nor Implex have authorized any person to provide you with any information that is different from what is contained in this prospectus/proxy statement.

      The information contained in this prospectus/proxy statement speaks only as of the date indicated on the cover of this prospectus/proxy statement unless the information specifically indicates that another date applies.

      In addition, if you have any questions about the matters described in this prospectus/proxy statement, you may contact:

Implex Corp.

80 Commerce Drive
Allendale, New Jersey 07401
Attention: Alex Khowaylo
Telephone: (201) 818-1800
Facsimile: (201) 818-9430

Page

FORWARD-LOOKING INFORMATION	iv
QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION	1
SUMMARY	5
The Companies	5
The Merger	6
The Merger Consideration	6
Earn-Out Payments	7
Treatment of Option and Warrants to Purchase Implex Stock	7
Stockholder Rights	7
The Special Meeting	7
The Record Date	7
Required Vote for the Merger	7
Required Vote For Proposal to Elect Merger Consideration	8
The Implex Board Unanimously Recommends That You Approve the Merger, the Merger Agreement, and the Other Related Matters Contemplated in Connection with the Merger	8
Conditions to the Merger	8
Indemnification of Zimmer	9
Escrow Account	9
Expenses Related to the Merger	9
Termination of the Merger Agreement	10
Termination Fee; Restructuring	10
Zimmer Common Stock Is Freely Transferable by Non-Affiliates	10
Material Federal Income Tax Consequences	10
Dissenters’ Rights	11
Implex’s Reasons for the Merger	11
Opinion of Implex Financial Advisor	11
Zimmer’s Reasons For the Merger	12
The Support Agreements	12
Accounting Treatment	12
Regulatory Approvals	12
Interests of Certain Persons in the Merger	13
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZIMMER	14
SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	16
MARKET PRICE AND DIVIDEND INFORMATION	18
COMPARATIVE PER SHARE DATA	19
RISK FACTORS	20

ii

iii

FORWARD-LOOKING INFORMATION

      Certain of the information relating to Zimmer and Implex contained or incorporated by reference into this prospectus/ proxy statement is forward-looking in nature. All statements included or incorporated by reference into this prospectus/ proxy statement, other than statements of historical fact regarding Zimmer or Implex, are forward-looking statements. Examples of forward-looking statements include statements regarding Zimmer’s or Implex’s future financial results, operating results, business strategies, projected costs, products and competitive positions, and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “intends,” “should,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the section entitled “RISK FACTORS.” These and many other factors could affect the future financial and operating results of Zimmer or Implex and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Zimmer or Implex. The forward-looking events discussed in this prospectus/ proxy statement may not occur. All forward-looking statements speak only as of the date of this prospectus/ proxy statement. Neither Zimmer nor Implex undertakes any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

iv

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:	What are Zimmer and Implex proposing?

A:	Zimmer and Implex have entered into a merger agreement, pursuant to which Implex will become a wholly-owned subsidiary of Zimmer if the merger is approved by the Implex shareholders and other conditions are satisfied.

Q:	Does the board of directors of Implex recommend voting in favor of the merger?

A:	Yes. After careful consideration, Implex’s board of directors unanimously recommended that its shareholders vote in favor of the merger, the merger agreement, and the other related matters contemplated in connection with the merger.

Q:	Who is entitled to vote?

A:	Holders of Implex common stock, Series A preferred stock and Series B preferred stock as of the close of business on the record date, , 2004, will be entitled to vote on the proposal to approve the merger. Holders of Series A preferred stock and Series B preferred stock on the record date will be entitled to vote on the proposal to elect to receive in the merger the same form of merger consideration as the holders of common stock. As of the record date, there were shares of Implex common stock outstanding, shares of Series A preferred stock outstanding and shares of Series B preferred stock outstanding and entitled to vote.

Q:	What is the vote required by the Implex shareholders in order to approve the merger?

A:	The affirmative vote of a majority of the outstanding shares of Implex common stock, Series A preferred stock and Series B preferred stock, voting together as one class, and the affirmative vote of a majority of the outstanding Series B preferred stock, voting separately, is required to approve and adopt the merger, the merger agreement, and the other related matters. In addition, the proposal for the holders of Series A preferred stock and Series B preferred stock to elect to receive in the merger the same form of merger consideration as the holders of common stock must be approved by the affirmative vote of the holders of at least 80% of the Series A preferred stock outstanding and the holders of 100% of the Series B preferred stock outstanding, each voting separately as a class. The approval of this proposal is a condition to Zimmer’s obligations to complete the merger. Certain shareholders of Implex, who collectively hold % of the Implex common stock, % of Series A preferred stock and % of Series B preferred stock and % of all the Implex stock taken together as one class, have entered into support agreements with Zimmer to vote in favor of the merger, the merger agreement, and the other related matters.

Q:	What will I receive in exchange for my shares of Implex stock?

A:	In exchange for your shares of Implex stock, you will receive shares of Zimmer common stock, equal to 90% of the final cash value, and your portion of a cash escrow account, equal to 10% of the final cash value, if it is released to the Implex shareholders. The number of shares of Zimmer common stock that you will receive will be determined by multiplying the number of shares of Implex capital stock you own by an exchange ratio. The exchange ratio will equal the total number of shares of Zimmer common stock issuable to the Implex shareholders in the merger, divided by the number of outstanding shares of Implex capital stock and, as determined in accordance with the merger agreement, the number of shares of Implex stock that would have been issuable to holders of Implex options and warrants to acquire shares of Implex stock who executed termination agreements before the merger becomes effective. The number of shares of Zimmer common stock issuable in the merger will be determined by dividing 90% of the final cash value of the initial consideration to be paid in connection with the merger by the average closing sales price for Zimmer common stock, as reported on the New York Stock Exchange Composite Tape, for the 20 trading-day period ending on the last trading day before the closing date of the merger. The final cash value of the initial consideration payable in connection with the merger will be equal to $107,825,000, less adjustments provided for in the merger agreement. As of , 2004, the record date, the exchange ratio would have been . This calculation was based on shares of Implex stock outstanding or issuable under outstanding options and warrants as of that date and the average closing sales price of Zimmer common stock for the preceding twenty (20) days of $ . For a complete description of the exchange ratio, see “TERMS OF THE MERGER AGREEMENT — Cash Value and Exchange Ratio.”

Zimmer will not issue any fractional shares of common stock in connection with the merger. Implex shareholders will instead receive cash for any fractional shares otherwise issuable to them.

The shareholders of Implex will also be eligible to receive additional shares of Zimmer common stock as earn-out payments if certain performance targets for the sale of specific Implex products are satisfied through 2006. For a more detailed discussion of the earn-out, please see “TERMS OF THE MERGER AGREEMENT — Earn-Out Payments.”

Q:	How can I find out the final exchange ratio?

A:	The written instructions that are sent to you by the exchange agent on how to exchange your stock certificates will indicate the final exchange ratio. We will also notify you by issuing a press release announcing the final exchange ratio and filing that press release with the SEC.

Q:	Is Zimmer holding back in an escrow account any of the merger consideration payable to Implex shareholders?

A:	Yes. Of the consideration to be paid by Zimmer as of the date the merger is effective (which excludes any shares issuable in connection with subsequent earn-out payments, if any), Zimmer will deliver to the escrow agent cash in an amount equal to ten percent (10%) of the final cash value of the initial consideration to be paid in connection with the merger as determined pursuant to the merger agreement.

Q:	What is the purpose of the escrow account?

A:	This cash will serve as security for the indemnification rights of Zimmer under the merger agreement. If Zimmer is entitled to indemnification under the merger agreement, Zimmer will be entitled to assert claims against the cash deposited in the escrow account.

Q:	When will Implex shareholders receive the cash held in the escrow account?

A:	The cash deposited in the escrow account will be held in escrow until eighteen (18) months following the closing date of the merger, except that the escrow agent will retain sufficient cash in the escrow account to cover any claims that remain unresolved as of such expiration date until the final resolution of the unresolved claims made against the escrow account. After the deduction of any amounts owed to Zimmer for indemnification claims or any other deductions permitted pursuant to the merger agreement, any remaining cash will be distributed pro rata to the Implex shareholders.

Q:	What are the earn-out payments?

A:	The earn-out payments are additional payments which you will be entitled to receive if, and only if, certain performance targets with respect to the sale of specific Implex products have been satisfied. The specific products and performance targets are set forth on Exhibit A to the merger agreement which is attached as Annex A to this prospectus/ proxy statement. In the event the performance targets are satisfied, you will receive additional Zimmer common stock (or cash in certain limited circumstances) equal to your pro rata share of all the Implex stock outstanding or issuable as of the effective time of the merger. The number of shares of Zimmer common stock available for payment of any earn-out payment will be determined by dividing the cash value of the earn-out payment by the then current value of Zimmer common stock. The value of the Zimmer common stock will be the average of the closing sales prices of Zimmer common stock as reported on the New York Stock Exchange Composite Tape for the twenty (20) trading days ending on the trading day before the date the earn-out payment is made. Zimmer will not pay any fractional shares of common stock in connection with any earn-out payment. Implex shareholders will instead receive cash for any fractional shares otherwise issuable to them. The earn-out payments are subject to reduction for indemnification claims and other fees and expenses, if any, under the merger agreement.

Q:	When will earn-out payments be made to Implex shareholders?

A:	The performance targets for each of the products are measured over a predetermined amount of time which is the earn-out period for that particular earn-out payment. The start and finish dates of the earn-out periods vary for each product and expire at various times between December 31, 2003 and September 30, 2006. If the performance target has been achieved, the earn-out payment will be paid to Implex shareholders within ninety (90) days after the last date of the applicable earn-out period.

Q:	Who will represent the interests of Implex shareholders with respect to the escrow account, earn-out payments and other matters after the effective time of the merger?

A:	Pursuant to the merger agreement, certain shareholders of Implex, referred to as the controlling shareholders, will be appointed and authorized to make all decisions and to take all actions for and on behalf of all the Implex shareholders with respect to their rights and obligations under the merger agreement, including, without limitation, the earn-out payments, claims upon the escrow account and indemnification rights. All decisions made and actions taken by the controlling shareholders will be binding on all of the Implex shareholders. Any costs or expenses incurred by the controlling shareholders in discharging their obligations on behalf of the Implex shareholders will be reimbursed from any earn-out payments or distributions from the escrow account owed to Implex shareholders pursuant to the merger agreement. To the extent those payments and distributions are insufficient to fully reimburse the controlling shareholders, the Implex shareholders will be required to contribute to the payment of any unpaid expenses in proportion to their proportional share of the initial consideration (including the amount of escrowed funds) payable upon the effective time of the merger (which excludes any subsequent earn-out payments, if any).

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “RISK FACTORS.”

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this prospectus/proxy statement, please fill out, date and sign your proxy card. Then, mail your signed proxy card in the enclosed postage-prepaid envelope as soon as possible so that your shares may be represented at the special meeting. If you do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR approval of the merger, the merger agreement, and the other related matters contemplated in connection with the merger, and, as to holders of Series A preferred stock and Series B preferred stock, voted FOR the proposal to elect to receive in the merger the same form of merger consideration as the holders of common stock.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card bearing a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to the attention of David S. Washburn, the corporate secretary of Implex. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q:	What are the tax consequences to me of the merger?

A:	Implex shareholders should generally not recognize any gain or loss upon the receipt of the Zimmer common stock in the merger, except with respect to cash received instead of fractional shares and the portion of the shares of Zimmer common stock which is attributable to imputed interest on any earn-out payments. Implex shareholders may also recognize imputed interest and gain on any cash distributed from the escrow account. Please read carefully the discussion in “THE MERGER — Material Federal Income Tax Consequences.”

Q:	Should I send in my stock certificates now?

A:	No. The Bank of New York, as exchange agent for this transaction, will send you written instructions on how to exchange your stock certificates as soon as practicable upon completion of the merger.

Q:	If I hold options and warrants convertible into Implex stock, how will those securities be treated?

A:	Pursuant to the terms of the merger agreement, Zimmer is not required to close the merger unless all outstanding options and warrants convertible into Implex stock have been exercised or terminated. Until the completion of the merger, you may elect to exercise any of your Implex options and warrants, in whole or in part, whether vested or unvested, for cash or through a cashless exercise by entering into a termination agreement. To the extent you elect to exercise your options and warrants by cash payment, you will receive Implex stock which, assuming the merger is completed, will be exchanged for the right to receive Zimmer common stock and any cash remaining in the escrow account. If you elect to enter into a termination agreement with Implex prior to the closing of the merger, you will have the right to receive Zimmer common stock for each of your options and warrants at the same exchange ratio offered in the merger, less that number of shares of Zimmer common stock equal to the value of the aggregate exercise price for such options and warrants. All options and warrants will terminate if not exercised before or at closing. Please read carefully the discussion in “TERMS OF THE MERGER AGREEMENT — Treatment of Options and Warrants.”

Q:	Am I entitled to exercise any dissenters’ or appraisal rights in connection with the merger?

A:	Under New Jersey law, Implex shareholders are not entitled to dissenters’ rights in connection with the merger.

Q:	How do the rights of Zimmer stockholders compare to those of Implex shareholders?

A:	The rights of Zimmer stockholders are governed by Delaware law and by Zimmer’s certificate of incorporation and by-laws, while the rights of Implex shareholders are governed by New Jersey law and Implex’s certificate of incorporation and bylaws. For a summary of significant differences between the rights of Zimmer stockholders and Implex shareholders, see “COMPARISON OF ZIMMER STOCKHOLDER AND IMPLEX SHAREHOLDER RIGHTS.”

Q:	When do you expect the merger to be completed?

A:	Assuming that Implex and Zimmer satisfy or waive all of the other conditions to closing contained in the merger agreement, the merger will occur promptly after the date on which the last of the conditions to closing has been satisfied or waived. Zimmer and Implex currently expect to complete the merger during the first quarter of 2004.

Q:	Where can I find more information about Zimmer and Implex?

A:	You can find more information about Zimmer and Implex as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION.”

Q:	Whom should I contact if I have questions about the merger?

A:	If you have questions about the merger, you should contact:

IMPLEX CORP.

80 Commerce Drive
Allendale, New Jersey 07041
Attention: Alex Khowaylo
Phone Number: (201) 818-1800
E-mail: alex.khowaylo@implex.com

SUMMARY

      This summary highlights selected information from this prospectus/ proxy statement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you or that are incorporated by reference herein in order to understand fully the merger. See “WHERE YOU CAN FIND MORE INFORMATION.” The merger agreement is attached as Annex A to this prospectus/ proxy statement. Zimmer and Implex encourage you to read the merger agreement as it is the legal document that governs the merger. Page references are included in the parentheses below to direct you to a more detailed description in this prospectus/proxy statement of the topics presented in this summary.

      All references in this document to Zimmer’s common stock include the associated preferred share purchase rights.

The Companies (page      )

Zimmer Holdings, Inc. Zimmer Holdings, Inc. 345 East Main Street Warsaw, Indiana 46580 Telephone: (574) 267-6131

      Zimmer Holdings, Inc., based in Warsaw, Indiana, is a global leader in the design, development, manufacture and marketing of reconstructive orthopaedic implants and trauma products. Orthopaedic reconstruction implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows. Trauma products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body’s natural healing process. Zimmer also manufactures and markets other products related to orthopaedic surgery. For the year 2002, Zimmer recorded worldwide revenues of approximately US$1.4 billion. Zimmer was founded in 1927 and presently has more than 6,500 employees worldwide.

      Recent Developments. On October 2, 2003, Zimmer completed its exchange offers for Centerpulse AG, a leading orthopaedic medical device company based in Switzerland that services the reconstructive joint, spine and dental implant markets, and InCentive Capital AG, an investment company that beneficially owned approximately 18.3% of Centerpulse. As a result of these exchange offers, Zimmer owns 98.7% of Centerpulse and 99.9% of InCentive Capital and is currently in the process of acquiring all of the remaining outstanding shares of Centerpulse and InCentive Capital.

      The Zimmer-Centerpulse combination creates the worldwide #1 pure-play orthopaedics company with combined 2002 sales of over $2 billion, more than 100,000 products in the reconstructive, trauma, spine, dental and orthopaedic surgical categories, a 2,000 member sales force, more than 1,000 patents and more than one million square feet of manufacturing capacity. The combined company expects to generate approximately twenty-five percent (25%) of its sales in Europe, more than double the volume of Zimmer as a stand-alone company.

Implex Corp. Implex Corp. 80 Commerce Drive Allendale, New Jersey 07041

      Implex Corp., of Allendale, New Jersey, is a privately held company founded in 1991 with a focus on bringing on a new technology, Hedrocel® biomaterial, to address clinical issues. Hedrocel® biomaterial (marketed by Zimmer as Trabecular MetalTM) is an open cell, tantalum metal structure that approximates the appearance of human cancellous bone. The ability of the biomaterial to be readily formed or machined allows it to be incorporated in a wide variety of implant designs. Because of its highly porous structure and material properties, bone can grow into Hedrocel®, forming a strong bond and potentially eliminating one of the pathways for particulate wear debris in the joint. Because Hedrocel® also can be manufactured to closely mimic the flexibility of natural bone, the bone loss that can occur with stiffer implants through a process known as “stress shielding” may be minimized. Implex designs and manufactures reconstructive, spine and sports medicine orthopaedic implants.

Bedrock Merger Corp. c/o Zimmer Holdings, Inc. 345 East Main Street Warsaw, Indiana 46580 Telephone: (574) 267-6131

      Bedrock Merger Corp. is a wholly-owned subsidiary of Zimmer and was incorporated on October 14, 2003 in the State of New Jersey. Bedrock Merger Corp. has not engaged in any operations and exists solely to effect and otherwise facilitate the merger. Therefore, although Bedrock Merger Corp. will be a party to the merger, when we discuss the transaction in this prospectus/proxy statement, we generally refer only to Zimmer.

The Merger (page      )

      Zimmer and Implex are proposing a business combination transaction in which Bedrock Merger Corp. will merge with and into Implex, with Implex as the surviving corporation. As a result of the merger, Implex will become a wholly-owned subsidiary of Zimmer and Implex shareholders will become common stockholders of Zimmer.

The Merger Consideration (page      )

      Under the terms of the merger agreement, upon the effective time of the merger, each outstanding share of Implex stock will be converted into the right to receive the fraction of a share of Zimmer common stock equal to the total number of shares of Zimmer common stock issuable to the Implex shareholders in the merger, divided by the number of outstanding shares of Implex stock and, as determined in accordance with the merger agreement, the number of shares of Implex stock that would have been issuable to holders of Implex options and warrants to acquire shares of Implex stock who executed termination agreements before the effective time of the merger. The number of shares of Zimmer common stock issuable in the merger will be determined by dividing 90% of the final cash value of the initial consideration to be paid in connection with the merger by the average closing sales price for Zimmer common stock, as reported on the New York Stock Exchange Composite Tape, for the 20 trading-day period ending on the last trading day before the closing date of the merger. The final cash value of the initial consideration payable in connection with the merger will be equal to $107,825,000, less adjustments provided for in the merger agreement.

      Immediately after the merger becomes effective, the former holders of Implex stock will hold in the aggregate approximately      % of the shares of Zimmer common stock to be outstanding immediately after the consummation of the merger (calculated on the basis of                      shares of Zimmer common stock outstanding as of                     , 2004 and assuming the issuance of an aggregate of                      shares of Zimmer common stock to the Implex shareholders upon the effective time of the merger (which excludes any shares issuable in connection with subsequent earn-out payments, if any)).

      No fractional shares will be issued in the merger. Implex shareholders that otherwise would receive fractional shares will instead receive cash in an amount equal to the fractional shares they otherwise would have received.

      The shareholders of Implex may also be eligible to receive (1) any cash remaining in the escrow account upon termination of the escrow period and (2) Zimmer common stock (except cash in certain limited circumstances) as earn-out payments pursuant to the merger agreement if certain performance targets for the sale of specific Implex products are satisfied through 2006. The escrow account and earn-out payments are subject to reduction for indemnification claims made by Zimmer, costs and expenses of the controlling shareholders and other expenses specified in the merger agreement.

Earn-Out Payments (page      )

      In the event that certain performance targets are satisfied with respect to the sale of specific Implex products through 2006, the Implex shareholders will be entitled to receive additional shares of Zimmer common stock (except cash in certain limited circumstances) pursuant to the merger agreement. The specific products and performance targets are set forth on Exhibit A to the merger agreement which is attached as Annex A to this prospectus/ proxy statement. The aggregate amount of Zimmer common stock available for payment of any earn-out payment will be determined by dividing the cash value of the earn-out payment by the average closing price for Zimmer common stock over the 20-day trading period ending on the last day prior to the earn-out payment date. The amount of any earn-out payment is subject to reduction for indemnification claims made by Zimmer, costs and expenses of the controlling shareholders and certain other expenses specified in the merger agreement.

      The initial determination of whether a performance target has been achieved and the amount of any earn-out payment will be made by Zimmer. The controlling shareholders will have the ability to object to Zimmer’s determinations on behalf of the Implex shareholders. Zimmer has made certain agreements and covenants with respect to the promotion and development of the Implex products subject to potential earn-out payments.

Treatment of Options and Warrants to Purchase Implex Stock (page      )

      Prior to the closing of the merger, Implex intends to arrange for the exercise of all outstanding options and warrants convertible into Implex stock, whether vested or unvested, by all holders who desire to exercise Implex options and warrants. Holders of options and warrants may exercise their options and warrants, in whole or in part, by cash payment or through a cashless exercise by entering into a termination agreement. It is a condition to Zimmer’s obligations to close the merger, that all options and warrants must be exercised or terminated by closing. All options and warrants will terminate if not exercised before or at closing.

Stockholder Rights (page      )

      Currently, your rights as an Implex shareholder are governed by New Jersey law and Implex’s certificate of incorporation and bylaws. However, Zimmer stockholder rights are governed by Delaware law and Zimmer’s certificate of incorporation and by-laws. After the merger, you will become a Zimmer stockholder and your rights will be governed by Delaware law and Zimmer’s certificate of incorporation and by-laws.

The Special Meeting (page      )

      Implex will hold a special meeting of shareholders on                     , 2004, at            a.m., local time, at 80 Commerce Drive, Allendale, New Jersey 07041. At the special meeting, Implex will ask its shareholders to consider and vote upon a proposal to approve the merger, the merger agreement, and the other related matters contemplated in connection with the merger. Implex will also ask the holders of Series A preferred stock and Series B preferred stock to consider and vote upon a proposal to elect to receive in the merger the same form of consideration as the holders of Implex common stock.

The Record Date (page      )

      Only holders of Implex stock at the close of business on                     , 2004 will receive notice of and may vote at Implex’s special meeting. On that date, there were                      shares of Implex common stock,                      shares of Implex Series A preferred stock and                      shares of Implex Series B preferred stock outstanding. Implex shareholders are entitled to one vote per share of stock held on the record date.

Required Vote for the Merger (page      )

      The affirmative vote of the holders of a majority of the outstanding shares of (1) Implex common stock, Series A preferred stock and Series B preferred stock, voting together as one class and (2) Series B preferred stock, voting separately, is required to approve the merger, the merger agreement, and the other related matters contemplated in connection with the merger. No approval by the Zimmer stockholders is required in order to complete the merger.

      Certain of the Implex shareholders, who together are the beneficial owners of approximately      % of Implex’s outstanding common stock,      % of Series A preferred stock and      % of Series B preferred stock, respectively, and approximately      % of all the Implex stock, taken together as one class, as of the record date, have agreed to vote their shares in favor of the merger, the merger agreement, and the other related matters contemplated in connection with the merger pursuant to the terms of support agreements and irrevocable proxies.

      Those shareholders have entered into the support agreements in order to induce Zimmer to enter into the merger agreement. The support agreements could prevent other companies from trying or proposing to combine with or to acquire Implex.

Required Vote for Proposal to Elect Merger Consideration (page      )

      The approval of the proposal to elect to receive in the merger the same form of merger consideration as the holders of common stock requires the affirmative vote of the holders of at least 80% of the Series A preferred stock outstanding and the holders of 100% of the Series B preferred stock outstanding, each voting separately as a class. It is a condition to Zimmer’s obligations to complete the merger that this proposal be approved.

The Implex Board Unanimously Recommends That You Approve the Merger, the Merger Agreement, and the Other Related Matters Contemplated in Connection with the Merger (page      )

      The Implex board believes that the merger and the transactions contemplated by the merger are in your best interest and has unanimously approved the merger, the merger agreement, and the other related matters contemplated in connection with the merger. The Implex board of directors unanimously recommends that Implex shareholders vote “FOR” approval of the merger, the merger agreement, and the other related matters contemplated in connection with the merger and “FOR” approval of the proposal that holders of Series A preferred stock and Series B preferred stock elect to receive in the merger the same form of merger consideration as the holders of Implex common stock.

Conditions to the Merger (page      )

      To complete the merger, a number of conditions must be satisfied. These include, among others:

•	Implex shareholders approve and accept the merger, the merger agreement, and the other related matters contemplated in connection with the merger;

•	the New York Stock Exchange must have authorized for listing the Zimmer common stock issuable upon the effective time of the merger;

•	there must not be any action by any governmental entity or law challenging or preventing the merger;

•	clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have been obtained;

•	each of the parties must have performed in all material respects each of its covenants and obligations contained in the merger agreement, and each of the representations and warranties of the parties contained in the merger agreement must generally be true and correct except as would not in the aggregate have a material adverse effect on the party making such representations (for purposes of determining the accuracy of a party’s representations);

•	counsel must have rendered a legal opinion stating that the merger will qualify as a reorganization under the Internal Revenue Code;

•	all Implex options and warrants must have been exercised or terminated;

•	the SEC must have declared the registration statement covering the Zimmer common stock issuable in the merger effective;

•	there must not be any material adverse change to the assets, liabilities, results of operations or financial condition of Implex which could reasonably be expected to have a material adverse effect on the ability of Implex to consummate the merger and the transactions contemplated thereby;

•	Implex and its subsidiaries must have all necessary consents or approvals in connection with the merger and the transactions contemplated thereby;

•	Zimmer must have received the written resignation of all directors of Implex;

•	certain Implex employees must have entered into retention agreements and/or noncompete agreements; and

•	all of the holders of the outstanding Series B preferred stock and the holders of at least eighty percent (80%) of the outstanding Series A preferred stock, each voting separately as a class, must have elected to receive the merger consideration.

      Zimmer or Implex, as applicable, may waive the conditions to completion of the merger to the extent that a waiver would be permitted by law.

Indemnification of Zimmer (page      )

      Subject to the limitations contained in the merger agreement, Zimmer is entitled to indemnification if it suffers losses due to any breaches of the representations, warranties, covenants or obligations of Implex contained in the merger agreement, any demands made by Implex shareholders, third-party expenses, or other specified matters identified by Zimmer. The indemnification rights of Zimmer are generally limited to a return of the cash escrow and a reduction in the amount of earn-out payments, if any. The aggregate liability of Implex shareholders for indemnification claims of Zimmer is limited to $50,000,000.

Escrow Account (page      )

      Of the consideration to be issued by Zimmer upon the effective time of the merger (which excludes any shares issuable in connection with subsequent earn-out payments, if any), Zimmer will deliver to the escrow agent cash equal to ten percent (10%) of the final cash value of the initial consideration to be paid in connection with the merger. The escrow account will serve as security for the indemnification rights of Zimmer under the merger agreement. The escrow account (and, to the extent not sufficient, the earn-out payments, if any) will be the sole and exclusive source of recovery of Zimmer for any indemnification claims. Any cash remaining in the escrow account after the expiration of the escrow period will be issued to the former shareholders of Implex; provided that the escrow agent will retain sufficient cash in the escrow account to cover any claims that remain unresolved as of such time. The controlling shareholders have been named the Implex shareholders’ representatives with respect to matters relating to the escrow agreement and will have broad authority to act as the agent and attorney-in-fact for Implex’s shareholders on any matters concerning the escrow account. Costs and expenses incurred by the controlling shareholders as representatives of the Implex shareholders will be paid out of the escrow account and/or any earn-out payments owed to the Implex shareholders and, to the extent those funds are insufficient to fully reimburse the controlling shareholders, will be payable by the former Implex shareholders in proportion to their proportional share of the initial consideration (including the amounts of escrowed funds) payable upon the effective time of the merger.

Expenses Related to the Merger (page      )

      Generally, each party will bear its own fees and expenses related to the merger. However, under circumstances specified in the merger agreement, if the merger agreement is terminated due to the intentional material breach by a party, then the breaching party will be liable for the other party’s fees and expenses up to $250,000.

Termination of the Merger Agreement (page      )

      The merger agreement may be terminated and abandoned by:

•	the mutual written consent of Zimmer and Implex;

•	by either Zimmer or Implex if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining Zimmer or Implex from consummating the merger shall have been entered and such judgment, injunction order or decree shall have become final and nonappealable;

•	either Zimmer or Implex if the merger has not occurred on or prior to March 31, 2004; provided, however, that neither party may terminate the merger agreement for that reason if one of the party’s failure to perform any material covenant or obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date and the other party has performed all of its obligations and covenants in all material respects;

•	either Zimmer or Implex if the shareholders of Implex do not approve the merger, the merger agreement, and the other related matters contemplated in connection with the merger;

•	either Zimmer or Implex, if the other party materially breaches any of its covenants or agreements contained in the merger agreement and the breach is not cured within thirty (30) days after receiving written notice of the breach; or

•	either Zimmer or Implex, if the other party’s representations or warranties were materially inaccurate unless the inaccuracy would not reasonably be expected to have a material adverse effect on the other party.

Termination Fee; Restructuring (page      )

      If, under certain limited circumstances specified in the merger agreement, Implex desires to terminate the merger agreement, Implex may demand that Zimmer commit to proceed with the merger on a restructured cash basis. Under such circumstances, Zimmer will have five (5) days to indicate whether it will commit to restructuring the merger as a cash transaction. If Zimmer elects to proceed with the cash alternative, it will be obligated to close the merger within thirty (30) days of its election. If Zimmer fails to commit to completing the merger on a cash basis or fails to close the cash transaction within thirty (30) days, then Implex may terminate the merger agreement. Furthermore, if the reason the merger is not completed within the time periods provided is due to Zimmer’s failure to perform any material covenant or obligation or the failure of a condition reasonably within Zimmer’s control, then Zimmer will be required to pay Implex a termination fee equal to $10 million in cash.

Zimmer Common Stock Is Freely Transferable by Non-Affiliates (page      )

      Zimmer common stock issued in the merger will be freely transferable by you immediately following the merger unless you are deemed to be an “affiliate” of Implex under applicable federal securities laws. Generally, “affiliates” include directors, executive officers and persons holding more than ten percent (10%) of Implex’s outstanding stock.

Material Federal Income Tax Consequences (page      )

      Completion of the merger is conditioned upon the receipt of an opinion of counsel that: (1) the merger will qualify as a “reorganization” under the Internal Revenue Code; (2) Implex, Zimmer and Bedrock Merger Corp. will each be a party to that reorganization; and (3) no gain or loss will be recognized for federal income tax purposes by Implex shareholders upon the receipt of Zimmer common stock in the merger, except with respect to any cash received in the merger instead of any fractional shares of Zimmer common stock and the portion of the shares of Zimmer common stock attributable to imputed interest on any earn-out payments.

Implex shareholders may also recognize imputed interest and gain on any cash distributed from the escrow account.

      This tax treatment may not apply to certain Implex shareholders or certain shares of Implex stock, including shareholders who are non-U.S. persons or dealers in securities and shares of Implex stock acquired in compensatory transactions.

      The above described tax opinions and tax treatment of the merger depends on, among other things, some facts that will not be known before the completion of the merger. In addition, there is limited authority regarding the qualification of a transaction as a reorganization where the potential earn-out payments are unlimited. Some of the tax consequences relating to the escrow account are also uncertain. Implex shareholders are urged to carefully read the discussion in the section entitled “THE MERGER — Material Federal Income Tax Consequences.” That discussion includes a summary of the material U.S. federal income tax consequences of the merger in the event that the merger does not qualify as a reorganization.

      Tax aspects of the merger are complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the exchange offer and the merger to you.

Dissenters’ Rights (page      )

      Under New Jersey law, holders of shares of Implex stock are not entitled to any dissenters’ rights to seek appraisal of their shares, or to any preemptive rights, in connection with the proposed transactions.

Implex’s Reasons for the Merger (page      )

      Implex’s reasons for entering into the merger agreement and a number of factors considered by Implex’s board of directors in determining whether to enter into the merger are described below:

•	the strategic fit and overall compatibility of management, employees and business philosophies, strategies and technologies of the two companies;

•	the current and prospective economic and competitive environments facing Implex;

•	the belief that the merger will provide Implex with the management, technical and financial resources to grow more quickly;

•	the fact that the outstanding shares of Zimmer common stock are, and the shares of Zimmer common stock to be received in exchange for Implex stock will be, actively traded on the New York Stock Exchange and, as a result, enjoy greater liquidity than the shares of Implex stock, which are not regularly traded in any market; and

•	the treatment of the merger as a reorganization for tax purposes, which would allow Implex shareholders flexibility in their personal tax-planning.

Opinion of Implex Financial Advisor (page      )

      Implex’s financial advisor delivered to the Implex board of directors an opinion that, based upon and subject to the considerations and assumptions contained in the opinion, the initial consideration to be received and the earn-out payments which may be received by the Implex shareholders pursuant to the merger transaction is fair from a financial point of view to the Implex shareholders. The opinion is attached to this prospectus/ proxy statement as Annex B. The opinion was provided for the information and assistance of the Implex board of directors in connection with its consideration of the merger and is not a recommendation as to how any holder of Implex stock should vote.

Zimmer’s Reasons for the Merger (page      )

      Zimmer’s reasons for entering into the merger agreement and a number of factors considered by Zimmer’s board of directors in determining whether to enter into the merger are described below:

•	management’s favorable assessment of the Trabecular MetalTM technology used by Implex, its advantages for significant product differentiation and application to existing and new markets for Zimmer products, including spinal products;

•	management’s favorable experience in working with Implex for nearly three years under the Alliance Agreement;

•	the favorable resolution of issues regarding the license to use the Trabecular MetalTM technology;

•	the potential strategic, financial and operational benefits of the merger;

•	the results of operations and financial condition of Implex; and

•	the terms of the merger agreement and the related agreements, including the consideration to be paid and the structure of the merger.

The Support Agreements (page      )

      As of November 21, 2003, certain shareholders of Implex entered into support agreements with Zimmer in connection with the merger. These Implex shareholders beneficially owned approximately      % of the outstanding shares of Implex common stock,      % of the outstanding Series A preferred stock and      % of the outstanding Series B preferred stock as of the record date, which represent approximately      % of all the Implex stock taken together as one class. Pursuant to the respective support agreements, these Implex shareholders agreed to vote their shares of Implex stock “FOR” approval of the merger, the merger agreement, and the other related matters contemplated in connection with the merger. Each of these shareholders also has granted an irrevocable proxy and a power of attorney to Zimmer to vote their shares “FOR” approval of the merger, the merger agreement, and the other related matters contemplated in connection with the merger.

Accounting Treatment (page      )

      Zimmer will account for the merger as a “purchase” for financial purposes.

Regulatory Approvals (page      )

      Zimmer and Implex have determined that a filing of a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is required in connection with the merger. Under the provisions of the HSR Act, the merger may not be consummated until specified waiting period requirements of that Act have been satisfied. On December 23, 2003, Zimmer and Implex filed the required notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act.

Interests of Certain Persons in the Merger (page      )

      In considering the recommendation of the Implex board of directors with respect to approval of the merger, merger agreement and the other related matters contemplated in connection with the merger, Implex shareholders should be aware that certain members of the Implex board and executive officers of Implex have interests in the merger in addition to their interests as shareholders of Implex. Some of the Implex directors and executive officers own options and warrants. All outstanding options and warrants may be exercised, in whole or in part, for cash or through a cashless exercise. Options and warrants which are not exercised before or at closing will terminate. See “TERMS OF THE MERGER AGREEMENT — Treatment of Options and Warrants” and “SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IMPLEX.”

      It is a condition to the consummation of the merger that certain employees enter into retention agreements with Zimmer. None of these employees are executive officers of Implex.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZIMMER

      The following table sets forth a summary of selected historical consolidated financial data of Zimmer for each of the years in the five year period ended December 31, 2002 and for the nine months ended September 30, 2003 and September 30, 2002. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Zimmer and the unaudited interim consolidated financial statements of Zimmer. These financial statements are incorporated by reference in this prospectus/proxy statement. The operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. Zimmer management believes that its respective unaudited consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. See the section “WHERE YOU CAN FIND MORE INFORMATION.”

	Nine Months
	Ended
	September 30,		Years Ended December 31,

	2003	2002	2002	2001(2)	2000	1999	1998

	(In millions, except per share amounts)
Statement of Earnings Data
Net sales	$1,199	$1,002	$1,372	$1,179	$1,041	$939	$861
Net earnings before cumulative effect of change in accounting principle	254	186	258	150	176	150	145
Pro forma net earnings before cumulative effect of change in accounting principle(1)	254	190	261	156	177	155	147
Earnings per common share before cumulative effect of change in accounting principle
Basic	$1.30	$0.96	$1.33	$0.77	$0.91	$0.77	$0.75
Diluted	1.28	0.95	1.31	0.77	0.91	0.77	0.75
Pro forma earnings per common share before cumulative effect of change in accounting principle(1)
Basic	$1.30	$0.98	$1.34	$0.81	$0.91	$0.80	$0.76
Diluted	1.28	0.97	1.33	0.80	0.91	0.80	0.76
Average common shares outstanding(3)
Basic	196.3	194.3	194.5	193.7	193.6	193.6	193.6
Diluted	199.1	196.2	196.8	194.3	193.6	193.6	193.6
Balance Sheet Data
Total assets	$1,244		$859	$745	$597	$606	$579
Due to former parent	—		—	—	144	41	50
Short-term debt	80		157	150	—	—	—
Long-term debt	—		—	214	—	—	—
Other long-term obligations	99		92	79	5	4	3
Stockholders equity	745		366	79	n/a	n/a	n/a

(1)	Pro forma net earnings for the nine months ended September 30, 2003 are before the cumulative effect of an accounting change of $55 million and for the nine months ended September 30, 2002 and for each of the years in the five year period ended December 31, 2002 reflect the retroactive application of a new accounting method for instruments. Effective January 1, 2003, Zimmer changed its method of accounting for instruments which are owned by Zimmer and used by orthopaedic surgeons during total joint replacement and other surgical procedures. Instruments are recognized as long-lived assets and are included in property, plant and equipment and are depreciated using the straight-line method based on estimated useful lives, determined principally in reference to associated product life cycles, with the majority over five years. In prior periods, undeployed instruments were carried as a prepaid expense at cost and recognized in selling, general and administrative expense in the year in which the instruments were placed into service.

(2)	Net earnings for 2001 include $70 million ($50 million net of tax) in costs relating to the separation of Zimmer from its former parent, which reduce basic and diluted earnings per share by $0.26. Net earnings for 2001 also include $7 million ($5 million net of tax) of interest expense for the period from the effective date of the separation of Zimmer from its former parent to December 31, 2001.

(3)	For periods ended prior to August 6, 2001, average common shares reflect the number of shares of Zimmer common stock outstanding on August 6, 2001, the date all of the shares of Zimmer common stock were distributed to the stockholders of Zimmer’s former parent. For periods subsequent to August 6, 2001, average common shares reflect any new issuances of common stock and the dilutive effect of outstanding common stock equivalents, where appropriate.

References to “n/a” mean not applicable.

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

      Implex’s consolidated financial statements are not required to be presented or included in the following pro forma condensed combined financial data as Implex would not constitute a “significant subsidiary” of Zimmer, as defined by the SEC.

      The following table sets forth selected pro forma condensed combined financial data (1) derived from the audited consolidated financial statements of Zimmer for the fiscal year ended December 31, 2002 and the unaudited condensed consolidated financial statements of Zimmer for the nine month period ended September 30, 2003 and (2) derived from the audited consolidated financial statements of Centerpulse for the fiscal year ended December 31, 2002 and the unaudited consolidated financial statements of Centerpulse for the nine month period ended September 30, 2003, in each case, incorporated by reference in this prospectus/proxy statement and qualified in its entirety by such statements.

      Centerpulse’s consolidated financial statements are prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. For a discussion of the significant differences between IFRS and U.S. GAAP, see the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.”

      The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (1) results of operations and financial position that would have been achieved or (2) the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Zimmer and Centerpulse might have looked like had the Centerpulse and InCentive Capital exchange offers taken place at an earlier date. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus/proxy statement, see the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.”

      Operating results for InCentive Capital for the year ended December 31, 2002 and for the nine months ended September 30, 2003 have been excluded from the pro forma financial information as assets acquired in the exchange offers consisted of only Centerpulse registered shares and cash. The effects of the Centerpulse shares and cash acquired by Zimmer in the exchange offer for Incentive Capital have been reflected in the unaudited pro forma condensed combined balance sheet.

      The following pro forma financial information should be read in conjunction with:

•	the unaudited pro forma condensed combined financial statements and the accompanying notes in the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS;”

•	Zimmer’s audited consolidated financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2002, contained in Zimmer’s Annual Report on Form 10-K and Zimmer’s unaudited condensed consolidated financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the nine month period ended September 30, 2003, contained in Zimmer’s Quarterly Report on Form 10-Q, in each case, incorporated by reference into this prospectus/proxy statement; and

•	Centerpulse’s audited consolidated financial statements and related notes for the fiscal year ended December 31, 2002 contained in Centerpulse’s Annual Report on Form 20-F and Centerpulse’s unaudited consolidated financial statements for the nine month period ended September 30, 2003 and related notes included in Zimmer’s Current Report on Form 8-K/A filed December 16, 2003, in each case, incorporated by reference into this prospectus/proxy statement.

	Nine Months Ended	Year Ended
	September 30, 2003	December 31, 2002

	(In millions, except per share amounts)
Statement of Earnings Data
Net sales	$1,887	$2,168
Net earnings before cumulative effect of change in accounting principle	332	313
Earnings per common share
Basic	$1.38	$1.31
Diluted	1.36	1.30
Average common shares outstanding
Basic	240.8	239.0
Diluted	243.6	241.3

September 30, 2003

(In millions)
Balance Sheet Data
Total assets	$5,380
Short-term debt	257
Long-term debt	1,081
Other long-term liabilities	243
Stockholders’ equity	2,943

MARKET PRICE AND DIVIDEND INFORMATION

      Zimmer common stock is listed on the New York Stock Exchange under the symbol “ZMH”. The following table shows, for the periods indicated, the reported high and low trading prices for shares of Zimmer common stock on the New York Stock Exchange Composite Tape for the quarters indicated.

	Zimmer
	Common Stock

	High	Low

Calendar Year 2002
First Quarter	36.91	29.32
Second Quarter	36.85	30.00
Third Quarter	40.00	28.00
Fourth Quarter	43.00	36.10
Calendar Year 2003
First Quarter	49.90	38.02
Second Quarter	49.58	41.20
Third Quarter	57.00	43.69
Fourth Quarter
Calendar Year 2004
First Quarter (through , 2004)

      Implex stock is not publicly traded. In the opinion of Implex management, due to a lack of any market for shares of Implex stock, transactions in Implex stock of which Implex is aware are not frequent enough to constitute representative prices.

      Zimmer has not declared or paid dividends on its common stock since becoming a public company on August 6, 2001. Furthermore, certain of Zimmer’s credit facilities contain restrictions on Zimmer’s ability to make dividend payments under certain circumstances. Implex has not declared or paid dividends in the past. Currently, neither Zimmer nor Implex anticipate paying any cash dividends on their capital stock in the foreseeable future.

      On                     , 2004 there were            holders of record of Zimmer common stock, including brokerage firms holding Zimmer common stock in street name and other nominees.

COMPARATIVE PER SHARE DATA

      The following table presents net income and book value per share data for Zimmer on (1) a historical basis and (2) a pro forma combined basis per share of Zimmer common stock, giving effect to the Centerpulse acquisition.

      The following information should be read in conjunction with (1) the historical consolidated financial statements and related notes of Zimmer and Centerpulse incorporated by reference in this prospectus/proxy statement and (2) the unaudited pro forma condensed combined financial statements and the accompanying notes in the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.” The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have resulted if the Centerpulse transaction had been completed as of the assumed dates or of the results that will be achieved in the future.

      Zimmer has not paid any cash dividends on its common stock during the periods presented.

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2003	2002

Historical Per Share Data:
Earnings per common share
Basic	$1.58	$1.33
Diluted	1.55	1.31
Pro forma earnings per common share before cumulative effect of change in accounting principle(1)
Basic	1.30	1.34
Diluted	1.28	1.33
Book value of equity per common share	3.78	1.88
Dividends declared per common share	—	—
Pro Forma Combined:
Earnings per common share before cumulative effect of change in accounting principle(1)
Basic	$1.38	$1.31
Diluted	1.36	1.30
Book value of equity per common share	12.18	n/a
Dividends declared per common share	—	—

(1)	Pro forma net earnings for the nine months ended September 30, 2003 are before the cumulative effect of an accounting change of $55 million and for the year ended December 31, 2002 reflect the retroactive application of a new accounting method for instruments. Effective January 1, 2003, Zimmer changed its method of accounting for instruments which are owned by Zimmer and used by orthopaedic surgeons during total joint replacement and other surgical procedures. Instruments are recognized as long-lived assets and are included in property, plant and equipment and are depreciated using the straight-line method based on estimated useful lives, determined principally in reference to associated product life cycles, with the majority over five years. In prior periods, undeployed instruments were carried as a prepaid expense at cost and recognized in selling, general and administrative expense in the year in which the instruments were placed into service.

References to “n/a” mean not applicable.

RISK FACTORS

      You should consider the following matters in deciding whether to vote in favor of the merger. You should consider these matters in connection with the other information that Zimmer has included or incorporated by reference into this prospectus/proxy statement. The risks and uncertainties described below are not the only ones facing Zimmer. Additional risks and uncertainties not presently known to Zimmer, or that Zimmer currently sees as immaterial, may also harm Zimmer’s business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, Zimmer’s business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of Zimmer’s common stock could decline.

Risks Related to the Transaction

If Zimmer and Implex are not successful in integrating their organizations, the anticipated benefits of the transaction may not be realized.

      If Zimmer and the stockholders of the combined company are to realize the anticipated benefits of the transaction, the operations of Zimmer and Implex must be integrated and combined efficiently. Zimmer cannot assure you that the integration will be successful or that the anticipated benefits of the merger will be fully realized. Failure to successfully integrate the organization could negatively impact any earn-out payment to Implex shareholders. Similarly, Zimmer cannot guarantee that the Implex shareholders will achieve greater value through their ownership of Zimmer common stock than they would have achieved as shareholders of Implex as a separate entity. The dedication of Zimmer’s management resources to integration activities relating to this merger and other acquisitions Zimmer has recently completed or is pursuing may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the need to integrate personnel with disparate business backgrounds and combine different corporate cultures. This integration may also be more difficult due to Zimmer’s integration challenges as a result of its recently completed acquisitions of Centerpulse and InCentive Capital or any future acquisitions. Zimmer cannot assure you that there will not be substantial costs associated with the integration process, that integration activities will not result in a decrease in revenues or a decrease in the value of Zimmer common stock, or that there will not be other material adverse effects from Zimmer’s integration efforts.

The receipt of shares of Zimmer common stock could be taxable to you, depending on facts surrounding the transaction.

      Zimmer and Implex have structured the transaction to qualify as a reorganization for federal income tax purposes. As a condition to the completion of the merger, Implex will obtain an opinion of counsel that the transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, also referred to as the Code. Counsel for Implex intends to give a “reasoned” opinion regarding the treatment of the merger as a reorganization because there is no legal authority regarding the qualification of a transaction as a reorganization where the potential earn-outs are unlimited. Some of the tax consequences relating to the cash escrow account are also uncertain. Finally, the qualification of the merger as a reorganization depends in part on facts that will not be known before the completion of the transaction. If the merger does not qualify as a reorganization, an Implex shareholder’s exchange of shares of Implex stock for shares of Zimmer common stock in the merger could be a fully taxable transaction.

The escrow account and any future earn-out payments may be reduced by indemnification claims made by Zimmer and expenses of the controlling shareholders.

      Of the consideration to be paid by Zimmer upon closing of the merger, Zimmer will deliver to the escrow agent cash in an amount equal to ten percent (10%) of the final cash value of the transaction as determined pursuant to the merger agreement. This escrowed cash will serve as security for the indemnification rights of Zimmer under the merger agreement. The indemnification claims may also be set-off against earn-out payments, if any, if there are insufficient funds in the escrow account or the escrow period has expired. If

Zimmer makes a significant indemnification claim, Zimmer may be entitled to a return of all of the cash held in the escrow account and may offset all earn-out payments owed by Zimmer. If the cash held in the escrow account is returned to Zimmer, you will not receive the cash originally allocated to you.

      In addition, all liabilities, losses, damages, costs and expenses, including attorney’s and accounting fees and out-of-pocket expenses, incurred by the controlling shareholders in connection with the performance of their obligations under the merger agreement will be paid out of, or reimbursed from, any earn-out payments and distributions from the escrow account owed to you.

You may be required to contribute to the payment of the expenses of the controlling shareholders.

      All liabilities, losses, damages, costs and expenses, including attorney’s and accounting fees and out-of-pocket expenses, incurred by the controlling shareholders in connection with the performance of their obligations under the merger agreement will be paid out of, or reimbursed from, any earn-out payments and distributions from the escrow account. To the extent that the earn-out payments and distributions from the escrow account are insufficient to pay the controlling shareholders’ losses and expenses, you will be required to contribute to the payment or reimbursement of those losses and expenses in proportion to your proportional share of the initial merger consideration.

You are eligible to receive earn-out payments only if performance targets are satisfied with respect to the sale of specific Implex products.

      Implex shareholders are eligible to receive additional consideration as earn-out payments only if certain performance targets are satisfied with respect to the sale of specific Implex products through 2006. The amount of earn-out payments, if any, cannot be presently determined.

If the merger is not completed before March 31, 2004, Implex may demand and Zimmer may elect to proceed with the merger on a cash basis which would cause the transaction to be taxable to you.

      If the merger is not completed before March 31, 2004, Implex may demand that Zimmer proceed with the merger on a cash basis or the merger agreement will be terminated. If Zimmer elects to proceed with the merger on a cash basis, the transaction would no longer be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. As a result, the exchange of your shares of Implex stock for cash in the merger would be a fully taxable transaction.

Implex shareholders will acquire a limited ownership interest in Zimmer, and future acquisitions and/or capital raising efforts by Zimmer may dilute your ownership interest in Zimmer.

      Implex shareholders currently own 100% of Implex and have absolute power to approve or reject any matters requiring shareholder approval. Immediately after the effective time of the merger, Implex shareholders will become the owners of approximately      % of the outstanding shares of Zimmer common stock (based on shares outstanding as of                     , 2004) and, as a group, will not be able to control the approval or rejection of future Zimmer proposals submitted to a stockholder vote.

      Additionally, future business acquisitions and capital-raising efforts could be advisable for and material to Zimmer. Zimmer may issue additional shares of common stock in these instances, which would dilute your ownership interest in Zimmer.

Risks Related to Zimmer’s Business

If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

      Our ability to attract new customers, retain existing customers and pursue our strategic objectives depends on the continued services of our current management, sales, product development and technical personnel and our ability to identify, attract, train and retain similar personnel. Competition for top management personnel is intense and we may not be able to recruit and retain the personnel we need if we are unable to offer competitive salaries and benefits, or if our stock does not perform well. The loss of any one of our management personnel, or our inability to identify, attract, train, retain and integrate additional qualified management personnel, could make it difficult for us to manage our business successfully and pursue our strategic objectives. We do not carry key person life insurance on any of our employees. Similarly, competition for skilled sales, product development and technical personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of the services of any key sales, product development and technical personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

If we fail to maintain our working relationships with orthopaedic surgeons, our products may not be developed and marketed in line with the needs and expectations of the professionals who use and support our products, which could cause a decline in profitability.

      Research, development, marketing and sales of new and improved products is dependent upon our maintaining working relationships with practicing orthopaedic surgeons. We rely on these professionals to provide us with their considerable knowledge and experience regarding our products and the market for our products. The surgeons assist the company as researchers, inventors, product consultants, marketing consultants and as public speakers. If we are unable to maintain our strong working relationships with these professionals, and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material effect on our business, financial condition and results of operations.

If we fail to retain our current sales agents and distributors, upon whom we rely heavily to market our products, customers may not purchase our products and our revenues and profitability may decline.

      The successful marketing of our products in the United States and abroad is closely related to the work of our independent sales agents’ and distributors’ sales, marketing and service expertise. These agents and distributors have developed strong relationships with our customers and potential customers as a result of their detailed knowledge of orthopaedic devices and instruments generally, our products specifically, their outstanding client service and their reliable product support. A failure to maintain our relationships with these agents and distributors could cause us to lose some of our ties to our customer base, and could have a material adverse impact on our business, financial condition and results of operation.

If we do not introduce new products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

      Demand for our products may change, in certain cases, in ways we may not anticipate because of:

•	evolving customer needs;

•	the introduction of new products and technologies;

•	evolving surgical philosophies; and

•	evolving industry standards.

      Without the timely introduction of new products and enhancements, our products may become obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a timely manner;

•	manufacture and deliver instrumentation and products in sufficient volumes on time;

•	differentiate our offerings from competitors’ offerings;

•	achieve positive clinical outcomes for new products;

•	satisfy the increased demands by healthcare payors, providers and patients for shorter hospital stays, faster post-operative recovery and lower-cost procedures;

•	innovate and develop new materials, product designs and surgical techniques; and

•	adequately train surgeons on the safe and effective use of our new or improved devices and instruments.

      In addition, new materials, product designs and surgical techniques that we develop may not be accepted quickly, in some or all markets, because of, among other factors:

•	entrenched patterns of clinical practice;

•	the need for regulatory clearance; and

•	uncertainty with respect to third-party reimbursement.

      Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We conduct a significant amount of our sales activity outside of the United States, which subjects us to additional business risks and may cause our profitability to decline due to increased costs.

      Because we sell our products in a number of foreign countries, our business is subject to risks associated with doing business internationally. In 2002, we derived approximately US$480 million, or thirty-five percent (35%) of our total revenue, from sales of our products outside of the United States. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to greater risks associated with international sales and operations. In addition, due to the consummation of the Centerpulse and InCentive Capital exchange offers, approximately forty-one percent (41%) of our total revenue will be derived from sales outside the United States. Our international operations are, and will continue to be, subject to a number of risks and potential costs, including:

•	changes in foreign medical reimbursement policies and programs;

•	unexpected changes in foreign regulatory requirements;

•	differing local product preferences and product requirements;

•	fluctuations in foreign currency exchange rates;

•	diminished protection of intellectual property in some countries outside of the United States;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing and managing foreign operations;

•	labor force instability;

•	differing labor regulations;

•	potentially negative consequences from changes in tax laws; and

•	political and economic instability.

      As we expand our international operations, including through the acquisitions of Centerpulse and InCentive Capital, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions.

      Any of these factors may, individually or as a group, have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks arising from currency exchange rate fluctuations, which could increase our costs and may cause our profitability to decline.

      In 2002, we derived approximately US$480 million, or thirty-five (35%) of our total revenues, from sales of our products outside of the United States. In addition, due to the acquisition of Centerpulse and InCentive Capital, approximately forty-one percent (41%) of our total revenue will be derived from sales outside the United States. See “RISKS RELATING TO ZIMMER’S RECENT ACQUISITION OF CENTERPULSE AND INCENTIVE CAPITAL — Exposure to Foreign Market Risk Increased Following the Consummation of the Exchange Offers.” Measured in local currency, a substantial portion of our foreign generated revenues were generated in Japan and in Europe. The United States dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Significant increases in the value of the United States dollar relative to the Japanese yen or the euro, as well as other currencies, could have a material adverse effect on our results of operations. We address currency risk management through regular operating and financing activities, and on a limited basis, through the use of derivative financial instruments. The derivative financial instruments we enter into are in the form of foreign exchange forward contracts with major financial institutions. The forward contracts are designed to hedge anticipated foreign currency transactions, primarily intercompany sale and purchase transactions, for periods consistent with forecasted demand requirements. Realized and unrealized gains and losses on these contracts that qualify as cash flow hedges are temporarily recorded in other comprehensive income, then recognized in earnings when the hedged item affects net earnings.

We may acquire other businesses or form joint ventures that could negatively affect our profitability, dilute your ownership of our company, increase our debt or cause us to incur significant expense.

      As part of our business strategy, we occasionally pursue acquisitions of other complementary businesses and technology licensing arrangements. We also occasionally intend to pursue strategic alliances that leverage our brand name and sales force to expand our product offerings and geographic presence. As a result, we may enter markets in which we have no or limited prior experience. If we were to make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we could assume unknown or contingent liabilities or experience negative effects on our reported results of operations from acquisition-related charges and the amortization of acquired technology, goodwill and other intangibles. Integration of an acquired company also may require management resources that otherwise would be available for ongoing development of our existing business. We may not identify or complete these transactions in a timely manner, on a cost-effective basis or at all, and we may not realize the benefits of any acquisition, technology license or strategic alliance. In addition, to finance any acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. Furthermore, we may be limited in our ability to issue stock as consideration for future acquisitions in order to ensure the tax-free treatment of the distribution of our stock from our former parent. Any future acquisitions by us could also result in large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization of expenses related to goodwill and other intangibles, any of which could harm our operating results.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

      Our failure to protect our intellectual property could seriously harm our business and prospects because we believe that developing new products and technologies that are unique is critical to our success. We will incur substantial costs in obtaining patents and, if necessary, defending our intellectual property rights. The patent positions of orthopaedic reconstructive implant and fracture management product companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We do not know whether we will obtain the patent protection we seek, or that the protection we do obtain will be found valid and enforceable if challenged. Our efforts to protect our intellectual property through patents, trademarks, service marks, domain names, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures may not be adequate to protect our proprietary rights. Patent filings by third parties, whether made before or after the date of our filings, could render our intellectual property less valuable. Disputes may arise as to ownership of our intellectual property or as to whether products designed by our competitors infringe our intellectual property rights. Employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. In addition, intellectual property rights may be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market position. Competitors may also capture market share from us by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be impaired, which would limit our growth and future revenue.

Public announcements of litigation events may cause our stock price to decline.

      During the course of our administrative proceedings and/or lawsuits, there may be public announcements of the results of hearings, motions, and other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our common stock.

We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

      A successful claim of patent or other intellectual property infringement against us could adversely affect our growth and profitability, in some cases materially. We cannot assure you that others will not claim that our proprietary or licensed products are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. From time to time, we receive notices from third parties of potential infringement and receive claims of potential infringement. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our products infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business, financial condition and results of operations.

We may not have financing for future capital requirements, which may prevent us from addressing gaps in our product offerings, improving our technology or increasing our manufacturing capacity.

      If we cannot incur additional debt or issue equity or are limited with respect to incurring additional debt or issuing equity, we may be unable to address gaps in our product offerings, improve our technology or increase our manufacturing capacity, particularly through strategic acquisitions or investments. Although historically our cash flow from operations has been sufficient to satisfy working capital, capital expenditure and research and development requirements, in the future we may need to incur additional debt or issue equity in order to fund these requirements as well as to make acquisitions and other investments. We cannot assure you that debt or equity financing will be available to us on acceptable terms or at all. If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights and preferences and privileges senior to those of holders of our common stock in the event of a liquidation. The terms of the debt securities may impose restrictions on our operations. If we raised funds through the issuance of equity, this issuance would dilute your ownership of us.

      If the price of our equity is low or volatile, we may not be able to issue additional equity to fund future acquisitions. Also, regardless of the volatility of the price of our equity, we may be limited in our ability to issue stock as consideration for future acquisitions in order to ensure the tax-free treatment of the distribution of our stock from our former parent.

      Our ability to make payments on and to refinance our indebtedness, including the debt to be incurred under the credit agreements dated June 12, 2003 among Zimmer, the lenders and the other parties thereto, and future indebtedness, and to fund working capital, capital expenditures and strategic acquisitions and investments, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We may be affected by environmental laws and regulations.

      We are subject to a variety of laws, rules and regulations in the United States relating to discharges of substances in the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties necessitated by pollutants. Any of those regulations could require us to acquire expensive equipment or to incur substantial other expenses to comply with them. If we incur substantial additional expenses, product costs could significantly increase. Also, if we fail to comply with present or future environmental laws, rules and regulations, such failure could result in fines, suspension of production or cessation of operations.

Anti-takeover provisions in our certificate of incorporation, by-laws and Delaware law, as well as our shareholder rights plan, could discourage, delay or prevent a change of control that Zimmer’s stockholders may favor.

      Provisions in our certificate of incorporation, by-laws and Delaware law could make it difficult and expensive for a third party to pursue a takeover attempt Zimmer opposes even if a change in control of Zimmer would be beneficial to the interests of its stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. These provisions:

•	permit our stockholders to nominate directors or bring other business before stockholder meetings only if they comply with advance notice and other procedural requirements in our by-laws,

•	authorize our board of directors, without stockholder approval, to issue up to 250 million shares of blank check preferred stock that could be issued to increase the number of outstanding shares and prevent a takeover attempt; and

•	prohibit us from engaging in mergers and other business combinations with stockholders that beneficially own fifteen percent (15%) or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.

      In addition to the provisions described above, our board of directors adopted a shareholder rights plan, which may further discourage a third party from making a proposal to acquire us which we have not solicited or do not approve, even if the acquisition would be beneficial to our stockholders. As a result, stockholders who wish to participate in such a transaction may not have an opportunity to do so. Under our rights plan, preferred share purchase rights, which are attached to our common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 20% or more of our common stock by any person or group. If triggered, these rights would entitle stockholders, other than the acquiror, to purchase, for the exercise price, shares of Series A participating preferred stock having a market value of two times the exercise price. In addition, if a company acquires us in a merger or other business combination not approved by our board of directors, these rights will entitle stockholders, other than the acquiror, to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price.

Risks Relating to Zimmer’s Recent Acquisition of Centerpulse and InCentive Capital

The exchange offers for Centerpulse and InCentive Capital have substantially increased our existing indebtedness.

      Our indebtedness as of September 30, 2003 was approximately $80 million. Our pro forma total and net indebtedness as of September 30, 2003, after giving effect to the acquisition of Centerpulse and InCentive Capital, are approximately $1,338 million and $1,196 million, respectively. As a result of the increase in debt, demands on our cash resources will increase, which could have important effects on an investment in our common stock. For example, the increased levels of indebtedness could:

•	reduce funds available for investment in research and development and capital expenditures; or

•	create competitive disadvantages compared to other companies with lower debt levels.

      Moreover, if one or more rating agencies downgrade our credit rating to below investment grade as a result of the debt incurred to finance the exchange offers, we may have difficulty obtaining additional financing and our cost of obtaining additional financing or refinancing existing debt may be increased significantly.

As a result of the consummation of the exchange offers, we are a larger and broader organization, and if our management is unable to manage the combined businesses of Zimmer of Centerpulse, our operating results will suffer.

      As a result of the consummation of the exchange offers, we acquired approximately 2,800 employees of Centerpulse worldwide. Consequently, we will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and substantially larger combined organization, or any significant delay in achieving successful management, could have a material adverse effect on us and, as a result, on the market price of our common stock.

Exposure to foreign market risk increased following the consummation of the exchange offers.

      Following the consummation of the exchange offers, our exposure to market risk due to changes in currency exchange rates has increased. The Americas represent the largest region, accounting for approximately fifty-nine percent (59%) of pro forma 2002 sales, with the United States accounting for the vast majority of sales in the region. The European region accounts for approximately twenty-five percent (25%) of pro forma 2002 sales, while the Asia-Pacific region accounts for approximately sixteen percent (16%) of pro forma 2002 sales. The increase in foreign market risk following the Centerpulse and InCentive Capital exchange offers came primarily from markets in the European region. We employ foreign exchange forward contracts to mitigate the effects of exchange rate fluctuations on certain anticipated foreign currency transactions; primarily inter-company sales and purchases expected to occur within the next twenty-four months. We do not hold financial instruments for trading or speculative purposes. Certain risks are inherent in international operations, including exposure to currency fluctuations, political and economic conditions and unexpected changes in regulatory requirements.

Our exposure to the European regulatory regime increased following the consummation of the exchange offers.

      In 2002, we derived approximately US$480 million, or thirty-five percent (35%), of our total revenue from sales of our products outside of the United States. The European region accounted for approximately twelve percent (12%) of our 2002 sales. Due to the consummation of the Centerpulse and InCentive Capital exchange offers, approximately forty-one (41%) of our total revenue will be derived from sales outside the United States. Approximately twenty-five percent (25%) of such total revenue will be derived from sales in the European region. Our international operations are, and will continue to be, subject to a number of risks and potential costs. We are required to obtain various licenses and permits from foreign governments and to comply with significant regulations that vary by country in order to market our products in such jurisdictions.

There can be no assurance that we will be able to obtain and maintain any necessary licenses, permits and certifications or comply with applicable regulations of foreign governments. The failure by us to obtain or maintain the required licenses, permits or certifications, or comply with those regulations, could have a material adverse effect on our business and financial results.

Uncertainties exist in integrating the business operations of Zimmer and Centerpulse.

      We intend to integrate the operations of Centerpulse in order to increase earnings and achieve cost savings by taking advantage of synergies and enhanced growth opportunities. We believe that the integration will generate approximately $70 to $90 million in annual operational efficiencies and cost savings by 2006. Retention payments and other employee related costs, costs for lease terminations, meetings, trainings, re-branding, integration of information technology systems, and other cash costs are anticipated in connection with the integration of Centerpulse. Pending final management approval of the integration plans, certain costs, estimated to amount to $140 million, are expected to be reported as acquisition and integration expense. Additional costs, estimated to amount to $60 million, are expected to be added to the Centerpulse purchase price in accordance with U.S. GAAP. In addition, we expect to incur an estimated $10 to $12 million associated with the ongoing informal SEC investigation of Centerpulse. Actual costs may vary from the preliminary estimates. The difficulties of combining the operations of the companies include, among other things:

•	possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures;

•	coordinating and consolidating ongoing and future research and development efforts;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining strategic partners and attracting new strategic partners;

•	retaining key employees;

•	retaining and integrating distributors and key sales representatives;

•	consolidating corporate and administrative infrastructures;

•	integrating and managing the technologies and products of the two companies, including consolidating and integrating computer information systems;

•	identifying and eliminating redundant and underperforming operations and assets;

•	using capital assets efficiently to develop the business of the combined company;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically separate organizations;

•	possible tax costs or inefficiencies associated with integrating the operations of the combined company;

•	possible modification of operating control standards in order to comply with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder;

•	retaining and attracting new designers and surgeons to support new products and new technology development; and

•	limitations on existing plant capacity.

      We may fail to complete successfully the necessary integration of Centerpulse, or to realize any of the anticipated benefits of the integration. Actual cost savings and synergies may be lower than we currently expect and may take a longer time to achieve than we currently anticipate.

Following consummation of the exchange offers, we became subject to the liabilities resulting from Centerpulse’s implant litigation.

      Centerpulse is currently party to various litigation related to alleged defects in certain of its hip and knee implant devices. Following Centerpulse’s December 5, 2000 recall of various InterOpTM shells and May 17, 2001 notification regarding various tibial base plates, lawsuits were filed in numerous courts throughout the United States and elsewhere in the world against Centerpulse, alleging defective design, marketing and manufacture of these products. Plaintiffs also alleged breach of express and implied warranties associated with these devices.

      On May 8, 2002, the U.S. District Court for the Northern District of Ohio granted final approval of a class action settlement agreement that resolved all claims related to the affected products subject to the above-mentioned recall and notification in the United States. The final settlement agreement established a settlement trust to pay claims in accordance with the terms of the settlement agreement. Similar litigation was commenced in Canada. On May 7, 2002, Centerpulse agreed to a class action settlement in a lawsuit pending in Quebec Superior Court. Final approval of the settlement was issued on March 28, 2003. Prior thereto, Centerpulse concluded individual settlements with a number of other patients in Canada. Outside the United States and Canada, approximately 150 persons received affected hip or knee implants, but not all of these individuals have brought claims. Approximately 70 claims have been settled to date. Notwithstanding the settlement of the matters covered by the settlement agreements in the United States and Canada, Centerpulse may have further liability to plaintiffs who opted out of those settlements or who may otherwise assert claims against Centerpulse arising out of allegedly defective hip and knee devices.

      After consummation of our offer, Centerpulse became a subsidiary of Zimmer and, therefore, the financial position, results of operations and cash flows of Zimmer may be affected by any liabilities of Centerpulse relating to the Inter-OpTM shells or tibial base plates.

THE IMPLEX SPECIAL MEETING AND PROXY SOLICITATION

      Implex is furnishing this prospectus/proxy statement to Implex shareholders, in connection with the solicitation of proxies from Implex shareholders, for use at the Implex special meeting to be held on                     , 2004,       a.m., local time.

Date, Time and Place

      The special meeting will be held on                     , 2004, at       a.m., local time, at Implex’s headquarters, located at 80 Commerce Drive, Allendale, New Jersey 07041, or at any adjournment, postponement or rescheduling of that meeting.

Matters to be Considered at the Special Meeting

      At the special meeting, and any adjournment of the special meeting:

•	holders of Implex common stock, Series A preferred stock and Series B preferred stock will be asked to consider, vote upon and approve a proposal to approve the merger, the Agreement and Plan of Merger by and among Zimmer, Bedrock Merger Corp., and Implex dated as of November 21, 2003 and the other related matters contemplated in connection with the merger pursuant to which Implex will become a wholly-owned subsidiary of Zimmer;

•	holders of Implex Series A preferred stock and Series B preferred stock will be asked to consider, vote upon and approve a proposal to elect to receive in the merger the same form of merger consideration as the holders of common stock; and

•	holders of Implex common stock, Series A preferred stock and Series B preferred stock will be asked to transact such other business which may properly come before the special meeting or any adjournment or postponement thereof.

Board of Directors Recommendation

      Implex’s board of directors has unanimously determined that the merger is advisable and in the best interests of Implex and its shareholders and the Implex board of directors has unanimously approved the merger, the merger agreement, and the other related matters contemplated in connection with the merger and recommends a vote “FOR” the adoption and approval of the merger, the merger agreement, and the other related matters and a vote “FOR” approval of the proposal that holders of Series A preferred stock and Series B preferred stock elect to receive in the merger the same form of merger consideration as the holders of Implex common stock.

Record Date

      Implex’s board of directors has fixed                     , 2004 as the record date for the special meeting. Accordingly, only shareholders of record of Implex stock at the close of business on                     , 2004 are entitled to notice of and to vote at the special meeting.

Quorum

      The presence at the special meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Implex stock on the record date is necessary to constitute a quorum to transact business at the meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies. Shares of Implex stock represented at the special meeting but not voted, including shares of Implex stock for which proxy cards have been received but for which the holders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Shareholders Entitled to Vote

      Holders of Implex common stock, Series A preferred stock and Series B preferred stock as of the close of business on the record date,                     , 2004, will be entitled to vote on the proposal to approve the merger. Holders of Series A preferred stock and Series B preferred stock on the record date will be entitled to vote on the proposal to elect to receive in the merger the same form of merger consideration as the holders of common stock.

      At the close of business on the record date,                     , 2004, there were,                      shares of Implex common stock,                      shares of Series A preferred stock and                      shares of Series B preferred stock outstanding and entitled to vote held by approximately                     shareholders of record.

      The holders of Implex stock are entitled to cast one vote for each share they hold on each matter submitted to the Implex shareholders for a vote at the special meeting.

Vote Required

      Approval of the merger, the merger agreement, and the other related matters contemplated in connection with the merger requires the affirmative vote of the holders of a majority of (1) the shares of Implex common stock, Series A preferred stock and Series B preferred stock, voting together as one class, and (2) the Series B preferred stock, voting separately, outstanding on the record date. Certain shareholders of Implex who collectively hold      % of the common stock,      % of the Series A preferred stock and      % of the Series B preferred stock, and      % of all the Implex stock taken together as one class have entered into binding agreements with Zimmer to vote in favor of the merger. For a more complete discussion of those agreements, see “OTHER AGREEMENTS — Support Agreements.”

      Failures to vote and abstentions will not be deemed to be cast either “FOR” or “AGAINST” the merger, the merger agreement and the other related matters contemplated in connection with the merger. However, because approval of the merger, the merger agreement, and the other related matters contemplated in connection with the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Implex common stock, Series A preferred stock and Series B preferred stock, voting as one class, and the Series B preferred stock, voting separately, failures to vote and abstentions will have the same effect as a vote against the merger, the merger agreement, and the other related matters contemplated in connection with the merger.

      The proposal for the holders of Series A preferred stock and Series B preferred stock to elect to receive in the merger the same form of merger consideration as the holders of common stock must be approved by the affirmative vote of the holders of at least 80% of the Series A preferred stock outstanding and the holders of 100% of the Series B preferred stock outstanding, each voting separately as a class. Please see “PROPOSAL TO ELECT MERGER CONSIDERATION.” Abstentions and failures to vote will have the same effect as a vote against this proposal.

Support Agreements

      As of November 21, 2003, certain Implex shareholders, including certain officers and directors of Implex, entered into support agreements, pursuant to which, among other things, they agreed to vote their shares of Implex stock “FOR” approval of the merger, the merger agreement and the other related matters contemplated by the merger agreement. A copy of the form of a support agreement is attached as Exhibit D to the merger agreement which has been attached hereto as Annex A. Each of these Implex shareholders has also granted an irrevocable proxy and a power of attorney to Zimmer representatives to vote his, her or its shares of Implex stock “FOR” approval of the merger, the merger agreement and the other related matters contemplated in connection with the merger. On the record date, the Implex shareholders that are parties to the support agreements collectively owned beneficially and were entitled to vote or direct the vote of approximately      % of the outstanding shares of Implex common stock,      % of the outstanding shares of Implex Series A preferred stock and      % of the outstanding shares of Implex Series B preferred stock and      % of all the Implex stock taken together as one class.

Proxies; Voting

      Implex shareholders of record can vote in person at the meeting or give their proxy to be voted at the meeting. If you wish to vote using the enclosed proxy, please complete, sign and return your signed proxy before the special meeting. All shares represented by properly executed proxy cards received in time for the special meeting and not revoked will be voted at the special meeting in the manner specified by the holders. Properly executed proxy cards that do not contain voting instructions will be voted “FOR” the approval of the merger, the merger agreement and the other related matters contemplated in connection with the merger and, as to holders of Series A preferred stock and Series B preferred stock, “FOR” approval of the proposal to elect to receive in the merger the same form of merger consideration as the holders of Implex common stock.

Revocability of Proxies

      You may revoke your proxy at any time prior to its use:

•	by delivering to the secretary of Implex at the address set forth below a signed notice of revocation or a later-dated, signed proxy card; or

•	by attending the special meeting and voting in person.

      Attendance at the special meeting is not in itself sufficient to revoke a proxy. To revoke a proxy, you must take one of the actions described above.

      All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Implex Corp., 80 Commerce Drive, Allendale, New Jersey 07041, Attention: David S. Washburn. A proxy appointment will not be revoked by death or incapacity of the Implex shareholder executing the proxy card unless, before the shares are voted, notice of such death or incapacity is filed with Implex’s secretary or other person responsible for tabulating votes on Implex’s behalf.

Solicitation of Proxies and Expenses

      All expenses of this solicitation of proxies and the full cost of preparing and mailing this prospectus/proxy statement to Implex shareholders will be borne by Implex. In addition to solicitation by use of the mails, proxies may be solicited from Implex shareholders by directors, officers and employees of Implex in person or by telephone, telegram, fax, e-mail or other means of communication. The directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

      Please do not send share certificates with your proxy card. A transmittal form with instructions concerning the surrender of Implex share certificates will be mailed to you at a later time prior to completion of the merger.

Dissenters’ Rights

      Under New Jersey law, holders of shares of Implex stock are not entitled to any dissenters’ rights to seek appraisal of their shares, or to any preemptive rights, in connection with the proposed transactions.

THE MERGER

      This section of the prospectus/proxy statement describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire document including the appendices for a more complete understanding of the merger.

Background of the Merger

      The relationship between Zimmer and Implex began in 1999 when executives of the companies first began discussing the possibility of Zimmer distributing Implex orthopaedic reconstructive devices incorporating Implex’s Hedrocel® technology (marketed by Zimmer as Trabecular MetalTM). These discussions eventually resulted in a Zimmer proposal in June 2000 that outlined terms for the manufacture of products by Implex and the resale by Zimmer of those products for its own account. The Zimmer proposal, among other things, set forth minimum annual purchases and provided that the parties would jointly develop additional products. The Zimmer proposal also contemplated that Zimmer would maintain exclusive worldwide distribution rights for orthopaedic products incorporating Hedrocel® technology, except spinal products.

      The parties negotiated the terms of a definitive agreement to reflect the relationship. As of August 21, 2000, the parties executed an Exclusive Distribution and Strategic Alliance Agreement, referred to as the Alliance Agreement. The Alliance Agreement included provisions which would permit Zimmer, beginning in September 2003, to acquire Implex in a cash transaction at a value to be determined by appraisal. For a description of the other terms of the Alliance Agreement, see “THE MERGER — Relationships between Zimmer and Implex.”

      Following the execution of the Alliance Agreement, the parties continued to expand the relationship between them. On September 8, 2000, the parties executed an addendum to the Alliance Agreement by which Zimmer became the exclusive distributor of certain other Implex products within areas of the United States.

      On April 12, 2002, representatives of Zimmer (Messrs. Elliott, Peterson, Royster, McCallum and Anderson) met with representatives of Implex (Messrs. Khowaylo, Cohen, Washburn and McCarthy) to discuss operational issues that had arisen under the Alliance Agreement and other concerns. During the meeting, Mr. Elliott suggested that the most effective way to resolve these issues would be for Zimmer to “accelerate” the acquisition of Implex contemplated by the Alliance Agreement. Zimmer requested that Implex propose an appropriate value of Implex for consideration by Zimmer.

      During May 2002, discussions were held by Messrs. McCallum and Khowaylo on value and structure of the proposed transaction. During these discussions, Mr. McCallum suggested dividing the acquisition consideration into an initial payment and an earn-out payment. He also proposed that the acquisition could be a stock exchange rather than the cash transaction contemplated by the Alliance Agreement.

      At a meeting of Implex’s board of directors, held on July 2, 2002, the board authorized Mr. Khowaylo to enter into discussions with Zimmer’s senior management concerning the possible acceleration of Zimmer’s acquisition of Implex.

      On August 8, 2002, Zimmer granted Implex access to Zimmer’s domestic sales force to provide onsite support for Implex’s spinal IDE clinical trials.

      On September 10, 2002, a meeting took place between Zimmer representatives (Messrs. Elliott, Leno, Dvorak and McCallum) and Implex representatives (Messrs. Khowaylo, Washburn and financial and legal advisors). At the meeting, the parties continued to discuss valuation and structures for a proposed transaction.

      Following the September 10 meeting through December 5, 2002, formal and informal exchanges in the form of letters, meetings and other communications took place, primarily between Messrs. Elliott and Khowaylo, which formed the basis of the term sheet discussed below.

      On February 26, 2003, the parties executed a loan and security agreement by which Zimmer loaned Implex up to $3.5 million as working capital to finance an expansion of its manufacturing facilities.

      At the regularly scheduled March 11, 2003 meeting of Zimmer’s board of directors, senior management of Zimmer reviewed key aspects of the Implex relationship, and the terms of the Alliance Agreement and discussions regarding an accelerated acquisition. The participants discussed the advantages and disadvantages of an accelerated acquisition of Implex. The Zimmer board of directors authorized management to negotiate the terms of an accelerated acquisition of Implex, subject to further approval of a definitive agreement.

      During March and April 2003, Zimmer conducted on-site due diligence investigations of Implex and its operations. On the basis of those investigations, Zimmer management concluded to proceed with the possible acquisition.

      On April 1, 2003, Zimmer provided Implex with a confidential term sheet which outlined the principal terms of the accelerated acquisition. The term sheet contemplated an initial payment of $107.8 million at closing with earn-out payments over three years. The initial payment was to be reduced by amounts previously paid to Implex under the Alliance Agreement, the outstanding balance of the loan between the parties, a 15% escrow account and the cost of products liability insurance to insure Zimmer against certain losses arising from Implex’s business prior to closing. The term sheet also contemplated that the purchase price would be payable in Zimmer’s stock, cash or a combination and it set forth specific earn-out payments to be paid upon the achievement of year-over-year growth of sales in three product categories.

      The Implex board of directors, at a meeting held on April 11, 2003, reviewed and discussed the Zimmer term sheet and Implex’s counter-proposals. The board also appointed a special committee consisting of Messrs. Khowaylo, Washburn and Liffman to convey Implex’s counter-proposals to Zimmer and to further negotiate with Zimmer.

      From April through November, 2003, members of Implex management and its legal advisors met or had telephone conversations with members of Zimmer management and its legal advisors to negotiate a definitive merger agreement and related agreements, as well as the negotiation of a new agreement with the licensor of the Trabecular MetalTM technology.

      On August 19, 2003, Messrs. Elliott and Leno, representing Zimmer, and their legal advisors met with Messrs. Washburn and Liffman, representing Implex, and their legal advisors to review the status of the negotiations. The parties reviewed open issues in the negotiations and discussed the impact of the Centerpulse and InCentive Capital exchange offers on the transaction. The parties agreed to proceed with the negotiations on the merger agreement and to begin discussions with the licensor of the Trabecular MetalTM technology.

      The Implex board of directors also reviewed and discussed the terms of the draft merger agreement and possible further revisions at meetings held on September 19, 2003 and October 7, 2003.

      On October 15, 2003, the Implex board of directors reviewed and discussed the most recent draft of the merger agreement and was informed that Morgan Stanley & Co. Incorporated would deliver an opinion with respect to the fairness of the merger consideration. The board then approved the draft merger agreement and authorized Implex management to sign the merger agreement and related documents on behalf of Implex, subject to such further changes as Implex management considered advisable. A unanimous written consent of Implex’s board of directors was also executed on October 15, 2003, confirming the board’s approvals and authorizations regarding the merger agreement.

      On October 22, 2003, the Zimmer board of directors approved the draft merger agreement and authorized Zimmer management to sign the merger agreement and related documents on behalf of Zimmer, subject to such further changes as Zimmer management considered advisable.

      During October and November, the parties and their legal representatives continued their discussions with the licensor of the Trabecular MetalTM technology. Effective October 31, 2003, the parties agreed to the terms of a new license agreement.

      On November 21, 2003, Zimmer and Implex signed the merger agreement and the related agreements.

      On November 24, 2003, the parties publicly announced the proposed merger.

Implex Reasons for the Merger; Recommendation of the Implex Board of Directors

      The Implex board of directors has determined that the terms of the proposed merger are fair and in the best interests of Implex and its shareholders. Accordingly, the board of directors has unanimously approved the merger, the merger agreement, and the other related matters contemplated in connection with the merger and recommends that Implex shareholders vote “FOR” approval of the merger, the merger agreement, and the other related matters contemplated in connection with the merger.

      In reaching its decision, the Implex board consulted with Morgan Stanley & Co. Incorporated with respect to the structuring and valuation of the merger transaction and the fairness of the consideration to be paid in the merger transaction. The Implex board also consulted with senior management on all of the foregoing issues as well as more conceptual issues and advantages of the proposed merger as compared to other alternatives such as an initial public offering, joint ventures, acquisitions of or by other companies or seeking additional financing with venture capitalists. The Implex board considered a number of factors in reaching its decision, without assigning any specific or relative weight to those factors. The material factors considered include:

•	the existing relationship since August 2000 of Implex and Zimmer pursuant to the Alliance Agreement and the potential acquisition of Implex by Zimmer pursuant to the provisions of the Alliance Agreement;

•	information concerning the businesses, earnings, operations, competitive position and future business prospects of Implex and Zimmer, both individually and as combined;

•	the belief that by combining complementary operations, the combined company would have better opportunities for future growth than Implex would have on its own;

•	the current and prospective economic and competitive environments facing Implex as a stand-alone company;

•	the belief that the merger would provide Implex with the management, technical and financial resources to grow more quickly;

•	the fact that the outstanding shares of Zimmer common stock are, and the shares of Zimmer common stock to be received in exchange for Implex stock and outstanding Implex options and warrants to purchase Implex stock will be, actively traded on the New York Stock Exchange and, as a result, enjoy greater liquidity than shares of Implex stock, which are not regularly traded in any market;

•	the opportunity for Implex’s shareholders to participate in a larger, more diversified organization and to benefit from the potential appreciation in the value of Zimmer’s common stock;

•	the likely impact of the merger on Implex’s employees and customers; and

•	the treatment of the merger as a reorganization for tax purposes, which would allow Implex shareholders flexibility in their personal tax-planning.

      The Implex board also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including the risk factors described elsewhere in this prospectus/proxy statement, and the following:

•	the risk that the merger would not be completed in a timely manner or at all;

•	the fact that Implex’s shareholders will not receive the full benefit of any future growth in the value of their equity that Implex may have achieved as an independent company;

•	the potential disadvantage to Implex’s shareholders in the event Zimmer does not perform as well in the future as Implex may have performed as an independent company;

•	the possibility that certain provisions of the merger agreement and the fact that certain officers, directors and significant shareholders of Implex owning in the aggregate more than % of all the stock of Implex taken together as one class executed support agreements, would likely have the effect of discouraging other persons potentially interested in merging with or acquiring Implex from pursuing such an opportunity;

•	the risk that the potential benefits of the merger may not be realized;

•	the challenge of integrating the businesses and operations of Zimmer and Implex and the substantial management time and effort and the substantial costs required to complete the integration following the merger; and

•	the risk of management and employee disruption associated with the merger, including the risk that key technical and management personnel may decide not to continue employment with the combined company.

      The board of directors of Implex concluded that these potentially negative factors were outweighed by the potential benefits of the merger.

      The above discussion of information and factors considered by the Implex board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by the board, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the board did not make any specific conclusions on each factor considered, but, rather, the board conducted an overall analysis of these factors. Individual members of the board may have given different weight to different factors.

      The board of directors of Implex determined that the merger is preferable to the other alternatives which might be available to Implex, such as remaining independent and growing internally and through future acquisitions or financings, or engaging in a transaction with another party. The Implex board made that determination because it believes that the merger will unite two companies with complementary business strengths, technologies and operating philosophies, thereby creating a combined company with greater size, flexibility, efficiencies, capital strength and profitability potential than Implex possesses on a stand-alone basis or that Implex might be able to achieve through other alternatives.

      For the reasons set forth above, the board of directors of Implex unanimously recommends that holders of Implex stock vote to approve the merger, the merger agreement, and the other related matters contemplated in connection with the merger.

Opinion of Implex Financial Advisor

      Implex retained Morgan Stanley & Co. Incorporated, under the terms of an engagement letter, to act as its financial advisor for certain strategic advisory matters, including the potential sale of Implex to Zimmer.

      Morgan Stanley, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and valuations for estate, corporate and other purposes. The Implex board selected Morgan Stanley to act as its financial advisor in connection with the proposed sale because Morgan Stanley is an internationally recognized investment banking firm with substantial experience in the healthcare industry, including medical devices. Morgan Stanley has not performed investment banking services for or had any other material relationship with Implex or Zimmer in the past two years nor is any material relationship presently contemplated.

      On October 15, 2003, Morgan Stanley rendered its oral opinion to the Implex board, which was subsequently confirmed in writing, that, based upon and subject to the considerations and assumptions contained in the opinion, the initial consideration to be received and the earn-out payments which may be received by Implex shareholders pursuant to the merger transaction is fair from a financial point of view to such Implex shareholders. The amount of consideration to be paid in the merger was determined by negotiation between Implex and Zimmer.

      The full text of the written opinion of Morgan Stanley, dated as of November 21, 2003, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion is attached hereto as Annex B and is incorporated by reference. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion. The opinion of Morgan Stanley was provided for the information and assistance of the Implex board in connection with its consideration of the merger and is not a recommendation as to how any holder of Implex stock should vote with respect to the merger. The opinion addresses only the fairness from a financial point of view of the consideration to be paid to Implex shareholders pursuant to the merger transaction, and does not address any other aspects of the merger. Implex shareholders should read carefully the opinion in its entirety.

      In arriving at its opinion, Morgan Stanley reviewed:

•	certain publicly available financial information concerning Zimmer and internal financial statements and other business, financial and operating data concerning Implex, prepared by the management of Implex;

•	certain financial forecasts prepared by management of Implex and certain projected sales information prepared by management of Zimmer;

•	certain projected sales information prepared by management of Zimmer;

•	the financial terms, to the extent publicly available, of certain comparable acquisition transactions; and

•	the merger agreement and certain related documents.

      Morgan Stanley also discussed the past and current operations and financial condition and the prospects of Implex, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Implex. In addition, Morgan Stanley compared the financial performance of Implex with that of certain other comparable publicly-traded companies and their securities, and participated in discussions and negotiations among representatives of Implex and its legal advisors. Morgan Stanley also performed other analyses and considered other factors it deemed appropriate.

      For the purposes of rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Implex and Zimmer. With respect to financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Implex. Morgan Stanley also assumed that the merger would be consummated in accordance with the terms of the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code.

      Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Implex nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Pursuant to the Alliance Agreement dated as of August 21, 2000, between Implex and Zimmer, Implex is precluded from discussing acquisition of Implex with parties other than Zimmer. Therefore, in arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Implex or any of its assets.

      Morgan Stanley’s opinion did not address the relative fairness of the consideration to be received by holders of different classes of Implex capital stock.

      Under the terms of the engagement letter, Implex has agreed to pay to Morgan Stanley a fee of $2.75 million if the merger is completed. In addition, Implex has agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley from and against certain liabilities and expenses which arise out of or relate to its engagement under the engagement letter.

Zimmer’s Reasons for the Merger

      Zimmer’s board of directors has determined that the merger is in the best interests of Zimmer and its stockholders. In reaching its determination, Zimmer’s board of directors relied upon the recommendations of senior management who considered a number of factors listed below:

•	management’s favorable assessment of the Trabecular MetalTM technology used by Implex, its advantages for significant product differentiation and application to existing and new markets for Zimmer products, including spinal products;

•	management’s favorable experience in working with Implex for nearly three years under the Alliance Agreement;

•	the favorable resolution of issues regarding the license to use the Trabecular MetalTM technology;

•	the judgment, advice and analysis of Zimmer’s management with respect to the potential strategic, financial and operational benefits of the transaction, including management’s favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to Implex and its subsidiaries;

•	the results of operations and financial condition of Implex; and

•	the terms of the merger agreement and the agreements related to the merger, including the consideration to be paid by Zimmer and the structure of the merger.

      The above discussion of information and factors provided to Zimmer’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. The board did not quantify or otherwise assign relative weight to the specific factors considered. In addition, Zimmer’s board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

      Individual members of Zimmer’s board may have given different weight to different factors. However, after taking into account all of the factors described above, Zimmer’s board of directors unanimously determined that the merger, the merger agreement and the other agreements related to the merger were fair to, and in the best interests of, Zimmer and its stockholders, and that Zimmer should proceed with the merger.

Interests of Certain Persons in the Merger

      In considering the recommendation of the Implex board with respect to approval of the merger, merger agreement and the other related matters contemplated in connection with the merger, Implex shareholders should be aware that certain members of the Implex board and executive officers of Implex have interests in the merger in addition to their interests as shareholders of Implex. Some of the Implex directors and executive officers own Implex options and warrants. All outstanding options and warrants may be exercised, in whole or in part, for cash or through a cashless exercise. Options and warrants which are not exercised before or at closing will terminate. See “TERMS OF THE MERGER AGREEMENT — Treatment of Options and Warrants” and “SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IMPLEX.”

      In order to ensure that Implex’s business is managed and operated efficiently and effectively before and after the completion of the merger, it is a condition to closing the merger that each of Robert Cohen, Joseph Vargas, Charles Plokhooy, Kenneth Gerlach, Sean Lavelle and Michael McCarthy enter into retention agreements with Zimmer. Upon execution of such retention agreements, it is anticipated that each of these employees will receive a base salary and an incentive payment upon the achievement of agreed upon objectives. These arrangements are not intended to constitute employment agreements or confer any right of continued employment with Implex or Zimmer. None of Messrs. Cohen, Vargas, Plokhooy, Gerlach, Lavelle or McCarthy are directors or executive officers of Implex.

Management After the Merger

      Except as discussed below, after the completion of the merger, it is anticipated that the officers of Implex will be replaced with officers of Zimmer and the directors will be David C. Dvorak, J. Raymond Elliott and James Crines, who are all executive officers of Zimmer. Alex Khowaylo, the current President and Chief Executive Officer of Implex, will resign immediately after the closing of the merger. David S. Washburn, Vice President and Secretary of Implex, and its only other executive officer, also intends to resign as an officer after the closing although it is anticipated that he will be employed by or serve as a consultant to Implex for a transitional period. Certain other officers of Implex will continue to be employees of Implex (as a subsidiary of Zimmer) pursuant to retention agreements. For more information regarding the retention agreements, see “THE MERGER — Interests of Certain Persons in the Merger.” The management of Zimmer after the merger will remain unchanged. Information about Zimmer’s directors and executive officers can be found in Zimmer’s Form 10-K for the year ended December 31, 2002 which is incorporated by reference into this prospectus/ proxy statement. See “WHERE YOU CAN FIND MORE INFORMATION.”

Material Federal Income Tax Consequences

      The following discussion summarizes the material U.S. federal income tax consequences of the merger that are expected to apply generally to you as an Implex shareholder upon an exchange of your shares of Implex stock for shares of Zimmer common stock and cash in the merger.

      The following discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the transaction. Some of the tax consequences described below are uncertain and the Internal Revenue Service (the “IRS”) may assert that alternative tax consequences should apply. The discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. The discussion does not address any non-income tax or any foreign, state or local tax consequences of the transaction. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the transaction.

      This summary is based upon the interpretations of current provisions of the Internal Revenue Code for 1986, as amended, which we refer to as the Code, as well as existing Treasury Regulations promulgated under the Code, existing Treasury rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Zimmer, Implex or the Implex shareholders described in this summary.

      No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders:

•	who do not hold their shares of Implex stock, or will not hold the shares of Zimmer common stock received pursuant to the merger, as capital assets;

•	who are subject to special tax rules such as financial institutions, dealers in securities, foreign persons, mutual funds, insurance companies or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their Implex shares in connection with the exercise of stock options or under stock purchase plans or in other compensatory transactions;

•	who hold their Implex shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•	who are not U.S. persons.

      In addition, the following discussion does not address:

•	the tax consequences of the merger under state, local or foreign tax laws;

•	the tax consequences to holders of options and warrants issued by Implex which are converted into the right to receive shares of Zimmer common stock in connection with the merger; or

•	the tax consequences of the receipt of shares of Zimmer common stock other than in exchange for shares of Implex stock.

      As a condition to the completion of the merger, Drinker Biddle & Reath LLP must render a tax opinion that: (1) the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (2) Implex, Zimmer and Bedrock Merger Corp. will each be a party to the reorganization; and (3) no gain or loss will be recognized for federal income tax purposes upon the receipt of Zimmer common stock pursuant to the merger (except with respect to cash received for fractional shares and the portion of shares of Zimmer common stock attributable to imputed interest on earn-out payments).

      The tax opinion discussed in this section is not binding on the IRS and no ruling from the IRS has been or will be requested in connection with the merger. Therefore, the IRS may adopt a contrary position and a contrary position could be sustained by a court. In addition, there is limited authority involving the right to receive unlimited earn-out payments and tax issues relating to the escrow. Accordingly, the tax opinion discussed in this section is a “reasoned” opinion in that the opinion explains the analysis or authorities relied upon in considering the qualification of the merger as a reorganization. A “reasoned” opinion is generally considered as being not free from doubt as opposed to “clean” or “unqualified” opinions that involve less uncertainty. Further, the tax opinion relies on representations and covenants made by Zimmer and Implex and are conditioned upon certain assumptions and qualifications, including that: (1) the earn-out payments were agreed upon to resolve a disagreement among the parties regarding the fair market value of Implex; and (2) the right to the earn-out payments is not transferable, except by will, laws of intestacy or other operation of law.

      Merger’s Qualification as a Reorganization. The merger will satisfy the criteria for a reorganization established by the applicable provisions of the Code, the applicable Treasury Regulations and existing case law. However, the IRS has issued various criteria which must be satisfied as a condition of the IRS issuing a ruling that a transaction qualifies as a reorganization. The merger will not satisfy all of those criteria relating to the earn-out payments. Specifically, the ruling guidelines require that the earn-out payments be limited to a maximum number of shares which does not exceed the number of shares issued in the initial payment. Under the merger agreement, the number of shares of Zimmer common stock that may be issued in the earn-out payments is not limited to a maximum number of shares. Accordingly, the number of shares of Zimmer common stock that may be issued as the earn-out payments may exceed the number of shares of Zimmer common stock issued as the initial payment.

      At least one court has held that a transaction involving the issuance of additional shares of stock upon the occurrence of a contingency, such as the earn-out payments, qualified as a reorganization. That case involved a situation in which the number of shares potentially issuable upon the occurrence of the contingency was subject to a maximum number of shares and the maximum number of shares was less then the number of shares issued in the initial payment. However, the court’s opinion did not indicate that its ruling depended upon this particular fact. In addition, no court has issued a ruling in which it has imposed the IRS’ ruling criteria as a requirement of a reorganization. The aforementioned case involved facts that did not satisfy certain of the IRS’ other ruling criteria.

      The IRS’ ruling guidelines are not intended by the IRS to state the existing state of the law. The IRS has not identified its reason for limiting the number of shares that can be issued upon satisfaction of the contingency as a condition of obtaining a ruling. Commentators have suggested that the IRS may have imposed the limitation because restricting the maximum number of shares that can be received: (1) minimizes the possibility that the additional shares are actually disguised compensation, royalty, license fees or other consideration, and not consideration for the acquired corporation; (2) provides a convenient method to prevent excessive basis from being allocated to the initial shares (which would minimize the gain and maximize the loss on sales of such shares prior to the earn-out payments being made) by requiring the aggregate tax basis to be allocated to the maximum number of shares that could be received; (3) minimizes the possibility that the shareholders of the acquired corporation have effectively retained an equity interest in the acquired corporation; or (4) minimizes the possibility that the transaction is overly speculative.

      As a factual matter the officers of Implex and Zimmer have represented that the earn-out payments were intended to reconcile a disagreement among the parties regarding the fair market value of Implex and were not intended as consideration for anything other than the acquisition of Implex. While identifying the maximum number of shares that can be issued in a transaction may provide a convenient method to estimate the tax basis of the shares initially received (and, therefore, may be an appropriate condition for obtaining an IRS ruling), the absence of that convenience should not alter the fundamental status of the transaction as a reorganization. When viewed in its entirety, it does not appear that the holders of Implex stock retained an equity interest in Implex in the transaction. After the merger is effected, the former holders of Implex stock: (1) will not have a right to vote the Implex stock; (2) will not be entitled to any portion of Implex’s earnings; and (3) will only have a right to receive additional shares of Zimmer common stock and that right will not be transferable, except by will, laws of intestacy or other operation of law. Finally, the transaction is not overly speculative because the earn-out is paid relatively quickly (between a few months and three years after the merger agreement was executed) and therefore the total number of shares of Zimmer common stock to be received will be determined relatively soon. Accordingly, based on the foregoing analysis, Drinker Biddle & Reath LLP intends to issue its opinion that the merger will constitute a reorganization.

      Except as otherwise specifically noted, the following discussion of the tax consequences assumes that the merger qualifies as a reorganization.

      Taxation of Consideration Received. In the merger, you are entitled to receive consideration consisting of:

•	shares of Zimmer common stock to be issued at the closing;

•	additional shares of Zimmer common stock which may be issued as earn-out payments;

•	cash in lieu of fractional shares of Zimmer common stock which would otherwise be issued at the closing and as part of any earn-out payments; and

•	cash which will be released from escrow to the extent that the cash placed in escrow was not used to satisfy indemnification obligations of Implex or expenses incurred by the controlling shareholders in performing their obligations under the merger agreement.

      You will not recognize gain or loss upon the receipt of shares of Zimmer common stock issued at the closing.

      You will not recognize gain or loss upon the receipt of additional shares of Zimmer common stock issued as part of the earn-out payments, except that a portion of each such share will be taxable as imputed interest income. The aggregate amount of imputed interest with respect to the earn-out payments will equal the excess of the fair market of the earn-out payments over their present value discounted back to the time of the merger, using a discount rate prescribed by the IRS that is intended to reflect the average of market yields on Treasury debt obligations.

      If you receive cash in lieu of a fractional share of Zimmer common stock, you will be deemed to have received such fractional share and to have exchanged it for cash. You will recognize gain or loss equal to the difference, if any, between your basis in the fractional share and the amount of cash received.

      The U.S. federal income tax consequences relating to the cash that is deposited in the escrow are not certain. You may recognize income on all or a portion of either: (i) the cash that is deposited in the escrow, when it is deposited; or (ii) the cash that is distributed to you from the escrow, when it is distributed. It is understood that Zimmer intends to report and pay tax on the income earned on the investments of the escrowed funds and to use a portion of those earnings to pay such taxes. The escrow account will be increased by the excess of the earnings over such taxes. Accordingly, it is reasonable to conclude that you will recognize income on the cash that is distributed to you from the escrow, when it is distributed. In that event, a portion of such cash will be taxable as imputed interest income. The amount of such imputed interest will equal the excess of the amount of such cash which is distributed over its present value discounted back to the time of the merger, using a discount rate prescribed by the IRS that is intended to reflect the average of market yields on Treasury debt obligations. You may also recognize gain, but not loss, on the additional cash distributed to you from the escrow account which exceeds the imputed interest. The amount of such gain will be equal to the lesser of:

(i) the amount of such additional cash; or

(ii) the excess, if any, of:

(a)	the sum of the fair market value of the Zimmer common stock at the effective time of the merger and the amount of such additional cash; over

(b) your tax basis in the shares of Implex stock exchanged in the merger.

      Character of Income and Gain. The imputed interest income will be taxed as ordinary income. The gain recognized with respect to the cash received in lieu of fractional shares and the additional cash from the escrow account will be treated as capital gain unless the receipt of such cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of your ratable share of Implex’s accumulated earnings and profits. Implex is not expected to have accumulated earnings and profits at the time of the merger. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your Implex stock is greater than one year.

      Tax Basis of Zimmer Stock. The aggregate basis of the shares of Zimmer common stock received by you as part of the initial payment and the earn-out payments (including any fractional shares that you are deemed to receive and exchange for cash) will be the same as the aggregate basis of your shares of Implex stock that you exchanged, reduced by the amount of any cash received in the transaction (other than cash received for fractional shares) and increased by any income or gain realized in the transaction (other than gain realized on the deemed exchange for your fractional shares). It is reasonable to conclude that, before all of the earn-out payments are actually made, the basis of the initial shares should be determined on the basis of a reasonable estimate of the number of shares that will be issued as earn-out payments.

      Holding Period of Zimmer Stock. The holding period of the shares of Zimmer common stock received by you as part of the initial payment and the earn-out payments will include the holding period of the shares of Implex stock surrendered by you in exchange for such shares, except that the portion of each share of Zimmer common stock received as part of the earn-out payments which is attributable to imputed interest will have a holding period beginning the day after such portion is received by you.

      Backup Withholding. If you are not a corporation, you may be subject to backup withholding at a rate of twenty-eight percent (28%) on any cash paid to you in the merger. However, back-up withholding will not apply to you if you either (1) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (2) otherwise prove to Zimmer and its exchange agent that you are exempt from backup withholding.

      Reporting Requirements. You will be required to file a statement with your federal income tax return setting forth your basis in your Implex stock surrendered and the fair market value of the Zimmer common stock and cash, if any, that you received in the merger, and to retain permanent records of these facts relating to the merger.

      Consequences of IRS Challenge. If the IRS successfully challenges the status of the merger as a reorganization you will realize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of the shares of Zimmer common stock that you receive (other than the portions of such cash and shares that are attributable to imputed interest); and (ii) the basis in your Implex stock that you exchanged. Your loss may not be recognized until the earn-out payments are made. Your gain may be recognized on the “installment basis” in which event the basis in your shares of Implex stock will be recovered over the years during which the earn-out payments are payable. Under certain circumstances you may recognize gains in the earlier years and a loss in the last year that an earn-out payment is payable. The portions of the cash and shares of Zimmer common stock attributable to imputed interest will be taxable to you as ordinary income. Your aggregate basis in the shares of Zimmer common stock will be equal to the fair market value of such shares, and the holding period of such shares will begin the day after you received those shares.

Accounting Treatment

      The transaction described in this prospectus/proxy statement will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, commonly referred to as “GAAP,” for accounting and financial reporting purposes. Earn-out payments, which represent contingent consideration as defined by U.S. GAAP, will be recorded as an additional cost of the transaction upon resolution of the contingency. For additional information on earn-out payments, see “TERMS OF THE MERGER AGREEMENT — Earn-Out Payments.” Implex will be treated as the acquired corporation for these purposes. Implex’s assets, liabilities and other items will be adjusted to their estimated fair value at the completion of the merger and combined with the historical book values of the assets and liabilities of Zimmer. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. Goodwill resulting from this transaction will be reported as an asset subject to annual impairment reviews.

Regulatory Approvals

      Other than clearance under the antitrust laws applicable to the transaction which are described below, and the filing of a certificate of merger under New Jersey law with respect to the merger, Zimmer does not believe that any additional material governmental filings are required with respect to the merger.

      This merger is subject to review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the specified waiting period requirements of that Act have been satisfied. Zimmer and Implex have filed all required notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Certain Securities Laws Considerations

      The Zimmer common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Zimmer common stock issued to any person who is deemed to be an affiliate (as that term is used in Rule 145 under the Securities Act) of Implex. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Implex and include Implex directors and certain officers as well as its principal shareholders. Affiliates may not sell their Zimmer common stock acquired in the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under Paragraph (d) of Rule 145 under the Securities Act;

•	an exemption under Rule 144 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Relationships Between Zimmer and Implex

      Except as otherwise described in this prospectus/proxy statement, neither Zimmer nor, to the best of Zimmer’s knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Implex, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as referenced in this prospectus/proxy statement, there have been no contacts, negotiations or transactions since January 1, 2002, between Zimmer or, to the best of Zimmer’s knowledge, any of its directors, executive officers or other affiliates on the one hand, and Implex or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Zimmer nor, to the best of Zimmer’s knowledge, any of its directors, executive officers or other affiliates has since January 1, 2002 had any transaction with Implex or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the merger.

      As of August 21, 2000, Zimmer and Implex entered into an Exclusive Distribution and Strategic Alliance Agreement pursuant to which Zimmer acquired rights to distribute certain of Implex’s orthopaedic joint replacement products and trauma products and both parties agreed to cooperate in developing new products incorporating Trabecular MetalTM technology. Zimmer also received the right to acquire Implex pursuant to a cash merger at a value to be determined by appraisal. Pursuant to the Alliance Agreement, this purchase right was exercisable by Zimmer between September 30, 2003 and December 31, 2003. Until expiration of Zimmer’s purchase right, Implex agreed not to solicit, initiate, encourage or otherwise negotiate or enter into any other acquisition transaction. Following the expiration of Zimmer’s exclusive purchase right, Zimmer was granted a right of first refusal with respect to any third party acquisition proposal. In connection with the Alliance Agreement, a majority of the Implex shareholders executed voting agreements to vote in favor of an acquisition by Zimmer initiated pursuant to the Alliance Agreement and to vote against any other acquisition proposal. Pursuant to the terms of the merger agreement, the parties have now agreed that the Alliance Agreement will remain in full force and effect until the consummation of the merger and that Zimmer shall retain its right to acquire Implex pursuant to the Alliance Agreement if the merger agreement is terminated prior to April 30, 2004.

      Neither Zimmer nor, to the best of Zimmer’s knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of Implex stock.

      Neither Zimmer nor, to the best of Zimmer’s knowledge, any of its directors, executive officers or other affiliates has effected any transaction in shares of Implex stock during the past sixty (60) days.

Stock Ownership Following the Merger

      Assuming that no additional shares of Implex stock or options and warrants to purchase Implex stock are issued and none of the currently outstanding options and warrants to purchase Implex stock are cancelled prior to the closing of the merger, and assuming the closing price of Zimmer common stock is $          , Zimmer will issue approximately                      shares upon the closing of the merger (excluding any shares issuable in connection with subsequent earn-out payments, if any). Based upon                      shares of Zimmer common stock issued and outstanding as of                     , 2004, the former holders of Implex stock would hold and have voting power with respect to approximately      %, and the stockholders of Zimmer prior to the closing of the merger would hold and have voting power with respect to approximately      % of Zimmer’s total issued and outstanding shares of common stock after completion of the merger.

TERMS OF THE MERGER AGREEMENT

      The following is a summary of the material provisions of the merger agreement. However, the following is not a complete description of all provisions of the merger agreement. We urge you to carefully read the entire merger agreement, which is attached as Annex A to this prospectus/proxy statement and is incorporated into this document by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement.

General

      The merger agreement provides for the merger of Implex with Bedrock Merger Corp., a wholly-owned subsidiary of Zimmer that was created to effect the merger. As a result of the merger, Implex will become a wholly-owned subsidiary of Zimmer. The shareholders of Implex will become stockholders of Zimmer.

The Completion of the Merger

      The merger will be completed upon the filing of the certificate of merger with the Treasurer of the State of New Jersey. The merger agreement provides that the merger will be completed no more than ten (10) business days after all of the conditions to the merger contained in the merger agreement are satisfied or waived.

Manner and Basis of Converting Shares in the Merger

      Under the terms of the merger agreement, upon completion of the merger, each outstanding share of Implex common stock, Series A preferred stock and Series B preferred stock will be converted into the right to receive a fraction of a share of Zimmer common stock based on the exchange ratio, any cash remaining in the escrow account and additional Zimmer common stock with respect to earn-out payments if certain performance targets for the sale of specific Implex product sales are satisfied through 2006. All options and warrants convertible into stock of Implex will be exercised or terminated before or at the date of closing. None of the shares of Zimmer common stock issued in the merger will be subject to repurchase rights at the time of the closing.

Cash Value and Exchange Ratio

      The initial cash value of the consideration to be paid in the merger at the closing will be $107,825,000. However, that cash value will be reduced by the following:

•	$5 million previously paid by Zimmer to Implex pursuant to an existing alliance agreement between the parties;

•	the cost of the products liability insurance policy that Implex is required to obtain as a condition to closing the merger in order to cover any losses incurred by Zimmer arising from or in connection with Implex products sold prior to the closing date of the merger; and

•	the amount of principal owed by Implex to Zimmer pursuant to an existing loan agreement between the parties.

      No later than three (3) days prior to the closing date of the merger, Zimmer and Implex will mutually agree on a final cash value of the initial consideration to be paid on the closing date of the merger which reflects all of the above-referenced adjustments to the initial cash value. Following the determination of the final cash value, the exchange ratio (rounded to the fifth decimal point) representing the number of shares of Zimmer common stock into which each share of Implex stock is to be converted will be a fraction computed as the quotient of the following two items:

•	the numerator is equal to the number of whole shares of Zimmer common stock issuable for the final cash value, determined by dividing ninety percent (90%) of the final cash value by the Zimmer common stock price which will be the average of the closing sales prices for shares of Zimmer common stock on the New York Stock Exchange Composite Tape during the 20-day trading period ending on the trading day preceding the closing date of the merger; and

•	the denominator is equal to the number representing the issued and outstanding shares of Implex stock as of the time the merger becomes effective, plus the aggregate number of shares of Implex stock that would have been issuable to holders of Implex options and warrants that have executed termination agreements upon the conversion of all such options and warrants on a cashless basis. The number of shares of Implex stock that would have been issuable to holders of options and warrants who have executed termination agreements shall be equal to the product of (1) the number of Implex options and warrants held by such holder, multiplied by (2) the number which results by subtracting from the number 1 the quotient of (A) the exercise price of such Implex options and warrants divided by (B) the fully diluted Implex per share price. The fully diluted Implex per share price shall be equal to the final cash value of the initial merger consideration divided by the aggregate number of issued and outstanding shares of Implex stock and Implex options and warrants as of the effective time of the merger.

      As of                     , 2004, the last practicable date prior to the date of this prospectus/proxy statement, the exchange ratio would have been                     . The numerator for such calculation was based on (1) a final cash value equal to $          , which reflects adjustments of $5 million owed under the existing alliance agreement, $          for the cost of the products liability insurance and $          representing the outstanding principal amount owed by Implex to Zimmer on the existing loan as of                     , 2004 and (2) a Zimmer common stock price equal to $          . The denominator consisted of                      shares of Implex stock outstanding as of                     , 2004 and                      shares that would have been issuable to holders of Implex options and warrants who have executed termination agreements as of                     , 2004. The above ratios, values and numbers are illustrative only and do not represent the actual ratios, values or numbers which will actually be used in determining the exchange ratio upon consummation of the merger. Zimmer will notify you of the final exchange ratio by issuing a press release announcing the completion of the merger and the filing of that press release with the SEC. Further, the written instructions that are sent to you by the exchange agent on how to exchange your Implex stock certificates will also indicate the final exchange ratio.

      Of the merger consideration to be paid upon the closing of the merger (which excludes any shares issuable in connection with subsequent earn-out payments, if any), Zimmer will deliver to The Bank of New York, as escrow agent, cash in an amount equal to ten percent (10%) of the final cash value. This cash will be held in an escrow account as security for the indemnification rights of Zimmer pursuant to the merger agreement. The remaining portion of the final cash value, issuable in Zimmer common stock at the effective time of the merger, will be issued to the Implex shareholders proportionately upon completion of the merger. For a more complete understanding of your rights and obligations with respect to the cash to be deposited by Zimmer with the escrow agent, please read the sections entitled “TERMS OF THE MERGER AGREEMENT — Indemnification” and “OTHER AGREEMENTS — Escrow Agreement.”

      Zimmer will not issue certificates representing fractional shares of its common stock in the merger. Any shareholder who would otherwise be entitled to a fractional share under the merger agreement will receive a cash payment (rounded to the nearest whole cent) based on the following calculation: the sum of any fractional interests that are deliverable under the merger agreement and any fractional interests that are otherwise to be held in escrow, multiplied by the average closing sales price of one share of Zimmer common stock, as reported on the New York Stock Exchange Composite Tape, for the 20 trading-day period ending on the last trading day before the closing date of the merger.

      As soon as practicable after the date the merger is effective, the exchange agent will mail to each shareholder of Implex a letter of transmittal in customary form and instructions for use in exchanging Implex stock certificates for Zimmer common stock certificates and cash for any fractional share. In addition, the merger agreement contemplates that, upon receipt of an Implex stock certificate and a duly executed letter of transmittal and any other documents that Zimmer reasonably requires, the exchange agent will mail to each record holder of the Implex shares a certificate representing the number of whole shares of Zimmer common stock that the holder has the right to receive (not including the escrowed cash allocated to the holder) and cash in lieu of any fractional share.

      After the completion of the merger, until it is surrendered, each certificate that previously evidenced Implex stock will only represent the right to receive (1) shares of Zimmer common stock, (2) cash deposited in escrow, if any, at the end of the escrow period, (3) such additional shares of Zimmer common stock with respect to earn-out payments, if any, and (4) cash instead of a fractional share of Zimmer common stock. Zimmer will not pay dividends or other distributions on any shares of Zimmer common stock to be issued in exchange for any Implex stock certificate that is not surrendered until the Implex stock certificate is surrendered in accordance with the merger agreement. Implex Shareholders Should Not Return Their Share Certificate With The Enclosed Proxy.

Earn-Out Payments

      The shareholders of Implex shall also be eligible to receive additional consideration as earn-out payments pursuant to the merger agreement under certain circumstances. In the event certain performance targets are satisfied with respect to the sale of specific Implex products through 2006, as more fully discussed below, then each Implex shareholder shall be entitled to receive additional payments of Zimmer common stock. The aggregate amount of Zimmer common stock (rounded down to the nearest whole share) issuable to shareholders of Implex for any such earn-out payment shall be determined by dividing the cash value of the earn-out payment by the average closing price for a share of Zimmer common stock on the New York Stock Exchange Composite Tape over the 20-day trading period ending on the last trading day prior to the distribution date for the earn-out payment. The amount of any earn-out payment is subject to reduction for indemnification claims made by Zimmer, costs and expenses of the controlling shareholders and certain other expenses specified in the merger agreement.

      The earn-out payments are generally based on the year-over-year sales growth of certain products which generally fall into six categories:

•	ProxiLock hip stems that have no Trabecular MetalTM features and other hip stems with certain patented features;

•	monoblock acetabular cups which do not use ceramic or metal as a bearing surface that have Trabecular MetalTM features;

•	monoblock tibias, modular tibias, glenoids, primary patellae, revision patellae, acetabular revision shells, acetabular revision augments, knee revision augments, knee revision cones, hip stems, custom/RX products and products not included in the other product categories that have Trabecular MetalTM features;

•	monoblock acetabular cups using ceramic or metal as a bearing surface that have Trabecular MetalTM features, sports devices and/or soft tissue attachment devices that have Trabecular MetalTM features, Trabecular MetalTM shapes, including osteotomy wedges, pins and rods, that have Trabecular MetalTM features, Avascular Necrosis (AVN) devices that have Trabecular MetalTM features and Patello-Femoral devices that have Trabecular MetalTM features;

•	products sold for use in spinal applications; and

•	modular acetabular cups that have Trabecular MetalTM features.

      The earn-out payment, if any, for each product category for each earn-out period will be equal to the product of (x) the agreed upon multiple for that earn-out period as set forth in Exhibit A to the merger agreement and (y) the excess of (1) the revenues derived by Zimmer and its subsidiaries and affiliates from sales of the products in such product category for that earn-out period over (2) the revenues derived by Zimmer and its subsidiaries and affiliates from sales of the products in such product category for the preceding period. Each product category has different earn-out periods with different earn-out multiples. In addition, certain product categories are subject to specific adjustments or additional payments upon the occurrence of certain events during the earn-out period. We urge you to read this description of the earn-out payments in conjunction with Exhibit A to the merger agreement which is attached to this prospectus/proxy statement as Annex A.

      In connection with the earn-out payments, Zimmer has covenanted and agreed, at all times during the period from the effective time of the merger to the final earn-out payment date, to, among other things:

•	actively promote the Implex products subject to potential earn-out payments to the same extent generally as it would promote its other products with similar regulatory status, life cycle and stature;

•	act in good faith and not to undertake any actions the purpose of which is to adversely affect the level of revenues derived from the sale of Implex products, including, without limitation, utilizing financial or other disincentives which would cause its sales distribution channels to not promote and sell the Implex products subject to potential earn-out payments; and

•	actively continue to develop, seek necessary FDA clearances, consents or approvals, and initiate the full market launch of those Implex products subject to potential earn-out payments which are currently under development by Zimmer.

      Revenues attributable to the Implex products subject to potential earn-out payments shall be recognized and computed in accordance with generally accepted accounting principles as consistently applied by Zimmer with respect to its other medical device products.

      The initial determination of whether the targets have been achieved and the amount of the earn-out payment will be made by Zimmer. Within sixty (60) days after the last day of each calendar year during the earn-out period, Zimmer shall deliver to the controlling shareholders a report of all earn-out payments made by Zimmer during the calendar year and documentation setting forth in reasonable detail the number of units sold and revenues generated with respect to each product line in each product category. Such statement shall be accompanied by a report of Zimmer’s independent auditors regarding the calculations of the earn-out payments. A majority of the controlling shareholders may request additional clarifications or supporting documentation within twenty (20) days following receipt of Zimmer’s report.

      Unless a majority of the controlling shareholders object in writing to the Zimmer report within sixty (60) days of receipt of the Zimmer report, such report shall be conclusive and binding on the Implex shareholders. In the event the controlling shareholders dispute any such report, Zimmer and the controlling shareholders shall use their commercially reasonable efforts to resolve any such dispute. If they are unable to agree on a final resolution of such objections within sixty (60) days after Zimmer receives the statement of objections, then the final determination as to the amount of the applicable earn-out payments shall be made by a neutral accounting firm.

      If Zimmer is required to make any earn-out payments, as soon as practicable after the distribution date for the earn-out payment, Zimmer shall deliver to the exchange agent certificates representing the Zimmer common stock and cash in lieu of fractional shares issuable as an earn-out payment pursuant to the merger agreement. The exchange agent, in turn, will mail to each holder of record of Implex stock as of the effective time of the merger and each holder of Implex options and warrants who executed termination agreements as of the effective time of the merger that number of shares of Zimmer common stock (rounded down to the nearest whole share) equal to its pro rata share of all the outstanding Implex stock and Implex options and warrants immediately prior to the effective time of the merger and a check in payment of the cash payment in lieu of fractional shares.

Controlling Shareholders

      In approving the merger agreement, Implex shareholders will appoint and authorize Oracle Strategic Partners, L.P., Meridian Venture Partners and David S. Washburn, collectively referred to as the controlling shareholders, to make all decisions and to take all actions and to receive notices for and on behalf of the Implex shareholders, as their lawful attorneys-in-fact, with respect to their rights and obligations under the merger agreement, including, without limitation, any earn-out payments, claims upon the escrow account, indemnification rights or Zimmer’s rights of setoff. All decisions made and actions taken by the controlling shareholders, as such attorneys-in-fact, shall be binding upon all of the Implex shareholders, and no Implex shareholder shall have the right to, or shall, object, dissent, protest or otherwise contest the same. Furthermore, by approving the merger agreement, the Implex shareholders agree to indemnify and hold the controlling shareholders harmless from and against any and all liabilities, losses, claims, damages, costs or expenses incurred or suffered by any controlling shareholder arising out of any action or inaction taken in good faith by the controlling shareholders as such attorneys-in-fact. The affirmative vote of a majority of the controlling shareholders shall be necessary to approve any actions taken and decisions made by the controlling shareholders.

      Any liabilities, losses, damages, costs or expenses (including, without limitation, reasonable attorneys and accountants fees and expenses and all out-of-pocket expenses) that are incurred, paid or payable by the controlling shareholders in connection with resolving any claims, demands or disputes under the merger agreement, or otherwise in connection with the discharge by the controlling shareholders of their obligations as such attorneys-in-fact or the obligations of the Implex shareholders under the merger agreement, shall be paid out of, or reimbursed from, any earn-out payments and/or any distribution from the escrow account owed to any Implex shareholders in accordance with the merger agreement before any such payment or distribution is paid or released to any of the Implex shareholders. To the extent that the earn-out payments and/or distributions from the escrow account are insufficient to fully pay all such expenses of the controlling shareholders, the Implex shareholders shall contribute to the payment or reimbursement of such expenses in proportion to such Implex shareholder’s proportional share of the initial consideration (including the amount of escrowed funds) payable upon the effective time of the merger (which excludes any subsequent earn-out payments, if any).

      Zimmer shall be entitled to rely on and shall be protected in acting upon any written request for the payment or reimbursement of expenses submitted by the controlling shareholders and shall have no responsibility for determining the accuracy thereof. The controlling shareholders agree to indemnify and hold Zimmer harmless from and against any and all liabilities, losses, claims, damages, costs or expenses incurred or suffered by Zimmer arising out of any action or inaction taken in good faith by Zimmer with respect to the deduction of any such payment request from any earn-out payments and/or distributions from the escrow account.

      Each Implex shareholder shall have the right on reasonable written notice to the controlling shareholders and during usual business hours to inspect the earn-out payment documentation provided by Zimmer to the controlling shareholders and any analyses and other documents prepared by the controlling shareholders concerning earn-out payments and/or the resolution of any claims, demands or disputes under the merger agreement.

      If any controlling shareholder becomes unable to serve, the remaining controlling shareholders shall appoint a successor who was an Implex shareholder as of the effective time of the merger.

Treatment of Options and Warrants

      The merger agreement provides that after the effective date of the merger agreement and before the closing of the merger, Implex intends to arrange for the exercise of all Implex options and warrants on behalf of all holders who desire to exercise Implex options and warrants. It is a condition of Zimmer’s obligation to close the merger, that all options and warrants must be exercised or terminated before or at the closing of the merger. The options and warrants will become fully vested and may be exercised, in whole or in part, by cash payment or through a cashless exercise by entering into a termination agreement. Holders who exercise their options and warrants for cash will receive Implex stock which, assuming the merger is completed, will be exchanged for the right to receive Zimmer common stock. If a holder of options and warrants enters into a termination agreement with Implex prior to the closing of the merger, such holder, assuming the merger is completed, will receive the number of shares of Zimmer common stock equal to the product of (A) the exchange ratio and (B) the number of shares of Implex stock that would have been issuable to the holder of Implex options and warrants. Pursuant to the merger agreement, the number of shares of Implex stock issuable to the holder shall be equal to (x) the number of Implex options and warrants held by such holder multiplied by (y) that number which results by subtracting from the number 1 the quotient of (1) the exercise price of such Implex options and warrants divided by (2) the fully diluted Implex per share price. The fully diluted Implex per share price shall be equal to the final cash value of the initial merger consideration divided by the aggregate number of issued and outstanding shares of Implex stock and Implex options and warrants as of the effective time of the merger. All options and warrants will terminate if not exercised before or at closing. Zimmer may elect not to consummate the merger if any outstanding options and warrants are not exercised or terminated by the closing.

Representations and Warranties

      The merger agreement contains customary representations and warranties of Implex, Zimmer and Bedrock Merger Corp. relating to, among other things, the respective businesses and assets of the parties and their ability to complete the merger. The representations and warranties made by Implex survive the closing of the merger until December 31, 2006, except that the final resolution of any claims for indemnification made prior to such expiration date by Zimmer based on an alleged inaccuracy in or breach of any of the representations and warranties made by Implex shall survive the expiration date. All representations and warranties made by Zimmer and Bedrock Merger Corp. shall survive the closing of the merger until eighteen (18) months from the effective date of the merger, except that the final resolution of any claims for indemnification made prior to such expiration date by Implex based on an alleged inaccuracy in or breach of any of the representations and warranties made by Zimmer shall survive the expiration date.

      The representations made by Implex include, among others, representations relating to:

•	its due organization, valid existence, good standing;

•	its certificate of incorporation, bylaws, and records;

•	its capital structure;

•	the fair presentation, accuracy and completeness of its financial statements and compliance of its financial statements with generally accepted accounting principles;

•	the absence of certain material adverse changes in the businesses of Implex since September 30, 2002;

•	the good, valid and marketable title to all assets purported to be owned;

•	good and marketable title to any real property or leasehold estates;

•	its intellectual property and proprietary assets;

•	the identity, validity and enforceability of, and certain other matters relating to, its material contracts;

•	material liabilities and obligations;

•	compliance with legal requirements including the Food, Drug & Cosmetic Act and applicable regulations of the Food and Drug Administration;

•	possession and noncontravention of necessary permits;

•	governmental authorizations;

•	tax matters;

•	employee matters, benefit plans, and labor matters;

•	environmental matters;

•	insurance;

•	employment and consulting agreements;

•	the absence of material litigation including products liability litigation;

•	the absence of any product recalls;

•	the authority to enter into the merger agreement and the agreements related to the merger and to consummate the merger;

•	the noncontravention of any of the provisions of Implex’s constituent documents, material contracts, applicable laws and governmental authorizations with the consummation of the merger, the merger agreement and the agreements related to the merger;

•	clinical trials;

•	the absence of false or misleading information regarding Implex in the merger agreement and in this prospectus/proxy statement;

•	the approval of the merger by Implex’s board of directors and the required shareholder vote to approve the merger agreement and the transactions contemplated thereby;

•	compliance with anti-takeover laws; and

•	the absence of a finder’s fee, except as disclosed to Zimmer.

      The representations made by Zimmer and Bedrock Merger Corp. include, among others, representations relating to:

•	due organization, valid existence and good standing;

•	capital structure;

•	the authority to enter into the merger agreement and the agreements related to the merger and to consummate the merger;

•	the accuracy of filings with the SEC since September 1, 2000;

•	the absence of a finder’s fee;

•	the noncontravention of any of the provisions of Zimmer’s and Bedrock Merger Corp.’s constituent documents, material contracts, applicable laws and governmental authorizations with the consummation of the merger, the merger agreement and the agreements related to the merger;

•	the absence of material litigation (excluding any litigation with respect to Centerpulse);

•	the absence of false or misleading information regarding Zimmer in this prospectus/proxy statement and the completeness of this prospectus/proxy statement;

•	the absence of certain specified changes in the business of Zimmer since December 31, 2002 that would materially and adversely affect on the ability of Zimmer to consummate the merger; and

•	the absence of certain actions which would prevent the merger from constituting a reorganization under the Internal Revenue Code.

Special Meeting

      The merger agreement provides that Implex must take all necessary action under its constituent documents and all applicable legal requirements, to duly call, give notice of, convene and hold a special meeting of the Implex shareholders, to consider, act upon and vote on the merger, the merger agreement and the transactions contemplated by the merger agreement. This special meeting will be held on the earliest practicable date after the registration statement, of which this prospectus/proxy statement is a part, is declared effective by the SEC. The merger agreement also provides that Implex use all commercially reasonable efforts to distribute at the earliest practicable date the proxy statement, included in this prospectus/proxy statement, to the Implex shareholders in connection with the special meeting, and the proxy statement must comply with all applicable legal requirements. The Implex board must recommend that the Implex shareholders vote in favor of the merger, the merger agreement, and the transactions contemplated by the merger agreement. We urge you to read this description of the special meeting in conjunction with the section entitled “THE IMPLEX SPECIAL MEETING AND PROXY SOLICITATION.”

Additional Covenants of the Parties

      Mutual Covenants. Pursuant to the merger agreement, each of Zimmer, Implex and Bedrock Merger Corp. has agreed that:

•	each of Zimmer and Implex shall make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the Hart-Scott-Rodino Act, with respect to the transactions contemplated by the merger agreement as soon as reasonably practicable after the date of such merger agreement and comply at the earliest practicable date with any request for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other governmental authority in respect of such filings or such transactions.

•	each of Zimmer and Implex shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transaction contemplated by the merger agreement under the Hart-Scott-Rodino Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

•	each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and other transactions contemplated by the merger agreement including:

-	the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, and

-	the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the merger that are necessary to consummate the merger and the transactions contemplated by the merger agreement or required to prevent a material adverse effect on Zimmer or Implex from occurring prior to or after the effective time of the merger.

•	notwithstanding anything to the contrary in the merger agreement, no party to the merger agreement nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that would reasonably be expected to have a material adverse effect, in the case of Implex, on Implex and its subsidiaries taken as a whole, or in the case of Zimmer, on the assets, liabilities, results of operations or financial condition of Zimmer combined with the surviving corporation after the effective time of the merger, or that would reasonably be expected to substantially impair the benefits expected as of the date of the merger agreement to be realized from the consummation of the merger nor shall any party be required to waive any condition to the merger intended for its benefits. See “TERMS OF THE MERGER AGREEMENT — Conditions to the Merger.”

•	each of the parties shall use all commercially reasonable efforts to cause the merger to constitute a tax-free reorganization under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from either counsel to Implex or Zimmer to the effect that:

-	the merger will constitute a reorganization under Section 368(a) of the Code,

-	Implex, Zimmer and Bedrock Merger Corp. will each be a party to that reorganization, and

-	no gain or loss will be recognized by the shareholders of Implex upon receipt of Zimmer common shares in exchange for Implex stock pursuant to the merger, except with respect to cash received in lieu of fractional shares interest in Zimmer common shares and from the escrow account and except imputed interest with respect to any earn-out payments.

•	unless otherwise required by applicable laws, at all times prior to the earlier of the effective time of the merger or termination of the merger agreement, Zimmer shall be responsible for issuing any press release with respect to the merger and shall, to the extent time permits, use all commercially reasonable efforts to consult with Implex before issuing any such press releases.

      Covenants of Zimmer. Zimmer has covenanted in the merger agreement, among other things:

•	to prepare and file with the Securities and Exchange Commission this prospectus/proxy statement, and the related registration statement, subject to the terms of the merger agreement, and to use all commercially reasonable efforts to have the registration statement declared effective and to maintain the effectiveness of the registration statement through the effective time of the merger;

•	to use all commercially reasonable efforts during the period from the date of the merger agreement to the effective time of the merger to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect;

•	to use all commercially reasonable efforts to cause the Zimmer common shares issuable pursuant to the merger (excluding any Zimmer common shares issuable in connection with subsequent earn-out payments, if any) to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger;

•	to cause the surviving corporation to continue to employ all employees of Implex (subject to certain exceptions) in the same positions, at the same salary levels and with the same employee benefits; provided, however, that nothing in the merger agreement shall confer upon any such employee the right to employment or the right to any continued level of wages, salary levels or employee benefits after the effective time of the merger; and

•	that Bedrock Merger Corp. shall not conduct any business or make any investments other than as specifically contemplated by the merger agreement and will not have any assets (other than a de minimis amount of cash paid to Bedrock Merger Corp. for the issuance of its shares to Zimmer) or any material liabilities.

      Covenants of Implex. Implex has covenanted that, until the completion of the merger, Implex will conduct its business and operations in the ordinary course of business and will use all commercially reasonable efforts to preserve intact its current business organization, the availability of the services of its officers or employees and its relationships with customers, suppliers, lessees, licensees and others having business relationships with it. Implex has further covenanted that, during the period from the date of the merger agreement to the effective time of the merger, it will not (except as expressly contemplated or permitted by the merger agreement or to the extent Zimmer shall otherwise consent in writing):

•	do or effect any of the following actions with respect to its stock (1) adjust, split, combine or reclassify its capital stock, (2) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (3) grant any person any right or option to acquire any shares of its capital stock, (4) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of convertible securities that are outstanding as of the date of the merger agreement), or (5) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

•	directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

•	make or propose any changes to its certificate of incorporation or bylaws;

•	merge or consolidate with any other entity;

•	acquire a material amount of assets or capital stock of any other entity outside of the ordinary course of business consistent with past practice;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

•	create any subsidiaries;

•	enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non officer employees, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law, or grant or reprice any options or other equity-based awards;

•	enter into, adopt or amend any employee benefit plan, except as may be required by applicable law;

•	take any action that would give rise to severance benefits payable to any officer or director as a result of consummation of the transaction contemplated by the merger agreement;

•	change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by its regular independent accountants;

•	settle any action, suit or legal proceeding involving, individually or in the aggregate, an amount in excess of $25,000;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any material contract or any confidentiality agreement to which Implex is a party;

•	enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

•	write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $25,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

•	incur or commit to any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

•	make any payments or commitments in respect of policies of directors and officers liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies;

•	take any action to exempt or make not subject to the anti-takeover laws of New Jersey or any other state, any person or entity (other than Zimmer or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

•	take any action that could likely result in the representations and warranties set forth in the merger agreement becoming false or inaccurate in any material respect;

•	enter into or carry out any other transaction other than in the ordinary and usual course of business;

•	permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

•	agree in writing or otherwise to take any of the foregoing actions.

      Implex has agreed to permit representatives of Zimmer to have appropriate access at all reasonable times to Implex’s premises, properties, books, records, contracts, documents, customers and suppliers. Zimmer has agreed to keep all this information confidential and shall cause its directors, officers and employees and representatives or advisors who receive any portion of this information to keep it confidential, except as may otherwise be required by law.

      Prior to the closing date of the merger, Implex shall have obtained a products liability insurance policy, which shall be effective for five (5) years, covering any losses arising from or in connection with Implex products sold prior to such closing date which shall be endorsed with clauses naming Zimmer as the loss payee. In the event Zimmer incurs any costs in connection with maintaining such insurance policy, such costs shall be recoverable out of any earn-out payments, if any, owed to shareholders of Implex.

Acquisition Proposals

      Under the merger agreement, Implex agreed as of the date of the merger agreement to immediately cease all existing activities, discussions and negotiations with any parties conducted before with respect to any proposal for a competing transaction and request the return of all confidential information regarding Implex provided to any such parties whether pursuant to the terms of any confidentiality agreements or otherwise.

      Implex has further agreed that during the term of the merger agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries’ directors, officers, employees, agents or representatives, directly or indirectly:

•	to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Implex, or acquisition of any capital stock (other than upon exercise of Implex options and warrants which are outstanding as of the date of the merger agreement) or a material amount of the assets of Implex and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Implex of any material assets or capital stock of any other person (other than acquisitions of capital stock or assets of any other person that are not, individually or in the aggregate, material to Implex and its subsidiaries, taken as a whole), or any combination of the foregoing, referred to as a “competing transaction,” or

•	negotiate, explore or otherwise engage in discussions with any person (other than Zimmer, Bedrock Merger Corp. or their respective directors, officers, employees, agents and representatives) with respect to any competing transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement.

Conditions to the Merger

      Mutual Conditions. The obligations of Zimmer, Bedrock Merger Corp. and Implex to effect the merger are subject to satisfaction or waiver of the following conditions:

•	approval of the merger agreement, the merger and the transactions contemplated by the merger agreement by the Implex shareholders;

•	any applicable waiting periods under the Hart-Scott-Rodino Act relating to the merger and the transactions contemplated by the merger agreement have expired or been terminated and any other approvals of any governmental authority have been obtained;

•	no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits or enjoins the consummation of the merger or the transactions contemplated by the merger agreement or limits the ownership or operation by Zimmer, Implex or any of their respective subsidiaries of any material portion of the business or assets of Zimmer or Implex;

•	there is no pending action:

-	challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement,

-	except to the extent consistent with the obligations of Implex and Zimmer under the merger agreement, seeking to prohibit or limit the ownership or operation by Zimmer, Implex or any of their respective subsidiaries of, or to compel Zimmer, Implex or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Zimmer, Implex or any of their respective subsidiaries, as a result of the merger or any of the other transactions contemplated by the merger agreement,

-	seeking to impose limitations on the ability of Zimmer to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the surviving corporation, or

-	seeking to prohibit Zimmer or any subsidiary of Zimmer from effectively controlling in any material respect the business or operations of Zimmer or the subsidiaries of Zimmer;

•	the SEC has declared the registration statement of which this proxy statement/ prospectus forms a part effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the registration statement of which this proxy statement/ prospectus forms a part is in effect and no proceedings for such purpose are pending before or threatened by the SEC or any state securities administrator;

•	the Zimmer common shares to be issued in the merger (excluding any shares issuable in connection with subsequent earn-out payments, if any) have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

•	Zimmer and Implex shall have agreed on the final cash value of the merger consideration payable on the closing date of the merger.

      Conditions to Obligations of Zimmer and Bedrock Merger Corp. The obligations of Zimmer and Bedrock Merger Corp. to complete the merger and the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or prior to the closing of the merger, of each of the following conditions:

•	the representations and warranties made by Implex in the merger agreement being true and correct in all material respects, except that representations and warranties that are subject to materiality qualifications or references to “material adverse effect” shall be true and correct, as of the date of the merger agreement and as of the date of the closing of the merger, except for inaccuracies which, in the aggregate, would not reasonably be expected to have a material adverse effect on Implex and receipt by Zimmer of a certificate signed by Implex’s executive officers to that effect;

•	all of the covenants and obligations of Implex being complied with and performed in all material respects at or prior to the effective time of the merger and receipt by Zimmer of a certificate signed by Implex’s executive officers to that effect;

•	Implex and its subsidiaries shall have procured all necessary consents or approvals in connection with the merger and the transactions contemplated by the merger agreement;

•	there has not been any change in the assets, liabilities, results of operations or financial condition of Implex and its subsidiaries taken as a whole which would constitute a material adverse effect on Implex or any event, occurrence or development which would reasonably be expected to have a material adverse effect on the ability of Implex to consummate the transactions contemplated by the merger agreement;

•	receipt by Zimmer of a legal opinion from counsel to Implex, dated as of the closing date of the merger, regarding certain general corporate matters;

•	each person who would reasonably be deemed to be an “affiliate” of Implex for purposes of Rule 145 of the Securities Act shall have executed an affiliate letter;

•	Zimmer shall have received the written resignation of all directors of Implex;

•	certain employees of Implex shall have entered into retention agreements with Implex, reasonably acceptable to Zimmer;

•	Zimmer shall have received evidence of the products liability insurance policy which Implex is required to obtain pursuant to the merger agreement:

•	all options and warrants of Implex shall have been exercised or terminated; and

•	the holders of all of the outstanding Series B preferred stock and holders of at least eighty percent (80%) of the outstanding Series A preferred stock, each voting separately as a class, shall have elected to receive the merger consideration contemplated by the merger agreement.

      Conditions to Obligations of Implex. The obligations of Implex to complete the merger and the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•	the representations and warranties made by Zimmer and Bedrock Merger Corp. in the merger agreement being true and correct in all material respects, except that representations and warranties that are subject to materiality qualifications or references to “material adverse effect” shall be true and correct, as of the date of the merger agreement and as of the date of the closing of the merger, except for inaccuracies which, in the aggregate, would not reasonably be expected to have a material adverse effect on Zimmer and receipt by Implex of a certificate signed by Zimmer’s executive officers to that effect;

•	all of the covenants and obligations of Zimmer and Bedrock Merger Corp. being complied with and performed in all material respects at or prior to the effective time of the merger and Implex having received a certificate signed by Zimmer’s executive officers to that effect;

•	receipt by Implex of an opinion of counsel regarding the tax-free treatment of the merger; and

•	receipt by Implex of a legal opinion from counsel to Zimmer, dated as of the closing date of the merger, regarding certain general corporate matters.

Indemnification

      Obligation to Indemnify Zimmer. Zimmer and its affiliates and their respective officers, directors and employees are entitled to indemnification in certain specified circumstances. Under the merger agreement, Zimmer and these other third parties will be indemnified against losses or damages resulting from, or directly or indirectly connected with:

•	any breach of representation or warranty of Implex made in the merger agreement, or any other document delivered or executed by Implex in connection with the merger agreement;

•	the breach or violation of any covenant, obligation or agreement of Implex contained in the merger agreement;

•	any fraud on the part of Implex or its officers or directors in connection with the transactions contemplated by the merger;

•	any taxes of Implex for any tax year ending on or prior to the closing date of the merger;

•	any operations of, or conduct or omission by, Implex prior to the closing date of the merger, including, without limitation, any such liabilities which continue after the closing date and any costs associated with Implex’s failure to be in compliance with applicable laws in effect on or prior to the closing date; and

•	any other matter listed on Schedule I to the merger agreement.

      Obligation to Indemnify Implex. The Implex shareholders and their respective affiliates and their respective officers, directors, employees, agents, heirs, executors and administrators are entitled to indemnification in certain specified circumstances. Under the merger agreement, Implex shareholders and these other third parties will be indemnified against losses or damages resulting from, or directly or indirectly connected with, among other things:

•	any breach of any representation or warranty of Zimmer or Bedrock Merger Corp. made in the merger agreement;

•	the breach or violation of any covenant, obligation or agreement of Zimmer or Bedrock Merger Corp. contained in the merger agreement;

•	any fraud on the part of Zimmer or Bedrock Merger Corp. or any of their respective officers or directors in connection with the transactions contemplated by the merger; and

•	any operation of, or conduct by, the surviving corporation from and after the closing date of the merger.

      Escrow Fund. Zimmer will deposit with an escrow agent cash in an amount equal to ten percent (10%) of the final cash value. If Zimmer suffers any losses which are subject to the indemnity, Zimmer can recover these losses by taking back escrow funds deposited with the escrow agent equal in value to the damages suffered by Zimmer or the other indemnified parties. The escrow funds will be held subject to distribution to Zimmer for a period of eighteen (18) months following the closing date of the merger and thereafter, to the extent any funds remain available, will be disbursed to Implex shareholders proportionately. See “OTHER AGREEMENTS — Escrow Agreement.”

      In the event that the escrow funds are insufficient to satisfy a claim for indemnification by Zimmer or the claim for indemnification arises after the expiration of the escrow period, Zimmer shall have the right to set off any damages subject to indemnity against future earn-out payments, if any, owed to Implex shareholders.

      Limitations on Indemnification. Except with respect to the matters listed on Schedule I to the merger agreement for which Zimmer will be entitled to indemnification for losses from the first dollar, Zimmer will not be entitled to indemnification with respect to any matters until the total of all losses to Zimmer or the other indemnitees exceeds $250,000. If the total amount of losses exceeds $250,000, then Zimmer and the other indemnitees will be indemnified for all losses. The aggregate liability of Implex shareholders for indemnification claims of Zimmer is limited to $50,000,000.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (even if the merger agreement is approved by Implex shareholders):

•	by mutual written consent of Zimmer and Implex;

•	by either Zimmer or Implex if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining Zimmer or Implex from consummating the merger shall have been entered and such judgment, injunction order or decree shall have become final and nonappealable;

•	by either Zimmer or Implex if the merger is not consummated before March 31, 2004, provided, however, that such termination right shall not be available to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before such date and the party seeking termination has performed all of its obligations and covenants under the merger agreement in all material respect and has not materially breached any of its representations and warranties contained in the merger agreement;

•	by Zimmer or Implex if, at the Implex shareholders meeting (including any adjournment or postponement thereof), the requisite vote of the Implex shareholders to approve the merger and the transactions contemplated by the merger agreement has not been obtained; or

•	by Zimmer or Implex if the other party materially breaches any of its representations and warranties in the merger agreement and as a result, the condition with respect to the accuracy of its representations and warranties could not be satisfied.

Effect of Termination

      Pursuant to the merger agreement, Zimmer and Implex have agreed that, in the event of the termination of the merger agreement for any reason outlined above (other than termination by Implex pursuant to Sections 7.1(c) or 7.1(g)), the merger agreement, except for the provisions of Section 5.3(f) of the merger agreement regarding the confidentiality of information obtained by each party, Section 7.2 of the merger agreement regarding the effect of termination and Section 9.11 of the merger agreement regarding expenses, will become null and void and have no effect, without liability on the part of any party or its directors, officers or shareholders. However, no party will be relieved of liability for an intentional material breach of any provision of the merger agreement, and, if it shall be judicially determined that the termination of the merger agreement was caused by an intentional breach of the merger agreement, then, in addition to other remedies at law or equity for breach of the merger agreement, the party so found to have intentionally breached the merger agreement shall indemnify and hold harmless the other parties to the merger agreement for their costs, which include their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as for their respective fees and expenses incident to negotiation, preparation and execution of the merger agreement and related documentation and the meetings and consents of Implex shareholders, but in no event more than $250,000.

      In the event that Implex desires to terminate the merger agreement pursuant to Section 7.1(c) because the merger was not completed before March 31, 2004, Implex shall demand that Zimmer commit to proceed with the merger on a cash basis, which is referred to herein as the cash alternative. Zimmer must respond to such notice within five (5) business days and indicate whether it will commit to the cash alternative. If Zimmer commits to the cash alternative, then the merger agreement shall be amended by the parties, but only to revise the provisions of the merger agreement regarding the form and payment terms of the merger consideration and any provisions necessary to reflect the payment of cash as the merger consideration, including provisions relating to the fact that the cash alternative will not qualify as a tax free reorganization. Zimmer shall be obligated to close the cash alternative within thirty (30) days of the date on which it commits to the cash alternative. If Zimmer fails to commit to the cash alternative within such five (5) day period or to close the cash alternative within such thirty (30) day period, then Implex may proceed to terminate the merger agreement. In addition, if the reason or reasons that the merger or cash alternative is not closed within the times provided for above is because Zimmer has failed to perform any material covenant or obligation or the failure of a condition reasonably within Zimmer’s control, then Zimmer, within five (5) business days following any such termination, shall pay to Implex in cash by wire transfer a termination fee in the amount of $10 million.

Amendment and Waiver

      The merger agreement may be amended in writing by the parties thereto, by action taken or authorized by their respective boards of directors, at any time before or after adoption of the merger agreement by Implex shareholders, but after any such approval, no amendment shall be made that by law requires further approval or authorization by the Implex shareholders without such further approval or authorization.

      At any time prior to the effective time of the merger, Zimmer (with respect to Implex) and Implex (with respect to Zimmer and Bedrock Merger Corp.) by action taken or authorized by their respective boards of directors, may, to the extent legally permitted:

•	extend the time for the performance of any of the obligations or other acts of such party,

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

      Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Fees and Expenses

      Other than as described under “TERMS OF THE MERGER AGREEMENT — Effect of Termination” above or in connection with any arbitration, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

PROPOSAL TO ELECT MERGER CONSIDERATION

General

      At the special meeting, the holders of Implex Series A preferred stock and Series B preferred stock will be asked to consider and vote upon a proposal to elect to receive in the merger the same merger consideration as the holders of Implex common stock.

      The approval of this proposal requires the affirmative vote of the holders of at least 80% of the Series A preferred stock outstanding and the holders of 100% of the Series B preferred stock outstanding, voting separately as a class. It is a condition to Zimmer’s obligation to complete the merger that this proposal be approved. The Implex board of directors recommends that the holders of Series A preferred stock and Series B preferred stock vote “FOR” the proposal to elect to receive in the merger the same form of merger consideration as the holders of Implex common stock.

Rights of Holders of Series A Preferred Stock

      The restated certificate of incorporation of Implex, as amended, provides that if at any time there is a merger of Implex with or into another corporation, then, if the holders of Series A preferred stock representing at least 80% of the outstanding shares of Series A preferred stock so elect, Implex must make adequate provisions so that the holders of Series A preferred stock would be entitled to receive, upon conversion, the number of shares of stock or other securities or property to which a holder of common stock would be entitled. The merger agreement provides that each outstanding share of Series A preferred stock will be converted into the right to receive a fraction of a share of Zimmer common stock based on the exchange ratio. In addition, the merger agreement provides that holders of Series A preferred stock will be eligible to receive any cash remaining in the escrow account upon termination of the escrow period and additional shares of Zimmer common stock as earn-out payments if certain performance targets for the sale of specific Implex products are satisfied through 2006.

      The restated certificate of incorporation of Implex further provides that unless the holders of at least 80% of the Series A preferred stock elect to receive the merger consideration provided in the merger agreement, then, if the merger is completed, the holders of Series A preferred stock will be entitled to a payment at the rate per share equal to the amount the holder paid for the share increased by a rate of eight percent (8%) compounded annually from the date of issuance to the date of the merger, plus an amount equal to the aggregate of all dividends, if any, which Implex has declared but not paid. No dividends have ever been declared by Implex. The total payment described in the preceding sentence is referred to as the liquidation amount. The holders of Series A preferred stock would also be entitled to a payment of a portion of any remaining liquidation value, if any, of Implex based on a formula in the restated certificate of incorporation. Implex has not undertaken any valuation to determine the liquidation value.

      Unless the holders of at least 80% of the Series A preferred stock vote in favor of the proposal to elect to receive in the merger the same form of merger consideration as holders of Implex common stock, Zimmer will not have any obligation to complete the merger. If Zimmer does not complete the merger, the holders of Series A preferred stock will not be entitled to any payment.

Rights of Holders of Series B Preferred Stock

      The restated certificate of incorporation of Implex, as amended, provides that if at any time there is a merger of Implex with or into another corporation, then, if any holder of Series B preferred stock so elects, Implex must make adequate provisions so that any holder of Series B preferred stock would be entitled to receive, upon conversion, the number of shares of stock or other securities or property to which a holder of common stock would be entitled. The merger agreement provides that each outstanding share of Series B preferred stock will be converted into the right to receive a fraction of a share of Zimmer common stock based on the exchange ratio. In addition, the merger agreement provides that holders of Series B preferred stock will be eligible to receive any cash remaining in the escrow account upon termination of the escrow period and additional shares of Zimmer common stock as earn-out payments if certain performance targets for the sale of specific Implex products are satisfied through 2006.

      Upon the occurrence of a merger, the provisions of the restated certificate of incorporation permit the holders of Series B preferred stock to elect other forms of payment, instead of the merger consideration. A holder of Series B preferred stock could require Implex to repurchase from the holder all or any portion of the Series B preferred stock for an amount determined by multiplying (i) the number of shares of common stock into which the portion of the Series B preferred stock requested to be repurchased is convertible by (ii) the higher of (x) the fair market value per share of common stock and (y) the liquidation amount (as described above in “Rights of Holders of Series A Preferred Stock”) on a per share basis, plus $4.00 increased by a rate of eight percent (8%) compounded annually from the date of issuance.

      In addition, instead of electing to require Implex to repurchase shares of Series B preferred stock as described in the preceding paragraph, a holder of Series B preferred stock could require Implex to pay the liquidation amount and remaining liquidation value, if any, calculated in the manner described above in “Rights of Holders of Series A Preferred Stock.” Implex has not undertaken any valuation to determine the liquidation value.

      Unless all of the holders of Series B preferred stock vote in favor of the proposal to elect to receive in the merger the same form of merger consideration as the holders of Implex common stock, Zimmer will not have any obligation to complete the merger. If Zimmer does not complete the merger, the holders of Series B preferred stock will not be entitled to any payment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information concerning the persons, excluding executive officers and directors of Implex, known to Implex to be the beneficial owners of more than 5% of Implex outstanding common stock, Series A preferred stock and Series B preferred stock.

		Amount and Nature of		Percent of
Name and Address	Title of Class	Beneficial Ownership(1)		Class(1)

C.R. Bard, Inc.	Common Stock	1,347,000	(2)	16.3%
730 Central Avenue	Series A Preferred	—		—
Murray Hill, NJ 07974	Series B Preferred	—		—
Biomet Merck B.V.	Common Stock	1,767,714	(3)	21.7%
Fruiteniersstraat 23	Series A Preferred	897,286		15.0%
P.O. Box 1138 3330 CC Zwijndrecht The Netherlands	Series B Preferred	—		—
Innocal, L.P.	Common Stock	70,000	(4)(5)	*
Park 80 West, Plaza I	Series A Preferred	1,040,000		17.3%
Saddle Brook, NJ 07662	Series B Preferred	83,880	(6)	1.9%
Oracle Strategic Partners, L.P.	Common Stock	—	(7)	—
200 Greenwich Avenue, 3rd Floor	Series A Preferred	—		—
Greenwich, CT 06830	Series B Preferred	4,285,698	(8)	87.2%
Meridian Venture Partners, L.P.	Common Stock	14,800	(5)(9)	*
201 King of Prussia Rd., Suite 240	Series A Preferred	650,000		10.8%
Radnor, PA 19087	Series B Preferred	62,071	(10)	1.4%

(1)	Based upon 8,161,224 shares of common stock, 6,000,000 shares of Series A preferred stock and 4,377,709 shares of Series B preferred stock outstanding as of November 30, 2003. Unless otherwise indicated, share amounts are as of November 30, 2003 and each person has sole voting and investment power with respect to the shares listed.

(2)	Includes 127,000 shares of common stock issuable upon the exercise of common stock options.

(3)	Excludes number of shares of common stock that would be beneficially owned upon conversion of Series A preferred stock to common stock.

(4)	Includes 20,000 shares of common stock issuable upon the exercise of common stock options.

(5)	Excludes number of shares of common stock that would be beneficially owned upon conversion of Series A preferred stock to common stock and Series B preferred stock to common stock.

(6)	Includes 10,484 shares of Series B preferred stock issuable upon exercise of Series B preferred stock warrants.

(7)	Excludes number of shares of common stock that would be beneficially owned upon conversion of Series B preferred stock to common stock.

(8)	Includes 535,698 shares of Series B preferred stock issuable upon the exercise of Series B preferred stock warrants.

(9)	Includes 14,800 shares of common stock issuable upon the exercise of common stock options.

(10)	Includes 7,758 shares of Series B preferred stock issuable upon the exercise of Series B preferred stock warrants.

*	Less than 1%.

      The following table sets forth certain information regarding the beneficial ownership of Implex outstanding common stock, Series A preferred stock and Series B preferred stock by each of Implex’s directors and executive officers and by Implex’s directors and executive officers as a group.

		Amount and Nature of		Percent of
Name and Address(1)	Title of Class	Beneficial Ownership(2)		Class(2)

Alex Khowaylo	Common Stock	717,716	(3)(4)	8.7%
	Series A Preferred	681,000		11.4%
	Series B Preferred	285,712	(5)	6.5%
Robert Averill	Common Stock	758,776	(4)(6)	9.1%
	Series A Preferred	1,070,000	(7)	17.8%
	Series B Preferred	285,712	(8)	6.5%
David S. Washburn	Common Stock	711,300	(9)(10)	8.6%
	Series A Preferred	30,000		*
	Series B Preferred	—		—
John F. Geaney, Jr.	Common Stock	42,600	(10)(11)	*
	Series A Preferred	10,000		*
	Series B Preferred	—		—
Joel Liffman	Common Stock	—		—
	Series A Preferred	—		—
	Series B Preferred	—		—
Raun J. Rasmussen	Common Stock	—		—
	Series A Preferred	—		—
	Series B Preferred	—		—
Thomas Penn	Common Stock	—		—
	Series A Preferred	—		—
	Series B Preferred	—		—
Robert Mellen	Common Stock	—		—
	Series A Preferred	—		—
	Series B Preferred	—		—
All directors and executive officers as a group(8 persons)	Common Stock	2,230,392	(4)(12)	26.1%
	Series A Preferred	1,791,000		29.9%
	Series B Preferred	571,424	(13)	12.8%

(1)	Unless otherwise indicated, the business address of each director and executive officer named in this table is c/o Implex Corp., 80 Commerce Drive, Allendale, New Jersey 07401.

(2)	Based upon 8,161,224 shares of common stock, 6,000,000 shares of Series A preferred stock and 4,377,709 shares of Series B preferred stock outstanding as of November 30, 2003. Unless otherwise indicated, share amounts are as of November 30, 2003 and each person has sole voting and investment power with respect to the shares listed.

(3)	Includes 97,716 shares of common stock issuable upon the exercise of common stock options.

(4)	Excludes number of shares of common stock that would be beneficially owned upon conversion of Series A preferred stock to common stock and Series B preferred stock to common stock.

(5)	Includes 35,712 shares of Series B preferred stock issuable upon the exercise of Series B preferred stock warrants.

(6)	Includes 173,776 shares of common stock issuable upon the exercise of common stock options. Also includes 585,000 shares of common stock held by Mr. Averill’s spouse.

(7)	Includes 1,000,000 shares of Series A preferred stock held by Mr. Averill’s spouse.

(8)	Includes 35,712 shares of Series B preferred stock issuable upon the exercise of Series B preferred stock warrants.

(9)	Includes 121,300 shares of common stock issuable upon the exercise of common stock options.

(10)	Excludes number of shares of common stock that would be beneficially owned upon conversion of Series A preferred stock to common stock.

(11)	Includes 2,600 shares of common stock issuable upon the exercise of common stock options.

(12)	Includes 395,392 shares of common stock issuable upon the exercise of common stock options.

(13)	Includes 71,424 shares of Series B preferred stock issuable upon the exercise of Series B preferred stock warrants.

*	Less than 1%.

OTHER AGREEMENTS

      The following is a summary of the material provisions of the support agreements and the escrow agreement. However, the following is not a complete description of all of the provisions of these agreements. We urge you to read the entire form of support agreement and form of escrow agreement, which are included as Exhibit D and Exhibit G, respectively, to the merger agreement which is attached to this prospectus/proxy statement as Annex A, and are incorporated herein by reference.

Support Agreements

      In connection with the merger agreement, certain shareholders of Implex entered into voting agreements with Zimmer. Taken together, as of                     , these shareholders hold      % of the Implex common stock,      % of the Series A preferred stock, and      % of the Series B preferred stock, and      % of all the Implex stock taken together as one class.

      Under the terms of the support agreements, each of these shareholders has agreed to vote his, her or its shares of Implex stock in favor of the approval of the merger, the merger agreement, and any matter that must be approved by the shareholders of Implex pursuant to the merger. In addition, each of these shareholders has agreed not to transfer, except as permitted by the support agreement, any of his, her or its shares of Implex stock until after the effective time of the merger or the termination of the merger agreement.

      In addition, as part of the support agreements, each of these shareholders has granted an irrevocable proxy to Zimmer to vote his, her or its shares of Implex stock in favor of the merger, the merger agreement, and the other related matters contemplated in the merger.

      As part of the support agreement, each of these shareholders also agreed to refrain from participating in any discussions or other activities relating to a competing transaction.

      The representations and warranties made by each shareholder in the support agreement include representations relating to each shareholder’s power and authority to enter into and perform the support agreement and the irrevocable proxy and each shareholder’s free and clear title to the shares that are subject to the support agreement.

Escrow Agreement

      Generally. The merger agreement provides for the establishment of an escrow account. Pursuant to the terms of the merger agreement, Zimmer will deliver to the escrow agent cash equal to ten percent (10%) of the final cash value of the initial consideration to be paid in connection with the merger (which excludes subsequent earn-out payment, if any). This cash will be held in the escrow account subject to the terms of the escrow agreement. The escrow account will serve as collateral for the indemnification rights of Zimmer and its affiliates and representatives under the merger agreement. The cash remaining in the escrow account will be released to the Implex shareholders as promptly as practicable after the expiration of the escrow period. In order to fully understand the indemnification obligations of the Implex shareholders and the purposes of the escrow account, you should read this description of the escrow agreement in conjunction with the section of this prospectus/ proxy statement entitled “TERMS OF THE MERGER AGREEMENT — Indemnification.”

      Procedure for Claims Against the Escrow Account. The escrow agreement provides a specific process for contesting any indemnification claims made by Zimmer or the other indemnified parties. If an indemnification claim arises, Zimmer is required to give written notice of the claim to both the controlling shareholders and the escrow agent prior to the expiration of the escrow period. The escrow period will expire eighteen (18) months following the closing date of the merger. The claim notice must state the basis for the claim and, to the extent possible, an estimate of the amount of damages Zimmer claims to have incurred or suffered. Within thirty (30) days of receipt of notice from Zimmer, the controlling shareholders must respond by either agreeing that the claimed amount will be paid in full or by contesting any part of the indemnification claim or all of the indemnification claim. If the controlling shareholders do not respond to the initial notice from Zimmer within thirty (30) days, the controlling shareholders will be deemed to have agreed to have the indemnification claim paid in full. The portion of a claim that is not disputed by the controlling shareholders will be delivered by the escrow agent to Zimmer promptly after the escrow agent receives or is deemed to receive the response notice from the controlling shareholders. If the controlling shareholders dispute an indemnification claim in whole or in part, the controlling shareholders and Zimmer will attempt to resolve the dispute for a period of up to thirty (30) days. If the dispute is not resolved within such period, the dispute will be settled by arbitration in accordance with the provisions of the merger agreement. The escrow agent will continue to hold the escrow cash subject to the dispute until the dispute has been resolved.

      Distributions from Escrow Account. For any distributions of cash held in the escrow account on behalf of the Implex shareholders, each Implex shareholder will receive a pro rata share of the distribution, based on such shareholder’s proportionate share of all the outstanding Implex stock and Implex options and warrants immediately prior to the effective time of the merger, less such Implex shareholder’s pro rata share of any indemnification claims which have not been resolved and any unpaid expenses submitted on behalf of the controlling shareholders.

      Duties of Escrow Agent. The escrow agent is entitled to rely upon any document delivered to it pursuant to the escrow agreement and will not be liable for acting in good faith based on legal advice. Zimmer and the controlling shareholders will indemnify the escrow agent for any action taken or omitted pursuant to the escrow agreement, except as a result of the escrow agent’s gross negligence or willful misconduct. The escrow agent may resign for any reason upon thirty (30) days notice. If the escrow agent resigns, Zimmer and the controlling shareholders shall appoint a successor to serve as escrow agent. Upon the escrow agent’s resignation, the escrow agent shall deliver the shares held in the escrow account to the successor, and the escrow agent will be discharged from all obligations under the escrow agreement.

      Fees and Expenses of Escrow Agent. The escrow agent will be paid an initial acceptance fee and an annual fee, which covers the administration of the escrow account. Such fees will be payable by Zimmer. The escrow agent is also entitled to reimbursement for any expenses incurred in performing its duties under the escrow agreement. Zimmer and the controlling shareholders shall be jointly and severably responsible to pay all such expenses of the escrow agent for services rendered under the escrow agreement. If the fees and expenses incurred by the escrow agent are not promptly paid when due, the escrow agent may reimburse itself from the escrow account.

      Termination. The escrow agreement will terminate upon the expiration of the escrow period unless prior to such date the escrow agent has released all of the cash held in the escrow account pursuant to the terms of the escrow agreement.

      Amendment. The escrow agreement may be amended only if a written instrument is duly executed and delivered by Zimmer, the controlling shareholders and the escrow agent.

Transfer Agent and Registrar

      The Bank of New York is the transfer agent and registrar for Zimmer common stock.

THE COMPANIES

Zimmer Holdings, Inc.

      General. Zimmer Holdings, Inc. is a company incorporated in Delaware with its shares listed on the New York Stock Exchange under the symbol “ZMH.” An additional listing application will be submitted to the New York Stock Exchange to list the shares to be issued in connection with the merger.

      Zimmer was incorporated on January 12, 2001 as a wholly-owned subsidiary of its former parent as part of a previously announced plan by the former parent to create a separate company relating to the design, development, manufacture and marketing of orthopaedic reconstructive implants, trauma products and other products used for orthopaedic surgery. Zimmer, Inc., a predecessor founded in 1927, was acquired by the former parent in 1972 and along with its wholly-owned subsidiaries and certain other of the former parent’s operations comprised the orthopaedics business of Zimmer’s former parent until 2001.

      Zimmer currently has operations in 24 countries and markets its products in more than 80 countries, with headquarters in Warsaw, Indiana, and manufacturing, distribution and warehousing and/or office facilities in more than 50 locations worldwide. Zimmer’s operations are divided into three major geographic areas — the Americas, which is comprised principally of the United States (accounting for approximately ninety-six percent (96%) of 2002 Americas net sales) and includes other North, Central and South American markets; Asia-Pacific, which is comprised primarily of Japan (accounting for approximately seventy-one percent (71%) of 2002 Asia-Pacific net sales) and includes other Asian and Pacific markets; and Europe, which is comprised principally of Europe and includes the Middle East and Africa.

      Zimmer products are distributed in these regions primarily through networks of agents and distributors who market and sell to orthopaedic surgeons, third party distributors, hospitals and surgery centers, among others.

      Primary customers include orthopaedic surgeons, hospitals and healthcare purchasing organizations or buying groups. These customers range from large multinational enterprises to independent surgeons. A majority of U.S. hospitals and surgeons belong to at least one group purchasing organization. For the year 2002, no individual end user accounted for more than one percent (1.0%) of net sales.

      Zimmer is a global leader in the design, development, manufacture and marketing of reconstructive orthopaedic implants and trauma products. Orthopaedic reconstruction implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows. Trauma products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body’s natural healing process. Zimmer also manufactures and markets other products related to orthopaedic surgery. For the year 2002, Zimmer recorded worldwide revenues of approximately US$1.4 billion.

      Zimmer’s principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580 and its telephone number is (574) 267-6131.

      Recent Developments. On October 2, 2003, Zimmer completed exchange offers for Centerpulse AG and InCentive Capital AG, a significant shareholder of Centerpulse. As a result of these exchange offers, Zimmer acquired 98.7% of Centerpulse and 99.9% of InCentive Capital and is currently in the process of acquiring all the remaining outstanding shares of Centerpulse and Incentive Capital.

      Prior to the acquisition by Zimmer, Centerpulse AG, formerly Sulzer Medica AG, was a leading medical technology group employing approximately 2,800 employees globally, which served the reconstructive joint, spinal and dental implant markets. Prior to the acquisition by Zimmer, Centerpulse, which was organized and headquartered in Switzerland, had five production facilities in Switzerland, the United States and France. For the year 2002, Centerpulse recorded worldwide revenues from continuing operations of approximately CHF 1.2 billion.

Implex Corp.

      General. Implex is a privately held orthopedic products company which was incorporated in New Jersey in 1991. In addition to the introduction of total hip and total knee systems in 1994, Implex developed and qualified for human use a proprietary biomaterial called Hedrocel® (marketed by Zimmer as Trabecular MetalTM). In 1998, Implex introduced its first Hedrocel® products to the orthopedic reconstructive marketplace and now has Hedrocel® hip, knee, upper extremity, spine and shapes products commercially released. In 2000, Implex entered into a Strategic Distribution and Alliance Agreement with Zimmer, Inc., a global leader in the marketing and sales of orthopedic devices, for the marketing and selling of Implex non-spine products. See “THE MERGER — Relationships Between Zimmer and Implex.” As of November 30, 2003, Implex employed 135 people.

      Hedrocel Technology. Hedrocel® is an open cell, tantalum metal structure that has the appearance of cancellous bone and, unlike existing bone substitutes, can be formed or machined into complex shapes. It is distinguished from current porous materials by its uniformity and structural continuity as well as by its strength, toughness, and resistance to fatigue failure. The tantalum metal structure consists of interconnecting pores, resulting in a construct that is 80% porous. In addition, Hedrocel® has flexural modulus properties that are similar to those of human bone. Due to the nature of the manufacturing process, a unique surface characteristic is produced on Hedrocel® struts that appears to foster tissue attachment at the cellular level. Because Hedrocel® is a uniform and homogeneous biomaterial, its load carrying capabilities are engineered for orthopedic application. Hedrocel® is highly fatigue resistant and maintains its strength for the duration of clinical usage. Since the stiffness properties of Hedrocel® are similar to bone, the load pattern to the surrounding bone should be maintained without a compromise of quality. When comparing Hedrocel® material to conventional solid metals used in the orthopedic device industry, Hedrocel® offers a volumetric porosity greater than traditional prosthetic materials and bone fixation surface coatings. The potential applications for Hedrocel® products are diverse and address many of the clinical needs of the orthopedic surgeon, including those not currently served by available devices.

      Research and Development. Implex has a history of developing products and technologies that have been both clinically and commercially successful. Implex believes product differentiation and innovative technology are becoming increasingly important in the orthopedic industry, and Implex has invested and continues to invest considerable sums in research and development since its inception. Implex holds or licenses ten United States patents, two of which cover Hedrocel® technology. Implex also has four United States patents pending and four European/ Japanese patents pending.

      Sales and Distribution. Implex non-spine products are sold directly to Zimmer which performs the marketing and sales function and billing to the end customers on a worldwide basis. End customers include orthopedic surgeons, hospitals and healthcare purchasing organizations. Implex also has two other international non-spine products distributor relationships that will terminate in 2004. For fiscal year ended September 30, 2003, Implex’s non-spine products sold directly to Zimmer accounted for approximately 89.5% of total Implex revenues and Implex’s non-spine products sold through its international distributors accounted for approximately 6.4% of total Implex revenues. Implex spine products are distributed through independent distributors in the United States and Implex performs the direct billing to the end customers and pays the distributors a commission. Implex also sells spine products to independent distributors in Europe. For fiscal year ended September 30, 2003, Implex’s spine products accounted for approximately 4.1% of total Implex revenues.

      Facilities, Manufacturing and Supply. Implex currently has over 47,000 square feet of leased facilities in three New Jersey locations. Implex’s headquarters are located at 80 Commerce Drive, Allendale, New Jersey 07401. In addition to the headquarters, the Allendale facility contains manufacturing, warehousing and customer service departments in approximately 20,000 square feet of space. The research and development department is located in a 20,000 square foot facility in Cedar Knolls, New Jersey where Implex also manufactures Hedrocel® products. In addition, Hedrocel® process development and Hedrocel® manufacturing also occurs in a 7,000 square foot, freestanding building in Livingston, New Jersey. Implex limits its manufacturing investments to critical processes, such as the manufacture of Hedrocel®. Implex’s quality control, cleaning, assembly, packaging and warehousing operations are conducted in its Allendale facility.

Bedrock Merger Corp.

      Bedrock Merger Corp. is a newly formed, wholly-owned subsidiary of Zimmer formed for the purpose of effecting the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      Implex’s consolidated financial statements are not required to be presented or included in the following pro forma condensed combined financial data as Implex would not constitute a “significant subsidiary” of Zimmer, as defined by the SEC.

      The following sets forth pro forma condensed combined financial information (1) derived from the audited consolidated financial statements of Zimmer for the fiscal year ended December 31, 2002 and the unaudited condensed consolidated financial statements of Zimmer for the nine month period ended September 30, 2003 and (2) derived from the audited consolidated financial statements of Centerpulse for the fiscal year ended December 31, 2002, and the unaudited consolidated financial statements of Centerpulse for the nine month period ended September 30, 2003, in each case, incorporated by reference into this prospectus/ proxy statement. The unaudited pro forma condensed combined balance sheet as of September 30, 2003 is based on the consolidated financial statements of Zimmer and the consolidated financial statements of Centerpulse and has been adjusted to give effect to the Centerpulse and InCentive Capital exchange offers as if they had occurred on September 30, 2003. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2002 and the nine month period ended September 30, 2003 are based on the consolidated financial statements of Zimmer and the consolidated financial statements of Centerpulse and have been adjusted to give effect to the Centerpulse and InCentive Capital exchange offers as if they had occurred on January 1, 2002.

      Centerpulse’s consolidated financial statements, from which these pro forma financial statements are derived, were prepared in accordance with International Financial Reporting Standards (“IFRS”), which differ in certain material respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The necessary adjustments have been made within the pro forma financial statements to adjust the Centerpulse financial statements to U.S. GAAP. Significant differences between IFRS and U.S. GAAP, as they currently relate to Centerpulse, include, among other things:

•	IFRS requires goodwill and intangible assets to be amortized over their useful lives while U.S. GAAP only requires the amortization of finite lived intangible assets. U.S. GAAP requires goodwill and other indefinite lived intangibles to be carried at cost without being amortized and requires an impairment test to be performed on an annual basis, with any impairment being immediately recognized as an expense.

•	Under U.S. GAAP, long-lived assets, including intangible assets, are considered impaired if the sum of the undiscounted cash flows expected to result from use and eventual disposition are less than the carrying amount. If the asset is determined to be impaired, a loss is recognized based upon a comparison of carrying amount to either market value or discounted cash flows. Under IFRS, an impairment loss is recognized based upon a comparison of the carrying value to the higher of the net selling price or discounted cash flows expected to result from use.

•	IFRS requires the amount of “in-process research and development” included in the purchase price of acquisitions to be considered a form of goodwill which is amortized over its estimated useful life. U.S. GAAP requires the entire amount of “in-process research and development” to be expensed at the acquisition date.

•	IFRS allows temporary declines in market value of available for sale securities to be recognized in shareholders’ equity or earnings, based upon company policy, while U.S. GAAP requires temporary declines in market value of available for sale securities to be recorded in shareholders’ equity. IFRS requires other than temporary declines in market value of available for sale securities previously recognized in earnings to be reversed through earnings upon recovery while U.S. GAAP only allows such reversals of previously recorded losses upon ultimate sale.

•	IFRS requires an impairment test to be performed for the assets recorded as a result of over-funded pension plans. U.S. GAAP does not permit an impairment to be recorded for over-funded pension plans.

•	IFRS does not require expense recognition for re-pricing or the acceleration of vesting of fixed stock option awards while U.S. GAAP requires that certain modifications to fixed stock option awards result in variable accounting, resulting in compensation expense, from the date of the modifications to the exercise date.

      The Centerpulse consolidated financial statements were prepared in Swiss francs and have been translated to U.S. dollars at the appropriate exchange rates. The pro forma condensed combined statements of earnings only include the continuing operations of Centerpulse acquired by Zimmer, and therefore differ from the historical consolidated financial statements of Centerpulse. Material acquisition and integration expenses and related tax effects directly resulting from the transaction have been excluded from the unaudited pro forma condensed combined statements of earnings. Certain reclassifications were made to the Centerpulse consolidated financial statements to conform them to Zimmer’s presentation.

      The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (1) results of operations and financial position that would have been achieved had the exchange offers taken place on the dates indicated or (2) the future operations of the combined company.

      The acquisition of Centerpulse will be accounted for under the purchase method of accounting. Under this method, the purchase price will be allocated to the assets acquired and liabilities assumed based on fair value. For purposes of this pro forma information, the total purchase price was estimated to be $3,449 million and preliminary estimates were made regarding the fair value of acquired assets and liabilities. The actual fair values may vary from the preliminary estimates. The purchase price was estimated on the basis of cash paid to Centerpulse and InCentive Capital shareholders of $1,187 million, Zimmer shares exchanged of $2,224 million and direct acquisition costs of $38 million.

      Certain costs related to the integration of Zimmer and Centerpulse have not been reflected in the pro forma financial information below as the timing and effect of actions associated with integration are as yet uncertain. However, these costs, as further described in the Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings are expected to be significant.

      Operating results for InCentive Capital for the year ended December 31, 2002 and for the nine months ended September 30, 2003 have been excluded from the pro forma financial information as the assets acquired in the exchange offers consisted of only Centerpulse registered shares and cash. The effects of the Centerpulse shares and cash acquired by Zimmer in the exchange offer for InCentive Capital have been reflected in the unaudited pro forma condensed combined balance sheet.

      The following pro forma financial information should be read in conjunction with:

•	the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements;

•	Zimmer’s audited consolidated financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2002, contained in Zimmer’s Annual Report on Form 10-K and Zimmer’s unaudited condensed consolidated financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the nine month period ended September 30, 2003, contained in Zimmer’s Quarterly Report on Form 10-Q, in each case, incorporated by reference in this prospectus/proxy statement; and

•	Centerpulse’s audited consolidated financial statements and related notes for the fiscal year ended December 31, 2002 contained in Centerpulse’s Annual Report on Form 20-F and Centerpulse’s unaudited consolidated financial statements for the nine month period ended September 30, 2003 and related notes are included in Zimmer’s Current Report on Form 8-K/ A filed December 16, 2003, in each case, incorporated by reference in this prospectus/ proxy statement.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS
For the Year Ended December 31, 2002

			Zimmer and Centerpulse

					Pro Forma
	Zimmer	Centerpulse(a)	Adjustments		Combined

	(Dollars in millions, except per share amounts)
Net Sales	$1,372	$796	$—		$2,168
Cost of products sold	344	227	(1	)(b)	570

Gross Profit	1,028	569	1		1,598
Research and development	81	47	—		128
Selling, general and administrative	546	415	27	(c)	988

Operating expenses	627	462	27		1,116

Operating Profit	401	107	(26)		482
Interest expense, net	12	12	12	(d)	36

Earnings before income taxes and minority interests	389	95	(38)		446
Provision for income taxes	131	14	(13	)(e)	132

Net earnings before minority interests	258	81	(25)		314
Minority interests	—	1	—		1

Net Earnings	$258	$80	$(25)		$313

Earnings Per Common Share
Basic	$1.33				$1.31
Diluted	$1.31				$1.30
Weighted Average Common Shares Outstanding
Basic	194.5		44.5	(f)	239.0
Diluted	196.8		44.5	(f)	241.3

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS
For the Year Ended December 31, 2002

      Centerpulse amounts have been translated into U.S. dollars at a rate of CHF 1.56 = US$1.00, the average daily exchange rate for the year ended December 31, 2002.

U.S. GAAP and Reclassification Adjustments

      (a) Centerpulse’s consolidated financial statements were prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. Centerpulse also classified certain costs differently than Zimmer in their consolidated statement of earnings. The following schedule summarizes the necessary material adjustments to conform the Centerpulse consolidated statement of earnings for the year ended December 31, 2002 to U.S. GAAP and to reclassify certain costs to Zimmer’s basis of presentation.

		Centerpulse
		U.S. GAAP
	Centerpulse	and
	Continuing	Reclassification		Centerpulse	Centerpulse
	Operations(i)	Adjustments		Adjusted	Adjusted

					(In millions US$)
	(In millions CHF)
Net sales	1,241	—		1,241	$796
Cost of product sold	402	(48)(ii)		354	227

Gross profit	839	48		887	569
Research and development	73	—		73	47
Selling, general and administrative	539	109	(iii)	648	415
Other operating income	1	(1	)(iii)	—	—
Goodwill amortization	43	(43)	(vi)	—	—
Exceptional operating items	9	(9	)(iii)	—	—

Operating income	176	(10)		166	107
Financial (income)/expense	24	(6	)(iv)	18	12
Other non-operating expense	1	(1	)(iv)	—	—

Income before taxes and minority interests	151	(3)		148	95
Income tax provision (benefit)	27	(5	)(v)	22	14

Net income before minority interests	124	2		126	81
Minority interests	2	—		2	1

Net income	122	2		124	$80

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Year Ended December 31, 2002

		(In millions CHF)
(i)	Centerpulse consolidated net income from continuing operations (excludes discontinued operations operating income of CHF 229 million, discontinued operations financial expense of CHF 4 million and discontinued operations tax provision of CHF 10 million)
(ii)	U.S. GAAP adjustment for employee benefit expense	8
	Eliminate intangible amortization to reflect U.S. GAAP write-off of in-process research and development	(11)
	U.S. GAAP adjustment for impairment charge on intangible assets	3
	Re-classification of insurance expense to SG&A to conform with Zimmer statement of earnings classification	(20)
	Re-classification of instrument expense to SG&A to conform with Zimmer statement of earnings classification	(28)

		(48)

(iii)	U.S. GAAP adjustment for employee benefit expense	16
	U.S. GAAP adjustment for option re-pricing expense	17
	Re-classification of insurance expense to SG&A to conform with Zimmer statement of earnings classification	20
	Re-classification of instrument expense to SG&A to conform with Zimmer statement of earnings classification	28
	Reversal of non-U.S. GAAP impairment recovery on investment	13
	Exceptional operating items reclassified to SG&A to conform to Zimmer statement of earnings presentation	9
	Other operating income reclassified to SG&A to conform to Zimmer statement of earnings presentation	(1)
	Other non-operating expense and other financial expense reclassified to SG&A to conform to Zimmer statement of earnings presentation	7

		109

(iv)	Other financial expense reclassified to SG&A to conform to Zimmer statement of earnings presentation	(6)
	Other non-operating expense reclassified to SG&A to conform to Zimmer statement of earnings presentation	(1)

		(7)

(v)	Income tax benefit on U.S. GAAP adjustments	(5)
(vi)	Eliminate non-U.S. GAAP goodwill amortization	(43)

Other Adjustments

      (b) Reflects an estimated increase of $2 million in depreciation expense resulting from the step-up of property, plant and equipment to their respective estimated fair values, as required by Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), offset by the elimination of $(3) million of amortization on existing intangible assets in the historical consolidated financial statements of Centerpulse.

      (c) Reflects an estimated $32 million of amortization expense related to estimated technology, trademark and customer related intangible assets over periods ranging from seven to thirty years. Also,

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Year Ended December 31, 2002

effective January 1, 2003, Zimmer changed its accounting policy for loaner instruments from an expense based method to an asset based method. See note 4 to Zimmer’s September 30, 2003 Quarterly Report on Form 10-Q for a detailed discussion of the accounting change. The adjustment reflects the impact on Zimmer’s instrument expense, $(5) million, assuming the new asset-based accounting policy had been applied from the beginning of the period.

      (d) Reflects the elimination of interest expense on existing borrowings replaced by estimated interest expense on approximately $1,338 million in total debt incurred under the new Zimmer $1.75 billion senior credit facility. The $1.75 billion Zimmer credit facility contains: (1) $400 million 364-day revolving credit facility, (2) $800 million three-year revolving credit facility and (3) $550 million five-year term loan facility. Based on Zimmer’s current investment grade rating from Standard and Poor’s and from Moody’s, the applicable interest rate and facility fees under the revolving facilities is LIBOR plus 87.5 basis points, and under the term loan, is LIBOR plus 112.5 basis points. Interest expense was calculated using a weighted average annual interest rate of 2.1 percent, calculated on constant debt levels throughout the year. Interest expense also includes amortization of debt issuance costs. A 1/8 percent change in the annual interest rate would increase or decrease interest expense by approximately $2 million. A summary of the various elements comprising the interest adjustment follows:

(In millions US$)
Elimination of interest expense on existing Centerpulse borrowings replaced by Zimmer borrowings under the $1.75 billion senior credit facility (including amortization of debt issuance costs)	$(14)
Elimination of interest expense on existing Zimmer borrowings replaced by Zimmer borrowings under the $1.75 billion senior credit facility (including amortization of debt issuance costs)	(12)
Interest expense under the $1.75 billion senior credit facility on the basis described above	28
Amortization of debt issuance costs on the $1.75 billion senior credit facility described above	10

$12

      (e) Reflects the income tax effects of adjustments based upon the statutory tax rates in effect for the year ended December 31, 2002.

      (f) The increase in weighted average common shares outstanding for the basic and diluted earnings per share calculations reflects the issuance of 44,538,770 shares of Zimmer common stock issued in the exchange offers.

Other Transaction Related Costs

      The objective of the pro forma information provided herein is to provide information about the continuing impact of the exchange offers by showing how it might have affected historical operating results if the exchange offers had been consummated at the beginning of the most recent full fiscal year. As such, charges directly resulting from the transaction are necessarily excluded from the unaudited pro forma condensed

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Year Ended December 31, 2002

combined statement of earnings. Zimmer expects to incur non-cash charges directly resulting from the transaction as of and within the twelve-month period succeeding the transaction, estimated as follows:

(In millions US$)
In-process research and development	$12
Inventory step-up	96

Total non-cash charges	$108

      Refer to note (k) under Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for further description of in-process research and development.

      The step-up of inventories to their respective fair values, as required by SFAS No. 141, results in an increase in cost of products sold as the inventory is sold to third party customers, which is expected to occur within the twelve month period succeeding the transaction.

      Retention payments and other employee related costs, costs for lease terminations, meetings, training, re-branding, integration of information technology systems, and other cash costs are anticipated in connection with the integration of Zimmer and Centerpulse. Pending final management approval of the integration plans, certain costs, estimated to amount to $140 million, are expected to be reported as acquisition and integration expense. Additional costs, estimated to amount to $60 million, are expected to be added to the Centerpulse purchase price in accordance with U.S. GAAP. In addition, Zimmer expects to incur an estimated $10 to $12 million associated with the ongoing informal SEC investigation of Centerpulse.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET
September 30, 2003

			Zimmer and Centerpulse

					Pro Forma
	Zimmer	Centerpulse(a)	Adjustments		Combined

	(Dollars in millions)
ASSETS
Current Assets:
Cash and equivalents	$177	$205	$(240	)(l)	$142
Restricted cash	—	13			13
Accounts receivable, less allowance for doubtful accounts	255	206	—		461
Inventories, net	294	184	96	(b)	574
Prepaid expenses and other assets	21	37	10	(c)	68
Deferred income taxes	67	8	(30	)(g)	45

Total Current Assets	814	653	(164)		1,303
Property, Plant and Equipment, net	338	130	10	(d)	478
Intangible Assets	—	38	695	(e)	733
Goodwill	12	452	1,656	(f)	2,120
Other Assets	50	104	10	(c)	164
Deferred Income Taxes	30	552	—		582

Total Assets	$1,244	$1,929	$2,207		$5,380

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$70	$39	$—		$109
Income taxes payable	37	22	—		59
Other current liabilities	213	220	—		433
Short term debt	80	314	(137	)(h)	257

Total Current Liabilities	400	595	(137)		858
Other Long-term Liabilities	99	144	—		243
Deferred Income Taxes	—	15	232	(g)	247
Long-Term Debt	—	8	1,073	(h)	1,081

Total Liabilities	499	762	1,168		2,429

Minority Interest	—	8	—		8
Stockholders’ Equity
Common stock	2	279	(279	)(i)	2
Paid in capital	103	756	1,454	(j)	2,313
Retained earnings (deficit)	623	96	(108	)(k)	611
Accumulated other comprehensive income	17	31	(31	)(i)	17
Treasury stock	—	(3)	3	(i)	—

Total Stockholders’ Equity	745	1,159	1,039		2,943

Total Liabilities and Stockholders’ Equity	$1,244	$1,929	$2,207		$5,380

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET
September 30, 2003

      Centerpulse amounts have been translated into U.S. dollars at the September 30, 2003 exchange rate of CHF 1.32 = US$1.00.

U.S. GAAP and Reclassification Adjustments

      (a) Centerpulse’s consolidated financial statements were prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. Centerpulse also classified certain amounts differently than Zimmer in their consolidated balance sheet. The following schedule summarizes the necessary material adjustments to conform the Centerpulse consolidated balance sheet as of September 30, 2003 to U.S. GAAP and to reclassify certain amounts to Zimmer’s basis of presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
September 30, 2003

		Centerpulse
		U.S. GAAP
		and
		Reclassification		Centerpulse	Centerpulse
	Centerpulse(i)	Adjustments		Adjusted	Adjusted

					(In millions US$)
	(In millions CHF)
ASSETS
Current Assets:
Cash and equivalents	271	—		271	$205
Restricted cash	17	—		17	13
Accounts receivable, less allowance for doubtful accounts	272	—		272	206
Inventories, net	299	(56	)(iv)	243	184
Prepaid expenses and other assets	50	—		50	37
Deferred income taxes	—	10	(ii)	10	8

Total Current Assets	909	(46)		863	653
Property, Plant and Equipment, net	171	—		171	130
Intangible Assets	519	(468	)(iii)	51	38
Goodwill	—	597	(iii)	597	452
Investments	81	(81	)(iv)	—	—
Other Assets	—	137	(iv)	137	104
Deferred Income Taxes	728	—		728	552

Total Assets	2,408	139		2,547	$1,929

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	52	—		52	$39
Income taxes payable	—	29	(iv)	29	22
Current provisions	153	(153	)(iv)	—	—
Other current liabilities	167	124	(iv)	291	220
Short-term debt	415	—		415	314

Total Current Liabilities	787	—		787	595
Other Long-term Liabilities	20	170	(iv)	190	144
Other Non-current Provisions	170	(170	)(iv)	—	—
Deferred Income Taxes	20	—		20	15
Long-term Debt	10	—		10	8

Total Liabilities	1,007	—		1,007	762
Minority Interest	10	—		10	8
Stockholders’ Equity
Common stock	368	—		368	279
Paid-in capital	998	—		998	756
Retained earnings (deficit)	(12)	139	(v)	127	96
Currency translation adjustments	41	(41	)(iv)	—	—
Accumulated other comprehensive income	—	41	(iv)	41	31
Treasury stock	(4)	—		(4)	(3)

Total Stockholders’ Equity	1,391	139		1,530	1,159

Total Liabilities and Stockholders’ Equity	2,408	139		2,547	$1,929

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
September 30, 2003

		(In millions CHF)
(i)	Amounts obtained from Centerpulse’s unaudited consolidated financial statements for the nine month period ended September 30, 2003
(ii)	Income tax effects on U.S. GAAP adjustments	10
(iii)	Reduce goodwill to reflect the U.S. GAAP write-off of in-process research and development (IPR&D)	(128)
	Reverse non-U.S. GAAP intangible impairment charge	178
	Eliminate non-U.S. GAAP goodwill amortization	79
	Goodwill reclassified from intangibles to a separate balance sheet line item to conform to Zimmer balance sheet presentation	468

		597

(iv)	Reclassify various line items to conform to Zimmer balance sheet presentation	—
(v)	Effect of above adjustments on stockholders’ equity	139

Other Adjustments

      (b) Reflects the adjustment to state Centerpulse inventory at its estimated fair market value as of the acquisition date in accordance with SFAS No. 141.

      (c) Reflects the capitalization of $20 million of debt issuance costs ($10 million current and $10 million non-current) that will be amortized over the life of the $1.75 billion senior credit facility.

      (d) Reflects the adjustment to state Centerpulse property, plant and equipment at its estimated fair market value as of the acquisition date in accordance with SFAS 141.

      (e) Intangible assets are adjusted to reflect an estimated allocation of: (1) $275 million to brand assets encompassing the trademarks and trade names of Centerpulse, of which $243 million are considered to have an indefinite useful life and $32 million are expected to have estimated useful lives of approximately 11 years, (2) $424 million to technology assets comprised of current product technology with an expected useful life of approximately fourteen years and core technology that is expected to have a useful life of approximately nineteen years and (3) $34 million to customer related intangible assets which represents the value of relationships with customers that are expected to have a useful life of thirty years.

      (f) These amounts reflect the estimates necessary to record the Centerpulse assets acquired and liabilities assumed at their respective fair values. In accordance with EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination”, the fair value of Zimmer’s common stock issued pursuant to the exchange offers was estimated to be $49.93 per share based upon the market price of Zimmer’s common stock over a reasonable period of time two days before and after the date when sufficient Centerpulse and InCentive Capital shares had been tendered to

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
September 30, 2003

make the exchange offers binding (August 27, 2003). The purchase price was estimated and allocated as follows:

(In millions US$)
Cash paid to Centerpulse and InCentive Capital shareholders	$1,187
Fair value of Zimmer shares exchanged (44,538,770 shares exchanged at $49.93 per share)	2,224
Plus estimated direct acquisition costs	38

Total estimated purchase price	$3,449

Purchase price allocated to:
Net assets of Centerpulse at September 30, 2003	$1,159
Net assets of InCentive Capital (cash) at September 30, 2003	83
Less elimination of historical goodwill and intangible assets	(490)
Add (subtract) fair value adjustments:
Inventory step-up	96
Property, plant and equipment step-up	10
Trademarks and trade names intangible assets	275
Technology based intangible assets	424
Customer related intangible assets	34
In-process research and development	12
Deferred taxes	(262)
Goodwill	2,108

$3,449

      (g) Reflects the income tax effects of the purchase price allocation to acquired tangible and intangible assets, as follows:

(In millions US$)
Deferred tax liability related to PP&E step-up	$3
Deferred tax liability related to inventory step-up	30
Deferred tax liability related to trademark and trade names, technology based and customer related intangible assets	229

Total	$262

      Deferred tax assets have been estimated related to the difference in book and tax basis in assets established or revalued in relation to the acquisition of Centerpulse. Statutory tax rates were applied based on the specific taxing jurisdiction of the adjustment.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
September 30, 2003

      (h) Reflects the following sources and uses of funds:

(In millions US$)
Sources:
Available Company funds	$323
Borrowings under term loan	550
Borrowings under three-year revolving facility	531
Borrowings under 364-day revolving facility	257

Total borrowings	1,338

Total sources available	$1,661

Uses:
Cash paid in Exchange Offers	$1,187
Direct acquisition costs	38
Debt issuance costs	20
Equity issuance costs	14
Repayment of existing Centerpulse borrowings	322
Repayment of existing Zimmer borrowings	80

$1,661

      (i) Reflects the elimination of shareholders’ equity in Centerpulse.

      (j) Reflects an increase in equity of $2,224 million for the fair value of Zimmer shares issued in exchange for Centerpulse shares, offset by estimated costs of $(14) million for registering and issuing the Zimmer shares and elimination of $(756) million of Centerpulse paid in capital.

      (k) Reflects the elimination of Centerpulse’s retained earnings of $(96) million and the allocation of $(12) million to in-process research and development, defined as the value assigned to projects for which the related products have not received regulatory approval and have no alternative future use.

      (l) Reflects $(323) million of Zimmer funds used to fund the exchange offers offset by $83 million of cash acquired from InCentive Capital in the exchange offers.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS
For the Nine Months Ended September 30, 2003
(Dollars in millions, except per share amounts)

      Centerpulse’s unaudited consolidated statement of earnings for the nine month period ended September 30, 2003 includes a $90 million provision in selling, general and administrative expense for hip and knee implant litigation, including $45 million in the third quarter.

      Centerpulse’s unaudited consolidated statement of earnings for the nine month period ended September 30, 2003 includes $90 million of acquisition expenses, comprised of: (1) $33 million investment banking fees, (2) $7 million legal and accounting fees, (3) $15 million break-up fee, (4) $29 million of compensation expense related to the accelerated vesting of certain Centerpulse stock options, and (5) $6 million of other acquisition expenses.

      Centerpulse recognized a significant tax benefit for the nine month period ended September 30, 2003. Centerpulse realized $54 million as a result of electing to carry back its 2002 U.S. federal net operating loss for only 5 years versus 10 years, which resulted in more losses being carried forward to future years and less tax credits going unutilized due to the shorter carry back period. The remaining tax benefit primarily results from the operating loss at Centerpulse’s U.S. operations and the realization of tax benefits on non-U.S. tax losses.

	Zimmer	Centerpulse(a)	Adjustments		Combined

Net Sales	$1,199	$688	$—		$1,887
Cost of products sold	292	211	—	(b)	503

Gross Profit	907	477	—		1,384
Research and development	69	43	—		112
Selling, general and administrative	450	403	24	(c)	877
Acquisition and integration	3	90	(93	)(d)	—

Operating expenses	522	536	(69)		989

Operating Profit	385	(59)	69		395
Interest expense, net	3	20	(7	)(e)	16
Gain on sale of Orquest	—	8	—		8

Earnings before income taxes, minority interests and cumulative effect of a change in accounting principle	382	(71)	76		387
Provision for income taxes	128	(90)	16	(f)	54

Net earnings before minority interests and cumulative effect of a change in accounting principle	254	19	60		333
Minority interests	—	1	—		1

Net Earnings Before Cumulative Effect of a Change in Accounting Principle	$254	$18	$60		$332

Earnings Per Common Share Before Cumulative Effect of a Change in Accounting Principle
Basic	$1.30				$1.38
Diluted	$1.28				$1.36
Weighted Average Common Shares Outstanding
Basic	196.3		44.5	(g)	240.8
Diluted	199.1		44.5	(g)	243.6

See notes to unaudited pro forma condensed financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS
For the Nine Months Ended September 30, 2003

      Centerpulse amounts have been translated into U.S. dollars at a rate of CHF 1.36 = US$1.00, the average daily exchange rate for the nine months ended September 30, 2003.

U.S. GAAP and Reclassification Adjustments

      (a) Centerpulse’s consolidated financial statements were prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. Centerpulse also classified certain costs differently than Zimmer in their consolidated statement of earnings. The following schedule summarizes the necessary material adjustments to conform the Centerpulse consolidated statement of earnings for the nine months ended September 30, 2003 to U.S. GAAP and to reclassify certain amounts to Zimmer’s basis of presentation.

		Centerpulse
		U.S. GAAP
	Centerpulse	and
	Continuing	Reclassification		Centerpulse	Centerpulse
	Operations(i)	Adjustments		Adjusted	Adjusted

					(In millions US$)
	(In millions CHF)
Net sales	935	—		935	$688
Cost of product sold	332	(45	)(ii)	287	211

Gross profit	603	45		648	477
Research and development	58	—		58	43
Selling, general and administrative	398	150	(iii)	548	403
Other operating income	4	(4	)(iii)	—	—
Goodwill amortization	29	(29	)(ix)	—	—
Acquisition and integration	—	123	(v)	123	90
Exceptional operating items	199	(199	)(vi)	—	—

Operating income	(77)	(4)		(81)	(59)
Financial (income)/expense	27	—		27	20
Gain on sale of Orquest	—	11	(viii)	11	8
Other non-operating income	1	(1	)(iv)	—	—

Income before taxes and minority interests	(103)	6		(97)	(71)
Income tax provision (benefit)	(117)	(5	)(vii)	(122)	(90)

Net income before minority interests	14	11		25	19
Minority interests	1	—		1	1

Net income	13	11		24	$18

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Nine Months Ended September 30, 2003

		(In millions CHF)
(i)	Centerpulse consolidated net income from continuing operations (excludes gain on sale of discontinued operations of CHF 19 million, discontinued operations operating loss of CHF 1 million and discontinued operations tax benefit of CHF 47 million).
(ii)	Eliminate intangible amortization to reflect U.S. GAAP write-off of in-process research and development	(7)
	U.S. GAAP adjustment for impairment charge on intangible assets	1
	Re-classification of insurance expense to SG&A to conform with Zimmer statement of earnings classification	(18)
	Re-classification of instrument expense to SG&A to conform with Zimmer statement of earnings classification	(21)

		(45)

(iii)	Re-classification of insurance expense to SG&A to conform with Zimmer statement of earnings classification	18
	Re-classification of instrument expense to SG&A to conform with Zimmer statement of earnings classification	21
	Exceptional operating items reclassified to SG&A to conform to Zimmer statement of earnings presentation	116
	Other operating income reclassified to SG&A to conform to Zimmer statement of earnings presentation	(4)
	Other non-operating income reclassified to SG&A to conform to Zimmer statement of earnings presentation	(1)

		150

(iv)	Other non-operating income reclassified to SG&A to conform to Zimmer statement of earnings presentation	1
(v)	Exceptional operating items comprised of acquisition expenses, including investment banking fees, legal and accounting fees and break-up fee, reclassified to acquisition and integration to conform to Zimmer statement of earnings presentation	83
	U.S. GAAP adjustment to record compensation expense based on modification to stock options	40

		123

(vi)	Exceptional operating items comprised of acquisition expenses, including investment banking fees, legal and accounting fees and break-up fee, reclassified to acquisition and integration to conform to Zimmer statement of earnings presentation	(83)
	Exceptional operating items, which is comprised of CHF (123) million hip and knee implant litigation offset by CHF 7 million for ATS Medical settlement and other exceptional items, reclassified to SG&A to conform to Zimmer statement of earnings presentation	(116)

		(199)

(vii)	Income tax benefit on U.S. GAAP adjustments	(5)
(viii)	U.S. GAAP adjustment to record gain on sale of Orquest investment	11
(ix)	Eliminate non-U.S. GAAP goodwill amortization	(29)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Nine Months Ended September 30, 2003

Other Adjustments

      (b) Reflects an estimated increase of $2 million in depreciation expense resulting from the step-up of property, plant and equipment to their respective estimated fair values, as required by SFAS No. 141, offset by the elimination of $(2) million of amortization on existing intangible assets in the historical consolidated financial statements of Centerpulse.

      (c) Reflects an estimated $24 million of amortization expense related to technology, trademark and customer related intangible assets over periods ranging from seven to thirty years.

      (d) Reflects the elimination of $93 million of acquisition and integration costs that were expensed in the Zimmer and Centerpulse consolidated financial statements. These costs were primarily related to investment banking fees, legal and accounting fees, break-up fee and compensation expense related to the accelerated vesting of certain Centerpulse stock options.

      (e) Reflects the elimination of interest expense on existing borrowings replaced by estimated interest expense on approximately $1,081 million in total average outstanding debt ($1,338 million assumed to be incurred at January 1, 2002 less the scheduled maturity of $257 million on the 364-day revolving credit facility) under the new Zimmer $1.75 billion senior credit facility. The $1.75 billion Zimmer credit facility contains: (1) $400 million 364-day revolving credit facility, (2) $800 million three-year revolving credit facility and (3) $550 million five-year term loan facility. Based on Zimmer’s current investment grade rating from Standard and Poor’s and from Moody’s, the applicable interest rate and facility fees under the revolving facilities is LIBOR plus 87.5 basis points, and under the term loan, is LIBOR plus 112.5 basis points. Interest expense was calculated using a weighted average annual interest rate of 2.1 percent, calculated on constant average outstanding debt levels throughout the year. Interest expense also includes amortization of debt issuance costs. A 1/8 percent change in the annual interest rate would increase or decrease interest expense by approximately $1 million. A summary of the various elements comprising the interest adjustment follows:

(In millions US$)
Elimination of interest expense on existing Centerpulse borrowings to be replaced by Zimmer borrowings under the $1.75 billion senior credit facility (including amortization of debt issuance costs)	$(25)
Elimination of interest expense on existing Zimmer borrowings to be replaced by Zimmer borrowings under the $1.75 billion senior credit facility (including amortization of debt issuance costs)	(3)
Interest expense under the $1.75 billion senior credit facility on the basis described above	17
Amortization of debt issuance costs on the $1.75 billion senior credit facility described above	4

$(7)

      (f) Reflects the income tax effects of adjustments based upon the statutory tax rates in effect for the nine months ended September 30, 2003.

      (g) The increase in weighted average common shares outstanding for the basic earnings per share calculations reflects the issuance of 44,538,770 shares of Zimmer common stock issued in the exchange offers.

Other Transaction Related Costs

      The objective of the pro forma information provided herein is to provide information about the continuing impact of the exchange offers by showing how it might have affected historical operating results if the exchange offers had been consummated at the beginning of the most recent full fiscal year. As such, charges

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS — (Continued)
For the Nine Months Ended September 30, 2003

directly resulting from the transaction are necessarily excluded from the unaudited pro forma condensed combined statement of earnings. Zimmer expects to incur non-cash charges directly resulting from the transaction as of and within the twelve-month period succeeding the transaction, estimated as follows:

(In millions US$)
In-process research and development	$12
Inventory step-up	96

Total non-cash charges	$108

      Refer to note (k) under Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for further description of in-process research and development.

      The step-up of inventories to their respective fair values, as required by SFAS No. 141, results in an increase in cost of products sold as the inventory is sold to third party customers, which is expected to occur within the twelve month period succeeding the transaction.

      Retention payments and other employee related costs, costs for lease terminations, meetings, training, re-branding, integration of information technology systems, and other cash costs are anticipated in connection with the integration of Zimmer and Centerpulse. Pending final management approval of the integration plans, certain costs, estimated to amount to $140 million, are expected to be reported as acquisition and integration expense. Additional costs, estimated to amount to $60 million, are expected to be added to the Centerpulse purchase price in accordance with U.S. GAAP. In addition, Zimmer expects to incur an estimated $10 to $12 million associated with the ongoing informal SEC investigation of Centerpulse.

COMPARISON OF ZIMMER STOCKHOLDER

AND IMPLEX SHAREHOLDER RIGHTS

      The rights of Implex shareholders are governed by Implex’s restated certificate of incorporation, Implex’s bylaws and the New Jersey Business Corporation Act, which we refer to as the NJBCA. The rights of Zimmer’s stockholders are governed by Zimmer’s restated certificate of incorporation, Zimmer’s by-laws and the Delaware General Corporation Law, which we refer to as the DGCL. When the merger is complete, Implex shareholders will become stockholders of Zimmer. As a result, the rights and obligations of the former Implex shareholders will be governed by Zimmer’s certificate of incorporation, Zimmer’s by-laws and the DGCL. There are some differences in Implex’s certificate of incorporation, Implex’s bylaws and the NJBCA as compared to Zimmer’s certificate of incorporation, Zimmer’s by-laws and the DGCL. We have summarized some of the differences below. However, this is only a summary of material provisions and does not purport to be a complete description of all similarities and differences. The following summary is qualified in its entirety by reference to Implex’s certificate of incorporation and bylaws and Zimmer’s certificate of incorporation and by-laws. We further invite you to read the provisions of the NJBCA and the DGCL.

Size of Board of Directors

      Implex. Under the NJBCA, a corporation may have a board of directors consisting of one or more members. The members of a corporation’s initial board are set forth in the corporation’s certificate of incorporation. Thereafter, subject to any provisions contained in the corporation’s certificate of incorporation, the corporation’s bylaws shall set forth the number of directors, or that the number of directors shall be not less than a stated minimum nor more than a stated maximum, with the actual number of directors to be determined in accordance with the corporation’s bylaws. The board shall have the power to amend the bylaws, unless the power to amend the bylaws is reserved to the shareholders in the corporation’s certificate of incorporation.

      Implex’s bylaws provide that the number of directors of the corporation shall be not less than one nor more than nine. The size of the Implex’s board of directors is currently fixed at eight directors.

      Zimmer. Under the DGCL, a corporation may have a board of only one director regardless of the number of stockholders. If the number of directors, or the manner of fixing the number of directors, is set forth in a Delaware corporation’s certificate of incorporation, the number of directors may be changed only by amending the certificate or acting according to the manner specified in the certificate. Similarly, if the number of directors is fixed in the bylaws, the number may be changed by amending the bylaws. If, under the certificate of incorporation, the directors have the power to amend the bylaws, the board may change the authorized number by amending its bylaws without stockholder approval.

      Zimmer’s certificate of incorporation states that the number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the whole board. The size of Zimmer’s board of directors is currently fixed at five (5) directors.

Classification of the Board of Directors

      Implex. Under the NJBCA, the certificate of incorporation of a New Jersey corporation may create a classified board with staggered terms. There is no maximum number of classes of directors and no statutory requirement as to the number of directors in each class or that the number in each class be equal. However, no class of directors shall hold office for a term less than one year or longer than five years and at least one class of directors shall be elected in each year.

      Implex’s certificate of incorporation and bylaws do not provide for a classified board of directors.

      Zimmer. Under the DGCL, the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders of a Delaware corporation may create a classified board with staggered terms. A maximum of three classes of directors is allowed with members of one class elected each year for a maximum term of three years. Finally, there is no statutory requirement as to the number of directors in each class or that the number in each class be equal.

      Zimmer’s certificate of incorporation provides for a classified board of directors into three classes as nearly equal in number as possible, with each class serving a term of three (3) years.

Nomination of Directors

      Implex. Implex’s bylaws and certificate of incorporation are silent as to the nomination of directors.

      Zimmer. Zimmer’s by-laws provide that nominations for the election of directors may be made by Zimmer’s board of directors, the Chairman of the Board, or Zimmer’s stockholders of record at the time Zimmer gives notice of a meeting and who are entitled to vote at the meeting. Zimmer’s by-laws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the secretary of Zimmer, at Zimmer’s principal office, a written notice of the stockholder’s intention to make a director nomination. The stockholder is required to furnish the notice not later than ninety (90) days or earlier than one hundred twenty (120) days before the first anniversary of the preceding year’s annual meeting. If, however, the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date, the notice must be delivered not earlier than the 120th day or later than the 90th day before the annual meeting, or the 10th day following the date on which Zimmer first publicly announces the annual meeting date. The notice must set forth the following information: (1) the name and address of record of the stockholder who intends to make the nomination; (2) the class and number of shares of stock which are owned beneficially and of record of such stockholder; (3) a representation that the stockholder is a holder of record of Zimmer stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a representation of whether the stockholder intends to deliver or solicit proxies in support of such nominations; (5) other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC; and (6) the written consent of each proposed nominee to serve as a director of Zimmer if so elected.

General Voting Rights

      Implex. The NJBCA states that every corporation may issue one or more classes of shares or one or more series of shares within a class of shares, any or all of which classes or series may have full voting powers, limited voting powers or no voting powers.

      Implex’s bylaws provide that, except as is otherwise provided in the certificate of incorporation, each shareholder shall be entitled to one vote for each share of stock having voting power on each matter submitted to a vote at a meeting of shareholders.

      Zimmer. The DGCL states that every corporation may issue one or more classes of stock or one or more series of stock within a class thereof, any or all of which classes or series may have full voting powers, limited voting powers, or no voting powers.

      Subject to the voting rights of holders of any then outstanding Zimmer preferred stock, each share of Zimmer common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Zimmer.

Cumulative Voting

      Implex. Under the NJBCA, if the certificate of incorporation so provides, shareholders may have the right to cumulate their votes in the election of directors.

      Implex shareholders are not entitled to any cumulative voting rights.

      Zimmer. Under the DGCL, cumulative voting must be expressly authorized in a Delaware corporation’s certificate of incorporation.

      Zimmer stockholders are not entitled to any cumulative voting rights.

Removal of Directors

      Implex. The NJBCA provides that directors may be removed from office with or, unless otherwise provided in the corporation’s certificate of incorporation, without cause, by the shareholders by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote for the election of directors; except that shareholders of a corporation whose board of directors is classified shall not be entitled to remove directors without cause. If a corporation has cumulative voting and less than the entire board is to be removed, no director may be removed if the votes cast against removal would be sufficient to elect that director if cumulatively voted at an election of the entire board or, if there are classes of directors, at an election of that director’s class of directors. If a corporation has a classified board, a director elected by a class vote may only be removed by a class vote of the holders of shares entitled to vote for that director’s election. If a corporation’s certificate of incorporation requires a vote greater than a plurality to elect directors, no director may be removed except by the greater vote required to elect the director. The NJBCA also provides that the certificate of incorporation or a bylaw adopted by the shareholders may provide that the board shall have the power to remove directors for cause.

      Under Implex’s bylaws, except as otherwise provided by applicable law, a majority of directors may remove any other director for cause and, subject to applicable law, any and all of the directors may be removed with or without cause by the vote of the shareholders. Implex’s certificate of incorporation is silent as to removal of directors.

      Zimmer. Under the DGCL, without a classified board, directors of a Delaware corporation may be removed with or without cause by the vote of a majority of the shares entitled to vote. With a classified board, a director may be removed by a majority of the shares entitled to vote only for cause unless the certificate of incorporation provides otherwise. If a corporation has cumulative voting and less than the entire board is to be removed, no director may be removed without cause if the votes cast against removal would be sufficient to elect such director if cumulatively voted at an election of the entire board or at an election of that director’s class of directors. Finally, the corporation’s certificate of incorporation can require a larger percentage of shares to remove a director without cause.

      Zimmer’s certificate of incorporation provides, subject to the rights of any class of stock having preference over the common stock to elect directors, any director may be removed from office only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all voting stock then outstanding, voting together as a single class.

Vacancies on the Board of Directors

      Implex. The NJBCA provides that, unless a corporation’s certificate of incorporation or bylaws provide otherwise, any directorship not filled at an annual meeting, any vacancy, however caused, occurring in the board of directors, and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board, or by a sole remaining director. Any directorship not filled by the board may be filled by the shareholders at an annual or special meeting of shareholders called for the purpose of filling the vacancy.

      Under Implex’s bylaws, any vacancy due to death, resignation, retirement, disqualification or removal for cause, or upon the creation of a new directorship, may be filled by a majority of the remaining directors though less than a quorum of the board of directors. If the vacancy is the result of a director’s removal without cause, the vacancy shall be filled by the shareholders at a special meeting called for that purpose.

      Zimmer. Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. If at the time of filling any vacancy, the directors then in office constitute less than a majority of the whole board, as constituted immediately prior to the increase, holders of at least ten percent (10%) of the shares entitled to vote for such directors may apply to the Delaware Court of Chancery to order an election to fill any such vacancies. Further, unless otherwise provided in the certificate or bylaws, when a director resigns effective as of a future date, a majority of directors then in office, including any director who has resigned, have the power to fill such vacancy.

      Zimmer’s certificate of incorporation provides that, any vacancy in the Zimmer board of directors, whether by reason of an increase in the number of members composing the Zimmer board of directors or otherwise, shall be filled by a majority of the remaining members of the Zimmer board of directors, even if less than a quorum, and not by stockholders. This provision is subject to any rights of any class of stock having preference over the common stock to elect directors.

Interested Director Transactions

      Implex. The NJBCA provides that contracts or transactions in which one or more of the corporation’s directors have an interest are not void or voidable solely because of such interest or because the interested director or directors were present at a meeting of the board or a committee of the board which authorized the transaction or because the interested director or directors votes are counted if: (1) the contract or transaction in question is fair and reasonable to the corporation at the time it is authorized, or (2) the fact of the common directorship or interest is disclosed to the entire board or committee and the board or committee authorizes the contract or transaction by unanimous written consent so long as at least one director is disinterested or by the affirmative vote of a majority of the disinterested directors even if the number of disinterested directors does not equal a quorum, or (3) the fact of common directorship or interest is disclosed or known to the shareholders and the shareholders authorize, approve or ratify the contract or transaction.

      Implex’s certificate of incorporation and bylaws are silent as to interested director transactions.

      Zimmer. The DGCL provides that contracts or transactions in which one or more of the corporation’s directors have an interest are not voidable solely because of such interest or because such director was present at the directors’ or stockholders’ meeting where such contracts or transactions were approved if certain conditions are met. Provided that the material facts of the contracts or transactions and the director’s interest in such contracts or transactions are fully disclosed, such contracts or transactions may be approved in good faith by: (1) a majority vote of disinterested directors, even though less than a quorum; or (2) the vote of a majority of disinterested stockholders entitled to vote. Furthermore, such contracts or transactions may be approved if they are shown to be fair to the corporation at the time they are authorized, approved or ratified by the board of directors, a committee or stockholders, and separate disinterested stockholder or disinterested director approval is not required.

      Zimmer’s certificate of incorporation and by-laws are silent as to interested director transactions.

Indemnification of Officers and Directors

      Implex. The NJBCA provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceedings, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceedings was brought, shall determine upon application that despite the case, such person is fairly and reasonably entitled to such indemnification.

      Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the NJBCA does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise, provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

      Under the NJBCA, a corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation has the power to indemnify him or her against such expenses and liabilities under the NJBCA. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers.

      Implex’s certificate of incorporation provides that officers, directors, employees and agents shall be indemnified to the full extent permitted by law.

      Zimmer. The DGCL classifies indemnification as either mandatory indemnification or permissive indemnification. A Delaware corporation is required to indemnify an agent against expenses actually and reasonably incurred in an action that the agent successfully defended on the merits or otherwise.

      Under the DGCL, in non-derivative third-party proceedings, a corporation may indemnify any agent who is or is threatened to be made a party to the proceeding against expenses, judgments and settlements actually and reasonably incurred in connection with a civil proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in the best interests of and not opposed to the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Further, in actions brought on behalf of the corporation, any agent who is or is threatened to be made a party can be indemnified for expenses actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation; however, indemnification is not permitted with respect to any claims that such person has been adjudged liable to the corporation unless the appropriate court determines such person is entitled to indemnity for expenses.

      Unless ordered by a court, the corporation must authorize permissive indemnification for existing directors or officers in each case by: (1) a majority vote of the disinterested directors even though less than a quorum; (2) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (3) independent legal counsel in a written opinion; or (4) a majority vote of the stockholders. The statutory rights regarding indemnification are non-exclusive; consequently, a corporation can indemnify a litigant in circumstances not defined by the DGCL under any bylaw, agreement or otherwise.

      Pursuant to its certificate of incorporation, Zimmer is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, to the fullest extent permitted by law, by reason of the fact that he or she is or was a director, officer, employee or agent of Zimmer. The agent shall be indemnified against expenses (including attorneys fees), judgments, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Zimmer.

Limitation of Liability of Directors

      Implex. The NJBCA allows a New Jersey corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent provided in the certificate of incorporation, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission: (1) in breach of such person’s duty of loyalty to the corporation or its shareholders; (2) not in good faith or involving a knowing violation of law; or (3) resulting in receipt by such person of an improper personal benefit.

      Implex’s certificate of incorporation provides that a director or officer shall not be personally liable to the corporation or its shareholders for damages for breach of duty as a director or officer, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited by applicable law.

      Zimmer. Under the DGCL, a Delaware corporation’s certificate of incorporation may eliminate director liability for all acts except: (1) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (2) a breach of the duty of loyalty; (3) improper personal benefits; or (4) certain unlawful distributions.

      Zimmer’s certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for breach of the director’s duty of loyalty to Zimmer or its stockholders; (2) acts or omissions not in good faith or which involve misconduct or a knowing violation of law, under section 174 of the DGCL; or (3) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of Zimmer and its stockholders, through stockholder derivative suits on behalf of Zimmer, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in certain situations. The provision does not limit or eliminate the rights of Zimmer or any stockholder to seek nonmonetary relief such as an injunction or rescission upon breach of a director’s duty of care. This provision is consistent with section 102(b)(7) of the DGCL, which is designed to encourage qualified individuals to serve as directors of Delaware corporations.

Right to Call Special Meetings

      Implex. The NJBCA permits special meetings of shareholders to be called by the president or the board of directors of the corporation, or by other officers, directors or shareholders as the corporation’s bylaws may provide. The NJBCA also provides that upon application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, the Superior Court, in an action in which the Superior Court may proceed in a summary manner, for good cause shown, may order a special meeting of the shareholders to be called and held at such time and place, upon such notice and for the transaction of such business as may be designated in its order.

      Implex’s bylaws provide that special meetings of the shareholders may be called by the president, or the board of directors at the written request of the holders of not less than ten percent (10%) of all the issued and outstanding shares entitled to vote at such a special meeting.

      Zimmer. Under the DGCL, a special meeting of stockholders of a Delaware corporation may be called by the board of directors or any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

      Zimmer’s by-laws state that a special meeting of the stockholders may be called at any time by the majority of the board or by the chairman of the board. The stockholders of Zimmer do not have the right to request or call a special meeting of stockholders, but a stockholder may nominate persons for election as directors at a special meeting called by Zimmer for the purpose of electing directors if the stockholder complies with the advance notice provisions of Zimmer’s by-laws.

Action by Consent of Shareholders

      Implex. The NJBCA provides that, except as otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of shareholders, other than the annual election of directors, may be taken without a meeting, without prior notice and without a vote, upon the written consent of the shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. The corporation must notify non-consenting shareholders at least 20 days in advance of the proposed effective date of a merger, consolidation, statutory share exchange, or sale, lease exchange, or other disposition of all or substantially all, assets of the corporation if not in the usual and regular course of business and at least ten days in advance of the proposed effective date of any other action.

      Implex’s bylaws permit action by written consent for any action required to be taken at a meeting of the shareholders so long as written consent is obtained from all the shareholders entitled to vote with respect to the corporate action being taken.

      Zimmer. Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action required to be taken at an annual or special meeting of the stockholders may be taken by the written consent of stockholders in lieu of a meeting. The written consent must set forth the action taken and be signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

      Zimmer’s certificate of incorporation specifically provides that any action required or permitted to be taken by stockholders must be effected at an annual or special meeting and may not be taken by written consent.

Amendments to Charter Documents

      Implex. Under the NJBCA, a proposed amendment to a corporation’s certificate of incorporation requires approval by the board of directors and, where shareholder approval of the amendment is required, an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon. Further, where shareholder approval of the amendment is required, a class of shareholders has the right to vote separately on an amendment to a New Jersey corporation’s certificate of incorporation, even if the certificate of incorporation does not include the right, that proposes to (1) adversely affect the rights or preferences of the class or (2) create a new class or series having, or that are convertible into, shares having rights or preferences prior or superior to the existing classes or increasing rights and preferences of existing classes. Further, a separate series vote is not required unless a series is adversely affected by an amendment in a manner different from other shares in the same class.

      Implex’s certificate of incorporation provides that any amendment that would materially affect the rights of holders of Series A preferred stock requires the affirmative vote of no less than eighty percent (80%) of the outstanding shares of Series A preferred stock. Further, any amendment that would materially affect the rights of holders of Series B preferred stock requires the affirmative vote of no less than fifty percent (50%) of the outstanding shares of Series B preferred stock.

      Zimmer. Under the DGCL, under the following circumstances, a class of stockholders has the right to vote separately on an amendment to a Delaware corporation’s certificate of incorporation even if the certificate does not include such a right: (1) increasing or decreasing the aggregate number of authorized shares of the class (the right to a class vote under this circumstance may be eliminated by a provision in the certificate); or (2) changing the powers, preferences, or special rights of the shares of the class in a way that would affect them adversely. Approval by outstanding shares entitled to vote is also required. Further, a separate series vote is not required unless a series is adversely affected by an amendment in a manner different from other shares in the same class.

      Zimmer’s certificate of incorporation may be amended by Zimmer at any time; provided, however, that any amendment with respect to the articles of the certificate of incorporation relating to stockholder action, the board of directors, or amendment of the certificate or the by-laws requires the affirmative vote of eighty percent (80%) of the voting stock then outstanding.

Amendments to Bylaws

      Implex. Under NJBCA, the board of directors of a corporation has the power to make, alter and repeal bylaws unless such power is reserved to the shareholders in the certificate of incorporation, but bylaws made by the board may be altered or repealed and new bylaws made by the shareholders. In addition, the shareholders may prescribe in the bylaws that any bylaw made by them shall not be altered or repealed by the board.

      Implex’s bylaws permit the board of directors to alter, amend and repeal the current bylaws and create new bylaws. However, any bylaws adopted by the board may be altered, amended, repealed or new bylaws adopted by a majority of the shareholders at a regular or special meeting of the shareholders, and the shareholders may prescribe in the bylaws that bylaws made by them shall not be altered or repealed by the board of directors. Implex’s certificate of incorporation provides that the corporation’s bylaws shall not be amended: (1) so as to modify the preferences, rights, or privileges of the holders of Series A preferred stock, and (2) provided that at least twenty percent (20%) of Series B preferred stock remains outstanding, the approval of holders of at least fifty percent (50%) of the issued and outstanding Series B preferred stock shall be required in order to authorize an amendment, alteration or repeal of Implex’s bylaws that: (a) increase the number of authorized shares of any class of stock of Implex, (b) adversely affect the rights, preferences or powers of the Series B preferred stock or holders of Series B preferred stock or (c) decreases the required time for the giving of any notice to which holders of Series B preferred stock may be entitled, except that approval by holders of fifty percent (50%) or more of the issued and outstanding shares of Series B preferred stock is not required in connection with an initial public offering of which the proceeds equal or exceed $20,000,000.

      Zimmer. Under the DGCL, bylaws of a corporation may be amended or repealed by stockholders, and, if provided for in the corporation’s certificate of incorporation, by the directors.

      Zimmer’s by-laws may be amended: (1) at any annual or special meeting of stockholders by a vote of the holders of a majority of the voting stock then outstanding; provided, however, that any amendment inconsistent with the articles of the by-laws relating to special meetings of stockholders, the notice provisions for stockholder business or amendments require the affirmative vote of at least eighty percent (80%) of the voting stock then outstanding or (2) by a vote of the majority of the board. In the event any action to amend the by-laws is to be taken at a special meeting of stockholders, notice of the proposed amendment must be contained in the notice of such special meeting.

Mergers, Acquisitions and Certain Other Transactions

      Implex. The NJBCA requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation’s assets (other than so-called parent-subsidiary mergers) by the board of directors and by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote on the matter. The NJBCA does not require shareholder approval for control share acquisitions and does not require shareholder approval for a merger if the corporation is the surviving entity and (1) the corporation’s certificate of incorporation is not amended in connection with the merger; (2) the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after the merger; and (3) the number of voting or participating shares outstanding immediately after the merger, plus the number of voting or participation shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of voting or participation shares of the surviving corporation outstanding immediately before the merger.

      Implex’s certificate of incorporation and bylaws are silent as to the vote required for a merger.

      Zimmer. The DGCL requires a majority vote of the outstanding shares of the corporation entitled to vote to effectuate a merger. In addition, the vote of shareholders of the surviving corporation on a plan of merger is not required under certain circumstances.

      Zimmer’s certificate of incorporation and by-laws do not have supermajority or other special voting requirements for business combinations or other transactions.

Statutory Protection Against Takeovers

      Implex. The NJBCA provides generally that, unless the certificate of incorporation provides otherwise, no resident domestic corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act may engage in any business combination with any interested stockholder of the corporation for a period of five (5) years following the interested stockholder’s stock acquisition, unless the business combination is approved by the board of directors of the corporation before the date the stockholder became an interested stockholder. An interested stockholder is generally any stockholder having direct or indirect beneficial ownership of 10% of more of the voting stock of the corporation.

      In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of the corporation other than: (1) a business combination approved by the board of directors of the corporation prior to the date the stockholder became an interested stockholder, (2) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the interested stockholder at a meeting called for such purpose or (3) a business combination in which the consideration to be received by the stockholders of the corporation meets the price requirements specified by statute.

      Zimmer. The DGCL contains provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under the DGCL, except under certain circumstances, a corporation is not permitted to engage in a business combination with any interested stockholder for a three (3) year period following the date such stockholder became an interested stockholder. The DGCL defines interested stockholder generally as a person who owns fifteen percent (15%) or more of the outstanding shares of such corporation’s voting stock.

Dissenters’ Rights

      Implex. Under the NJBCA, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the certificate of incorporation otherwise provides, the NJBCA provides that shareholders do not have a right to dissent from any plan of merger or consolidation with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; or (2) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities. In addition, the NJBCA provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of such shareholders. In addition, unless a corporation’s certificate of incorporation provides otherwise, the NJBCA provides that shareholders do not have a right to dissent from any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (1) with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; (2) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for (x) cash or (y) shares, obligations or other securities which, upon consummation of the plan of dissolution, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities; or (3) from a sale pursuant to an order of a court having jurisdiction.

      Implex’s certificate of incorporation and bylaws are silent as to dissenters’ rights.

      Zimmer. Under the DGCL, dissenters’ rights of appraisal are available to stockholders of a corporation only in connection with certain types of mergers or consolidations involving the corporation. Appraisal rights are not available under the DGCL if the corporation’s stock is either: (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (2) held of record by more than 2,000 stockholders; except that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than: (1) shares of the surviving corporation, (2) shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or (3) cash in place of fractional shares.

      Additionally, the DGCL prohibits appraisal rights if the corporation is the surviving corporation and no vote of its stockholders is required for the merger.

      Zimmer’s certificate of incorporation is silent as to dissenters’ rights.

Dividends

      Implex. The NJBCA provides that a corporation, subject to any restrictions contained in its certificate of incorporation, may pay dividends in cash, its own shares, its bonds or in other property. The NJBCA provides that dividends may also be paid in shares having a preference in assets of the corporation upon liquidation, whether or not the net assets at the time of the share dividend are less than the aggregate amount of such prior and newly created preferences. The NJBCA prohibits a corporation from paying dividends or otherwise making a distribution to its shareholders if, after giving effect to the payment, either: (1) the corporation would be unable to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than its total liabilities.

      Under Implex’s bylaws, the board of directors may at any regular or special meeting from time to time declare, and Implex may pay, dividends on its outstanding shares in the manner and upon such terms and conditions provided by law subject to restrictions provided for in its certificate of incorporation. Dividends may be paid in cash, property or shares of Implex.

      Zimmer. The DGCL allows the board of directors of a Delaware corporation to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

      Under Zimmer’s by-laws, subject to the DGCL and the certificate of incorporation, the board of directors may declare and pay dividends upon the shares of its stock out of any funds legally available therefor. Dividends may be paid in cash, property or shares of Zimmer.

Preemptive Rights

      Implex. The NJBCA provides that, the shareholders of a corporation organized after January 1, 1969 shall not have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights.

      Implex’s certificate of incorporation is silent as to preemptive rights.

      Zimmer. Under the DGCL, a shareholder does not have preemptive rights unless preemptive rights are specifically granted in the corporation’s certificate of incorporation.

      Zimmer common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Zimmer or any other securities convertible into shares of any class of stock of Zimmer under Zimmer’s certificate of incorporation.

Rights Plans

      Implex. Implex is not a party to a rights agreement.

      Zimmer. Under Zimmer’s shareholder rights plan, preferred share purchase rights, which are attached to Zimmer’s common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 20% or more of Zimmer’s common stock by any person or group. If triggered, these rights would entitle Zimmer’s stockholders, other than the acquiror, to purchase, for the exercise price, shares of Zimmer’s Series A participating preferred stock having a market value of two times the exercise price. In addition, if a company acquires Zimmer in a merger or other business combination not approved by the board of directors, these rights will entitle Zimmer’s stockholders other than the acquiror to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price.

LEGAL MATTERS

      Baker & Daniels will pass on the validity of the shares of Zimmer common stock to be issued to the Implex shareholders in the merger. Certain tax consequences of the transaction are expected to be passed upon for Zimmer and Implex by Drinker Biddle & Reath LLP.

EXPERTS

      The financial statements of Zimmer and its subsidiaries incorporated in this prospectus/proxy statement by reference to the Annual Report on Form 10-K of Zimmer Holdings, Inc. for the year ended December 31, 2002 and the financial statements of Centerpulse contained in the Current Report on Form 8-K/ A of Zimmer Holdings, Inc. filed with the SEC on December 16, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP and PricewaterhouseCoopers AG, respectively, independent accountants, given on the authority of said firms as experts in auditing and accounting.

OTHER MATTERS

      As of the date of this prospectus/proxy statement, the Implex board of directors does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the special meeting, other than those specifically referred to herein.

WHERE YOU CAN FIND MORE INFORMATION

      Zimmer files annual, quarterly and current reports, proxy statements and other information with the SEC. Implex is not required to file reports with the SEC. You may read and copy any reports, statements or other information that Zimmer files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Zimmer’s public filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

      Zimmer has filed a registration statement on Form S-4 to register with the SEC the offering and sale of Zimmer common stock to be issued to holders of Implex stock pursuant to the merger. As allowed by SEC rules, this prospectus/proxy statement does not contain all of the information that you can find in the registration statements or the exhibits to the registration statement.

      The SEC allows Zimmer to incorporate information into this prospectus/ proxy statement by reference, which means that Zimmer can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/ proxy statement, except for any information superseded by information contained directly in this prospectus/ proxy statement. This prospectus/ proxy statement incorporates by reference the documents set forth below that Zimmer has previously filed with the SEC. These documents contain important information about Zimmer and its financial condition.

      The following documents listed below that Zimmer previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 12, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed on May 13, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed on August 8, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed on November 14, 2003;

•	Current Reports on Form 8-K filed on April 23, 2003, July 10, 2003, July 22, 2003, July 23, 2003, July 25, 2003, July 30, 2003, August 6, 2003, August 7, 2003, August 13, 2003, August 19, 2003, August 20, 2003, August 21, 2003, August 22, 2003, August 26, 2003, August 28, 2003, September 2, 2003, September 4, 2003, September 17, 2003, September 19, 2003, October 2, 2003 and October 17, 2003 (as amended December 16, 2003);

•	Proxy Statement for the Annual Meeting of Stockholders held on May 13, 2003, as filed on March 24, 2003;

•	The description of our common stock set forth in our Registration Statement on Form 10 filed on March 26, 2001, including all amendments and reports filed for the purpose of updating such description; and

•	The description of our preferred stock purchase rights set forth in our Registration Statement on Form 10 filed on March 26, 2001, including all amendments and reports filed for the purpose of updating such description.

      In addition, the audited financial statements as of December 31, 2002 and December 31, 2001 and for each of the three years in the periods ended December 31, 2002 of Centerpulse, including the notes thereto and the report of independent accountants, are incorporated in this prospectus/ proxy statement by reference to Centerpulse’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on April 26, 2003.

      Zimmer hereby incorporates by reference additional documents that it may file with the SEC (1) after the date of the filing of the registration statement of which this prospectus/ proxy statement forms a part and before its effectiveness and (2) until all of the shares of Zimmer common stock offered pursuant to the merger are issued (or the date that the merger is terminated). These include, but are not limited to, periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements.

      You may obtain documents incorporated by reference in this prospectus/ proxy statement upon request from the SEC at the SEC’s Internet website described above. Documents incorporated by reference by Zimmer are available from Zimmer without charge, excluding all exhibits, unless Zimmer has specifically incorporated by reference an Exhibit in this prospectus/ proxy statement. You may obtain documents incorporated by reference by Zimmer in this proxy statement by contacting us at the address and telephone number below:

Investor Relations

Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
Telephone: (574) 372-4790
Facsimile: (574) 372-4988

      If you would like to request documents, please do so promptly to receive them before the special meeting. If you request any incorporated documents from Zimmer, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You may also find additional information regarding Zimmer on our website at http://www.zimmer.com.

      You should rely only on the information contained or incorporated by reference in this prospectus/ proxy statement in deciding how to vote on the matters described in this prospectus/ proxy statement. Neither Zimmer nor Implex has authorized anyone to provide you with information that differs from that contained in this prospectus/ proxy statement. This prospectus/ proxy statement is dated                     , 2004. You should not assume that the information contained in this prospectus/ proxy statement is accurate as on any date other than that date, and neither the mailing of this prospectus/ proxy statement to Implex shareholders nor the issuance of shares of Zimmer common stock in the merger shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

ZIMMER HOLDINGS, INC.

(“Zimmer”),

BEDROCK MERGER CORP.

a wholly-owned direct subsidiary of Zimmer
(“Subcorp”),

and

IMPLEX CORP.

(“Implex”)

November 21, 2003

i

INDEX OF DEFINED TERMS

Defined Term	Section	Page No.

Action	3.9	15
Agreement	Preamble	1
Alliance Agreement	2.2(a)(i)	4
Antitrust Laws	5.1(a)(ii)	35
Applicable Laws	4.9	19
Arbitrating Accounting Firm	2.4(f)	7
BCA	1.1	2
Cash Alternative	7.2(b)	50
Certificate of Merger	1.2	2
Certificates	2.5(b)	9
Clinical Trials	4.26	33
Closing	1.2	2
Closing Date	1.2	2
Code	Preliminary Statement C	1
Commission	3.7	14
Competing Transaction	5.3(d)	42
Contract	4.16	27
Controlling Shareholders	2.4(d)	7
Conversion Price	2.3(b)	5
Convertible Securities Holders	2.2(d)	4
Convertible Securities Schedule	4.4	17
Convertible Securities Termination Agreement	2.2(d)	4
Costs	7.2(a)	49
Damages	8.1(a)	51
Earn-Out Conversion Price	2.3(b)	5
Earn-Out Payment Documentation	2.4(f)	7
Earn-Out Payment Date	2.4(d)	7
Earn-Out Payments	2.4(a)	5
Earn-Out Period	2.4(b)	6
Earn-Out Right	2.4(h)	8
Effective Time	1.2	2
Environmental Laws	4.20	31
Environmental Permit	4.20	31
ERISA	4.15(c)	24
Escrow Agreement	8.2	52
Escrow Agent	8.2	52
Escrow Fund	8.2	52
Escrow Period	8.2	52
Exchange Act	3.3(a)	13
Exchange Agent	2.5(a)	8
Exchange Fund	2.5(a)	8
Exchange Ratio	2.2(c)	4
FDA	4.19(b)(i)(5)	29

Defined Term	Section	Page No.

FDCA	4.19(b)(i)	29
Final Cash Value	2.2(b)	4
Final Cash Value Schedule	2.2(b)	4
Fully Diluted Implex Per Share Price	2.2(d)	4
Governmental Authority	3.4(d)	14
Hazardous Materials	4.20	31
HSR Act	3.4(d)	14
Implex	Preamble	1
Implex Affiliate Letter	5.3(e)	42
Implex Bylaws	4.1	16
Implex Board Recommendation	4.21	32
Implex Certificate	4.1	16
Implex Common Stock	4.4	17
Implex Conversion Shareholders	2.5(b)(ii)	9
Implex Conversion Shares	2.2(c)	4
Implex Convertible Security	4.4	17
Implex Disclosure Schedule	4.1	16
Implex Employee Plans	4.15(c)	24
Implex Financial Statements	4.7	19
Implex Permits	4.19(a)	29
Implex Preferred Stock	4.4	17
Implex Securities Holders	Preliminary Statement B	1
Implex Shareholder Group	8.1(b)	52
Implex Shareholders	Preliminary Statement B	1
Implex Shareholders Meeting	5.3(a)	38
Implex Stock	4.4	17
Indemnifying Party	8.5(a)	54
Indemnitee	8.5(a)	54
Initial Cash Value	2.2(a)	3
Initial Payment	2.1(b)	3
Initial Payment Conversion Price	2.3(a)	5
Intellectual Property	4.14(a)	22
ISRA	4.20	31
Knowledge	9.3	58
Line of Credit	2.2(a)(iii)	4
Material Adverse Effect	9.3	57
Merger	Preliminary Statement A	1
Merger Consideration	2.1(b)	3
New Jersey State Treasurer	1.2	2
NYSE	2.3(a)	5
NYSE Composite Tape	2.3(a)	5
Order	5.1(a)(ii)	35
Payment Request	5.4(b)	44
Permitted Liens	4.24	33

Defined Term	Section	Page No.

Property	4.25	33
Prospectus	3.8	15
Proxy Statement	3.8	15
Registration Statement	3.8	15
Reports	4.20	31
Securities Act	2.5(d)	10
Series A Preferred	4.4	17
Series B Preferred	4.4	17
Significant Shareholders	4.27	34
Subcorp	Preamble	1
Subcorp Common Stock	2.1(a)	3
Support Agreements	4.27	34
Surviving Corporation	1.1	2
Tax Returns	4.13(g)	22
Taxes	4.13(h)	22
Third Party Claim	8.5(a)	54
Zimmer	Preamble	1
Zimmer Bylaws	3.1	12
Zimmer Certificate	3.1	12
Zimmer Common Shares	3.3(a)	13
Zimmer Common Stock	3.3(a)	12
Zimmer Disclosure Schedule	3.3(a)	13
Zimmer Group	8.1(a)	51
Zimmer Plans	5.2(e)(ii)	38
Zimmer Preferred Stock	3.3(a)	13
Zimmer SEC Documents	3.7	14
Zimmer Series A Preferred	3.3(a)	13
Zimmer Subsidiaries	3.4(b)	13

Exhibits:

A	Schedule of Performance Targets for Earn-Out Payments
B	List of Controlling Shareholders
C	Form of Affiliate Letter
D	Form of Voting Agreement
E	Form of Opinion of Counsel to Zimmer
F	Form of Opinion of Counsel to Implex
G	Form of Escrow Agreement
H	Form of Convertible Securities Termination Agreement

Schedule I

v

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 21st day of November, 2003, by and among Zimmer Holdings, Inc., a Delaware corporation (“Zimmer”), Bedrock Merger Corp., a New Jersey corporation and a wholly-owned subsidiary of Zimmer (“Subcorp”), and Implex Corp., a New Jersey corporation (“Implex”).

PRELIMINARY STATEMENTS

      A. Zimmer desires to combine its businesses with the businesses operated by Implex through the merger of Subcorp with and into Implex, with Implex as the surviving corporation (the “Merger”), pursuant to which each share of Implex Stock (as defined in Section 4.4) and each of the Implex Conversion Shares (as defined in Section 2.2) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Zimmer Common Shares (as defined in Section 3.3(a)) and such other consideration, all as more fully provided herein.

      B. The Board of Directors of Implex has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Implex and Implex desires to combine its businesses with the businesses operated by Zimmer and for the holders of shares of Implex Stock (the “Implex Shareholders”) and the Implex Conversion Shareholders (as defined in Section 2.5(b)(ii)) (the Implex Shareholders and the Implex Conversion Shareholders collectively being the “Implex Securities Holders”) to have a continuing equity interest in the combined Zimmer/ Implex businesses through the ownership of Zimmer Common Shares.

      C. The parties intend that the Merger constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the “Code”), by reason of Section 368(a)(2)(E) of the Code.

      D. The respective Boards of Directors of Zimmer, Subcorp and Implex have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

AGREEMENT

      Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

      1.1.     The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the New Jersey Business Corporation Act (the “BCA”), Subcorp shall be merged with and into Implex at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Implex shall continue its existence under the laws of the State of New Jersey. Implex, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

      1.2.     Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Treasurer of the State of New Jersey (the “New Jersey State Treasurer”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 14A:10-4.1 of the BCA. The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the New Jersey State Treasurer or at such later time as shall be agreed upon by Zimmer and Implex and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the “Closing”) shall be held at the offices of Baker & Daniels, 300 North Meridian Street, Indianapolis, Indiana 46204, or such other place as the parties may agree on, as soon as practicable (but in any event within ten (10) business days) following the date upon

1

which all conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as Zimmer and Implex may agree; provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the day the Effective Time occurs.

      1.3.     Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 14A:10-6 of the BCA.

      1.4.     Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof, which shall continue to read “The name of the corporation is ‘Implex Corp.’ ”, and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case, until amended in accordance with the BCA.

      1.5.     Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Implex shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

      1.6.     Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Implex, or (b) otherwise carry out the provisions of this Agreement, Implex and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Implex or otherwise to take any and all such action.

ARTICLE II.

MERGER CONSIDERATION

      2.1.     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Zimmer, Subcorp or Implex or their respective shareholders:

(a) Each share of common stock, without par value, of Subcorp (“Subcorp Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Subject to the other provisions of this Article II, each share of Implex Stock (as defined in Section 4.4) issued and outstanding immediately prior to the Effective Time and each of the Implex Conversion Shares (as defined in Section 2.2) outstanding as of the Effective Time shall be converted into and represent the right to receive that number of Zimmer Common Shares (as defined in Section 3.3) determined in accordance with Section 2.2, including any right to receive a portion of the Escrow Fund (as defined in Section 8.2) (the “Initial Payment”), and the right to receive such additional number of Zimmer Common Shares with respect to Earn-Out Payments (as defined in Section 2.4), if any (together with the Initial Payment and any cash payments in lieu of fractional shares as provided herein, the “Merger Consideration”).

(c) Each share of Implex Stock held in the treasury of Implex shall be cancelled and retired and no payment shall be made in respect thereof.

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      2.2.     Initial Cash Value; Final Cash Value; Exchange Ratio.

      (a) The initial cash value (the “Initial Cash Value”) of the consideration to be paid in connection with the Merger at Closing shall be One Hundred Seven Million Eight Hundred Twenty-Five Thousand Dollars ($107,825,000). Such Initial Cash Value shall be reduced by the following:

(i) Five Million Dollars ($5,000,000) which represents payments previously paid by Zimmer to Implex pursuant to that certain Exclusive Distribution and Strategic Alliance Agreement dated as of August 21, 2000, as amended, between Implex and Zimmer (the “Alliance Agreement”);

(ii) an amount equal to the cost of the insurance policy required to be obtained by Implex prior to the Closing Date pursuant to Section 5.3(g) hereof; and

(iii) an amount equal to the principal owed by Implex under the Loan Agreement dated February 26, 2003 between Implex and Zimmer, as such agreement may be amended from time to time (the “Line of Credit”).

      (b) Not later than three (3) business days prior to the Closing Date, and as a condition of the Closing, Zimmer and Implex shall mutually agree on a schedule (the “Final Cash Value Schedule”) calculating in reasonable detail all adjustments to the Initial Cash Value pursuant to Section 2.2(a) above (such adjusted Initial Cash Value, the “Final Cash Value”).

      (c) Following determination of the Final Cash Value and on or prior to the Closing Date, the number of whole Zimmer Common Shares into which each share of Implex Stock is to be converted shall be determined by dividing (i) the quotient of ninety percent (90%) of the Final Cash Value divided by the Initial Payment Conversion Price (as defined in Section 2.3(a)) by (ii) the number of (A) issued and outstanding shares of Implex Stock as of the Effective Time plus (B) the aggregate number of Implex Conversion Shares outstanding as of the Effective Time. As used herein, “Implex Conversion Shares” means the aggregate number of shares of Implex Stock that would have been issuable to all Convertible Securities Holders who have executed Convertible Securities Termination Agreements (as defined in Section 2.2(d)) on conversion of all of their Implex Convertible Securities determined on a cashless exercise basis in accordance with Section 2.2(d) below. Such number of Zimmer Common Shares, carried out to five decimal places and rounded up if the sixth decimal place is five (5) or greater and rounded down if the sixth decimal place is less than five (5), is referred to as the “Exchange Ratio.” Cash in an amount equal to ten percent (10%) of the Final Cash Value shall be deposited into escrow by Zimmer pursuant to Section 8.2.

      (d) The number of Implex Conversion Shares that would have been issuable to each of the holders (each a “Convertible Securities Holder” and, collectively, the “Convertible Securities Holders”) of outstanding Implex Convertible Securities listed in the Convertible Securities Schedule (as defined in Section 4.4) who has not exercised his, her or its rights to acquire Implex Stock prior to the Effective Time, but who has executed and delivered to Implex prior to the Effective Time a termination agreement (a “Convertible Securities Termination Agreement”) in substantially the form attached hereto as Exhibit H, shall be equal to the product of (i) the number of Implex Convertible Securities held by such Convertible Securities Holder, multiplied by (ii) that number which results by subtracting from the number 1 the quotient of (A) the exercise price of such Implex Convertible Securities divided by (B) the Fully Diluted Implex Per Share Price. As used herein, “Fully Diluted Implex Per Share Price” means the Final Cash Value divided by the aggregate number of issued and outstanding shares of Implex Stock and Implex Convertible Securities as of the Effective Time.

      (e) Each Convertible Securities Holder of outstanding Implex Convertible Securities listed in the Convertible Securities Schedule (as defined in Section 4.4) who has not exercised his, her or its rights to acquire Implex Stock prior to the Effective Time, but who has executed and delivered to Implex prior to the Effective Time a Convertible Securities Termination Agreement shall have the right to receive the number of shares of Zimmer Common Stock equal to the product of (A) the Exchange Ratio multiplied by (B) the number of Implex Conversion Shares held by such Convertible Securities Holder. Cash payments in lieu of fractional shares will be made to such Convertible Securities Holders in the manner provided for in Section 2.6 hereof.

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      2.3.     Conversion Price for Zimmer Common Shares.

      (a) Initial Payment. With respect to the Initial Payment, the Conversion Price (the “Initial Payment Conversion Price”) shall be the average of the closing sales prices for Zimmer Common Shares as reported on the New York Stock Exchange (the “NYSE”) Composite Tape (the “NYSE Composite Tape”) for the twenty (20) trading days ending the trading day preceding the Closing Date.

      (b) Earn-Out Payments. With respect to each Earn-Out Payment, if any, the Conversion Price (the “Earn-Out Conversion Price”) shall be the average of the closing sale prices of Zimmer Common Shares as reported on the NYSE Composite Tape for the twenty (20) trading days ending on the trading day preceding the Earn-Out Payment Date. The Initial Payment Conversion Price and the Earn-Out Conversion Price are each sometimes referred to herein as a “Conversion Price.”

      (c) Certain Other Adjustments. In addition to the foregoing adjustments, the Conversion Price shall be adjusted to give effect to stock splits, reverse stock splits, stock dividends and similar actions undertaken by Zimmer and not otherwise reflected in the Conversion Price.

      2.4.     Earn-Out Payments.

      (a) In addition to the Initial Payment, upon the satisfaction of certain performance targets for the sale of specific Implex products set forth on Exhibit A to this Agreement by Zimmer and its subsidiaries and affiliates to their customers (excluding inter-company sales), Zimmer shall pay to the Implex Securities Holders additional consideration in the form of additional Zimmer Common Shares (unless otherwise set forth in Exhibit A and subject to any adjustments as set forth in this Agreement) in accordance with the terms and conditions of this Section 2.4 (each such payment shall be referred to as an “Earn-Out Payment” and such payments shall be referred to collectively as the “Earn-Out Payments”), provided that, with respect to each Earn-Out Payment, if any, to be paid in Zimmer Common Shares, the aggregate number of Zimmer Common Shares (rounded down to the nearest whole share) issuable to Implex Securities Holders shall be determined by dividing the cash value of the Earn-Out Payment by the applicable Earn-Out Conversion Price (as set forth above in Section 2.3(b)).

      (b) As a material inducement to Implex to enter into this Agreement, and in order to afford the Implex Securities Holders a full and fair opportunity to the Earn-Out Payments, Zimmer covenants and agrees that, at all times during the period (the “Earn-Out Period”) beginning at the Effective Time and ending on the final Earn-Out Payment Date as defined in Section 2.4(d):

(i) Revenues attributable to the Implex products set forth on Exhibit A to this Agreement shall be recognized and computed in accordance with generally accepted accounting principles as consistently applied by Zimmer with respect to its other medical device products.

(ii) Zimmer shall (and shall cause its subsidiaries and affiliates to) actively promote the Implex products set forth on Exhibit A to this Agreement to the same extent generally as it would promote its other products with similar regulatory status, life cycle and stature.

(iii) Zimmer shall act (and shall cause its subsidiaries and affiliates to act) in good faith and shall not undertake (or permit its subsidiaries and affiliates to undertake) any actions the purpose of which is to adversely affect the level of revenues derived from the sale of Implex products, including, without limitation, utilizing financial or other disincentives which would cause its sales distribution channels to not promote and sell the Implex products set forth on Exhibit A to this Agreement.

(iv) Zimmer shall (and shall cause the Surviving Corporation to) actively continue to develop, seek necessary FDA clearances, consents or approvals, and initiate the full market launch of those Implex products set forth on Exhibit A to this Agreement which are currently under development by Zimmer.

(v) If at any time during the Earn-Out Period Zimmer changes any of the documented manufacturing specifications or processes for Hedrocel Trabecular Metal Products, Zimmer shall provide written notice to the Controlling Shareholders at or prior to the time of the change specifying the change.

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Any dispute, controversy or claim arising out of or relating to the foregoing covenants set forth in this Section 2.4(b) shall be resolved by arbitration in accordance with the provisions of Section 2.4(g) of this Agreement. Nothing in this Section 2.4(b) shall be construed to prevent Zimmer from exercising sound business judgment in connection with the promotion, development and sales of the Implex products set forth on Exhibit A. Zimmer shall not be found to have breached this Section 2.4(b) if any particular decision, action or omission was undertaken by Zimmer pursuant to the exercise of such sound business judgment or as a consequence of any liabilities, disputes, delays or regulatory issues relating to the Implex products set forth on Exhibit A which are caused by matters outside the control of Zimmer or which arise as a result of any breach of this Agreement by Implex.

      (c) Zimmer shall deliver the Zimmer Common Shares and cash in lieu of fractional shares issuable as an Earn-Out Payment, if any, to the Exchange Agent for distribution to the Implex Securities Holders pursuant to Section 2.5(f).

      (d) Subject to any adjustments as set forth in this Agreement, each Earn-Out Payment shall be paid within ninety (90) days following the last day of each applicable earn-out measurement period as shown on Exhibit A to this Agreement during the Earn-Out Period (each, an “Earn-Out Payment Date”), and contemporaneously therewith a copy of the calculations made by Zimmer to determine such Earn-Out Payment shall be sent by Zimmer to the Implex Shareholders listed in Exhibit B (the “Controlling Shareholders”).

      (e) [Reserved].

      (f) The determination of the achievement of the targets for any of the specific Implex products set forth on Exhibit A to this Agreement and the determination of the amount of each Earn-Out Payment shall be made initially by Zimmer. Within sixty (60) days after the last day of each calendar year during the Earn-Out Period, Zimmer shall send to the Controlling Shareholders (i) a report of all Earn-Out Payments made by Zimmer during such calendar year; (ii) documentation setting forth with reasonable detail the number of units sold and revenues generated with respect to each product line in each product category for both the Base Period and the Earn-Out Period as set forth in Exhibit A; and (iii) a report from the accounting firm which has certified the audited financial statements of Zimmer for that calendar year setting forth the conclusions of such accounting firm on the calculation of the Earn-Out Payments being made in compliance with the financial records of Zimmer and terms of this Agreement (the “Earn-Out Payment Documentation”). A majority of the Controlling Shareholders may request additional clarifications or reasonable supporting documentation relating to the Earn-Out Payment Documentation within twenty (20) days following receipt and Zimmer shall promptly respond to any such request. Unless a majority of the Controlling Shareholders objects in writing to such Earn-Out Documentation within sixty (60) days of receipt of such Earn-Out Payment Documentation from Zimmer, along with a written statement identifying the specific nature of their objections, such Earn-Out Payment Documentation shall be conclusive and binding on the Implex Securities Holders. In the event the Controlling Shareholders dispute any such Earn-Out Payment Documentation, Zimmer and the Controlling Shareholders shall utilize their respective commercially reasonable efforts to resolve any such dispute. If they are unable to agree on a final resolution of such objections within sixty (60) days after Zimmer receives the statement of objections, then the final determination as to the amount of the applicable Earn-Out Payments shall be made by a neutral accounting firm (the “Arbitrating Accounting Firm”) selected jointly by Zimmer and the Controlling Shareholders, provided that each shall consent to the selection of any of the top four accounting firms (other than the auditors of Zimmer). In such case, each of Zimmer and the Controlling Shareholders shall inform the Arbitrating Accounting Firm of their respective calculations of the disputed figures or calculations, and shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The Arbitrating Accounting Firm shall, to the extent possible, complete its calculations within thirty (30) days from the date of its engagement. The determination of the Arbitrating Accounting Firm shall be final, non-appealable, conclusive and binding upon the parties. The fees of the Arbitrating Accounting Firm shall be equitably allocated among the parties, as determined by the Arbitrating Accounting Firm. Zimmer will deliver to the Implex Securities Holders Zimmer Common Shares in the amount of any shortage of the applicable Earn-Out Payments. Any such fees payable by the Controlling Shareholders shall be deducted from the Earn-Out

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Payment and, if the fees exceed the Earn-Out Payment, the shortfall shall be payable from the Escrow Fund (as defined in Section 8.2) and/or deducted from future Earn-Out Payments, if any.

      (g) Notwithstanding anything to the contrary herein, any dispute, controversy or claim arising out of or relating to the covenants set forth in Section 2.4(b) shall be resolved by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in effect, by one (1) arbitrator appointed in accordance with said Commercial Rules. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, non-appealable, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The costs and expenses of the arbitrator shall be paid by the non-prevailing party as determined by the arbitrator, provided that any such costs and expenses payable by the Implex Securities Holders shall be deducted from future Earn-Out Payments.

      (h) The right of Implex Securities Holders (each an “Earn-Out Right”) to receive Earn-Out Payments, if any, does not represent a separate security and will not be evidenced by any form of certificate or instrument. Earn-Out Rights do not represent an equity or ownership interest in Zimmer and will have no voting, dividend or liquidation rights with respect to Zimmer. There will be no trading market for the Earn-Out Rights nor will the Earn-Out Rights bear any stated interest rate. Earn-Out Rights are not assignable or transferable except by will, the laws of intestacy or other operation of law. Any Earn-Out Payment ultimately paid to the Implex Securities Holders pursuant to these Earn-Out Rights will depend solely on the achievement of the performance targets set forth on Exhibit A, and will not depend on the operation results of Zimmer or the Surviving Corporation.

      2.5.     Exchange of Certificates and Delivery of Earn-Out Payments.

      (a) Initial Deliveries to Exchange Agent. Promptly following the determination of the Final Cash Value in accordance with Section 2.2(b), but in any event as of or prior to the Effective Time, Zimmer shall deposit with The Bank of New York or such other exchange agent as may be designated by Zimmer (the “Exchange Agent”), for the benefit of the Implex Securities Holders, for exchange in accordance with this Section 2.5, certificates representing the Zimmer Common Shares determined under Section 2.2, and cash sufficient to make the cash payments in lieu of fractional shares required by Section 2.6 (such Zimmer Common Shares and cash, together with any dividends or distributions with respect thereto, the “Exchange Fund”). As of the Effective Time, Zimmer shall deposit cash in an amount equal to 10% of the Final Cash Value with the Escrow Agent (as defined in Section 8.2). Zimmer Common Shares issued under this Section 2.5, shall be deemed to have been issued as of the Effective Time. Zimmer Common Shares representing an Earn-Out Payment shall be deemed to have been issued as of the applicable Earn-Out Payment Date.

      (b) Exchange Procedures.

(i) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates of Implex Stock (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Zimmer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Zimmer Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive initially in exchange therefor, and the Exchange Agent shall deliver, as soon as practicable, to such holder (A) a certificate or certificates representing that number of Zimmer Common Shares (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Implex Stock represented by the Certificates surrendered and (y) the Exchange Ratio, in such denominations and registered in such names as such holder may request, (B) a check representing the amount of unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and (C) a check in payment of the cash payment in lieu of fractional shares required pursuant to Section 2.6 hereof. The shares represented by the Certificate so surrendered shall

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forthwith be cancelled. No interest will be paid or accrued on unpaid dividends and distributions, if any, payable to holders of shares of Implex Stock. In the event of a transfer of ownership of shares of Implex Stock that is not registered on the transfer records of Implex, a certificate representing the proper number of Zimmer Common Shares, together with a check for unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Implex Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and unpaid dividends and distributions, if any, thereon, and cash in lieu of fractional shares, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Zimmer, the posting by such person of a bond in such reasonable amount as Zimmer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, a certificate representing the proper number of Zimmer Common Shares, together with a check for unpaid dividends and distributions on Zimmer Common Shares, if any, and a check in payment of the cash payment in lieu of fractional shares as required pursuant to Section 2.6 hereof.

(ii) As soon as practicable after the Effective Time, Zimmer shall cause to be issued to each Convertible Securities Holder who has executed a Convertible Securities Termination Agreement (each, an “Implex Conversion Shareholder,” and collectively the “Implex Conversion Shareholders”) (A) a certificate or certificates representing that number of Zimmer Common Shares (rounded down to the nearest whole share) equal to the product of (x) the number of his Implex Conversion Shares and (y) the Exchange Ratio, in such denominations and registered in such names as such Implex Conversion Shareholder may request, (B) a check representing the amount of unpaid dividends and distributions, if any, which such Implex Conversion Shareholder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax and (C) a check in payment of the cash payment in lieu of fractional shares required pursuant to Section 2.6 hereof.

      (c) Distributions with Respect to Unexchanged Shares of Implex Stock. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Zimmer Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender such Certificate as provided in this Section 2.5. Subject to the effect of Applicable Laws (as defined in Section 4.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing Zimmer Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Zimmer Common Shares and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Zimmer Common Shares, less the amount of any withholding taxes which may be required thereon.

      (d) No Further Ownership Rights in Implex Stock. All Zimmer Common Shares issued in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights (except the right to receive such additional Zimmer Common Shares and dividends or distributions with a record date after the applicable Earn-Out Payment Date and cash in lieu of fractional shares with respect to any Earn-Out Payments and to receive the Zimmer Common Shares deposited with the Escrow Agent and dividends and distributions with a record date after the Effective Time with respect thereto) pertaining to such shares of Implex Stock; and, as of the Effective Time, the stock transfer books of Implex shall be closed and there shall be no further registration of transfers on the stock transfer books of Implex of shares of Implex Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be

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cancelled and exchanged as provided in this Section 2.5. Certificates surrendered for exchange by any person constituting an “affiliate” of Implex for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), shall not be exchanged until Zimmer has received written undertakings from such person in the form attached as Exhibit C to this Agreement.

      (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Implex Securities Holders six (6) months after the last Earn-Out Payment Date shall be delivered to Zimmer, upon demand thereby, and the Implex Securities Holders entitled to the Merger Consideration shall thereafter look only to Zimmer for payment of any claim to Zimmer Common Shares, or cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

      (f) Delivery and Distribution of Earn-Out Payments. On each Earn-Out Payment Date, if any, Zimmer shall deposit with the Exchange Agent, for the benefit of the Implex Securities Holders, certificates representing the Zimmer Common Shares and cash in lieu of fractional shares issuable as an Earn-Out Payment pursuant to Section 2.4. As soon as practicable after the Earn-Out Payment Date, the Exchange Agent shall mail to each holder of record of a Certificate immediately preceding the Effective Time and to each Convertible Securities Holder as of the Effective Time a certificate representing that number of Zimmer Common Shares (rounded down to the nearest whole share) equal to its pro rata share of all the outstanding Implex Stock and Implex Convertible Securities immediately prior to the Effective Time and a check in payment of the cash payment in lieu of fractional shares required pursuant to Section 2.6 hereof. The Exchange Agent shall mail such certificates to the address of each Implex Shareholder as it appeared on the stock transfer books of Implex as of the Effective Time or on the Convertible Securities Schedule unless another address has been furnished in writing by an Implex Shareholder to the Exchange Agent.

      (g) No Liability. None of Zimmer, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Implex Stock or Implex Conversion Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any dividends or distributions with respect to whole shares of Zimmer Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4(d)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Zimmer, free and clear of all claims or interest of any person previously entitled thereto.

      (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Zimmer, on a daily basis. Any interest and other income resulting from such investments shall be paid to Zimmer upon termination of the Exchange Fund pursuant to Section 2.5(e).

      (i) Withholding Rights. Each of the Surviving Corporation and Zimmer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Implex Securities Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Zimmer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Implex Stock or Implex Conversion Shares, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation or Zimmer, as the case may be.

      2.6.     Fractional Shares. No certificates or scrip representing fractional shares of Zimmer Common Shares shall be issued in connection with the Initial Payment or any Earn-Out Payments, but in lieu thereof each Implex Securities Holder who would have otherwise received a fraction of a share of Zimmer Common Shares shall receive from Zimmer an amount of cash (rounded up to the nearest whole cent) equal to the product of the fraction of the share of Zimmer Common Shares to which such Implex Securities Holders would otherwise be entitled multiplied by the applicable Conversion Price as determined pursuant to Section 2.3 hereof. No dividend or distribution of Zimmer shall relate to any fractional share, and such

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fractional share interest will not entitle the owner thereof to vote or assert any rights of a stockholder of Zimmer.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ZIMMER AND SUBCORP

      In order to induce Implex to enter into this Agreement, Zimmer and Subcorp hereby represent and warrant to Implex as follows:

      3.1.     Organization and Standing. Each of Zimmer and Subcorp is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Zimmer and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 9.3) on Zimmer or Subcorp, as the case may be. Zimmer is not in default in the performance, observance or fulfillment of any provision of the Zimmer Restated Certificate of Incorporation, as amended (the “Zimmer Certificate”), or the Zimmer Restated Bylaws (the “Zimmer Bylaws”) as in effect on the date hereof, and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Articles of Incorporation or Bylaws as in effect on the date hereof.

      3.2.     Corporate Power and Authority. Each of Zimmer and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Zimmer and Subcorp have been duly authorized by all necessary corporate action on the part of each of Zimmer and Subcorp. This Agreement has been duly executed and delivered by each of Zimmer and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Zimmer enforceable against each of them in accordance with its terms, subject to the effect of laws of general application relating to bankruptcy, insolvency or the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.3.     Capitalization of Zimmer and Subcorp.

      (a) As of September 30, 2003, Zimmer’s authorized capital stock consisted solely of (A) 1,000,000,000 common shares, $0.01 par value (“Zimmer Common Stock”), of which 197,092,893 shares were issued and outstanding, and (B) 250,000,000 shares of preferred stock, $0.01 par value (the “Zimmer Preferred Stock”) of which 2,000,000 have been designated as Series A Participating Cumulative Preferred Stock (the “Zimmer Series A Preferred”). The Zimmer Common Stock and the associated rights to purchase shares of the Zimmer Series A Preferred which are attached to and trade with the Zimmer Common Stock, are referred to herein as the “Zimmer Common Shares”. Each outstanding share of Zimmer capital stock is, and all Zimmer Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Zimmer capital stock has not been, and all Zimmer Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in Section 3.3 to the disclosure schedule delivered by Zimmer to Implex and dated the date hereof (the “Zimmer Disclosure Schedule”), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by Zimmer of any equity securities of Zimmer, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Zimmer capital stock and Zimmer has no obligation of any kind to issue any additional securities. The Zimmer Common Shares (including those Zimmer Common Shares to be issued in the Merger) are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as set forth in Section 3.3 to the Zimmer Disclosure Schedule, as of the date hereof, Zimmer has not

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agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity (which rights are currently exercisable).

      (b) Subcorp’s authorized capital stock consists solely of 1,000 shares of Subcorp Common Stock, of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any liens, claims or encumbrances by Zimmer.

      3.4.     Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Zimmer or Subcorp nor the consummation of the transactions contemplated hereby will:

(a) conflict with, or result in a breach of any provision of the Zimmer Certificate or the Zimmer Bylaws or the Subcorp Articles of Incorporation or Bylaws;

(b) violate, or conflict with, or result in a breach of any material provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Zimmer or any of its subsidiaries listed in Section 3.4(b) to the Zimmer Disclosure Schedule (the “Zimmer Subsidiaries”) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or any material license, contract, undertaking, agreement, lease or other instrument or obligation to which Zimmer or any of the Zimmer Subsidiaries is a party;

(c) to the knowledge of Zimmer, violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Zimmer or any of the Zimmer Subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Zimmer or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”), other than (i) authorization for inclusion of the Zimmer Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”), (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (iv) consents or approvals of any Governmental Authority set forth in Section 3.4(d) to the Zimmer Disclosure Schedule;

except in the case of clauses (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Zimmer or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

      3.5.     Brokerage and Finders’ Fees. Neither Zimmer nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of Zimmer any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement.

      3.6.     Reorganization. To the knowledge of Zimmer, except as set forth in Section 3.6 of the Zimmer Disclosure Schedule, neither Zimmer nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Implex or any of its affiliates) would prevent the Merger from constituting a “reorganization” qualifying under the provisions of Section 368(a) of the Code.

      3.7.     Zimmer SEC Documents. Zimmer has timely filed with the Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed or furnished by it since September 1, 2000 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Zimmer SEC Documents”). The Zimmer SEC Documents, including, without limitation, any financial statements or schedules, exhibits and

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documents included in or incorporated by reference in the Zimmer SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Zimmer SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act and rules and regulations of the Commission, as the case may be. The financial statements of Zimmer included in the Zimmer SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Zimmer SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Zimmer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

      3.8.     Registration Statement. None of the information provided in writing by Zimmer for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the “Registration Statement”) to be filed with the Commission by Zimmer under the Securities Act, including the prospectus relating to Zimmer Common Shares to be issued in the Merger (as amended, supplemented or modified, the “Prospectus”) and the proxy statement and form of proxies relating to the vote of the Implex Shareholders with respect to the Merger (as amended, supplemented or modified, the “Proxy Statement”), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Implex Shareholders Meeting (as defined in Section 5.3(a)) to consider the Merger and the transactions contemplated thereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement, except for such portions thereof that relate only to Implex, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

      3.9.     Litigation. Except as set forth in Section 3.9 to the Zimmer Disclosure Schedule or in the Zimmer SEC Documents, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action”) pending, or, to the knowledge of Zimmer, threatened, against Zimmer and the Zimmer Subsidiaries (excluding Centerpulse AG) or any executive officer or director that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Zimmer or a material adverse effect on the ability of Zimmer to consummate the transactions contemplated hereby. Zimmer and the Zimmer Subsidiaries (excluding Centerpulse AG) are not subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, insofar as can be reasonably foreseen, would have a Material Adverse Effect on Zimmer or a material adverse effect on the ability of Zimmer to consummate the transactions contemplated hereby.

      3.10.     No Material Adverse Change. Except as set forth in Section 3.10 to the Zimmer Disclosure Schedule or in the Zimmer SEC Documents, since December 31, 2002 there has been no material adverse change in the assets, liabilities, results of operations or financial condition of Zimmer and the Zimmer Subsidiaries taken as a whole or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on the ability of Zimmer to consummate the transactions contemplated hereby.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF IMPLEX

      In order to induce Subcorp and Zimmer to enter into this Agreement, Implex hereby represents and warrants to Zimmer and Subcorp as follows:

      4.1.     Organization and Standing. Implex is a corporation duly organized and validly existing under the laws of the State of New Jersey with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Implex and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify; except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on Implex. Implex is not in default in the performance, observance or fulfillment of any provision of its Restated Certificate of Incorporation, as amended (the “Implex Certificate”), or its Bylaws, as in effect on the date hereof (the “Implex Bylaws”). Implex has heretofore furnished to Zimmer complete and correct copies of the Implex Certificate and the Implex Bylaws in effect as of the date hereof. Listed in Section 4.1 to the disclosure schedule delivered by Implex to Zimmer and dated the date hereof (the “Implex Disclosure Schedule”) is each jurisdiction in which Implex or a subsidiary of Implex is qualified to do business and, whether Implex (or the subsidiaries of Implex) is in good standing as of the date of the Agreement.

      4.2.     Subsidiaries. Implex does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 to the Implex Disclosure Schedule. Except as set forth in Section 4.2 to the Implex Disclosure Schedule, Implex is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth in Section 4.2 to the Implex Disclosure Schedule, Implex owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Implex’s subsidiaries. Each of the outstanding shares of capital stock of each of Implex’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Implex free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of Implex is set forth in Section 4.2 to the Implex Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Implex Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Implex, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any subsidiary of Implex, and neither Implex nor any subsidiary of Implex has any obligation of any kind to issue any additional securities of any subsidiary of Implex or to pay for or repurchase any securities of any subsidiary of Implex or any predecessor thereof.

      4.3.     Corporate Power and Authority. Implex has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by the Implex Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Implex have been duly authorized by all necessary corporate action on the part of Implex, subject to approval of the Merger and the transactions contemplated hereby by the Implex Shareholders. This Agreement has been duly executed and delivered by Implex and constitutes the legal, valid and binding obligation of Implex enforceable against it in accordance with its terms, subject to the effect of laws of general application relating to bankruptcy, insolvency or the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies.

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      4.4.     Capitalization of Implex. As of October 1, 2003, Implex’s authorized capital stock consisted solely of (A) 22,000,000 shares of common stock, no par value (“Implex Common Stock”), of which (i) 8,161,224 shares were issued and outstanding, (ii) no shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below), and (iii) 2,006,296 shares were reserved for issuance upon the exercise of outstanding options, warrants or other securities convertible into or exchangeable for shares of Implex Common Stock; and (B) 11,100,000 shares of preferred stock, no par value (“Implex Preferred Stock” and together with the Implex Common Stock, “Implex Stock”), of which (i) 6,000,000 shares have been designated as Series A Convertible Preferred Stock, no par value (“Series A Preferred”), all of which were issued and outstanding, and (ii) 5,100,000 shares have been designated the Series B Mandatorily Redeemable Convertible Preferred Stock, no par value (“Series B Preferred”), of which 4,377,709 shares were issued and outstanding and 625,364 shares were reserved for issuance upon the exercise of outstanding warrants. Each outstanding share of Implex capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, in the Convertible Security Schedule (as defined below) or in Section 4.4 to the Implex Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Implex of any securities of Implex, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Implex capital stock, and neither Implex nor any subsidiary of Implex has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Implex or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. Implex has previously delivered to Zimmer a certified schedule (the “Convertible Securities Schedule”) accurately setting forth the names of all holders of options, warrants or other securities convertible into or exchangeable for Implex capital stock as of the date thereof (each an “Implex Convertible Security”), the number of shares of each class issuable to each such holder upon exercise of such Implex Convertible Security, and the exercise price and vesting schedule with respect thereto. Implex has previously provided to Zimmer fully executed copies of all option agreements, warrants, or other instruments representing all outstanding Implex Convertible Securities. Except as set forth in Section 4.4 to the Implex Disclosure Schedule, Implex has not agreed to register any securities of Implex or any of its subsidiaries under the Securities Act or under any state securities law or granted registration rights to any person or entity (other than agreements with respect to registration rights that are no longer in effect as of the date of this Agreement); complete and correct copies of all such agreements have previously been provided to Zimmer.

      4.5.     Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Implex, nor the consummation of the transactions contemplated hereby will, subject to the obtaining of the requisite approvals and consents of the Implex Shareholders:

(a) conflict with, or result in a breach of any provision of, the Implex Certificate or the Implex Bylaws;

(b) violate, or conflict with, or result in a breach of any material provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a material default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Implex or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or any material license, contract, undertaking, agreement, lease or other instrument or obligation to which Implex or any of its subsidiaries is a party or by which any of them or their respective properties and assets are bound;

(c) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Implex or any of its subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Implex or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the

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Merger and the transactions contemplated hereby by the Implex Shareholders, (ii) actions required under the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, and (iv) consents or approvals of any third party or any Governmental Authority set forth in Section 4.5 to the Implex Disclosure Schedule.

      4.6.     Brokerage and Finders’ Fees. Neither Implex nor, to the knowledge of Implex, any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Implex, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement, except for the fee payable by Implex to Morgan Stanley Co. Incorporated pursuant to the letter agreement with Implex dated September 8, 2002.

      4.7.     Financial Information. The audited consolidated balance sheet of Implex and its subsidiaries as of September 30, 2002, and the related statements of operations, of shareholders’ equity and of cash flows for the fiscal year ended September 30, 2002, together with the notes thereto, and the unaudited consolidated balance sheet of Implex and its subsidiaries as of June 30, 2003 and the related statements of operations, of shareholders’ equity and of cash flows for the nine months ended June 30, 2003 (the “Implex Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of Implex and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of Implex and its subsidiaries since January 1, 1999, have been, and are being, maintained in accordance in all material respects with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

      4.8.     Full Disclosure. Neither the representations or warranties made by Implex in this Agreement or in any Schedule hereto, nor any of the information provided in writing by Implex for inclusion in the Registration Statement, including the Prospectus, at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Implex Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no known fact that Implex has not disclosed or caused to be disclosed to Zimmer which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      4.9.     Compliance with Law. Except as set forth in Section 4.9 to the Implex Disclosure Schedule, each of Implex and its subsidiaries has been, and is now, in compliance with all material applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, “Applicable Laws”) relating to Implex or its business or properties. Except as disclosed in Section 4.9 to the Implex Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Implex is pending, or, to the knowledge of Implex, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

      4.10.     Litigation; Products Liability. Except as set forth in Section 4.10 to the Implex Disclosure Schedule, there is no material suit, action or proceeding pending, or, to the knowledge of Implex, threatened, against Implex or any executive officer or director of Implex. Except as set forth in Section 4.10 to the Implex Disclosure Schedule, Implex is not subject to any outstanding order, writ, injunction or decree. Except as set forth in Section 4.10 to the Implex Disclosure Schedule, Implex has not been subject to any outstanding order, writ, injunction or decree relating to Implex’s method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Implex. Except as set forth in Section 4.10 to the Implex Disclosure Schedule, there is no action presently pending or, to the knowledge of Implex, threatened against Implex relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of Implex. Except as set forth in Section 4.10 to the Implex Disclosure Schedule, Implex has not extended to its customers any written non-uniform product warranties, indemnifications or guarantees.

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      4.11.     No Recalls. Except as set forth in Section 4.11 to the Implex Disclosure Schedule, no product sold by Implex or a subsidiary has been recalled voluntarily or involuntarily, no recall is being considered by Implex or any subsidiary and, to the knowledge of Implex, no recall has been requested or ordered by any Governmental Authority or consumer group. In addition, neither Implex nor a subsidiary has ever received a warning letter from the FDA (as defined in Section 4.19(b)(i)(5)) or any equivalent notification from any other Governmental Authority concerning any of its products, processes or systems, and has not been subject to any seizure, injunction or import/export restrictions from the FDA.

      4.12.     No Material Adverse Change. Except as set forth in Section 4.12 to the Implex Disclosure Schedule, since September 30, 2002, there has been no material adverse change in the assets, liabilities, results of operations or financial condition of Implex and its subsidiaries taken as a whole.

      4.13.     Taxes.

      (a) Except as set forth in Section 4.13 to the Implex Disclosure Schedule, Implex and its subsidiaries have duly filed on a timely basis all material federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns (as defined in Section 4.13(g)) and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Implex or its subsidiaries prior to the date hereof. All of the foregoing Tax Returns and reports are true and correct (except for such inaccuracies which are individually, or in the aggregate, not material), and Implex and its subsidiaries have within the time and manner prescribed by Applicable Laws paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority. Except as disclosed on Section 4.13 to the Implex Disclosure Schedule, neither Implex nor any of its subsidiaries have any material liability for any Taxes (as defined in Section 4.13(h)) in excess of the amounts so paid or reserves reflected on the financial statements of Implex and neither Implex nor any of its subsidiaries is delinquent in the payment of any material Tax. Except as set forth in Section 4.13 to the Implex Disclosure Schedule, neither Implex nor any of its subsidiaries has requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. Neither Implex nor its subsidiaries has received notice of any deficiencies for any material Tax from any taxing authority, against Implex or any of its subsidiaries for which there are not adequate reserves. Except as set forth in Section 4.13 to the Implex Disclosure Schedule, neither Implex nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests by Implex or any of its subsidiaries for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to September 30, 1999, all federal income Tax Returns including Implex or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither Implex nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Implex or any of its subsidiaries (other than liens for Taxes not yet due). Except as set forth in Section 4.13 to the Implex Disclosure Schedule, no claim has ever been made in writing by an authority in a jurisdiction where none of Implex and its subsidiaries files Tax Returns that Implex or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

      (b) Except as set forth in Section 4.13 to the Implex Disclosure Schedule, neither Implex nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Except as set forth in Section 4.13 to the Implex Disclosure Schedule, neither Implex nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Implex or any of its subsidiaries that (i) requires Implex or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute which would reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Implex or any of its subsidiaries, or (iii) requires or permits the

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transfer or assignment of income, revenues, receipts or gains to Implex or any of its subsidiaries, from any other person.

      (c) Implex and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

      (d) Neither Implex nor any subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group consisting of Implex as common parent and the entities set forth in Section 4.2 to the Implex Disclosure Schedule. Neither Implex nor any subsidiary has ever been a party to a written tax sharing or allocation agreement.

      (e) None of the assets of Implex or its subsidiaries is treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code. Implex and its subsidiaries are not “consenting corporations” under Section 341(f) of the Code. There is no contract, agreement, plan or arrangement covering any employee or former employee of Implex or any subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code. Implex and each subsidiary has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and Zimmer is not required to withhold tax by reason of Section 1445 of the Code. All transactions that would give rise to an understatement of federal income tax within the meaning of Section 6662 of the Code have been disclosed in accordance with Section 6662 of the Code. No indebtedness of Implex or any subsidiary is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code. Neither Implex nor any subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Implex or such subsidiary nor, to Implex’s knowledge, has the Internal Revenue Service proposed any such adjustment or change in accounting method.

      (f) To the knowledge of Implex (including its executive officers and directors) after due investigation, except as set forth in Section 4.13 to the Implex Disclosure Schedule, neither Implex nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Zimmer or any of its affiliates) would prevent the Merger from constituting a “reorganization” qualifying under the provisions of Section 368(a) of the Code.

      (g) “Tax Returns” means returns, reports and forms required to be filed with any governmental authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

      (h) “Taxes” means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

      4.14.     Intellectual Property.

      (a) Set forth in Section 4.14 to the Implex Disclosure Schedule is a true and complete list of (i) all of Implex’s foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing trademarks, service marks and trade names), all copyright applications and registrations, and any other intellectual property of Implex, such list including all intellectual property licensed to Implex (collectively, the “Intellectual Property”), and (ii) all material agreements to which Implex is a party which concern the use or ownership by Implex of any of the Intellectual Property (“Intellectual Property” includes all intellectual property or other proprietary rights of every kind, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, know-how, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof). Other than the Intellectual Property set

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forth in Section 4.14 to the Implex Disclosure Schedule, no name, patent, invention, trade secret, proprietary right, computer software, trademark, service mark, trade name, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Implex in substantially the same manner as such business is presently conducted by Implex. Except as set forth in Section 4.14(a) to the Implex Disclosure Schedule (i) Implex exclusively owns, or otherwise has a valid license or right to use, make, sell and/or offer to sell the Intellectual Property listed thereon free and clear of any liens, claims or encumbrances; (ii) to the knowledge of Implex, no claim of invalidity, unenforceability, ownership or priority of inventorship with respect to any Intellectual Property has been made by a third party and such Intellectual Property is not the subject of any threatened or pending action that would reasonably be expected to materially impair the value of the Intellectual Property; (iii) all fees, annuities, royalties, honoraria and other payments which are due from Implex or to any licensor of Intellectual Property to Implex on or before the date of this Agreement in respect of any of the Intellectual Property and agreements related to the Intellectual Property have been paid; (iv) to the knowledge of Implex, there exists no (A) prior act or prior art that would void, invalidate or render unenforceable, in whole or in part any of the Intellectual Property or (B) conduct or use by Implex or any third party of the Intellectual Property that would void, invalidate or render unenforceable in whole or in part, any of the Intellectual Property; and (v) the execution, delivery and performance of this Agreement by Implex, and the consummation of the transactions contemplated thereby, will not breach, violate or conflict with in any material respect any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property that is material to Implex’s business or in any way have a Material Adverse Effect on the right of Zimmer or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any of the Intellectual Property.

      (b) Implex has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all trade secrets contained in the Intellectual Property.

      (c) Other than identified in Section 4.14(c) to the Implex Disclosure Schedule, Implex has received no written opinions or analysis from patent counsel relating to patentability, validity, enforceability or infringement of the Intellectual Property.

      (d) Except as set forth in Section 4.14(d) to the Implex Disclosure Schedule, Implex has not granted to any third party any rights, license, shop right or privilege to the Intellectual Property.

      (e) Set forth in Section 4.14(e) to the Implex Disclosure Schedule are all litigation proceedings to which Implex is currently a party or to which Implex was a party in the past eight (8) years, and all claims and allegations currently asserted or asserted in the past eight (8) years against Implex relating in any way to patent, trademark, service mark, trade name, copyright or design right infringement, misappropriation of any trade secret, confidential information or know-how, or infringement of any intellectual property right of any person. With respect to each such litigation, claim and allegation, Section 4.14(e) to the Implex Disclosure Schedule sets forth the name, court and case number (if applicable), the parties, type of litigation, claim or allegation and the current status thereof. Except as set forth in Section 4.14(e) to the Implex Disclosure Schedule (i) no person or entity has asserted that, with respect to the Intellectual Property, the processes used in Implex’s business and products manufactured or sold by Implex or a licensee or agent of Implex infringes or has infringed any domestic or foreign patent, trademark, service mark, trade name, copyright, design right or other intellectual property right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (ii) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property or to Implex’s business does not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; and (iii) to the knowledge of Implex, no unexpired foreign or domestic patents, patent applications or other intellectual property rights exist that are adverse in any material respect to the interests of Implex.

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      4.15.     Employee Matters and ERISA.

      (a) Neither Implex nor any of its subsidiaries is a party to any collective bargaining agreement or union contract with, and no employee of Implex or any of its subsidiaries is represented by, any union or other collective bargaining unit. There is no labor strike, dispute or stoppage pending or, to the knowledge of Implex, threatened against Implex, and Implex has not experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees. To the knowledge of Implex, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Implex or any of its subsidiaries.

      (b) Implex and its subsidiaries are and have been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) neither Implex nor any of its subsidiaries is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Implex or any subsidiary pending or, to the knowledge of Implex, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Implex, threatened against or directly affecting Implex or any subsidiary, and (iv) neither Implex nor any subsidiary has experienced any work stoppage or other material labor difficulty during the past five (5) years.

      (c) Section 4.15(c) to the Implex Disclosure Schedule describes each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current employees of Implex or any subsidiary (the “Implex Employee Plans”) which Implex and its subsidiaries maintain, contribute to or participate in or have any liability under. No present or former employee of Implex or any subsidiary has been charged with breaching, or to the knowledge of Implex has breached, a fiduciary duty under any of the Implex Employee Plans. Neither Implex nor any of its subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multi-employer plan (as defined at Section 3(37) of ERISA). Section 4.15(c) to the Implex Disclosure Schedule describes all plans that provide health, major medical, disability or life insurance benefits to former employees of Implex or any subsidiary that Implex and any subsidiary maintain, contribute to, or participate in.

      (d) All liabilities of the Implex Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Implex Employee Plan, at the end of any plan year, or at September 30, 2002, has or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such Implex Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the Implex Financial Statements, Implex and its subsidiaries have no contingent or actual liabilities under Title IV of ERISA as of September 30, 2002. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Implex Employee Plans, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Implex Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending or, to the knowledge of Implex, threatened or imminent with respect to any Implex Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Implex or any of its subsidiaries would be liable after September 30, 2002, except as reflected on the Implex Financial Statements. After September 30, 2002, Implex and its subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Implex Employee Plan. All Implex Employee Plans have been operated, administered and maintained in accordance in all material respects with the terms thereof and in compliance in all material respects with the requirements of all Applicable Laws, including, without limitation, ERISA and the Code.

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      (e) Except as set forth in Section 4.15(e) of the Implex Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Implex or any of its subsidiaries from Implex or any of its subsidiaries under any Implex Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Implex Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

      (f) Implex has made appropriate entries in its financial records and statements for all obligations and liabilities under Implex Employee Plans.

      (g) No written or oral statement has been made by Implex to any person with regard to any Implex Employee Plan that was not in accordance with the plan.

      (h) No transaction prohibited by ERISA § 406 and no “prohibited transaction” under Code § 4975(c) have occurred with respect to any Implex Employee Plan.

      (i) All filings required by ERISA and the Code as to each Implex Employee Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

      (j) All contributions and payments made or accrued with respect to all Implex Employee Plans are deductible under Code § 162 or § 404.

      (k) Each Implex Employee Plan can be terminated, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such plan, except as provided under Section 411 of the Code.

      (l) No event has occurred or circumstance exists that would result in a material increase in premium costs of Implex Employee Plans that are insured, or a material increase in benefit costs of such plans that are self-insured.

      (m) Each qualified Implex Employee Plan is qualified in form and operation under Code § 401(a); each trust for each such Plan is exempt from federal income tax under Code § 501(a). No event has occurred or circumstance exists that will or would give rise to disqualification or loss of tax-exempt status of any such plan or trust.

      (n) Neither Implex nor any subsidiary has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject any such entity or Zimmer to liability under ERISA § 4062(e), § 4063, or § 4064.

      (o) Except to the extent required under ERISA § 601 et seq. and Code § 4980B, Implex does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

      (p) No payment that is owed or may become due to any director, officer, employee, or agent of Implex will be non-deductible to Zimmer or subject to tax under Code § 280G or § 4999; nor will Zimmer or Implex be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

      (q) True and correct copies of each of the following documents have been delivered or made available to Zimmer by Implex:

(i) all material documents that set forth the terms of each Implex Employee Plan and of any related trust, including (A) all plan descriptions and summary plan descriptions of Implex Employee Plans for which Implex is required to prepare and distribute and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Implex Employee Plans, for which a summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and written policies;

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(iii) a written description of any Implex Employee Plan that is not otherwise in writing;

(iv) all registration statements filed with respect to any Implex Employee Plan;

(v) all insurance policies purchased by or to provide benefits under any Implex Employee Plan;

(vi) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to the administration or management of any Implex Employee Plan;

(vii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Implex Employee Plan;

(viii) all notifications to employees of their rights under ERISA § 601 et seq. and Code § 4980B;

(ix) the Form 5500 filed in each of the most recent three plan years with respect to each Implex Employee Plan, including all schedules thereto and the opinions of independent accountants; and

(x) with respect to qualified Implex Employee Plans, the most recent determination letter for each plan.

      4.16.     Contracts. Section 4.16 to the Implex Disclosure Schedule lists as of the date hereof all written or oral contracts, agreements, guarantees, leases and executory commitments (each a “Contract”) to which Implex is a party and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Implex’s business other than those that are not material to the business of Implex, (b) joint venture, partnership and like agreements, other than those that are, individually or in the aggregate, not material to the business of Implex, (c) Contracts which are service contracts or equipment leases involving payments by Implex of more than $100,000 per year per Contract, (d) Contracts containing covenants purporting to limit the freedom of Implex to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which after the Effective Time would have the effect of limiting the freedom of Zimmer or its subsidiaries or affiliates (other than Implex and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts which contain minimum purchase conditions in excess of $50,000 or requirements or other terms that restrict or limit in any material respect the purchasing relationships of Implex or its affiliates, or any customer, licensee or lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $50,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by Implex (without premium or penalty) within one month, (i) Contracts with any labor organization or union, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements or instruments of Implex or commitments for the borrowing or the lending of money by Implex or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Implex, (k) Contracts involving annual revenues to the business of Implex in excess of 5% of Implex’s annual revenues, (1) Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees,” or other contingent payments by Implex involving more than $25,000 per year or $50,000 over the term of the Contract, (m) Contracts with or for the benefit of any affiliate of Implex or immediate family member thereof (other than subsidiaries of Implex) involving more than $25,000 in the aggregate per affiliate, (n) Contracts involving payments by Implex of more than $100,000 per year, (o) Contracts for the purchase of materials, supplies, products, goods, services, equipment or other assets involving payments by Implex of more than $50,000 per year per Contract, (p) Contracts relating to the sale and distribution of Implex products or the products of a third party to end-users, (q) Contracts for the manufacturing of parts, goods, equipment or products for Implex of more than $50,000 per year per Contract and (r) Contracts providing for the payment of royalties for the use of any Intellectual Property (including the royalty rate to be paid under such Contracts, the amounts paid or to be paid pursuant to such Contracts in calendar year 2003 and the term of such Contracts). All such Contracts and all other contracts that are individually material to the business or operations of Implex are valid and binding obligations of Implex and the valid and binding obligation of each other party thereto. Neither Implex nor any other party thereto is in violation of or in default in any material

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respect in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the termination of, any such Contract or of any other Contract that is individually material to the business or operations of Implex.

      4.17.     Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Implex as of September 30, 2002, (ii) as incurred after September 30, 2002 in the ordinary course of business consistent with prior practice and not otherwise prohibited by this Agreement or (iii) as set forth in Section 4.17 to the Implex Disclosure Schedule, Implex does not have any material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due.

      4.18.     Operation of Implex’s Business; Relationships.

      (a) Since September 30, 2002, Implex has not, except in the ordinary course of business consistent with past practice, engaged in any transaction which, if consummated after execution of this Agreement, would violate in any material respects Section 5.3(c) hereof except as set forth in Section 4.18(a) to the Implex Disclosure Schedule.

      (b) Except as set forth in Section 4.18(b) to the Implex Disclosure Schedule, no material customer of Implex has indicated that it will stop or materially decrease purchasing materials, products or services from Implex and no material supplier of Implex has indicated that it will stop or materially decrease the supply of materials, products or services to Implex.

      4.19.     Permits; Compliance.

      (a) Implex is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Implex Permits”), and there is no action pending or, to the knowledge of Implex, threatened regarding any of the Implex Permits. Implex is not in conflict with, or in default or violation of any of the Implex Permits in any material respect.

      (b) Except as set forth in Section 4.19(b) to the Implex Disclosure Schedule:

(i) With respect to each drug, device, biological, or combination product covered or contemplated by this Agreement, Implex, its officers, employees and agents have been, and are, in compliance in all material respects with all Applicable Laws, including but not limited to the Food, Drug & Cosmetic Act (“FDCA”) and regulations promulgated thereunder. Such compliance includes but is not limited to:

(1) as to each drug, device, biological or combination product that has been, or currently is, under investigation, Implex and its subsidiaries have been and remain in compliance in all material respects with all Applicable Laws, including but not limited to privacy and consent laws, good laboratory practices, good clinical practices, reporting, and document creation and retention laws and regulations;

(2) with respect to all drug, device, biological or combination products, all necessary clearances or approvals from relevant Governmental Authorities for all products manufactured and/or sold by Implex and its subsidiaries have been obtained and Implex and its subsidiaries are in compliance in all material respects with the most current form of each applicable clearance or approval;

(3) with respect to all drug, device, biological or combination products manufactured, stored, distributed, promoted, and/or sold by Implex and its subsidiaries, Implex and its subsidiaries are in compliance in all material respects with all applicable federal and state laws and regulations including but not limited to all registration and listing requirements, good manufacturing practices, quality systems and quality assurance, manufacturing process validation, packaging, labeling, advertising, adverse event, MDR and vigilance reporting, and document creation and retention laws and regulations;

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(4) with respect to all products marketed in the United States by Implex and its subsidiaries, Implex and its subsidiaries are in compliance in all material respects with the Prescription Drug Marketing Act and regulations promulgated thereunder; and

(5) with respect to each drug, device, biological or combination product subject to the FDCA, Implex and its subsidiaries represent that the Food and Drug Administration (the “FDA”) has, in the past three years, conducted the inspections listed in Section 4.19(b) to the Implex Disclosure Schedule attached hereto, and that, to the knowledge of Implex, Implex and its subsidiaries have responded appropriately to all FDA requests, observations, notices and warnings, and that, to the knowledge of Implex, all issues with respect to such inspections have been fully resolved to FDA’s satisfaction.

(ii) none of Implex or any of its officers, employees or agents (during the term of such person’s employment by Implex or while acting as an agent of Implex, or, to Implex’s knowledge, prior to such employment), has made any untrue statement of a material fact or fraudulent statement to the FDA or any other relevant Governmental Authorities, failed to disclose a material fact required to be disclosed to the FDA or other relevant Governmental Authorities, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA or other relevant Governmental Authorities to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar governmental policy, rule, regulation or law.

(iii) as to each article of drug, device, cosmetic or vitamin manufactured and/or distributed by Implex, such article is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or any other applicable governmental act or law of any jurisdiction.

(iv) nothing has come to the attention of Implex or any of its officers, employees or agents which has, or reasonably should have, led Implex to believe that it or any of its products are now not, or in the future may not be, in good standing with the FDA or any other relevant Governmental Authorities.

(v) none of Implex or any of its officers, employees or agents (during the term of such person’s employment by Implex or while acting as an agent of Implex, or, to Implex’s knowledge, prior to such employment), subsidiaries or affiliates has been debarred under subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992, or has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any Applicable Laws.

(vi) with respect to each drug, device, biological or combination product under investigation, or manufactured, packaged, labeled, stored, distributed, marketed, and/or sold by Implex or its subsidiaries in any jurisdiction other than the United States or its territories, Implex and its subsidiaries have been, and remain, in compliance in all material respects with all Applicable Laws of that jurisdiction.

      (c) The manufacturing processes for Hedrocel Trabecular Metal Products and the relevant process control procedures and process validation methods currently utilized by Implex are in compliance in all material respects with applicable regulations of the FDA and applicable good manufacturing practices.

      4.20.     Environmental Matters. Except for matters disclosed in Section 4.20 to the Implex Disclosure Schedule, (a) Implex and its subsidiaries have obtained all Environmental Permits (as defined below) that are required in respect of any Property (as defined in Section 4.25), operations and activities of Implex and its subsidiaries; all such Environmental Permits are in full force and effect; all Property, operations and activities of Implex and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and Environmental Permits and neither Implex nor any of its subsidiaries has received any written notice that any violation of any Environmental Laws is being alleged or threatened relating to any Property, operations or activities of Implex and its subsidiaries. All past noncompliance of Implex or any Implex subsidiary with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (b) Implex and its subsidiaries and any Property and operations of Implex and its subsidiaries are not subject to any existing, pending or, to the knowledge of Implex, threatened action by or before any court or governmental authority under any Environmental Law; (c) there has been no material release of any Hazardous Material (as defined below)

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into the environment by Implex or its subsidiaries in connection with any Property or operations; (d) there has been no material exposure of any person or property to any Hazardous Material in connection with any Property, operations and activities of Implex and its subsidiaries; (e) Implex has disclosed and made available to Zimmer all information, including, without limitation, true, correct and complete copies of studies, analysis and test results (collectively, the “Reports”), in its possession, custody or control relating to (i) the environmental conditions on, under or about the Implex Property, and (ii) any Hazardous Materials used, handled, treated, generated, stored, disposed of or transported away from the Implex Property or released by Implex and its subsidiaries on, under, about or from any Implex Property or operations (a list of all Reports provided or made available by Implex is set forth in Section 4.20 in the Implex Disclosure Schedule); and (f) neither Implex, its subsidiaries nor any Property is subject to any outstanding Order from, or contractual or other obligation with, any person in respect of which Implex on the one hand or Zimmer on the other may be required to undertake any corrective action or incur any costs arising from the release or threatened release of Hazardous Materials on or about any Property. Except as disclosed in Section 4.20 to the Implex Disclosure Schedule, neither Implex nor its subsidiaries has entered into any contractual or indemnification obligation with any person pursuant to which it assumed responsibility for, either directly or indirectly, any corrective action or the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials on or about any Property or operations of Implex or its subsidiaries. No lien has been imposed on any Property pursuant to Environmental Laws and, to the knowledge of Implex, except with respect to ISRA compliance, no investigation, audit or inquiry has been commenced by any governmental authority with respect to any Property, operations or activities of Implex or its subsidiaries pursuant to the Environmental Laws.

      The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved by Governmental Authorities. “Environmental Permit” means any permit, approval, license or other authorization required under or issued pursuant to any applicable Environmental Law.

      The term “ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq., and the regulations promulgated thereunder.

      4.21.     Board Recommendation; Required Vote. The Board of Directors of Implex, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the Implex Shareholders, and (ii) resolved to recommend that the Implex Shareholders approve this Agreement and the transactions contemplated herein, including the Merger (the “Implex Board Recommendation”). Except as provided in Section 6.3(n) hereof, the affirmative votes of holders of a majority of the outstanding shares of Implex Common Stock, the Series A Preferred and the Series B Preferred, voting as one Class, and the affirmative vote of the holders of a majority of the outstanding Series B Preferred voting separately, are the only votes of the holders of any class or series of Implex Stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

      4.22.     Insurance. Except as set forth in Section 4.22 to the Implex Disclosure Schedule, Implex and its subsidiaries are presently insured, and during each of the past three (3) calendar years has been insured against such risks as, to the knowledge of Implex, companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 4.22 to the Implex Disclosure Schedule lists as of the date hereof all insurance policies with respect to Implex or its subsidiaries and sets forth with respect to each such insurance policy the type of policy, the term, annual premium payments, the deductible and any limits. Implex’s and its subsidiaries’ insurance policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or

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event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. To the knowledge of Implex, such policies are in amounts which are customary, adequate and suitable in relation to the business, assets and liabilities of Implex or its subsidiaries. All premiums to date for such policies have been paid in full and Implex or its covered subsidiary is a “named insured” or an “insured” under such insurance policies. Implex and its subsidiaries have not been refused any insurance, nor has the coverage of Implex or any of its subsidiaries been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three (3) years. Except as set forth in Section 4.22 to the Implex Disclosure Schedule, to the knowledge of Implex, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Implex and its subsidiaries provide adequate coverage against loss and may be continued by Implex without modification or premium increase after the Effective Time and for the duration of their current terms which terms expire as set forth in Section 4.22 to the Implex Disclosure Schedule.

      4.23.     Employment and Consulting Agreements. Except for the employees and consultants listed on Section 4.23 to the Implex Disclosure Schedule, Implex is not a party to any employment or consulting agreement. Each person specified in Section 4.23 to the Implex Disclosure Schedule has duly executed and delivered an employment agreement, consulting agreement or non-compete agreement, as the case may be, with Implex, and such agreements have not been further amended or terminated. Implex has previously provided or made available to Zimmer fully executed copies of all such agreements. Each consulting agreement with a physician or other health care provider complies with all Applicable Laws including but not limited to the Anti-Kickback Statute (42 U.S.C. 1320a-7b). Implex has not been required to pay any civil monetary penalty under Applicable Law as a result of, and has not engaged in, any activity involving (a) false, fraudulent, or impermissible claims under, (b) payments to induce a reduction or limitation of health care services to beneficiaries of, or (c) soliciting, receiving, offering or paying remuneration in return for purchasing, leasing, ordering or arranging for, or recommending purchasing, leasing or ordering, any good, facility, service or item for which payment may be made, in whole or in part, by any state or federal health care program. Implex currently is not the subject of any investigation or proceeding that may result in any such payment.

      4.24.     Title to Assets. Each of Implex and its subsidiaries has good and valid title to all assets reflected on the balance sheet of Implex as of September 30, 2002 or acquired after the date thereof (except those sold or otherwise disposed of for fair value since the date thereof in the ordinary course of business and not in violation of this Agreement), in each case free and clear of all liens of any kind except (i) mechanics’, carriers’, workmen’s, warehouseman’s or other like liens arising or incurred in the ordinary course of business, (ii) liens which secure indebtedness reflected as a liability on the balance sheet, (iii) liens for taxes and assessments not yet due and payable and (iv) other imperfections of title or encumbrances, if any, which individually, and in the aggregate, are not material in amount and do not materially impair the continued use and operation of the assets to which they relate (all items included in clauses (i), (ii), (iii) and (iv) above being collectively “Permitted Liens”). All leased property used, held for use or necessary in the business of Implex or any subsidiary is in all material respects in the condition required of such property by the terms of the applicable lease.

      4.25.     Real Property. Implex and its subsidiaries have (a) good and insurable fee title to all real property owned by Implex and its subsidiaries and (b) good and valid title to the leasehold estates in all leased property (an owned property or leased property being sometimes referred to herein as a “Property”), in each case free and clear of all liens and other similar restrictions, except for (i) Permitted Liens and (ii) easements, reservations, covenants, rights-of-way and other similar restrictions of record. Neither Implex nor any of its subsidiaries is in default in any material respect under any lease to which it is a party or under which it is in occupancy nor has received any written notice alleging any default under such leases, and all such leases are in full force and effect. Each of Implex and its subsidiaries enjoys peaceful and undisturbed possession under all such leases. Section 4.25 to the Implex Disclosure Schedule sets forth a list of all of the Properties owned or leased by Implex and its subsidiaries as of the date hereof and all of the Properties which Implex or any of its subsidiaries is currently considering owning or leasing within six (6) months from the date hereof, including, with respect to any leased Property, the aggregate annual rental payments paid or anticipated to be paid by

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Implex. Implex has previously provided or made available to Zimmer fully executed copies of all lease agreements.

      4.26.     Clinical Trials. Implex has fully disclosed to Zimmer any and all clinical trials that have been conducted, or are currently being conducted, for each of its drug, device, biological, or combination products (“Clinical Trials”), and all such Clinical Trials are listed on Section 4.26 to the Implex Disclosure Schedule. With respect to the Clinical Trials, Implex represents and warrants as follows:

(a) Implex has fully disclosed to Zimmer all clinical data and other information derived from such Clinical Trials;

(b) Implex has accurately represented to Zimmer, and to the FDA and other Governmental Authorities as relevant, all clinical data and other information regarding the Clinical Trials;

(c) Implex has complied with, and is currently in compliance with, all Applicable Laws in all material respects with respect to the Clinical Trials, including but not limited to good clinical practice, informed consent, HIPAA, and financial disclosure, except to the extent Implex has brought such non-compliance to Zimmer’s attention by written notice prior to the Closing Date of this Agreement.

(d) Implex has not withheld or failed to produce to Zimmer any information or document in its possession relating to the Clinical Trials which Zimmer has requested;

(e) Implex has maintained in all material respects adequate records with respect to the Clinical Trials, and has submitted reports to the FDA and other Governmental Authorities, as required by Applicable Laws.

(f) Except as set forth in Section 4.26 to the Implex Disclosure Schedule, there are no investigations or enforcement action currently being undertaken or anticipated by the FDA or other Governmental Authorities.

      4.27.     State Takeover Laws. Prior to the execution of this Agreement, the Board of Directors of Implex has taken all action necessary to exempt under or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Support Agreements between Zimmer and the Implex Shareholders identified in Section 4.27 to the Implex Disclosure Schedule (the “Significant Shareholders”) in the form attached as Exhibit D to this Agreement (collectively, the “Support Agreements”), (ii) the Merger and (iii) the transactions contemplated hereby and by the Support Agreements.

ARTICLE V.

COVENANTS OF THE PARTIES

      The parties hereto agree that:

      5.1.     Mutual Covenants.

      (a) HSR Act Filings; All commercially reasonable efforts; Notification.

      (i) Each of Zimmer and Implex shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries or affiliates from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) reasonably cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.1(a)(ii)) with respect to any such

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filing or any such transaction. Each party shall use all commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and reasonably cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

      (ii) Each of Zimmer and Implex shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transaction contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Zimmer and Implex shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Zimmer and Implex decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party’s right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of Zimmer and Implex shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

      (iii) Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Zimmer or Implex from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, the Prospectus and the Registration Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

      (iv) Notwithstanding anything to the contrary in this Agreement, (A) neither Zimmer nor any of its subsidiaries and affiliates shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on the assets, liabilities, results of operations or financial condition of Zimmer combined with the Surviving Corporation after the Effective Time, (B) prior to the Effective Time, neither Implex nor any of its subsidiaries shall be required to hold separate (including by

26

trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Implex and its subsidiaries taken as a whole, (C) neither party nor their respective subsidiaries or affiliates shall be required to take any action that would reasonably be expected to substantially impair the benefits expected, as of the date hereof, to be realized from consummation of the Merger and (D) neither party shall be required to waive any of the conditions to the Merger set forth in Article VI as they apply to such party.

      (b) Tax-Free Treatment. Each of the parties shall use all commercially reasonable efforts to cause the Merger to constitute a tax-free “reorganization” under Section 368(a) of the Code and to cooperate with one another in obtaining the opinion from counsel to Implex or Zimmer, as provided for in Section 6.2(d). In connection therewith, each of Zimmer and Implex shall deliver to such counsel representation letters and shall deliver any such letters obtained to such counsel, in each case, in form and substance reasonably satisfactory to such counsel.

      (c) Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release. Unless otherwise required by Applicable Laws, at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Zimmer shall be responsible for issuing any press release with respect to the Merger; provided, that Zimmer shall, to the extent time permits, use all commercially reasonable efforts to consult with Implex before issuing any such press releases.

      5.2.     Covenants of Zimmer.

      (a) Preparation and Filing of Registration Statement. Consistent with the timing for the Implex Shareholders Meeting as determined by Implex after consultation with Zimmer, Zimmer shall prepare and file the Registration Statement with the Commission as soon as reasonably practicable after the date on which Zimmer files an amendment to the Form 8-K filed with the SEC on October 17, 2003 containing the financial information required thereunder with respect to the Centerpulse acquisition. The Registration Statement shall register under the Securities Act the issuance of all Zimmer Common Shares to be issued under Section 2.2, and all Zimmer Common Shares which may be issued as Earn-Out Payments, and Zimmer shall use all commercially reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time and so long thereafter to ensure that the issuance of all Zimmer Common Shares issued as Merger Consideration are registered under the Securities Act. The Registration Statement shall include the Proxy Statement for the Implex Shareholders Meeting. If, at any time prior to the Effective Time, Zimmer shall obtain knowledge of any information pertaining to Zimmer contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Proxy Statement, Zimmer will so advise Implex in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Proxy Statement. Zimmer shall promptly furnish to Implex all information concerning it as may be required for supplementing the Proxy Statement. Zimmer also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Zimmer Common Shares in the Merger.

      (b) Conduct of Zimmer’s Operations. During the period from the date of this Agreement to the Effective Time, Zimmer shall use all commercially reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

      (c) Merger Sub. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Zimmer) or any material liabilities.

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      (d) NYSE Listing. Zimmer shall use all commercially reasonable efforts to cause the Zimmer Common Shares included in the Initial Payment to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

      (e) Employees and Employee Benefits.

      (i) Zimmer shall cause the Surviving Corporation, effective as of the Effective Time, to continue to employ all employees of Implex (other than Alex Khowaylo) in the respective positions held by them immediately prior to the Effective Time and at the same wage or salary levels, as applicable, and with the same employee benefits as in effect immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall confer upon any such employee of Implex the right of employment or the right to any continued level of wages, salary levels or employee benefits after the Effective Time for any minimum period of time. However, in the event that any such Implex employee’s employment with the Surviving Corporation is terminated for any reason at any time after the Effective Time, Zimmer shall (or shall cause the Surviving Corporation to) be responsible and liable for all wages, salaries, severance, vacation, sick pay or vested employee benefits or other vested amounts earned or accrued through the date of termination of employment.

      (ii) In the event that after the Effective Time Zimmer replaces any of the employee benefit plans or programs of Implex with an employee benefit plan or program of Zimmer and/or its subsidiaries or affiliates (each a “Zimmer Plan,” and collectively the “Zimmer Plans”), for purposes of (A) eligibility and benefits under the vacation and short-term disability programs and (B) eligibility and vesting under the savings and pension plans (but not for purposes of benefit entitlement, amounts or subsidies under the pension plan) and employee stock purchase plan each Implex employee who is employed by the Surviving Corporation shall be credited for the purposes of such Zimmer Plan with his or her years of service with Implex prior to the Effective Time. In addition, and without limiting the generality of the foregoing, for purposes of each Zimmer Plan providing medical, dental, pharmaceutical and/or vision benefits to any employee of Implex, Zimmer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Zimmer Plan to be waived for such employee and his or her covered dependents, and Zimmer shall cause any expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the employee benefit plan ending on the date such employee’s participation in the corresponding Zimmer Plan begins to be taken into account under such Zimmer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Zimmer Plan. The parties acknowledge and agree that Zimmer and the Surviving Corporation reserve the discretion to determine, from time to time, the benefit plans and programs offered to Implex employees after the Effective Time, and that nothing contained in this Section 5.2(e) shall restrict the right of Zimmer or the Surviving Corporation to amend, modify or terminate any or all of its benefit plans or programs for some or all of its employees after the Effective Time.

      5.3.     Covenants of Implex.

      (a) Implex Shareholders Meeting. Implex shall take all action in accordance with the BCA and the Implex Certificate and the Implex Bylaws necessary to duly call, give notice of, convene and hold a special meeting of Implex Shareholders (the “Implex Shareholders Meeting”) to be held on the earliest practicable date after the Registration Statement has been declared effective by the Commission and determined in consultation with Zimmer to consider and vote together, and, if necessary, separately by class, upon the approval of the Merger, this Agreement and the transactions contemplated hereby. Implex shall take all lawful actions to solicit the approval of the Merger, this Agreement and the transactions contemplated hereby, by the Implex Shareholders, and the Board of Directors of Implex shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby by the Implex Shareholders.

      (b) Information for the Registration Statement and Preparation of Proxy Statement. Implex shall promptly furnish Zimmer with all information concerning it as may be required for inclusion in the Registration Statement. Implex shall cooperate with Zimmer in the preparation of the Registration Statement in a timely fashion and shall use all commercially reasonable efforts to assist Zimmer in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the

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timing for the Implex Shareholders Meeting as determined in consultation with Zimmer. If, at any time prior to the Effective Time, Implex obtains knowledge of any information pertaining to Implex that would require any amendment or supplement to the Registration Statement or the Proxy Statement, Implex shall so advise Zimmer and shall promptly furnish Zimmer with all information as shall be required for such amendment or supplement and shall promptly amend or supplement the Registration Statement and/or Proxy Statement. Consistent with the timing for the Implex Shareholders Meeting as determined in consultation with Zimmer, Implex shall use all commercially reasonable efforts to mail at the earliest practicable date to Implex Shareholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to Implex Shareholders in connection with the Merger and the transactions contemplated thereby and shall include the Implex Board Recommendation.

      (c) Conduct of Implex’s Operations. Implex shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Implex shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Implex Disclosure Schedule, without the prior written consent of Zimmer, which consent shall not be unreasonably withheld:

(i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock and (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Convertible Securities that are outstanding as of the date hereof), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

(iii) make or propose any changes in the Implex Certificate or the Implex Bylaws;

(iv) merge or consolidate with any other person;

(v) acquire a material amount of assets or capital stock of any other person outside of the ordinary course of business consistent with past practice;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

(vi) create any subsidiaries;

(viii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non-officer employees (except for severance agreements, which in all cases shall require the prior written consent of Zimmer), or otherwise increase the compensation or benefits provided

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to any officer, director, consultant or employee except as may be required by Applicable Law, or grant or reprice any Implex options or other equity-based awards;

(ix) enter into, adopt or amend any Plan, except as may be required by Applicable Law;

(x) take any action that would give rise to severance benefits payable to any officer or director of Implex as a result of consummation of the transaction contemplated by this Agreement;

(xi) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Implex’s regular independent accountants;

(xii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $25,000;

(xiii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 4.16 to the Implex Disclosure Schedule, any other material Contract to which Implex is a party or any confidentiality agreement to which Implex is a party;

(xiv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

(xv) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $25,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

(xvi) incur or commit to any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(xvii) make any payments or commitments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies;

(xviii) take any action to exempt or make not subject to (x) the provisions of Section 14A:10A of the BCA or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Zimmer or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(xix) take any action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

(xx) enter into or carry out any other transaction other than in the ordinary and usual course of business;

(xxi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

(xxii) agree in writing or otherwise to take any of the foregoing actions.

      (d) No Solicitation. Implex agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries’ directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Implex, or acquisition of any capital stock (other than upon exercise of Convertible Securities which are outstanding as of the date hereof) or a material amount of the assets of Implex and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Implex of any material assets or capital stock of any other person (other than acquisitions of capital stock or assets of any other person that are not, individually or in the aggregate, material to Implex and its subsidiaries, taken as a whole), or any combination of the foregoing (a “Competing Transaction”), or negotiate, explore or otherwise engage in discussions with any person (other

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than Zimmer, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Implex will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding Implex provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise.

      (e) Affiliates of Implex. Implex shall use all commercially reasonable efforts to cause each person who may be at the Effective Time or was on the date hereof (and identified in Section 5.3(e) to the Implex Disclosure Schedule) an “affiliate” of Implex for purposes of Rule 145 under the Securities Act, to execute and deliver to Zimmer no less than 30 days prior to the date of the Implex Shareholders Meeting, the written undertakings in the form attached as Exhibit C to this Agreement (the “Implex Affiliate Letter”). No later than 45 days prior to such date, Implex, after consultation with its outside counsel, shall provide Zimmer with a letter (reasonably satisfactory to outside counsel to Zimmer) specifying all of the persons or entities who, in Implex’s opinion, may be deemed to be “affiliates” of Implex under the preceding sentence. The foregoing notwithstanding, Zimmer shall be entitled to place legends as specified in the Implex Affiliate Letter on the certificates evidencing any of the Zimmer Common Shares to be received by (i) any such “affiliate” of Implex specified in such letter or (ii) any person Zimmer reasonably identifies (by written notice to Implex) as being a person who may be deemed an “affiliate” for purposes of Rule 145 under the Securities Act, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Zimmer Common Shares, consistent with the terms of the Implex Affiliate Letter, regardless of whether such person has executed the Implex Affiliate Letter and regardless of whether such person’s name appears on the letter to be delivered pursuant to the preceding sentence.

      (f) Access. Implex shall permit representatives of Zimmer to have appropriate access at all reasonable times and on reasonable advance notice to Implex’s premises, properties, books, records, contracts, documents, customers and suppliers. Zimmer will keep the information obtained pursuant to this Section 5.3(f) or in connection with this Agreement confidential and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential, except as may otherwise be required by law. Implex and the Controlling Shareholders will also keep any information obtained with respect to Zimmer in connection with this Agreement and any information provided to the Controlling Shareholders pursuant to Section 2.4 confidential and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential, except as may otherwise be required by law. No investigation conducted pursuant to this Section 5.3(f) shall affect or be deemed to modify any representation or warranty made in this Agreement.

      (g) Pre-Closing Insurance Coverage. Prior to the Closing, Implex shall obtain and fully pay for a products liability insurance policy covering any losses arising from or in connection with Implex products sold prior to the Closing Date, which shall be effective for a period of five (5) years from the Closing Date with coverage limits and retention requirements substantially the same as the product liability coverage in place on the date hereof and shall be endorsed with clauses naming Zimmer as the loss payee. In the event Zimmer incurs any costs in connection with maintaining such insurance policy, such costs shall be recoverable out of any Earn-Out Payments, if any, owed to the Implex Securities Holders pursuant to Section 2.4.

      (h) Convertible Securities. Implex shall use all commercially reasonable efforts to cause all of the Convertible Securities Holders to exercise their Implex Convertible Securities for Implex Stock or to execute Convertible Securities Termination Agreements as provided in Section 2.4(d). At or prior to the Closing, Implex shall deliver to Zimmer an updated Convertible Securities Schedule reflecting the exercise of Implex Convertible Securities and the execution of Convertible Securities Termination Agreements, as applicable.

      (i) Alliance Agreement. Implex acknowledges and agrees that the Alliance Agreement shall remain in full force and effect after the execution of this Agreement unless the Merger is consummated pursuant to this Agreement, in which case the Alliance Agreement shall terminate upon the Effective Time of the Merger. Implex further agrees with Zimmer that Section 11.2.1 of the Alliance Agreement is hereby amended to

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provide that Zimmer may notify Implex of an intention to initiate an Acquisition (as defined in the Alliance Agreement) if this Agreement is terminated prior to April 30, 2004.

      5.4.     Controlling Shareholders Attorneys-in-Fact for Implex Securities Holders; Payment Requests.

      (a) The Controlling Shareholders are hereby appointed and authorized to make all decisions and to take all actions and to receive notices for and on behalf of the Implex Securities Holders, as their lawful attorneys-in fact, with respect to their rights and obligations under this Agreement, including, without limitation, with respect to any Earn-Out Payments pursuant to Section 2.4, claims upon the Escrow Fund pursuant to Section 8.3, indemnification rights or obligations pursuant to Article VIII or Zimmer’s right of setoff pursuant to Section 8.4. All decisions made and actions taken by the Controlling Shareholders, as such attorneys-in-fact, shall be binding upon all of the Implex Securities Holders, and no Implex Securities Holder shall have the right to, or shall, object, dissent, protest or otherwise contest the same. The Implex Securities Holders hereby agree to indemnify and hold the Controlling Shareholders harmless from and against any and all liabilities, losses, claims, damages, costs or expenses incurred or suffered by any Controlling Shareholders arising out of any action or inaction taken in good faith by the Controlling Shareholders as such attorneys-in-fact. This indemnification is independent of any other indemnification obligations of the Implex Securities Holders set forth in this Agreement and shall survive the Closing. The appointment of the Controlling Shareholders as provided herein is irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any of the Implex Securities Holders may have in connection with the transactions contemplated by this Agreement. The affirmative vote of a majority of the Controlling Shareholders shall be necessary to approve any actions taken and decisions made by the Controlling Shareholders as such attorneys-in-fact.

      (b) Any liabilities, losses, damages, costs or expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses and all out-of-pocket expenses) that are incurred, paid or payable by the Controlling Shareholders in connection with resolving any claims, demands or disputes under this Agreement, including, without limitation, as contemplated in Sections 2.4(f), 2.4(g), 8.3(c) or 8.4, or otherwise in connection with the discharge by the Controlling Shareholders of their obligations as such attorneys-in-fact or the obligations of the Implex Securities Holders under this Agreement, shall be paid out of, or reimbursed from, any Earn-Out Payments and/or any distribution from the Escrow Fund owed to any Implex Security Holders in accordance with this Agreement before any such Earn-Out Payment or distribution from the Escrow Fund is paid or released to any of the Implex Security Holders. At any time and from time to time as any such liabilities, losses, damages, costs or expenses are incurred, paid or payable by the Controlling Shareholders, the Controlling Shareholders may submit to Zimmer a written request for the payment or reimbursement of such liabilities, losses, damages, costs or expenses (a “Payment Request”) (which Payment Request shall set forth payment instructions and be accompanied by invoices, receipts or other supporting documentation, as applicable). Zimmer shall accumulate such Payment Requests and shall deduct the aggregate amount of such unpaid Payment Requests from any Earn-Out Payments and pay such amount in accordance with the payment instructions set forth in the applicable Payment Requests prior to paying the Earn-Out Payment to any Implex Security Holders in accordance with the Agreement. In addition, upon distribution of all or any portion of the Escrow Fund to any of the Implex Securities Holders, Zimmer shall direct the Escrow Agent to pay first from such Escrow Fund any unpaid Payment Requests (or portions thereof) in accordance with the payment instructions set forth in such Payment Requests and then to release the balance of the Escrow Fund to the Implex Securities Holders in accordance with this Agreement and the Escrow Agreement. To the extent that the Earn-Out Payments and/or distributions from the Escrow Fund to which the Implex Securities Holders are entitled (if any) are insufficient to fully pay all Payment Requests, the Implex Securities Holders shall, promptly after receipt of the Controlling Shareholders’ written request therefor, contribute to the payment or reimbursement of such expenses in proportion to such Implex Security Holder’s proportional share of the Initial Payment.

      (c) Zimmer shall be entitled to rely on and shall be protected in acting upon the Payment Requests submitted by the Controlling Shareholders and shall have no responsibility for determining the accuracy thereof. The Controlling Shareholders hereby agree, jointly and severally, to indemnify and hold Zimmer harmless from and against any and all liabilities, losses, claims, damages, costs or expenses incurred or

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suffered by Zimmer arising out of any action or inaction taken in good faith by Zimmer with respect to the deduction of any Payment Request from any Earn-Out Payments and/or distributions from the Escrow Fund owed to Implex Securities Holders. This indemnification is independent of any other indemnification obligations of the Controlling Shareholders set forth in this Agreement and shall survive the Closing.

      (d) The Controlling Shareholders shall send a written report to all Implex Securities Holders annually with respect to each calendar year within sixty (60) days after the end of such year reporting as to any actions taken by the Controlling Shareholders during such calendar year and itemizing any expenses incurred by the Controlling Shareholders during such calendar year which have been reimbursed out of the Escrow Fund and/or any Earn-Out Payment.

      (e) Each Implex Securities Holder shall have the right on reasonable written notice to the Controlling Shareholders and during usual business hours to inspect the Earn-Out Payment Documents provided by Zimmer to the Controlling Shareholders and any analyses and other documents prepared by the Controlling Shareholders concerning Earn-Out Payments and/or the resolution of any claims, demands or disputes under the Agreement.

      (f) If any Controlling Shareholder who is an individual dies, resigns or becomes disabled, or if any Controlling Shareholder who is an entity resigns, dissolves or otherwise ceases to be an entity, and, as a consequence, is unable to continue to serve as a Controlling Shareholder, the remaining Controlling Shareholders shall appoint a successor who shall have been an Implex Shareholder as of the Effective Time.

ARTICLE VI.

CONDITIONS

      6.1.     Conditions to the Obligations of Each Party. The obligations of Implex, Zimmer and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

(a) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the Implex Shareholders in the manner required by any Applicable Law.

(b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated and any other required approvals of any Governmental Authority shall have been obtained.

(c) No provision of any Applicable Law and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limiting the ownership or operation by Zimmer, Implex or any of their respective subsidiaries of any material portion of the businesses or assets of Zimmer or Implex.

(d) There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of Implex and Zimmer under Section 5.1(a), seeking to prohibit or limit the ownership or operation by Zimmer, Implex or any of their respective subsidiaries of, or to compel Zimmer, Implex or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Zimmer, Implex or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Zimmer to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Zimmer or any subsidiary of Zimmer from effectively controlling in any material respect the business or operations of Zimmer or the subsidiaries or affiliates of Zimmer.

(e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration

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Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

(f) The Zimmer Common Shares to be issued under Section 2.2, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(g) Implex and Zimmer shall have agreed as to the Final Cash Value Schedule.

      6.2.     Conditions to Obligations of Implex. The obligations of Implex to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Implex:

(a) Each of the representations and warranties of each of Zimmer and Subcorp set forth in Article III shall be true and correct in all material respects, except that representations and warranties that are subject to materiality qualifications or references to Material Adverse Effect shall be true and correct, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Zimmer.

(b) Each of Zimmer and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(c) Each of Zimmer and Subcorp shall have furnished Implex with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) Implex shall have received the opinion of its counsel, Drinker Biddle & Reath LLP, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a “reorganization” under section 368(a) of the Code, (ii) Implex, Zimmer and Subcorp will each be a party to that “reorganization”, and (iii) no gain or loss will be recognized by the Implex Shareholders upon the receipt of Zimmer Common Shares pursuant to the Merger except with respect to cash received with respect to fractional shares and except with respect to imputed interest relating to the Earn-Out Payments; provided that if Implex counsel is unwilling or unable to provide such opinion, then such opinion may be provided by counsel to Zimmer.

(e) Implex shall have received a legal opinion of counsel to Zimmer, dated as of the Closing Date, in the form attached as Exhibit E to this Agreement.

      6.3.     Conditions to Obligations of Zimmer and Subcorp. The obligations of Zimmer and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Zimmer:

(a) Each of the representations and warranties of Implex set forth in Article IV shall be true and correct in all material respects, except that representations and warranties that are subject to materiality qualifications or references to Material Adverse Effect shall be true and correct, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Implex.

(b) Implex shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

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(c) Implex shall have furnished Zimmer with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Since the date of this Agreement, except to the extent contemplated by Section 4.12 to the Implex Disclosure Schedule, there shall not have been any change in the assets, liabilities, results of operations or financial condition of Implex and its subsidiaries taken as a whole that would constitute a Material Adverse Effect on Implex or any event, occurrence or development which would reasonably be expected to have a material adverse effect on the ability of Implex to consummate the transactions contemplated hereby.

(e) Implex and its Subsidiaries shall have procured all necessary consents or approvals in connection with the consummation of the Merger or any of the transactions contemplated thereby, including without limitation, the consents identified in Section 4.5 to the Implex Disclosure Schedule.

(f) Zimmer shall have received a legal opinion of counsel to Implex, dated as of the Closing Date, in the form attached as Exhibit F to this Agreement.

(g) Persons identified on Section 5.3(e) to the Implex Disclosure Schedule and any other person who would reasonably be deemed to be an “affiliate” of Implex for purposes of Rule 145 under the Securities Act shall have executed an Implex Affiliate Letter in the form attached as Exhibit C to this Agreement.

(h) Zimmer shall have received the written resignations of all directors of Implex, effective as of the Effective Date.

(i) Each of Robert Cohen, Joseph Vargas, Charles Plokhooy, Kenneth Gerlach, Sean Lavelle and Michael McCarthy shall have entered into retention agreements with Implex in form and substance reasonably satisfactory to Zimmer.

(j) Alex Khowaylo shall have entered into a noncompete agreement with Implex in form and substance reasonably acceptable to Zimmer.

(k) Zimmer shall have received evidence of the existence of the insurance policy satisfying the conditions set forth in Section 5.3(g) herein.

(l) Implex shall have performed, executed and delivered, or caused to be performed, executed or delivered prior to or at the Closing, any and all further agreements, documents, instruments, certificates, acts, deeds and assurances as Zimmer may reasonably require to consummate the transactions contemplated hereby.

(m) All Implex Convertible Securities shall have been exercised for Implex Stock or the holders thereof shall have executed Convertible Securities Termination Agreements pursuant to Section 2.2(d) hereof.

(n) The holders of all the outstanding Series B Preferred and the holders of eighty percent (80%) of the outstanding Series A Preferred, each voting separately as a class, shall have elected to receive the Merger Consideration contemplated by this Agreement.

ARTICLE VII.

TERMINATION AND AMENDMENT

      7.1.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Implex Shareholders):

(a) by mutual written consent of Zimmer and Implex;

(b) by either Zimmer or Implex if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or

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other competent Governmental Authority enjoining Zimmer or Implex from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c) by either Zimmer or Implex if the Merger shall not have been consummated before March 31, 2004, provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available (i) to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, or (ii) to any party who has not performed all of its obligations and covenants under this Agreement in all material respects or has materially breached any of its representations and warranties contained herein;

(d) by either Zimmer or Implex if at the Implex Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Implex Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

(e) by either Zimmer or Implex if there shall have been a material breach by the other of any of its covenants or agreements contained in this Agreement and such breach shall not have been cured within thirty (30) days after notice thereof shall have been received by the party alleged to be in breach;

(f) by Zimmer if Implex has breached any of its representations and warranties in Article IV of this Agreement and as a result thereof, the condition set forth in Section 6.3(a) would not be satisfied; or

(g) by Implex if Zimmer and Subcorp shall have breached any of their representations and warranties in Article III of this Agreement and as a result thereof, the condition set forth in Section 6.2(a) would not be satisfied.

      7.2.     Effect of Termination.

      (a) In the event of the termination of this Agreement pursuant to Section 7.1 (other than termination by Implex pursuant to Section 7.1(c) or 7.1(g) to the extent that Section 7.2(b) applies), this Agreement, except for the provisions of the second sentence of Section 5.3(f) and the provisions of Sections 7.2 and 9.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for an intentional material breach of any provision of this Agreement and provided, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other party for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders’ meetings and consents, but in no event more than Two Hundred Fifty Thousand Dollars ($250,000) (“Costs”).

      (b) In the event that Implex desires to terminate this Agreement pursuant to Section 7.1(c), Implex shall, by written notice to Zimmer, demand that Zimmer commit to proceed with the Merger on a cash basis (the “Cash Alternative”). Zimmer must respond to such notice within five (5) days and indicate whether it will commit to the Cash Alternative. If Zimmer commits to the Cash Alternative, then this Agreement shall thereafter be amended by the parties, but only to revise the provisions of Article II of this Agreement regarding the form of the Merger Consideration and any provisions necessary to reflect the payment of cash as the Merger Consideration, including provisions relating to the fact that the Cash Alternative will not qualify as a “tax free reorganization”. Zimmer shall be obligated to close the Cash Alternative within thirty (30) days of the date on which it commits to the Cash Alternative. If Zimmer fails to commit to the Cash Alternative within such five (5) day period or to close the Cash Alternative within such thirty (30) day period, then Implex may terminate this Agreement under Section 7.1(c). In addition, if the reason or reasons that the Merger or the Cash Alternative is not closed within the times provided for herein because Zimmer has failed to perform any material covenant or obligation or the failure of a condition reasonably within Zimmer’s

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control, then Zimmer, within five (5) business days following any such termination, shall pay to Implex in cash by wire transfer to an account designated by Implex a termination fee in the amount of Ten Million Dollars ($10,000,000).

      (c) In the event this Agreement is terminated for any reason, Implex and Zimmer shall continue to be bound by the terms and conditions of the Alliance Agreement, including without limitation, Article 11 thereof.

      7.3.     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the Implex Shareholders, but after any such approval, no amendment shall be made that by law requires further approval or authorization by the Implex Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.4.     Extension; Waiver. At any time prior to the Effective Time, Zimmer (with respect to Implex) and Implex (with respect to Zimmer and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII.

INDEMNIFICATION

      8.1.     Indemnification.

      (a) Implex shall indemnify, defend and hold harmless Zimmer and its affiliates and their respective employees, directors and officers (collectively, the “Zimmer Group”) from and against, and pay or reimburse, as the case may be, the Zimmer Group for, any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) as actually incurred or suffered by Zimmer or any other member of the Zimmer Group directly or indirectly based upon, arising out of or otherwise in any way relating to or in respect of:

(i) any breach of any representation or warranty made under Article IV, all on the date of this Agreement or on the Closing Date;

(ii) any breach or violation of any covenant, obligation or agreement of Implex contained in Section 5.3;

(iii) any fraud on the part of Implex or its officers and directors in connection with the transactions contemplated by the Merger;

(iv) any Taxes of Implex for any tax years (or portions thereof) ending on or prior to the Closing Date;

(v) any operations of, or conduct or omission by, Implex prior to the Closing Date, including, without limitation, any such liabilities which continue after the Closing Date and any costs associated with Implex’s failure to be in compliance with Applicable Laws in effect on or prior to the Closing Date or costs incurred to bring Implex into compliance therewith;

(vi) any action or inaction of the Controlling Shareholders relating to this Agreement; and

(vii) the items set forth in Schedule I attached to this Agreement regardless of whether such items also constitute a breach or violation of any representation, warranty, covenant, obligation or agreement of Implex.

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      (b) Zimmer shall indemnify, defend and hold harmless the Implex Securities Holders and their respective affiliates and their respective employees, directors, officers, heirs, executors and administrators (collectively, the “Implex Shareholder Group”) from and against, and pay or reimburse, as the case may be, the Implex Shareholder Group (or any member thereof, as the case may be) for, any and all Damages as actually incurred or suffered by any Implex Shareholder or any other member of the Implex Shareholder Group directly or indirectly based upon, arising out of or otherwise in any way relating to or in respect of:

(i) any breach of any representation or warranty made under Article III, all on the date of this Agreement or on the Closing Date;

(ii) any breach or violation of any covenant, obligation or agreement of Zimmer or Subcorp contained in this Agreement;

(iii) any fraud on the part of Zimmer or Subcorp or any of their respective officers or directors in connection with the transactions contemplated by the Merger; and

(iv) any operations of, or conduct by, the Surviving Corporation from and after the Closing Date.

      (c) Any payments required to be made by an Indemnifying Party (as defined in Section 8.5(a)) pursuant to Sections 8.1(a) or 8.1(b) shall be limited to any Damages actually incurred by the Indemnitee (as defined in Section 8.5(a)) after application or use of any (i) related reserves or accruals reflected on the financial statements of such Indemnifying Party as of the Effective Date that have been established in accordance with generally accepted accounting principles consistently applied; (ii) insurance proceeds actually recovered by such Indemnitee and (iii) any indemnity, contribution, lien or similar payment actually recovered by such Indemnitee from any third party.

      8.2.     Escrow Fund. At the Closing, the parties will enter into an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit G with The Bank of New York initially serving as the escrow agent (the “Escrow Agent”). In accordance with Section 2.2(c) and 2.5(a), Zimmer shall deposit into escrow cash in an amount equal to 10% of the Final Cash Value which shall be held in escrow as provided in the Escrow Agreement for the satisfaction of indemnity claims or any other payment obligations of Implex pursuant to this Agreement for a period of eighteen (18) months (the “Escrow Period”) following the Closing Date (such cash, together with any permitted investments of and earnings on such cash, the “Escrow Fund”) as provided in the Escrow Agreement. The Escrow Fund shall be held and disbursed to Zimmer to the extent contemplated pursuant to the indemnification provisions of this Article VIII, and otherwise (subject to the provisions of Section 5.4(b) hereof) to the Implex Securities Holders. Implex and Zimmer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Fund to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

      8.3.     Claims Upon Escrow Fund.

      (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of written notice from Zimmer specifying in reasonable detail the amount of Damages claimed and the basis for indemnification, except as otherwise provided in Section 8.3(b), the Escrow Agent shall deliver to Zimmer out of the Escrow Fund, an amount equal to the value of the indemnifiable Damages.

      (b) At the time of delivery of any written notice to the Escrow Agent, Zimmer shall cause a duplicate copy of such notice to be delivered to the Controlling Shareholders and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no remittance to Zimmer unless the Escrow Agent shall have received written authorization from the Controlling Shareholders to make such remittance. After the expiration of such thirty (30) day period, the Escrow Agent shall make remittance of the amount set forth in the notice, provided that no such payment or remittance may be made if a majority of the Controlling Shareholders shall object in a written statement to the claim made in such notice, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

      (c) In case the Controlling Shareholders shall object in writing to any claim or claims made in the notice, the Controlling Shareholders and Zimmer shall attempt in good faith to agree upon the rights of the

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respective parties with respect to each of such claims. If the Controlling Shareholders and Zimmer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the amount required from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached within thirty (30) days following commencement of such discussions, either Zimmer or the Controlling Shareholders may, by written notice to the other, demand arbitration of the dispute, unless the amount of the Damage is at issue in a pending action involving a third party claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Any arbitration hereunder shall be conducted in the same manner and shall be subject to the same provisions as set forth in Section 2.4(g).

      8.4.     Right of Setoff. In the event the value of the Escrow Fund is insufficient to satisfy a claim for indemnification by Zimmer pursuant to this Article VIII or the claim for indemnification arises after the expiration of the Escrow Period, Zimmer shall have the right to setoff any Damages for which Implex is liable under this Article VIII against the Earn-Out Payments, if any, due to the Implex Securities Holders under Section 2.4. Zimmer shall give the Controlling Shareholders written notice of its intent to exercise its right of setoff, such notice to describe the claim giving rise to the Damages in reasonable detail, as well as the dollar amount of the Damages being set off. Zimmer shall not exercise its right of setoff with respect to such claim for a period of thirty (30) days after delivery of such written notice, provided that no such setoff may be made if a majority of the Controlling Shareholders shall object in a written statement to the setoff claim made in such notice, and such statement shall have been delivered to Zimmer prior to the expiration of such thirty-day period. In the event the Controlling Shareholders shall object in writing to the setoff claim made in the notice, the Controlling Shareholders and Zimmer shall attempt in good faith to agree upon the rights of the respective parties with respect to such setoff claim. If the Controlling Shareholders and Zimmer shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached within thirty (30) days following commencement of such discussions, either Zimmer or the Controlling Shareholders may, by written notice to the other, demand arbitration of the dispute, unless the amount of the Damage is at issue in a pending action involving a third-party claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Any arbitration hereunder shall be conducted in the same manner and shall be subject to the same provisions as set forth in Section 2.4(g). Zimmer shall have the right to defer any amount in dispute from any Earn-Out Payment until any disputed setoff claims have been resolved.

      8.5.     Procedures for Indemnification.

      (a) If a claim or demand is made against a member of the Zimmer Group or of the Implex Shareholder Group (an “Indemnitee”) which may be indemnifiable hereunder, or if an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (and who is not an affiliate of a party to this Agreement) (a “Third Party Claim”) as to which a party (the “Indemnifying Party”) may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim in a prompt manner a reasonable amount of time after becoming aware of such Third Party Claim. For purposes of this Section 8.5 and in accordance with Section 5.4 hereof, the Controlling Shareholders shall make all decisions, take all actions and receive notices for and on behalf of the Implex Shareholder Group.

      (b) If a Third Party Claim is made against an Indemnitee and the Indemnifying Party agrees to indemnify the Indemnitee therefor, the Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof as long as the Indemnifying Party diligently conducts such defense; provided that, if in any Indemnitee’s reasonable judgment a conflict of interest exists in respect of such claim, such Indemnitee will have the right to employ separate counsel to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel will be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party

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Claim, each Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof or if it does not expressly elect to assume the defense thereof (including the agreement by each Indemnifying Party to indemnify the Indemnitee as aforesaid). If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all developments relating to or in connection with such Third Party Claim (including, without limitation, providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, all the Indemnitees will reasonably cooperate with the Indemnifying Party in the defense thereof if requested by the Indemnifying Party (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).

      (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee’s prior written consent, provided that if the Indemnifying Party unconditionally and irrevocable acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee (pursuant to a release which is reasonably satisfactory to the Indemnitee) completely from all liability in connection with such Third Party Claim, provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other non-monetary relief affecting the Indemnitee or (y) that, in the reasonable opinion of the Indemnitee, would otherwise adversely affect the Indemnitee in any material respect. If each Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld).

      (d) Any claim on account of Damages which does not involve a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have demonstrated that it has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnitee prior to the expiration of a thirty (30) day period following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnitee under this Agreement, such claim specified by the Indemnitee in such notice will be conclusively deemed a liability of the Indemnifying Party under this Agreement and the Indemnifying Party shall pay the amount of Damages subject to such claim to the Indemnitee on demand or, in the case of any notice in which the amount of the Damages subject to such claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such Damages subject to such claim, as provided above, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations by the 90th day after notice of such claim was given to the Indemnifying Party, the Indemnifying Party and the Indemnitee will be free to pursue such remedies as may be available under this Agreement or Applicable Laws.

      (e) Certain Rights and Limitations. No monetary amount shall be payable out of the Escrow Fund or otherwise to any member of the Zimmer Group with respect to the indemnification of any claims pursuant to Section 8.1(a)(i)-(vi), until the aggregate amount of Damages actually incurred by the Zimmer Group with respect to such claims exceeds Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, in which event the Implex Shareholder Group shall be responsible for the full amount of all such Damages from the first dollar of such Damages. With respect to indemnification of the Zimmer Group for any claims pursuant to

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Section 8.1(a)(vii), the Implex Shareholder Group shall be responsible for the full amount of all such Damages from the first dollar of such Damages. In addition, notwithstanding anything to the contrary herein, the liability of the Implex Shareholder Group to indemnify the Zimmer Group hereunder shall not exceed the aggregate amount of Fifty Million Dollars ($50,000,000).

ARTICLE IX.

MISCELLANEOUS

      9.1.     Survival of Representations and Warranties.

      (a) The representations and warranties made by Implex shall survive the Closing until December 31, 2006; provided, however, that if, at any time prior to such date, Zimmer delivers to Implex a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Implex (and setting forth in reasonable detail the basis for such belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Article VIII based on such alleged inaccuracy or breach, the claim asserted in such notice shall survive the expiration date until such time as such claim is fully and finally resolved.

      (b) All representations and warranties made by Zimmer shall survive the Closing for eighteen (18) months from the Effective Date; provided, however, that if, at any time prior to such date, Implex delivers to Zimmer a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Zimmer (and setting forth in reasonable detail the basis for such belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Article VIII based on such alleged inaccuracy or breach, the claim asserted in such notice shall survive the expiration date until such time as such claim is fully and finally resolved.

      (c) This Section 9.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

      9.2.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Zimmer or Subcorp:

Zimmer Holdings, Inc.
P.O. Box 708
Warsaw, Indiana 46581-0708
Attention: David C. Dvorak
Telecopy No.: (574) 371-8033

with a copy to:

David C. Worrell, Esq.
Baker & Daniels
300 North Meridian Street
Indianapolis, Indiana 46204
Telecopy No.: (317) 237-1000

If to Implex:

Implex Corp.
80 Commerce Drive
Allendale, New Jersey 07041-1600
Attention: Alex Khowaylo, President
Telecopy No.: (201) 818-9430

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with a copy to:

John Kandravy, Esq.
Drinker Biddle & Reath LLP
500 Campus Drive
Florham Park, New Jersey 07932-1047
Telecopy No.: (973) 360-9831

      9.3.     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. When a reference is made in this Agreement to Implex, such reference shall be deemed to include any and all subsidiaries of Implex, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 4.12, 4.13, 4.16, 4.22, 4.23, 4.25, 4.26 and 4.27. For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with all such other events, changes or effects, has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial condition of such party and its subsidiaries (which in the case of Zimmer shall be limited to the Zimmer Subsidiaries) and affiliates taken as a whole; provided, however, that a Material Adverse Effect shall not include:

(a) with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries or affiliates directly or indirectly arising out of or attributable to any decrease in the market price of Zimmer Common Shares in the case of Zimmer (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party);

(b) with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries or affiliates directly or indirectly arising out of or attributable to conditions, events, or circumstances generally affecting the medical device industry;

(c) with respect to Implex any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of Implex or any of its subsidiaries directly or indirectly arising out of or attributable to the loss by Implex (and its subsidiaries) of any of its customers (including business of such customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers, suppliers or employees) due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement; and

(d) with respect to Zimmer any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of Zimmer or any of the Zimmer Subsidiaries directly or indirectly arising out of or attributable to the acquisition of Centerpulse AG.

For purposes of this Agreement, “knowledge” of a party shall mean the knowledge after reasonable inquiry of all executive officers, and in addition, with respect to Implex, the persons set forth in Section 5.3(e) to the Implex Disclosure Schedule.

      9.4.     Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

42

      9.5.     Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

      9.6.     Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

      9.7.     Governing Law. Except to the extent that the laws of the State of New Jersey are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. Except as otherwise provided herein, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Indiana.

      9.8.     Consent to Jurisdiction; Venue.

      (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Indiana and to the jurisdiction of the United States District Court for the Northern District of Indiana, for the purpose of any action or proceeding (other than any arbitration proceeding) arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court sitting in Indiana. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

      9.9.     Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled in the event of a breach by the other party, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

      9.10.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Zimmer may assign its rights to any of its subsidiaries or affiliates without the consent of Implex. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      9.11.     Expenses. Subject to the provisions of Sections 7.2 and 2.4(g), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

43

      IN WITNESS WHEREOF, Zimmer, Subcorp and Implex have signed this Agreement as of the date first written above.

ZIMMER HOLDINGS, INC.

By:	/s/ J. RAYMOND ELLIOTT

Name: J. Raymond Elliott
Title: Chairman, President, CEO

BEDROCK MERGER CORP.

By:	/s/ DAVID C. DVORAK

Name: David C. Dvorak
Title: President

IMPLEX CORP.

By:	/s/ ALEX KHOWAYLO

Name: Alex Khowaylo
Title: President and CEO

44

EXHIBIT A

SCHEDULE OF PERFORMANCE TARGETS FOR EARN OUT PAYMENTS

	Earn Out Period
				Earn Out
Product Category	Start	Finish	Base Period	Multiple

Category A	1/1/2003	12/31/2003	12 months preceding earnout period	1.38
	1/1/2004	12/31/2004	12 months preceding earnout period	1.20
Category B	1/1/2003	12/31/2003	12 months preceding earnout period	1.38
	1/1/2004	12/31/2004	12 months preceding earnout period	1.20
	1/1/2005	12/31/2005	12 months preceding earnout period	1.20
Category C (1)	10/1/2003	9/30/2004	12 months preceding earnout period	1.38
	10/1/2004	9/30/2005	12 months preceding earnout period	1.20
Category D	10/1/2003	9/30/2004	12 months preceding earnout period	1.38
	10/1/2004	9/30/2005	12 months preceding earnout period	1.20
	10/1/2005	9/30/2006	12 months preceding earnout period	1.20
Category E (2)	10/1/2003	9/30/2004	12 months preceding earnout period	1.75
(3)	10/1/2004	9/30/2005	12 months preceding earnout period	1.75
(4)	10/1/2005	9/30/2006	12 months preceding earnout period	1.75
Category F (5)	10/1/2003	9/30/2004	12 months preceding earnout period	1.38
	10/1/2004	9/30/2005	12 months preceding earnout period	1.20
	10/1/2005	3/31/2006	Prior year equivalent 6 month period	1.20

See pages A-2 and A-3 for Definitions and Notes

SCHEDULE OF PERFORMANCE TARGETS AND EARNOUT PAYMENTS

DEFINITIONS AND NOTES

Sales

      Sales defined as net sales by Zimmer, its subsidiaries and affiliates to their customers (excluding intercompany sales) recognized and computed in accordance with GAAP as consistently applied by Zimmer with respect to its other medical device products.

Category A Product

      All ProxiLock hip stems that have no Trabecular Metal features and any other hip stems incorporating any features claimed in patent nos. 5,593,451; 5,702,487; and 5,863,295, but excluding any future sales of Zimmer products sold on or before the Closing Date.

Category B Product

      All monoblock acetabular cups, except for those incorporating ceramic or metal as a bearing surface, that have any Trabecular Metal within the item construct.

Category C Product

      All monoblock tibias, modular tibias, glenoids, primary patellae, revision patellae, acetabular revision shells, acetabular revision augments, knee revision augments, knee revision cones, hip stems, custom/ RX products and all product items not included in the other Product Categories that have any Trabecular Metal within the item construct.

      (1) All hip stems that have any Trabecular Metal within the item construct that have a full market launch after 6/30/04 but prior to 6/30/05 shall have a minimum 12-month earnout period at a multiple of 1.2. “Full market launch” means the date on which commercially significant quantities of the product are available in the field for commercial sale to third parties in the U.S.; provided that prior to such date Zimmer has received marketing approval from the FDA. Zimmer shall give written notice to the Controlling Shareholders of such date.

Category D Product

      All monoblock acetabular cups using ceramic or metal as a bearing surface that have any Trabecular Metal within the item construct.

      All Sports Devices and/or soft tissue attachment devices that have any Trabecular Metal within the item construct.

      All TM Shapes, including shapes to “support weak bones,” osteotomy wedges, pins and rods, that have any Trabecular Metal within the item construct.

      All Avascular Necrosis (AVN) Devices that have any Trabecular Metal within the item construct.

      All Patello-Femoral Devices that have any Trabecular Metal within the item construct.

Category E Product

      All product items sold for use in spinal applications, including TM shapes, that have any Trabecular Metal within the item construct.

      (2) The spine product earnout start date will be 10/1/2003.

      (3) In addition to the defined spine earnout, a one-time premium payment at the end of the last earnout period will be made in an amount equal to fifty percent of four times the third 12-month period net sales less the cumulative spine payments previously made (i.e., $20 million plus the earnout payments).

      (4) In the event of an acquisition of Zimmer by Medtronic, Inc. at any time during the spine earnout period, a cash payment will be made after the final earnout payment equal to the amount by which the cumulative spine payments of $20 million plus the earnout payments plus the premium payment in note (3) are less than $80 million; provided, that, in no event, will such payment exceed $10 million.

Category F Product

      All modular acetabular cups that have any Trabecular Metal within the item construct.

      (5) The modular cup initial earnout start date will be 10/1/2003.

Notes

      (1) Computation pursuant to the table set forth above of the Earn-Out Payment for each Product Category for each Earn-Out Period shall equal the multiple of the Earn-Out Multiple for that Earn-Out Period times the excess of (i) the revenues derived by Zimmer and its subsidiaries and affiliates from sales of the products in such Product Category for that Earn-Out Period above (ii) the revenues derived by Zimmer and its subsidiaries and affiliates from sales of products in such Product Category for the applicable Base Period.

Example: Category A Earn-Out Period Ending 12/31/2003 Sales	$2,000,000
Category A Base Period Sales (12 months ending 12/31/02)	$1,000,000

Category A Earn-Out Multiple	1.38
Category A Component of Earn-Out Payment	$1,380,000

      (2) Any product will be counted only once for computing any Earn-Out Payment.

EXHIBIT B

LIST OF CONTROLLING SHAREHOLDERS

Oracle Strategic Partners, L.P.

Meridian Venture Partners
David S. Washburn

B-1

EXHIBIT C

FORM OF AFFILIATE LETTER

November      , 2003

Zimmer Holdings, Inc.

P.O. Box 708
Warsaw, Indiana 46581-0708

Gentlemen:

      The undersigned acknowledges that as of the date hereof the undersigned may be deemed to be an “affiliate” of Implex Corp., a New Jersey corporation (“Implex”), as the term “affiliate” is used in and for purposes of and paragraphs (c) and (d) of Rule 145 (“Rule 145”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger dated as of November      , 2003 (the “Agreement”), among Implex, Zimmer Holdings, Inc., a Delaware corporation (“Zimmer”), and Bedrock Merger Corp., a New Jersey corporation and a wholly-owned subsidiary of Zimmer (“Subcorp”), Subcorp will be merged with and into Implex (the “Merger”), all of the outstanding shares of capital stock of Implex (“Implex Stock”), will be converted into common shares, $0.01 par value, of Zimmer (“Zimmer Common Shares”). In, or as a result of, the Merger, the undersigned will receive Zimmer Common Shares in exchange for all of the shares of Implex Stock owned by the undersigned immediately prior to the time of the effectiveness of the Merger (the “Effective Time”).

      The undersigned acknowledges that if the undersigned is an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer Zimmer Common Shares beneficially owned by the undersigned as a result of the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale, assignment or transfer of such securities of Rule 144 and 145(d) promulgated under the Securities Act.

      The undersigned further acknowledges and agrees with Zimmer that the undersigned will not offer to sell, sell, transfer or otherwise dispose of any of the Zimmer Common Shares beneficially owned by the undersigned as a result of the Merger except (a) in compliance with the applicable provisions of Rule 145 or (b) pursuant to a registration statement under the Securities Act or (c) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Zimmer or as described in a “no-action” or interpretive letter from the Staff of the Commission, is not required to be registered under the Securities Act; provided, however, that, for so long as the undersigned holds any Zimmer Common Shares as to which the undersigned is subject to the limitations of Rule 145, Zimmer will use all commercially reasonable efforts to timely file all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder, as the same shall be in effect at the time, so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to Zimmer, and to that extent to make available to the undersigned the exemption afforded by Rule 145 with respect to the sale, transfer or other disposition of the Zimmer Common Shares.

      In the event of a sale or other disposition by the undersigned of Zimmer Common Shares pursuant to Rule 145(d)(1) during the period of time from the Effective Time through the first anniversary thereof (the “Restricted Period”), the undersigned will supply Zimmer with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Zimmer may instruct its transfer agent to withhold the transfer of any Zimmer Common Shares owned by the undersigned during the Restricted Period, but that upon receipt of such evidence of compliance or the availability of an exemption from registration under the Securities Act, the transfer agent shall effectuate the transfer of Zimmer Common Shares sold as indicated in the letter.

      The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Zimmer Common Shares received by the undersigned in the Merger or held by a transferee thereof. Any such legends will be removed by delivery of substitute certificates upon written request of the undersigned if at the time of making such request the undersigned would otherwise be permitted to dispose of the Zimmer Common Shares represented by such certificates pursuant to Rule 145(d)(2) or Rule 145(d)(3) or Zimmer has received an opinion in form and substance reasonably satisfactory to Zimmer from independent counsel reasonably satisfactory to Zimmer to the effect that such legends are no longer required for purposes of the Securities Act.

      The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Zimmer Common Shares and Implex Stock, and (ii) the receipt by Zimmer of this letter agreement is an inducement and a condition to Zimmer’s obligations to consummate the Merger. This letter agreement shall expire and be of no force or effect upon termination of the Agreement prior to the Effective Time.

Very truly yours,

[Name]

Accepted and agreed this

          day of                     , 2003

IMPLEX CORP.

By:

Name:

Title:

ANNEX I TO
EXHIBIT C

                    , 200

Zimmer Holdings, Inc.

P.O. Box 708
Warsaw, Indiana 46581-0708
Attention: Corporate Secretary

      On                     , 200     , the undersigned sold the securities (the “Securities”) of Zimmer Holdings, Inc. (“Zimmer”) described below in the space provided for that purpose. The Securities were acquired by the undersigned in connection with the merger of Bedrock Merger Corp. with and into Implex Corp.

      Based upon the most recent report or statement filed by Zimmer with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”).

      The undersigned hereby represents to Zimmer that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents to Zimmer that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Description of Securities sold:

EXHIBIT D

FORM OF SUPPORT AGREEMENT

November      , 2003

Zimmer Holdings, Inc.

P. O. Box 708
Warsaw, Indiana 46587-0708

      Re: Support Agreement

Dear Sirs:

      The undersigned understands that Zimmer Holdings, Inc. (“Zimmer”), Bedrock Merger Corp., a wholly-owned subsidiary of Zimmer (“Subcorp”), and Implex Corp. (“Implex”) are entering into an Agreement and Plan of Merger, dated the date hereof (the “Agreement”), providing for, among other things, a merger between Subcorp and Implex (the “Merger”) in which all of the outstanding shares of capital stock of Implex will be exchanged for common shares, $0.01 par value, of Zimmer.

      The undersigned is a shareholder of Implex (the “Shareholder”) and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby. Capitalized terms not defined in this letter agreement shall have the meaning assigned to them in the Agreement.

      The Shareholder confirms its agreement with you as follows:

1. The Shareholder represents, warrants and agrees that Schedule I annexed hereto sets forth all of the shares of the capital stock of Implex of which the Shareholder or any of its controlled affiliates set forth in Schedule I (its “Controlled Affiliates”; “controlled” and “affiliates” as defined under the Securities Exchange Act of 1934, as amended) is the record or beneficial owner (collectively, the “Shares”) and that the Shareholder and its Controlled Affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except for the Shares, neither the Shareholder nor any of its Controlled Affiliates own or hold any rights to acquire any additional shares of any class of the capital stock of Implex (other than pursuant to Implex options) or any interest therein or any voting rights with respect to any additional shares of capital stock of Implex.

2. The Shareholder agrees that all of the Shares beneficially owned by the Shareholder or its Controlled Affiliates (except shares subject to unexercised Implex options), or over which the Shareholder or any of its Controlled Affiliates has voting power or control, directly or indirectly (including any common shares of Implex acquired after the date hereof), at the record date for any meeting of Implex Shareholders called to consider and vote to approve the Merger and the Agreement and/or the transactions contemplated thereby will be voted by the Shareholder or its Controlled Affiliates in favor of the Merger and the Agreement and the transactions contemplated thereby. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The Shareholder shall deliver to Zimmer upon request a limited proxy substantially in the form attached hereto as Annex A, which proxy shall be irrevocable and coupled with an interest (but subject to termination in the event this letter agreement is terminated), with the total number of such Shareholder’s Shares correctly indicated thereon. The Shareholder shall also use all commercially reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things reasonably necessary or advisable in order to comply with the terms of this letter agreement.

3. After the date hereof, the Shareholder agrees that the obligations under this letter agreement may not be avoided by the Shareholder or any of its subsidiaries by depositing any Shares in a voting trust or otherwise transferring any voting interest in any Shares, by agreement or otherwise, except for transfers subject to the terms of this letter agreement, and any such Shares shall be voted in compliance with the terms of this letter agreement.

4. The Shareholder agrees that, during the term of this letter agreement, it will not, and will not permit any company, trust or other entity under Shareholders’ control to, and will not permit any of its Controlled Affiliates to, directly or indirectly (including through its directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Implex, or acquisition of any capital stock (other than upon exercise of Implex options which are outstanding as of the date hereof) or a material amount of the assets of Implex and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Implex of any material assets or capital stock of any other person (other than acquisitions of capital stock or assets of any other person that are not, individually or in the aggregate, material to Implex and its subsidiaries, taken as a whole), or any combination of the foregoing (a “Competing Transaction”), or negotiate, explore or otherwise engage in discussions with any person (other than Zimmer, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall prevent the Shareholder from taking any action, after having notified Zimmer thereof, or omitting to take any action solely as a member of the Board of Directors of Implex permitted under the Agreement or required so as not to violate such Shareholder’s fiduciary obligations as a Director after consultation with outside counsel.

5. The Shareholder agrees that in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of stock of Implex or any Implex subsidiary on, of or affecting the Shares of such Shareholder, (b) such Shareholder purchases or otherwise acquires beneficial ownership of any shares of capital stock of Implex or any Implex subsidiary after the execution of this letter agreement (including by conversion), or (c) such Shareholder voluntarily acquires the right to vote or share in the voting of any shares of capital stock of Implex or any Implex subsidiary other than the Shares (collectively, “New Shares”), such Shareholder shall deliver promptly to Zimmer upon request an irrevocable proxy substantially in the form attached hereto as Annex A (but subject to termination in the event this letter agreement is terminated) with respect to such New Shares. The Shareholder also agrees that any New Shares acquired or purchased by him shall be subject to the terms of this Agreement and shall constitute Shares to the same extent as if they were owned by such Shareholder on the date hereof.

6. The Shareholder shall execute and deliver on a timely basis a letter agreement substantially in the form of Exhibit C to the Merger Agreement, when and if requested by you prior to the Effective Time.

7. The Shareholder has all necessary power and authority to enter into this letter agreement. This letter agreement is the legal, valid and binding agreement of the Shareholder, and is enforceable against the Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles.

8. The Shareholder agrees that damages are an inadequate remedy for the breach by Shareholder of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agreements herein.

9. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this letter agreement, this letter agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in any state or federal court sitting in Delaware.

10. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this letter agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court sitting in Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating hereto, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

11. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Shareholder, such as an executor or heir) shall be bound by the terms hereof, and the Shareholder shall take any and all actions necessary to obtain and deliver to Zimmer the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

12. This letter agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all prior agreements, understandings or representations among the parties written or oral, with respect to the subject matter hereof.

13. This letter agreement, and the proxy described in Section 2 hereof, shall automatically terminate and be of no further force and effect upon the earlier of (i) the date on which the Agreement is terminated or (ii) the Effective Time.

      Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

Very truly yours,

By:

Confirmed on the date

first above written.

ZIMMER HOLDINGS, INC.

By:

SCHEDULE I

STOCK OWNERSHIP

Owned Beneficially (excluding Implex options)

      Preferred Stock (indicate class)

      Common Stock

Owned of Record

      Preferred Stock (indicate class)

      Common Stock

CONTROLLED AFFILIATES

ANNEX A

LIMITED IRREVOCABLE APPOINTMENT OF PROXY

      The undersigned shareholder (the “Shareholder”) of Implex Corp. (“Implex”) has executed a Support Agreement (the “Support Agreement”), dated November      , 2003, between the Shareholder and Zimmer Holdings, Inc. (“Zimmer”). The Voting Agreement relates to the Agreement and Plan of Merger, dated the same date, among Zimmer, Bedrock Merger Corp. (“Subcorp”) and Implex (the “Merger Agreement”). The Merger Agreement provides for, among other things, the merger of Subcorp with and into Implex (the “Merger”).

      As security for the Shareholder’s obligations under the Support Agreement, the Shareholder hereby irrevocably constitutes and appoints Zimmer as his, her or its attorney and proxy in accordance with the provisions of Section 14A:5-19 of the New Jersey Business Corporation Act (“BCA”), with full power of substitution and resubstitution: to cause all of the common shares of Implex that the Shareholder would be entitled to vote (the “Shares”) if personally present to be counted as present at any meeting of Implex Shareholders called to consider and vote to approve the Merger and the Merger Agreement and/or the transactions contemplated thereby; and to vote his, her or its Shares at any such meeting, however called, or execute consents in respect of his, her or its Shares, in favor of the Merger and the Merger Agreement and the transactions contemplated thereby. THIS APPOINTMENT OF PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST WITHIN THE MEANING OF SECTION 14A:5-19 OF THE BCA. The Shareholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he, she or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted (and if granted, shall not be effective) by the Shareholder with respect thereto, other than for the sole purpose of voting Shares as contemplated by the Support Agreement.

      Schedule I annexed hereto sets forth the correct total number of the Shares.

      The appointment made hereby shall automatically terminate and be of no further force and effect upon the termination of the Support Agreement, without regard to whether such termination should occur more than eleven (11) months after the date hereof.

Shareholder Signature

Dated: November      , 2003

EXHIBIT E

FORM OF OPINION OF COUNSEL TO ZIMMER AND SUBCORP

      Counsel to Zimmer and Subcorp shall provide an opinion, in form reasonably acceptable to Implex and its counsel, with respect to the following matters:

1. The due incorporation and good standing of Zimmer under the laws of the States of Delaware, the due incorporation and good standing of Subcorp under the laws of the State of New Jersey, and their respective power and authority to own and operate their properties and to carry on their businesses as now conducted, to enter into the Agreement, and to consummate the Transactions.

2. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by each of Zimmer and Subcorp to authorize the execution, delivery and performance of the Agreement by each of Zimmer and Subcorp, the due execution and delivery of the Agreement by each of Zimmer and Subcorp, and the nature of the Agreement as a valid and binding obligation of each of Zimmer and Subcorp, enforceable against them in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally from time to time in effect, equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

3. The execution of the Agreement by each of Zimmer and Subcorp, and the consummation of the Merger and the other Transactions, do not violate or cause a default under either Zimmer’s or Subcorp’s Certificate of Incorporation or Bylaws, or, to the knowledge of such counsel, any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon Zimmer or Subcorp, which would have a material and adverse effect on the ability of either Zimmer or Subcorp to consummate the Transactions.

4. To the knowledge of such counsel, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality of the United States or the State of Delaware required to be obtained or made by Zimmer or Subcorp in connection with the execution and delivery of the Agreement or the consummation of the Transactions.

5. To the knowledge of such counsel, the nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting either Zimmer or Subcorp which, if adversely determined, would have a material adverse effect upon Zimmer’s or Subcorp’s properties or assets or upon Zimmer’s or Subcorp’s ability to consummate the Transactions.

6. The due authorization and issuance of the Zimmer Common Shares to be issued in accordance with the Agreement and that, when issued as contemplated by the Agreement, the Zimmer Common Shares will be fully paid and non-assessable.

E-1

EXHIBIT F

FORM OF OPINION OF COUNSEL TO IMPLEX

      Counsel to the Implex shall provide an opinion, in form reasonably acceptable to Zimmer and its counsel, with respect to the following matters:

1. The due incorporation and good standing of Implex under the laws of the State of New Jersey, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, and to consummate the Transactions.

2. To the knowledge of such counsel, with respect to Implex, (i) the number of authorized, issued and outstanding shares of capital stock of Implex on the Closing Date, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity security of Implex, except as disclosed in the Agreement, (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Implex, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights.

3. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Implex to authorize the execution, delivery and performance of the Agreement by Implex, the due execution and delivery of the Agreement by Implex, and the nature of the Agreement as a valid and binding obligation of Implex, enforceable against it in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally from time to time in effect, equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

4. The execution of the Agreement by Implex, and the consummation of the Merger and the other Transactions, do not violate or cause a default under Implex’s Certificate of Incorporation or Bylaws, or any statute, regulation or rule or, to the knowledge of such counsel, any judgment, order or decree against or any material agreement binding upon Implex, which would have a material and adverse effect on the business of the Implex, taken as a whole.

5. To the knowledge of such counsel, the receipt of all required consents, approvals (including the requisite approval of the shareholders of Implex), orders or authorizations of, or registrations, declarations or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality of the United States or the State of New Jersey required to be obtained or made by Implex in connection with the execution and delivery of the Agreement or the consummation of the Transactions.

6. To the knowledge of such counsel, the nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting Implex which, if adversely determined, would have a material adverse effect upon Implex’s properties or assets or upon Implex’s ability to consummate the Transactions.

F-1

EXHIBIT G

FORM OF ESCROW AGREEMENT

      This Escrow Agreement (“Agreement”) is made and entered into as of                     , 2004, by and among: Zimmer Holdings, Inc., a Delaware corporation (“Zimmer”); the undersigned shareholders of Implex (the “Controlling Shareholders”); and The Bank of New York (“Escrow Agent”).

Recitals

      A. Zimmer, Bedrock Merger Corp, a New Jersey corporation (“Merger Sub”) and Implex Corp., a New Jersey corporation (“Implex”), have entered into an Agreement and Plan of Merger, dated as of November      , 2003 (the “Merger Agreement”), pursuant to which Merger Sub will merge into Implex (the “Merger”) and the Implex Securities Holders will have the right to receive shares of common stock of Zimmer (“Zimmer Common Shares”) and certain earn-out payments through 2006.

      B. The Merger Agreement contemplates the establishment of an escrow arrangement to secure the indemnification and other obligations of the Implex Securities Holders under the Merger Agreement.

      C. The Implex Securities Holders have irrevocably appointed and authorized the Controlling Shareholders to act as their attorneys-in-fact for among other things, to execute and deliver this Agreement and all matters set forth in the Merger Agreement.

      D. The Escrow Agent has agreed to accept appointment as the escrow agent for the escrow arrangement.

Agreement

      The parties, intending to be legally bound, agree as follows:

      1.     Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement, a copy of which is attached hereto.

      2.     Escrow and Indemnification.

(a) Appointment of Escrow Agent. Zimmer and the Controlling Shareholders hereby appoint Escrow Agent as the escrow agent for the purposes of this Agreement and Escrow Agent accepts such appointment.

(b) Cash Deposits Placed in Escrow. At the Effective Time, Zimmer shall deposit cash in an amount equal to 10% of the Final Cash Value to be held in escrow in accordance with this Agreement. The initial deposit, and any interest or other income earned on any of the foregoing income thereon, shall constitute an escrow fund (the “Escrow Fund”) with respect to the indemnification obligations of Implex under the Merger Agreement.

(c) Escrow Fund/ Escrow Period. The Escrow Agent shall hold the Escrow Fund in a separate and distinct account (the “Escrow Account”) for eighteen (18) months from the Closing Date (the “Escrow Period”), and shall not distribute or release any of the Escrow Fund except in accordance with the express terms and conditions of this Agreement.

(d) Transferability. The interests of the Implex Securities Holders in the Escrow Fund shall not be assignable or transferable, other than by operation of law (including the designation of the Controlling Shareholders as their agent for the purposes described herein) or Section 9(e) of this Agreement. No transfer of any of such interests, including by operation of law, shall be recognized or given effect until Zimmer and Escrow Agent shall have received written notice of such transfer.

      3.     Investment of Escrow Fund. The Controlling Shareholders shall jointly designate in writing how the Escrow Fund shall be invested from time to time. Such investments shall be limited to (i) direct obligations of the United States Government (or agencies or instrumentalities thereof) or in money market funds which are invested in such direct obligations listed above, made available through the Escrow Agent’s Trust Department, or (ii) certificates of deposit, time deposits or other interest-bearing deposits of commercial banks having total capital and surplus of at least $250,000,000 and insured by the FDIC, or (iii) commercial paper issued by any corporation organized and existing under the laws of the United States of America or any state thereof, which at the time of purchase has been rated not less than “A1” if rated by Standard and Poor’s Corporation or “P-1” if rated by Moody’s Investors Services (collectively, “Permitted Investments”). In the absence of a writing designating how the funds shall be invested, Escrow Agent is directed to invest the funds in JPM Morgan Institutional Prime Money Market Fund #350. All income shall be accumulated by Escrow Agent and added to the Escrow Fund. None of Escrow Agent, Zimmer, the Controlling Shareholders or the Implex Securities Holders shall have any duty or responsibility to replenish the Escrow Fund in the event of any losses.

      4.     Administration of Escrow Account. Except as otherwise provided herein, Escrow Agent shall administer the Escrow Account as follows:

(a) If Zimmer has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under the Merger Agreement, Zimmer may deliver a claim notice (a “Claim Notice”) to each of the Controlling Shareholders and Escrow Agent. Each Claim Notice shall state that Zimmer believes that it is entitled to indemnification, compensation or reimbursement under the Merger Agreement and contain in reasonable detail a brief description of the circumstances supporting Zimmer’s belief that it is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary good faith estimate of the amount of Damages Zimmer claims to have so incurred or suffered (the “Claimed Amount”).

(b) Within 30 days after receipt by Escrow Agent of a Claim Notice, the Controlling Shareholders may deliver to the Escrow Agent a written response (the “Response Notice”) in which the Controlling Shareholders: (i) agree that a portion of the Escrow Fund having a value equal to the full Claimed Amount may be released from the Escrow Fund to Zimmer; (ii) agree that a portion of the Escrow Fund having a value equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Fund to Zimmer; or (iii) indicate that no part of the Claimed Amount may be released from the Escrow Fund to Zimmer. Any part of the Claimed Amount that is not to be released to Zimmer shall be the “Contested Amount.” If a Response Notice is not received by Escrow Agent within such 30-day period, then the Controlling Shareholders shall be deemed to have agreed that a portion of the Escrow Fund having a value equal to the full Claimed Amount may be released to Zimmer from the Escrow Fund.

(c) If the Controlling Shareholders deliver a Response Notice agreeing that a portion of the Escrow Fund having a value equal to the full Claimed Amount may be released to Zimmer, or if the Controlling Shareholders do not deliver a Response Notice in accordance with Section 4(b), Escrow Agent shall promptly following the receipt of the Response Notice (or, if the Controlling Shareholders have not delivered a Response Notice, promptly following the expiration of the 30-day period referred to in Section 4(b)), deliver to Zimmer a portion of the Escrow Fund having a value equal to the Claimed Amount.

(d) If the Controlling Shareholders deliver a Response Notice agreeing that a portion of the Escrow Fund having a value equal to part, but not all, of the Claimed Amount may be released to Zimmer, Escrow Agent shall promptly following the receipt of the Response Notice deliver to Zimmer a portion of the Escrow Fund having a value equal to the Agreed Amount.

(e) If the Controlling Shareholders deliver a Response Notice indicating that there is a Contested Amount, the Controlling Shareholders and Zimmer shall attempt in good faith to resolve the dispute related to the Contested Amount. If Zimmer and the Controlling Shareholders shall resolve such dispute, such resolution shall be binding on both the Implex Securities Holders and Zimmer and a settlement agreement shall be signed by Zimmer and the Controlling Shareholders and sent to Escrow Agent, who shall, upon receipt thereof, release all or a portion of the Escrow Fund in accordance with such agreement.

(f) If the Controlling Shareholders and Zimmer are unable to resolve the dispute relating to any Contested Amount within 30 days after the delivery of the Response Notice, then the claim described in the Claim Notice may be settled by arbitration in accordance with Sections 2.4(g) and 8.3(c) the Merger Agreement.

(g) Escrow Agent shall release all or a portion of the Escrow Fund in connection with any Contested Amount promptly after the delivery to it of: (i) a copy of a settlement agreement executed by Zimmer and the Controlling Shareholders setting forth instructions to Escrow Agent as to the portion of the Escrow Fund to be released with respect to such Contested Amount; or (ii) a copy of the award of the arbitrators referred to and as provided in Section 4(f) setting forth instructions to Escrow Agent as to the portion of the Escrow Fund, if any, to be released with respect to such Contested Amount.

      5.     Release of Escrow Fund. Whenever a distribution is to be made to the Implex Securities Holders, distributions shall be made to the address of each Implex Securities Holder as it appeared on the stock transfer books of Implex as of the Effective Time or on the Convertible Securities Schedule unless another address has been furnished in writing by an Implex Securities Holder to the Exchange Agent. As promptly as practicable after the expiration of the Escrow Period, Escrow Agent shall distribute or cause the Exchange Agent to distribute to each holder of record of a Certificate immediately preceding the Effective Time and to each Convertible Securities Holder as of the Effective Time cash, if any, then remaining in the Escrow Fund equal to its pro rata share of all the outstanding Implex Stock and Implex Convertible Securities immediately prior to the Effective Time, less each Implex Securities Holder’s pro rata share of (i) the Claimed Amount or Contested Amount with respect to all claims that have not been resolved as of the expiration of the Escrow Period and (ii) any unpaid Payment Requests (or portions thereof) submitted to the Escrow Agent by Zimmer on behalf of the Controlling Shareholders. In the event an arbitration pursuant to Section 4(f) has not been commenced with respect to any such unresolved claim within ninety (90) days of the expiration of the Escrow Period, any portion of the Escrow Fund retained by the Escrow Agent in respect of such unresolved claim shall be distributed and released to the Implex Securities Holders as provided above equal to such Implex Securities Holder’s pro rata portion of the Escrow Fund; provided, however, that notwithstanding the foregoing, if, prior to the expiration of the Escrow Period, Zimmer has given a Claim Notice containing a claim that has not been resolved prior to the expiration of the Escrow Period in accordance with Section 4, Escrow Agent shall retain after the Escrow Period, a portion of the Escrow Fund having a value equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims that have not then been resolved. The Escrow Agent shall pay first from the Escrow Fund any Payment Requests submitted above in accordance with the payment instructions therein prior to releasing the balance of the Escrow Fund to be distributed to the Implex Securities Holders in accordance with this Agreement.

      6.     Concerning Escrow Agent. To induce Escrow Agent to act hereunder it is further agreed by the parties that:

(a) The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the parties hereto, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from Zimmer or the Controlling Shareholders or any entity acting on their behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b) This Agreement is for the exclusive benefit of the parties hereto and their respective successors and assigns hereunder, if any, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

(c) If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Fund (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of property in the Escrow Fund), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(d) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from Zimmer or the Controlling Shareholders or any entity acting on their behalf, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Fund, valued as of the date of deposit.

(e) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Escrow Fund and may sell, convey or otherwise dispose of any portion of the Escrow Fund for such purpose.

(f) As security for the due and punctual performance of any and all of parties’ obligations to Escrow Agent hereunder, now or hereafter arising, Zimmer and the Controlling Shareholders, individually and collectively, hereby pledge, assign and grant to Escrow Agent a continuing security interest in, and a lien on, the Escrow Fund and all distributions thereon or additions thereto (whether such additions are the result of deposits by Zimmer or the investment of cash). The security interest of Escrow Agent shall at all times be valid, perfected and enforceable by Escrow Agent against Zimmer and the Controlling Shareholders and all third parties in accordance with the terms of this Escrow Agreement.

(g) Escrow Agent may consult with legal counsel as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(h) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(i) Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

(j) Escrow Agent shall provide to Zimmer and the Controlling Shareholders quarterly statements identifying transactions, transfers or holdings with respect to the Escrow Fund and each such statement shall be deemed to be correct and final upon receipt thereof by Zimmer and the Controlling Shareholders unless Escrow Agent is notified in writing to the contrary within 30 business days of the date of such statement.

(k) Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(l) Zimmer and the Controlling Shareholders, jointly and severally, shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including, but not limited to, Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part); provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct. Zimmer, on the one hand and the Controlling Shareholders on the other, shall have a right of contribution against the other for one-half of any such Losses paid by such party to the Escrow Agent.

(m) (i) Zimmer and the Controlling Shareholders may jointly remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by Zimmer and the Controlling Shareholders. Escrow Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof.

(ii) Within fifteen (15) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, Zimmer and the Controlling Shareholders shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 15-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, Zimmer and the Controlling Shareholders. Notwithstanding the foregoing, the resignation or removal of the Escrow Agent shall not take effect until the Escrow Agent receives a designation of successor Escrow Agent. Escrow Agent’s sole responsibility during any such period shall be to safe keep the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by Zimmer and the Controlling Shareholders or a final non-appealable order of a court of competent jurisdiction. Zimmer, on the one hand, and the Controlling Shareholders on the other hand, shall have a right of contribution against the other party for one-half of any such costs and expenses reimbursed to the Escrow Agent.

(iii) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Fund then held hereunder to the successor Escrow Agent, less Escrow Agent’s fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Fund (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(iv) Upon delivery of the Escrow Fund to the successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

(n) (i) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Fund, unless Escrow Agent receives written instructions, signed by each of Zimmer and the Controlling Shareholders, which eliminates such ambiguity or uncertainty.

(ii) In the event of any dispute between or conflicting claims by or among Zimmer and the Controlling Shareholders and/or any other person or entity with respect to the Escrow Fund, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to the Escrow Fund so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to either Zimmer or the Controlling Shareholders for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (A) such conflicting or adverse claims or demands shall have been determined by a final order, judgment, award or decree of a court of competent jurisdiction or arbitral tribunal, which order, judgment, award or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or

(B) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, Zimmer and the Controlling Shareholders.

      7.     Termination. This Agreement shall terminate upon the expiration of the Escrow Period or, if earlier, upon the release by Escrow Agent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if Escrow Agent has received from Zimmer a Claim Notice setting forth a claim that has not been resolved by the termination date then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Fund released in accordance with this Agreement.

      8.     Compensation.

      (a) At the time of execution of this Escrow Agreement, Zimmer shall pay Escrow Agent an acceptance fee of $1,500. In addition, Zimmer shall pay Escrow Agent an annual fee of $6,000, payable upon execution of this Agreement and thereafter on each anniversary date of this Agreement. The annual fee shall not be pro-rated for any portion of a year.

      (b) Zimmer shall pay all activity charges as per Escrow Agent’s current fee schedule.

      (c) Zimmer and the Controlling Shareholders shall be jointly and severally responsible for and shall reimburse Escrow Agent upon demand for all other expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement. Zimmer, on the one hand, and the Controlling Shareholders, on the other hand, shall have a right of contribution against the other party for one-half of any such expenses, disbursements and advances paid to the Escrow Agent.

      9.     Miscellaneous.

      (a) Notice. Notices, instructions or other communications shall be in writing and shall be given to the address set forth below (or to such other address as may be substituted therefor by written notification to Escrow Agent or ):

If to Zimmer, to:

Zimmer Holdings, Inc.
P.O. Box 708
Warsaw, Indiana 46581-0708
Attention: David C. Dvorak

If to Controlling Shareholders, to:

Oracle Strategic Partners, L.P.
c/o Mr. Joel Liffman
200 Greenwich Avenue, 3rd Floor
Greenwich, Connecticut 06830

Meridian Venture Partners
c/o Mr. Thomas Penn
201 King of Prussia Road
Wayne, Pennsylvania 19087

Mr. David S. Washburn
52 Marcia Road
Ringwood, New Jersey 07456

If to Escrow Agent, to:

The Bank of New York
Corporate Trust Administration Division
101 Barclay Street
8th Floor West
New York, New York 10286
Attention: Insurance Trust and Escrow Unit

Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the other parties hereto or by a person or persons authorized by such parties. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business. Any notices required to be given by the Controlling Shareholders must be signed by at least two (2) Controlling Shareholders to be effective.

      (b) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      (c) Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      (d) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

      (e) Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Implex Securities Holder may assign such Implex Securities Holder’s rights under this Agreement without the express prior written consent of Zimmer; provided, however, that upon the death of an Implex Securities Holder, such Implex Securities Holder’s rights under this Agreement shall be transferred to the person(s) who receive such Implex Securities Holder’s Zimmer Common Shares under the laws of descent and distribution. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their permitted successors and assigns. This Agreement shall inure to the benefit of: the Implex Securities Holders, Zimmer, Escrow Agent and their respective successors and assigns, if any, of the foregoing.

      (f) Waiver. No failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      (g) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto; provided, however, that any amendment duly executed and delivered by the Controlling Shareholders shall be deemed to have been duly executed and delivered by each of the Implex Securities Holder.

      (h) Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      (i) Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any person other than the parties hereto and their respective successors and assigns, if any.

      (j) Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

      (k) Construction.

      (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

      (ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

[SIGNATURES ON NEXT PAGE]

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ZIMMER HOLDINGS, INC.

By:

Name:

Title:

CONTROLLING SHAREHOLDERS:

ORACLE STRATEGIC PARTNERS, L.P.

By:

Name: Joel Liffman
Title:

MERIDIAN VENTURE PARTNERS

By:

Name: Thomas Penn
Title:

David S. Washburn

THE BANK OF NEW YORK, AS ESCROW AGENT

By:

Name:

Title:

EXHIBIT H

FORM OF CONVERTIBLE SECURITIES TERMINATION AGREEMENT

      AGREEMENT dated the      day of                     , 2003 between Implex Corp., a New Jersey corporation (hereafter referred to as “Implex”), and                     (hereafter referred to as “I”).

      Implex and I hereby agree as follows:

1. I am the owner of the following outstanding options and/or warrants issued to me by Implex (collectively, the “Implex Convertible Securities”) to purchase shares of Implex Common Stock, no par value (“Implex Common Stock”), and/or shares of Implex Series B Mandatory Redeemable Convertible Preferred Stock, no par value (“Implex Series B Preferred” and together with the Implex Common Stock, “Implex Stock”) (check appropriate box(es) and complete blanks):

☐	Options to purchase shares of Implex Common Stock for $3.50 per share and shares of Implex Common Stock for $4.00 per share.
☐	Warrants to purchase shares of Implex Common Stock for $3.50 per share and shares of Implex Common Stock for $4.00 per share.
☐	Warrants to purchase shares of Implex Series B Preferred for $.01 per share.

2. In connection with the merger (the “Merger”) of Bedrock Merger Corp., a New Jersey corporation and a wholly-owned subsidiary (“Subcorp”) of Zimmer Holdings, Inc., a Delaware corporation (“Zimmer”), with and into Implex, pursuant to an Agreement and Plan of Merger dated November , 2003 by and among Zimmer, Subcorp and Implex (the “Merger Agreement”) pursuant to which each share of Implex Stock (as defined in Section 4.4 of the Merger Agreement) and each of the Implex Conversion Shares (as defined in Section 2.2(c) of the Merger Agreement) outstanding at the Effective Time (as defined in Section 1.2 of the Merger Agreement) will be converted into and represent the right to receive certain shares of Zimmer Common Stock, $0.01 par value (“Zimmer Common Stock”) as the Initial Payment (as defined in the Merger Agreement) and the right to receive certain additional shares of Zimmer Common Stock as Earn-Out Payments (as defined in Section 2.4(a) of the Merger Agreement), if any, I hereby state that I do not intend to exercise my rights pursuant to my Implex Convertible Securities to acquire shares of Implex Stock prior to the Effective Time and, in lieu of such exercise, I hereby elect to receive as the Initial Payment for my Implex Convertible Securities the number of shares of Zimmer Common Stock determined on a cashless exercise basis in accordance with Section 2.2(d) of the Merger Agreement in exchange for the termination and cancellation of all outstanding Implex Convertible Securities held by me. I understand that 10 percent of such Initial Payment will be deposited for a period of 18 months with an Escrow Agent for the satisfaction of indemnity claims or any other payment obligations of Implex pursuant to the Merger Agreement and to the extent not used for such purposes will be disbursed. I further understand that I also will have the right in the future to receive for my Implex Convertible Securities an additional number of shares of Zimmer Common Stock determined in accordance with Section 2.5(f) of the Merger Agreement with respect to Earn-Out Payments, if any, in accordance with the terms and conditions of Section 2.4 of the Merger Agreement. I acknowledge and agree that, at the Effective Time, the Implex Convertible Securities held by me will be cancelled and terminated and I will have no further rights to acquire any stock, cash or other property pursuant to such Implex Convertible Securities.

3. I acknowledge that, in connection with this Agreement, I have received a copy of the Proxy Statement distributed to shareholders of Implex in connection with the Merger, which Proxy Statement describes the Merger Agreement and the Merger, including the treatment of the Implex Convertible Securities, and which includes a Prospectus relating to the Zimmer Common Stock.

4. I understand that this Agreement cannot be revoked by me.

H-1

5. I understand that the election herein, the receipt of Zimmer Common Stock and termination and cancellation of the Implex Convertible Securities are contingent upon the consummation of the Merger. In the event that the Merger is not consummated, the Implex Convertible Securities will be reinstated.

6. I understand that this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its conflict of laws rules. I further understand that all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in New Jersey.

Dated: ------------------------------ , 2003
(Signature)

(Print name)

Accepted and Agreed:

IMPLEX CORP.

By:

Title:

H-2

SCHEDULE I

      1. Any Damages incurred after the Effective Time in connection with the validation (including full IQ/ PQ/ OQ) of Implex’s manufacturing operations in accordance with FDA regulations in effect at the Effective Time.

      2. Any Damages (including settlements) incurred prior to the Effective Time arising out of any patent infringement claims asserted by Johnson & Johnson, as more fully described in Schedule 4.10 to the Implex Disclosure Schedule.

      3. Any Damages incurred after the Effective Time in connection with complying with HIPAA regulations in effect at the Effective Time.

      4. Any Damages, charge, valuation or accounting adjustment incurred after the Effective Time with respect to any Implex consigned inventory in Europe at the Effective Time.

      5. Any Damages incurred with respect to any tax obligations of Implex to international tax authorities for any time period prior to the Effective Time.

      6. Any fee payable to Morgan Stanley Co. Incorporated pursuant to the letter agreement with Implex dated September 8, 2002 in excess of $2,750,000 which, for purposes of Section 8.1 of the Merger Agreement, shall be deemed to constitute Damages actually incurred by Zimmer.

ANNEX B

(MORGAN STANLEY LETTERHEAD)

21 November 2003

Board of Directors

Implex Corporation
80 Commerce Drive
Allendale, NY 07401-1600

      RE: Fairness Opinion

Members of the Board:

      We understand that Zimmer Holdings, Inc. (“Zimmer”), Bedrock Merger Corp., a wholly-owned subsidiary of Zimmer (“Subcorp”), and Implex Corp. (“Implex” or the “Company”) have entered into an Agreement and Plan of Merger (the “Agreement”) as of the 21st day of November, 2003, which provides, among other things, for the merger of Subcorp with and into Implex with Implex as the surviving corporation (the “Merger”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Zimmer, and each share of Implex Stock and each of the Implex Conversion Shares, other than shares held in treasury, outstanding at the Effective Time will be converted into the right to receive in the aggregate a certain number of shares of Zimmer Common Shares, having an initial value of $107,825,000 (the “Initial Consideration”), each determined pursuant to certain formulas set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. In addition, pursuant to the Merger, the Implex Securities Holders may receive additional consideration in the form of Earn-Out Payments, on terms and conditions set forth in the Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

      You have asked for our opinion as to whether the Initial Consideration and the Earn-Out Payments to be received by the Implex Securities Holders in the aggregate pursuant to the Agreement is fair from a financial point of view to such Implex Securities Holders.

      For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial information concerning Zimmer and internal financial statements and other business, financial and operating data concerning the Company, prepared by the management of the Company;

(ii) reviewed certain financial forecasts prepared by the management of the Company and certain projected sales information prepared by the management of Zimmer;

(iii) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of the Company;

(iv) compared the financial performance of the Company with that of certain other comparable publicly-traded companies and their securities;

(v) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(vi) participated in discussions and negotiations among representatives of the Company and Zimmer and their financial and legal advisors;

(vii) reviewed the Agreement, the form of Convertible Securities Termination Agreement to be executed between Implex and Convertible Securities Holders, and certain related documents; and

(viii) performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and Zimmer for the purposes of this

(MORGAN STANLEY LETTERHEAD)
Implex Corporation
80 Commerce Drive
Allendale, NY 07401-1600

opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement, including among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Pursuant to the agreement dated August 23, 2000, between Implex and Zimmer, Implex is precluded from discussing an acquisition of Implex with parties other than Zimmer. Therefore, in arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company or any of its assets. In addition, this opinion does not address the relative fairness of the consideration to be received by holders of different classes of Implex capital stock.

      We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except to be included in its entirely in any filing made by the Company or Zimmer in respect of the transaction with the Securities and Exchange Commission or for the benefit of Implex Securities Holders. In addition, Morgan Stanley expresses no opinion or recommendation as to how the Implex Securities Holders should vote at the shareholder’s meeting held in connection with the Merger.

      Based on and subject to the foregoing, we are of the opinion on the date hereof that the Initial Consideration and the Earn-Out Payments to be received by the Implex Securities Holders pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ T. SANDS THOMPSON

T. Sands Thompson
Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification Of Directors And Officers.

      Section 145 of the DGCL, Article X of Zimmer’s restated certificate of incorporation and indemnification agreements entered into by Zimmer with its directors provide for the exculpation of directors and the indemnification of officers, directors, employees and agents under certain circumstances.

      Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

      A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

      Set forth below is Article X of Zimmer’s restated certificate of incorporation pertaining to: the exculpation of directors; the indemnification of officers, directors, employees and agents; and insurance.

      SECTION 10.01.     Limited Liability of Directors. A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Section 10.01 shall eliminate or reduce the effect of this Section 10.01 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 10.01 would accrue or arise, prior to such amendment or repeal.

      SECTION 10.02.

      (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a proceeding), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in compliance with the standard of conduct set forth in Section 145 (or any successor provision) of the DGCL and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that, except as provided in paragraph

(b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. The corporation shall pay the expenses incurred in defending any such proceeding in advance of its final disposition with any advance payments to be paid by the corporation within twenty (20) calendar days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 10.02 or otherwise. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to have the corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

      (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 10.02 is not paid in full by the corporation within thirty (30) calendar days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10.02 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the restated certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of this article shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

      (d) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

      In addition, Zimmer has also purchased liability insurance policies covering certain directors and officers of Zimmer.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits.

2	Agreement and Plan of Merger among Zimmer Holdings, Inc. Bedrock Merger Corp. and Implex Corp. (included as Annex A in the prospectus/proxy statement included as part of this Registration Statement)
3.1	Restated Certificate of Incorporation of Zimmer Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K dated November 13, 2001)
3.2	Certificate of Designations of Series A Participating Cumulative Preferred Stock of Zimmer Holdings, Inc., dated as of August 6, 2001 (incorporated herein by reference to Exhibit 3.2 to Current Report on Form 8-K dated November 13, 2001)
3.3	Restated By-laws of Zimmer Holdings, Inc., as amended (incorporated herein by reference to Exhibit 3 to Quarterly Report on Form 10-Q dated November 14, 2003)
4.1	Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to Registration Statement on Form 10, dated July 6, 2001)
4.2	Rights Agreement between Zimmer Holdings, Inc. and Mellon Investor Services LLC, as Rights Agent, dated as of August 6, 2001 (incorporated herein by reference to Exhibit 4.1 to Current Report on Form 8-K dated November 13, 2001)
4.3	Specimen Right Certificate (incorporated herein by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.2 hereto)
4.4	Amendment No. 1 dated June 15, 2002 to the Rights Agreement dated July 30, 2001 between Zimmer Holdings, Inc. and Mellon Investor Services, LLC (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated June 17, 2002)
5	Opinion of Baker & Daniels*
8	Opinion of Drinker Biddle & Reath, LLP*
23.1	Consent of PricewaterhouseCoopers LLP concerning financial statements of Zimmer Holdings, Inc.
23.2	Consent of PricewaterhouseCoopers AG, Zurich, concerning financial statements of Centerpulse AG
23.3	Consent of Baker & Daniels (included in the Opinion of Baker & Daniels in Exhibit 5)*
23.4	Consent of Drinker Biddle & Reath, LLP (included in the Opinion of Drinker Biddle & Reath, LLP in Exhibit 8)*
23.5	Consent of Morgan Stanley & Co. Incorporated
24.1	Powers of Attorney (set forth on signature page)
99.1	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*
99.2	Press Release of Zimmer Holdings, Inc., dated November 24, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing dated November 24, 2003)
99.3	Form of Proxy

*	To be filed by amendment.

      (b) Financial Statement Schedules.

      Not Applicable

      (c) Report, Opinion or Appraisal.

      Not Applicable

Item 22.	Undertakings.

      a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      c. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) The registrant undertakes that every prospectus (1) that is filed pursuant to paragraph (1) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      d. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      e. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      f. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warsaw, State of Indiana, on December 22, 2003.

ZIMMER HOLDINGS, INC.

By:	/s/ J. RAYMOND ELLIOTT

J. Raymond Elliott
Chairman of the Board,
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints J. Raymond Elliott, Sam R. Leno and David C. Dvorak, and each of them individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to execute and sign any and all amendments (including post-effective amendments) or supplements to this registration statement, and to file the same, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission or any regulatory authority, giving and granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or amendments or supplements thereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ J. RAYMOND ELLIOTT J. Raymond Elliott	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2003

/s/ SAM R. LENO Sam R. Leno	Executive Vice President, Corporate Finance and Operations and Chief Financial Officer (Principal Financial Officer)	December 22, 2003

/s/ JAMES T. CRINES James T. Crines	Senior Vice President, Finance/ Controller (Principal Accounting Officer)	December 22, 2003

/s/ LARRY C. GLASSCOCK Larry C. Glasscock	Director	December 22, 2003

Signatures	Title	Date

/s/ REGINA E. HERZLINGER Regina E. Herzlinger	Director	December 22, 2003

/s/ JOHN L. MCGOLDRICK John L. McGoldrick	Director	December 22, 2003

/s/ AUGUSTUS A. WHITE III Augustus A. White III	Director	December 22, 2003

EXHIBIT INDEX

Exhibit
Number	Description

2	Agreement and Plan of Merger among Zimmer Holdings, Inc. Bedrock Merger Corp. and Implex Corp. (included as Annex A in the prospectus/proxy statement included as part of this Registration Statement)
3.1	Restated Certificate of Incorporation of Zimmer Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K dated November 13, 2001)
3.2	Certificate of Designations of Series A Participating Cumulative Preferred Stock of Zimmer Holdings, Inc., dated as of August 6, 2001 (incorporated herein by reference to Exhibit 3.2 to Current Report on Form 8-K dated November 13, 2001)
3.3	Restated By-laws of Zimmer Holdings, Inc., as amended (incorporated herein by reference to Exhibit 3 to Quarterly Report on Form 10-Q dated November 14, 2003)
4.1	Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to Registration Statement on Form 10, dated July 6, 2001)
4.2	Rights Agreement between Zimmer Holdings, Inc. and Mellon Investor Services LLC, as Rights Agent, dated as of August 6, 2001 (incorporated herein by reference to Exhibit 4.1 to Current Report on Form 8-K dated November 13, 2001)
4.3	Specimen Right Certificate (incorporated herein by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.2 hereto)
4.4	Amendment No. 1 dated June 15, 2002 to the Rights Agreement dated July 30, 2001 between Zimmer Holdings, Inc. and Mellon Investor Services, LLC (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated June 17, 2002)
5	Opinion of Baker & Daniels*
8	Opinion of Drinker Biddle & Reath, LLP*
23.1	Consent of PricewaterhouseCoopers LLP concerning financial statements of Zimmer Holdings, Inc.
23.2	Consent of PricewaterhouseCoopers AG, Zurich, concerning financial statements of Centerpulse AG
23.3	Consent of Baker & Daniels (included in the Opinion of Baker & Daniels in Exhibit 5)*
23.4	Consent of Drinker Biddle & Reath, LLP (included in the Opinion of Drinker Biddle & Reath, LLP in Exhibit 8)*
23.5	Consent of Morgan Stanley & Co. Incorporated
24.1	Powers of Attorney (set forth on signature page)
99.1	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*
99.2	Press Release of Zimmer Holdings, Inc., dated November 24, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing dated November 24, 2003)
99.3	Form of Proxy

*	To be filed by amendment.